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XIAOJU KUAIZHI INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 10, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Xiaoju Kuaizhi Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable (Translation of Registrant's name into English)
Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

No. 1 Block B, Shangdong Digital Valley
No. 8 Dongbeiwang West Road
Haidian District, Beijing
People's Republic of China
+86 10-8304-3181
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Center, Tower II 46/F, 1539 Nanjing West Road Shanghai The People's Republic of China +86 21-6193-8200	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company    ☐

              If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Class A ordinary shares, par value US$0.00002 per share(2)(3)	US$100,000,000	US$10,910

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-                  ). Each American depositary share represents             Class A ordinary shares.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated              , 2021

American Depositary Shares

Xiaoju Kuaizhi Inc.

Representing             Class A Ordinary Shares

          This is the initial public offering of American depositary shares, or ADSs, of Xiaoju Kuaizhi Inc.

          We are offering             ADSs. Each ADS represents             of our Class A ordinary shares, par value US$0.00002 per share.

          Prior to this offering, there has been no public market for our ADSs or our ordinary shares. We intend to list the ADSs on the [Nasdaq Stock Market/New York Stock Exchange] under the symbol "DIDI."

          Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares.           ,            and their respective affiliates will beneficially own all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute          % of our total issued and outstanding ordinary shares and         % of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to           votes and is convertible into one Class A ordinary share at any time by the holder thereof.

          See "Risk Factors" beginning on page 24 to read about factors you should consider before buying the ADSs.

PRICE US$              PER ADS

          Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$	US$
Underwriting discount and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)
For a description of the compensation payable to the underwriters, see "Underwriting."

          To the extent the underwriters sell more than             ADSs, the underwriters have a 30-day option to purchase up to an additional             ADSs from us at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the ADSs against payment in U.S. dollars to purchasers on or about             , 2021.

Goldman Sachs (Asia) L.L.C.	Morgan Stanley	J.P. Morgan
(in alphabetical order)
China Renaissance

Prospectus dated             , 2021

DiDi

Make Life Better by Transforming Mobility

小桔充电

The World's Largest Mobility Technology Platform(1)

15
Countries

Nearly 4,000 Cities, Counties and Towns(2)

493
MM

Annual Active Users in LTM1Q2021(3)(4)

15
MM

Annual Active Drivers in LTM1Q2021(3)(4)

41
MM

Average Daily Transactions in LTM1Q2021(3)(4)

341Bn
RMB

GTV in LTM1Q2021(3)(4)

600Bn+
RMB

Driver Income from 2018 to 1Q2021(5)

Notes:

1. According to China Insights Consultancy (CIC)
2. As of March 31, 2021
3. Total platform, excluding community group buying
4. In the twelve months ended March 31, 2021
5. Mobility service in China and International

DiDi

We Are Building the Future of Mobility

Taxi
Express
Luxe
Enterprise Solutions
Autonomous Driving
Electric Mobility
Auto Solutions
Shared Mobility
Chauffeur
Financial Services
Food Delivery
E-Bike
Bike
Premier
Carpooling
Community Group Buying
Hitch
Intra-city Freight
Piggy Express
Electric Charging

Deliver Superior Consumer Experience by Empowering Drivers

Increased Income
More Flexibility
More Driver Supply
Liquidity Network
Shared Mobility
More Rider Demand
Less Wait Time
Lower Cost per km
Increase and Improve Supply
Increased Savings from Scale Effect
Lower Operating Cost for Drivers
Driver Enablement Network
Auto and Electric Mobility Solutions
More Driver Supply
Higher Earnings for Drivers and Our Platform
Auto Solutions
Electric Mobility Solutions
Maintenance & Repair
Refueling
Leasing
Electric Charging
Customized Vehicles
Driving EV Adoption

DiDi

Our Commitment to People, Communities and the Planet

Safety First

#1 priority
continual investment
in safety

Flexible Income Opportunities

15MM+ people earned income from DiDi platform globally[1]

Diversity and Inclusion

2.8MM+ female drivers[2]
37% female employees[2]
First diversity committee among Chinese internet companies[3]

Combatting COVID-19

11MM free masks and sanitizers[4]
Global Vaccination Support Fund for 14 countries[5]

Sustainable Mobility

5.2MM bikes[2] and 2MM electric bikes[2]

1MM+ electric vehicles[4]
38% EV mileage in China accumulated on DiDi platform[6]

Notes:
1. In the twelve months ended March 31, 2021
2. As of March 31, 2021
3. According to China Insights Consultancy (CIC)
4. As of Dec 31, 2020
5. Since January, 2021
6. As % of total EV mileage in China in 2020

          You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

          We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

          Until              , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 Founders' Letter

          Our journey started on the streets of Beijing.

Will:

          I still remember that wintery night in Beijing in 2012. It was snowing hard. My jacket was no match for the wind. I wasn't alone. There was a long line of freezing people, ahead of and behind me, all waiting with growing frustration for a taxi to take them home. This was a common experience for me since, like most Beijingers, I never had a driver's license. This night was different for me. Unlike the other people in line, I was not frustrated because I had a plan. We launched DiDi that year with the simple goal of making it easier for people to hail a taxi. By the end of that year, DiDi was already helping 100,000 people a day, including myself, to get home and out of the cold more easily.

Jean:

          I moved back to Beijing from Hong Kong with my three kids in 2012. They were quick to connect with their new community. They made friends and had school, activities, and so much more every day. They were constantly on the move around the city. In the first few months, since we couldn't get a license plate, we couldn't own a car. As a result, I lived with a constant gnawing anxiety of being stuck somewhere with them on a rainy day or a snowy night with no way to get home. That's when I met Will. I was exhilarated to learn about his plan to make all of this easier by transforming mobility in ways both small and grand. After meeting his family (I had to make sure he was also a nice person, not just a smart one!), I quit my job and began our journey together.

          The path since then has not been easy but it has been incredibly rewarding. As we look ahead, we know that there is so much more that we and DiDi can do to improve people's lives by making mobility better.

Our Early Days

          People are constantly on the move. But doing so is increasingly stressful and expensive, especially in big cities. We experienced firsthand just how trapped you can feel when you don't have easy access to transportation. We started DiDi because we believed that if we could all count on being able to find a convenient, comfortable and affordable ride — anytime, anywhere — life would be so much better.

          Though at the outset, we focused only on a better way to hail taxis, we did not stop there. In our first five years, we built a platform to provide people with transport offerings for just about any mobility need. These included traditional ride-sharing, bikes and e-bikes, "Hitch", chauffeur and luxury limos.

          Despite intense competition, we emerged as the world's largest mobility platform by early 2018, helping more than 20 million people get to where they wanted to go every day.

          We felt good about ourselves.

Our Darkest Days

          That's when we met our biggest challenge yet.

          In the summer of 2018, two tragic safety incidents occurred on our "Hitch" platform. These shook us to our core. We felt an immense sense of sadness and responsibility and began a period of deep self-reflection.

          We first realized that our business is fundamentally different from other Internet platforms. We don't just connect people with information or merchandise. Instead, we do something far more important — we transport people, including mothers, fathers, grandparents, and children. That means we are responsible for the most precious thing of all — their lives.

          From there, it was obvious that we had to make the difficult, but necessary and correct decision to shift our focus entirely from growth to the safety and welfare of the people who rely on us — our consumers and drivers.

          We started by listening. The two of us attended many of the hundreds of round tables across the country that we hosted with our drivers and consumers. Based on the feedback from our community, we knew that it would take some heavy lifting to get this right and we were committed to doing just that.

          As a result, we transformed our approach. We made significant changes to our driver onboarding process, including enhanced background checks. We also re-designed more than 200 product features and installed smart devices with telematics and other functions as well as safety hardware into DiDi cars across the country. We also established a physical safety "SWAT" team that could get to any city in China within a few hours to respond to safety incidents on the ground.

          The heavy lifting was worth it. Following these changes, we saw a massive drop in the number of criminal incidents per million rides on our platform as well as significant declines in the number of in-car disputes and traffic accidents.

Our Realization and Path to the Future

          We didn't just stop there. Our ongoing conversations with drivers and consumers helped us understand just how much further we needed to go on this journey.

          We learned about the many challenges, big and small, affecting our drivers and passengers. For example, we heard feedback about uncomfortable seats (clearly not made for long hours), and the need to get climate control right for both parties. We came to better understand and appreciate the persistent challenge of drivers needing to earn more and passengers wanting to pay less. Finally, we felt people's recognition of and deeper anxieties around worsening air pollution and the broader environmental impact of having so many gas guzzling cars on the roads.

          Once we better understood the problems, we set out to find solutions for these difficult problems. We came to the realization that we needed to truly transform mobility and break the mold. Besides building and maintaining the network that we had built and continuously improving safety, we realized that we had to transform the very nature of the vehicles at the heart of our business. That's when we decided to build our own electric cars designed for ride-sharing, to continue investing in autonomous technology and to establish the infrastructure to support this new generation of vehicles. We believe that this represents a unique approach with significant benefits all around — for drivers, consumers and the planet.

          First, due to their lower operating and fuel costs, electric vehicles (EVs) enable higher earnings for drivers, and lower costs for riders. We are already seeing these benefits in significant ways in China. By designing these vehicles ourselves, we can also ensure that the seats are comfy, the climate control a breeze, and the quality better with better durability and lower need for maintenance. We accomplished this already in our inaugural vehicle, the D1. By introducing more vehicles like the D1 for shared mobility, we will also contribute to significant reductions in carbon emissions as our countries and cities strive towards carbon neutrality.

          Second, autonomous technologies will provide more cost savings, environmental benefits, greater convenience and the most significant transportation safety enhancements we're likely to see in our lifetime. We believe that this will incentivize many more people to start using, or embrace fully, ride hailing in the decades to come. We believe the result will be an increase in the penetration of shared mobility from two percent today to 24% within twenty years, and higher in the years beyond which will only create a greater and more valuable ecosystem for drivers, passengers and other stakeholders.

Our Responsibility and Commitment to Our Partners

          A commonly-held belief is that these changes will be bad for our driver partners. We think the opposite is true. We believe drivers will always be needed on our platform and that our interests are aligned. We only do well if they do as well.

          In fact, drivers are already benefiting from the early implementation of these changes, particularly our investments in EV. Drivers are earning more as their costs are coming down. Additionally, the shift to autonomous does not mean drivers will be replaced. We believe autonomous technologies will support drivers in meeting the significant growth in demand that lies ahead. Additionally, the growth of autonomous vehicles will also create additional jobs.

          But we know that opportunity alone is not enough. That's why we have always sought to improve the earnings and benefits for our partners. We have always started by listening via regular feedback sessions, and over the years have implemented a number of industry leading benefits and support measures — from buddy systems to bolster physical well-being programs, to scholarships for the children of drivers to help them attend some of China's top universities.

          We are committed to treating our partners with respect, while providing the opportunities and support they need and deserve. As changes take place over the coming decades, we will continue to invest in and work with them.

Going Global and Beyond Mobility

          We aspire to become a truly global technology company. While our business started in China, we believe we can help make life better for many more people around the world in a similar way. What we have learned and built is relevant across the globe — in Latin America, Russia, South Africa or anywhere where affordable, safe and convenient mobility is valuable.

          Over the past three years, we have launched operations in 14 countries, hired thousands of incredible local employees across Africa, Asia-Pacific, Europe and Latin America and dedicated hundreds of engineers to our international business. By leveraging our expertise, while also adapting everything we do to the unique needs of local markets, we are already improving the lives of more than 60 million people outside of China. At the same time, we are helping millions of drivers around the world earn a good wage and support their families.

          We have also been launching businesses that fit well with our technological and operational experience and advantage at building marketplaces that improve the lives of urban inhabitants. These include intra-city freight, community group buying and food delivery. These businesses, while still nascent, allow us to create a platform that better addresses people's daily essential needs.

Our Team, Our Culture, Our Vision

          Our team and the culture we've created has been critical to our success. Over the past nine years, we have experienced many ups and downs. We have faced intense competition, serious safety incidents and the ongoing COVID-19 crisis. But through all of these challenges, we learned and grew as a team. We have built a team that is smart, resilient, diverse and authentic. Most importantly, our team is dedicated to our vision for the future of mobility and excited by the role that we can play in improving peoples' lives by making mobility better.

          If you ask anyone at DiDi what motivates them every day, they would respond in a strikingly similar fashion. They will talk about helping to build a world where everyone, including the elderly and the disadvantaged, can enjoy a safe and convenient ride in a sustainable way. This would allow for a world where safety incidents, air pollution, traffic jams, and endless car parks are consigned to the past. It would make getting stranded on the side of the road on a snowy night, just trying to find a way home, nothing more than a story parents tell their kids as they reminisce about the past.

          We believe in that world. In a "future mobility" world, where our cities are lovely and livable, and our lives are easier and better.

          Until then, we will work hard every day to make that dream come true.

Founders

Will Wei Cheng Chairman and CEO	Jean Qing Liu President

v

 PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs. This prospectus contains information from two reports prepared by independent research firms we commissioned regarding our industry and our market position, including one prepared by China Insights Industry Consultancy Limited, or CIC, and one prepared by iResearch Consulting Group, or iResearch. These two reports are dated April 9, 2021.

Who We Are

          Our mission is to make life better by transforming mobility.

          We are the world's largest mobility technology platform. We reimagine urban living using transformative technologies to make mobility safe, affordable, convenient, and sustainable. We have been strategically building four key components of our platform that work together to improve the consumer experience: shared mobility, auto solutions, electric mobility and autonomous driving. We are the go-to brand in China for shared mobility, providing consumers with a comprehensive range of safe, affordable and convenient mobility services, including ride hailing, taxi hailing, chauffeur, hitch and other forms of shared mobility. Globally, we operate in nearly 4,000 cities, counties and towns across 15 countries. Our global platform provided services to over 493 million annual active users and powered 41 million average daily transactions for the twelve months ended March 31, 2021.

Our Vision

          We envision a world where AI and big data power a shared, electric, smart, and autonomous mobility network.

          As urban populations grow denser, demand for convenient, affordable and efficient mobility becomes increasingly difficult to satisfy. The existing transportation paradigm must change. Many cities cannot provide the road and parking infrastructure needed to support growing private vehicle ownership. At the same time, consumption upgrades and the evolving preferences of younger generations are shifting demand to shared mobility.

          We believe that a new mobility paradigm based on a shared mobility network augmented by renewable energy and autonomous driving is the future. It has the power to improve everyday life and unlock economic progress by fulfilling fundamental needs of urban populations.

Our Market Opportunity

          The new mobility paradigm is expected to significantly increase the already massive mobility market opportunity. Mobility was a US$6.7 trillion market worldwide in 2020, but shared mobility and electric vehicle penetration were respectively 2% and 1% globally. The increasing adoption of electric vehicles and the commercialization of autonomous driving will further catalyze the growth of mobility, particularly shared mobility. We expect the shift from traditional mobility such as private cars and public transportation to shared mobility to further accelerate. The global mobility market is expected to reach US$16.4 trillion by 2040, by which time the penetration of shared mobility and electric vehicles is expected to have increased to 23.6% and 29.3%, respectively, according to CIC.

          We believe China is the best starting place for realizing our vision for mobility. China's massive and urbanizing population presents opportunities for new mobility services. This will accelerate the rapid development of shared mobility and transform urban living. China's mobility market is expected to reach US$3.9 trillion by 2040, by which time the penetration of shared mobility and electric vehicles is expected to have increased to 35.9% and 50.2%, respectively, according to CIC. Additionally, our model for mobility is applicable across the world. We have applied our expertise to 14 international markets outside of China where we currently provide localized services. According to CIC, the shared mobility market in Latin America, EMEA, and APAC (excluding China and India) reached US$41 billion in 2020, and is expected to reach US$117 billion in 2025, representing a compound annual growth rate, or CAGR, of 23.2%.

Our Scale

          Our business has achieved significant scale since our founding over nine years ago, as shown above. In addition, Platform Sales, an operating metric used to measure performance and compare our China Mobility and International segments on a like-for-like basis, has grown in the past three years, despite the impact of the COVID-19 pandemic and other external factors. Platform Sales for our China Mobility and International segments increased from RMB18.7 billion in 2018, to RMB24.2 billion in 2019 and further to RMB34.7 billion (US$5.3 billion) in 2020, representing a CAGR of 36.0%. For the three months ended March 31, 2021, we had Platform Sales of RMB11.1 billion (US$1.7 billion) for our China Mobility and International segments. We derived 93.4% of our Platform Sales from China and 6.6% from other countries for both 2020 and the three months ended March 31, 2021.

Our Financial Results

          Our revenues were RMB135.3 billion, RMB154.8 billion and RMB141.7 billion (US$21.6 billion) in 2018, 2019 and 2020, respectively, and RMB42.2 billion (US$6.4 billion) for the three months ended March 31, 2021. Our net loss was RMB15.0 billion, RMB9.7 billion and RMB10.6 billion (US$1.6 billion) in 2018, 2019 and 2020, respectively. We had net income of RMB5.5 billion (US$0.8 billion) for the three months ended March 31, 2021. Our Adjusted EBITA (non-GAAP) was losses of RMB8.6 billion, RMB2.8 billion and RMB8.4 billion (US$1.3 billion) in 2018, 2019 and 2020, respectively, and a loss of RMB5.5 billion (US$0.8 billion) for the three months ended March 31, 2021. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure."

We Are Building the Future of Mobility

          We are obsessed with delivering the best consumer experience. To progress from the mobility paradigm of today to that of the future, we have been strategically building four key components that work together to improve the consumer experience:

  •
  shared mobility;

  •
  auto solutions;

  •
  electric mobility; and

  •
  autonomous driving.

          When we founded our business, we focused on building an on-demand shared mobility network that connects consumers with drivers. As we scale our network, we have been developing technology to solve problems of enormous complexity in real time and gaining operational expertise and consumer insights. These are critical to managing a localized, on-demand and dynamic mobility network that grows increasingly complex over time.

          We went one step further. We added an array of auto solutions such as leasing, refueling, maintenance and repair. These help drivers lower their operating costs, which increases the supply on our network and helps us more efficiently meet demand at an ever larger scale.

          Electric mobility is the next key component of our vision. Electric vehicles cost less to operate per kilometer traveled and make shared mobility more affordable and sustainable. We promote electric mobility to increase the supply and quality of vehicles and bikes. We have also built a nationwide charging network as supporting infrastructure. Finally, through collaboration with our partners, we have successfully launched the world's first electric vehicle purpose-built for shared mobility. All of these improve the overall shared mobility user experience.

          Autonomous driving is the pinnacle of our design for future mobility. It makes mobility safer, more affordable and more efficient and enables us to more flexibly manage vehicle supply to meet demand. We are a leader in the development of autonomous driving. Our advantages are built on our experience in operating a shared mobility platform at tremendous scale as well as our massive repository of real-world traffic data, which is not easily replicable.

          The following diagram illustrates how we are building the future of mobility.

2040E
Global Penetration(1)
24% in Shared Mobility
29% in Electric Vehicle
US$16.4Tn Global Mobility Market Size
2020
Global Penetration(1)
2% in Shared Mobility
1% in Electric Vehicle
2012
Autonomous Driving
Hybrid Dispatch
Purpose-built Electric Vehicles
Electric Vehicles
Private Cars
Transforming Ownership Model
Shared Mobility

Note:
1. According to CIC

  Shared Mobility: Massive Platform for Innovative Mobility Services

          We started our mobility business in China nine years ago. We have become the world's largest mobility technology platform by annual active users and by average daily transactions for the twelve months ended March 31, 2021, according to CIC.

          In China, we are the go-to brand for shared mobility and provide consumers with a comprehensive range of safe, affordable and convenient mobility services. Our services include ride hailing, taxi hailing, chauffeur, hitch, and other forms of shared mobility. We had 377 million annual active users and 13 million annual active drivers in China for the twelve months ended March 31, 2021, as well as 156 million average monthly active users for the three months ended March 31, 2021. We facilitated 25 million average daily China Mobility transactions for the three months ended March 31, 2021.

          Since early 2018, we have expanded our platform globally to strategically selected markets with similar challenges and opportunities. We leverage the technology and expertise that we gained from building and scaling the shared mobility network in China to create localized solutions that fit the needs of consumers in these new markets. The average daily transactions facilitated on our platform outside of China increased at a CAGR of 58.9% from 1.8 million for the three months ended March 31, 2019 to 4.6 million for the three months ended March 31, 2021, while annual active users outside of China increased at a CAGR of 63.5% from 23 million for the twelve months ended March 31, 2019 to 60 million for the twelve months ended March 31, 2021.

          Globally, we operate in nearly 4,000 cities, counties, and towns across 15 countries. Our Core Platform GTV, which refers to the GTV of our China Mobility and International segments, reached RMB244.2 billion (US$37.3 billion) for the twelve months ended March 31, 2021. The size and reach of our platform opens up exciting new possibilities to tackle some of the most complex mobility problems at scale.

  Auto Solutions: Empowering Drivers

          In 2018, we launched auto solutions in China to support the growth of shared mobility by increasing our ability to bring drivers and vehicles onto our platform. We partner with leasing companies and financial institutions to help drivers obtain vehicles. As of March 31, 2021, we had the largest vehicle leasing network in China, according to CIC, with around 3,000 vehicle leasing partners and over 600,000 leased vehicles. As of March 31, 2021, the average leasing price for the top 10 car models leased through our auto solutions was approximately 20% lower than the cost for a driver to lease directly from a leasing company, according to CIC.

          We also help lower the ongoing operating costs for drivers and increase their earning potential. We provide drivers with access to fuel discounts at over 8,000 refueling stations in our network as well as to a network of maintenance and repair shops as of March 31, 2021. Our auto solutions, widely used by drivers, are an important part of our mobility platform. In 2020, around three million of the drivers on our platform used at least one of our auto solutions. By helping drivers obtain vehicles and lowering their operating costs, our auto solutions make joining our platform more compelling. According to CIC, in 2020, we have established the largest auto solutions network among mobility platforms globally, in terms of transaction value.

  Electric Mobility: Lowering Cost and Driving Sustainable Mobility

          Electric vehicles are a natural fit for shared mobility. The benefits of lower operating and maintenance costs for electric as compared to fossil fuel vehicles are amplified with greater usage and higher mileage from shared mobility. We make owning and maintaining electric vehicles easier by helping drivers to lease them through our partners and providing drivers with nationwide support services. The cost advantage and convenience of electric vehicles will continue to increase as technology and the supporting infrastructure develop.

          We have the world's largest network of electric vehicles on our platform by number of electric vehicles as of December 31, 2020, according to CIC. There were over one million electric vehicles, including new energy vehicles and hybrid electric vehicles, registered on our platform as of December 31, 2020. During the same period, electric vehicles providing shared mobility services on our platform accounted for approximately 38% of the total electric vehicle mileage in China.

          To support the large fleet of electric vehicles on our platform, we have built the largest electric vehicle charging network in China, with over 30% market share of total public charging volume in the first quarter of 2021, according to CIC. We partner with owners and operators of charging infrastructure to grow our network in an asset-light and scalable manner.

          Based on our extensive operational experience, we have gained deep insights into the needs of both consumers and drivers. These insights gave us the confidence to design and develop the D1, the world's first electric vehicle purpose-built for shared mobility. The D1 offers an enhanced passenger experience by providing an ergonomic, comfortable, and fun space in which to ride. The D1 also provides drivers with a better driving experience, increased operating efficiency, and improved safety. We launched the D1 in November 2020 and there are close to a thousand vehicles operating commercially today. We plan to launch new models of electric vehicles and grow the number of our custom-designed electric vehicles in our leasing network in the future. We also provide consumers with access to shared e-bikes on our platform as a short-distance transportation alternative.

  Autonomous Driving: Transforming Mobility

          Autonomous driving is the key to the future of mobility. It has the potential to meaningfully improve safety by significantly reducing the risk of accidents. Autonomous driving also improves vehicle utilization by allowing cars to operate throughout the day, therefore increasing supply and reducing the cost of transportation. We are building a full-suite autonomous solution that combines world-leading technology with commercial operations for both mobility and shared mobility deployment.

          We are developing Level 4 autonomous driving technology and the operating system for an autonomous fleet with our team of over 500 members. Our technology is powered by the world's largest repository of real-world traffic data from our shared mobility fleet. This data is analyzed with our state-of-the-art AI technology whose algorithms power key features of autonomous driving such as localization, prediction, and vehicle control. Additionally, our high-definition mapping capabilities allow us to create and update digital city landscapes in close to real time.

          We combine our technological advantage with our operational knowhow from ride hailing to develop a commercially viable autonomous driving solution. We currently operate a fleet of over 100 autonomous vehicles and also partner with multiple leading global automakers to test our autonomous driving hardware and software in their vehicles. Our existing platform and infrastructure can also be utilized for autonomous driving. For example, we will deploy our autonomous fleet alongside driver-operated vehicles to offer shared mobility with hybrid-dispatching based on specific trip conditions. Additionally, charging stations on our network can also serve autonomous vehicles. We were among the first companies to obtain a passenger-carrying service license for an autonomous fleet in Shanghai.

  Other Initiatives: Leveraging Our Network, Technology and Operational Expertise

          We are selectively expanding our services to better address consumers' essential daily needs beyond personal, four-wheeled transport. In particular, we leverage our localized operational knowhow, core mobility technologies, and infrastructure to improve additional aspects of urban life. In China, we offer bike and e-bike sharing to provide consumers with an additional short-distance urban transport alternative; we also launched intra-city freight to bring our strengths in operating an on-demand mobility network to the movement of goods; and through community group buying, we connect local communities to groceries and goods by improving supply chain and the efficiency of logistics.

Our Strengths

          The following strengths have enabled us to become who we are today and will support our continued success:

  •
  Our leadership.  We are the world's largest mobility technology platform according to CIC, providing services to over 493 million annual active users on our platform and facilitating 41 million average daily transactions for the twelve months ended March 31, 2021.

  •
  Our dual flywheel.  We have designed our shared mobility network and our auto and electric mobility solutions to create a dual flywheel of shared mobility and driver enablement. For shared mobility, as more drivers join our platform, the wait time and cost for riders decrease. For driver enablement, the more we help drivers lower their operating costs and improve their efficiency through our auto and electric mobility solutions, the more economics there are to be shared between drivers and our platform, which in turn attracts more drivers.

  •
  Our brand.  We are the go-to brand for mobility services and the partner of choice for consumers, drivers and businesses in China. The strength of our brand allows us to quickly and successfully launch and scale a comprehensive suite of mobility products and services that cater to different consumer demographics, needs and budgets.

  •
  Our deep operational experience.  We develop and refine much of our core technology centrally and utilize our global knowhow and experience to optimize city-level operations. Our expertise at the central level allows us to tackle some of the most complex operational challenges. In addition, we provide local city teams with significant responsibility and flexibility to apply their own local knowledge to pilot new operational strategies. With deeply rooted local operational teams, we can quickly respond to changing external conditions.

  •
  Our technology and data.  We have a technology and data advantage due to our massive driver and consumer base, large transaction volume, and fleet of shared mobility vehicles. This allows us to accumulate data to power and improve our technology. We have one of the largest research and development teams among technology companies, with approximately 7,000 research and development personnel. We have developed a technology and data stack from the ground up that optimizes the movement of people and goods.

  •
  Our team.  We have a strong corporate culture with a shared purpose. During the nine years since our founding, we have experienced rapid growth and expansion as well as challenges and setbacks. We have cultivated a humble, resilient, honest and authentic company culture while maintaining our strong passion and commitment to delivering the best consumer experience.

How We Approach the Future

          We pursue the following strategies for a better future:

  •
  Serve consumers better and increase penetration of shared mobility.  We plan to continue to invest in delivering a better value proposition for consumers.

  •
  Serve drivers better and reduce the cost of mobility.  We will continue to seek ways to help drivers make a better living by lowering their operating costs, increasing their income stability, enabling them to work flexible hours, and fostering a safe, respectful and positive operating environment.

  •
  Drive adoption of electric mobility.  We will continue to drive adoption of electric mobility, building on our position today as the largest network of electric vehicles and the largest electric vehicle charging network operator by charging volume in China.

  •
  Invest in technology and artificial intelligence to drive the future of mobility.  We plan to continue to invest in transformative mobility technologies that optimize the movement of people and goods to increase the value proposition of shared mobility to consumers.

  •
  Expand our presence and innovative businesses to selected international markets.  Our expertise in building a mobility services network in China allows us to be successful globally, as certain markets around the world have similar characteristics and opportunities to China.

Commitment to People, Communities and the Planet

          We are committed to the well-being of people, communities, and the planet.

  •
  Safety first.  We invest heavily every day in building the best safety tools, processes and technology to make our mobility services the safest possible mode of transportation.

  •
  Flexible income opportunities.  We promote inclusive growth by providing drivers the opportunity to work on their own schedule while maximizing their income.

  •
  Diversity and inclusion.  We have provided flexible work opportunities and additional income sources to a diverse group of drivers, including over 2.8 million women globally. We were the first among Chinese internet companies to establish a diversity and inclusion network and committee, according to CIC.

  •
  Sustainable mobility.  We strive to contribute to the environment through increased road efficiency and promotion of electric mobility.

  •
  Combatting COVID-19.  We partnered with communities to fight the COVID-19 pandemic by helping frontline healthcare workers keep moving even as much of the world ground to a sudden halt. By the end of 2020, we had provided more than 6 million free or discounted rides to frontline healthcare workers and distributed more than 11 million free mask and sanitizer kits to drivers on our platform. Further, we set up a Special Coronavirus Relief Fund to support drivers and couriers affected by COVID-19.

Growth Drivers of Our Industry

  Growth Drivers of Demand for Shared Mobility

  •
  Better consumer experience.  Shared mobility provides a better consumer experience, including affordability, convenience with flexibility and user enjoyment. Compared to private car ownership, shared mobility lowers the overall cost of transportation. CIC estimates that the cost of ride hailing for a rider in China in 2020 was RMB2.9 per kilometer compared to RMB4.1 per kilometer for owning and operating a fossil fuel-powered vehicle.

  •
  Urbanization and regional economic growth.  The ongoing expansion of cities into urban clusters together with continued regional economic growth is expected to drive the urbanization rate to 70% in 2030 in China, adding an additional 200 million city residents by 2030, according to CIC. The growing urban population is expected to increase city density, promote consumption, and prefer a new way of urban living supported by on-demand networks. According to CIC, user penetration for shared mobility, defined as average monthly active users as a percentage of total population, among Tier 3 and below cities in China was approximately 7% in the fourth quarter of 2020, compared to 24% in Tier 1 and

    Tier 2 cities. This represents a massive opportunity for expansion, especially in lower tier cities.

  •
  Consumption upgrade.  The improvement in Chinese consumers' standards of living has led to higher consumption standards and shifting consumption preferences from essential physical goods to services and experiences. For mobility, people are demanding safer and higher quality options, which would promote the growth of shared mobility.

  •
  Generational preference shift.  Shared mobility is increasingly preferred by younger generations due to its convenience, quality and the ability for riders to multitask or avoid the stress of driving. Mobility consumption habits of younger generations today will be increasingly important as time passes. These consumers will make up a core part of Chinese consumers, and they will have the ability to influence generations that follow.

  •
  Favorable regulations and guidance.  Limits on private car ownership and driving continue to increase in China's most developed and populous cities, as rapid economic development combined with large populations strain existing road infrastructure. Such regulatory policies and government guidance are beginning to be introduced to Tier 3 cities as well.

  Growth Drivers of Supply for Shared Mobility

          The drivers of supply of shared mobility include the transformation of the mobility value chain, electric mobility, and autonomous driving. These all help reduce the cost per kilometer of mobility and result in savings for consumers, drivers and shared mobility platforms.

  •
  Transformation of the Mobility Value Chain.  Drivers who leverage an integrated mobility value chain can potentially lower their operating costs, enjoy better quality service as well as ease the overall ownership experience of vehicles. The opportunity to transform these markets is tremendous, as the total spend for leasing, refueling, maintenance and repair and others was RMB4.0 trillion (US$0.6 trillion) in China in 2020.

  •
  Electric Mobility.  The future of mobility will be electric due to its ability to lower the cost per kilometer of transportation and the resulting dramatic reduction in carbon emissions compared to vehicles with internal combustion engines. According to CIC, electric vehicles are expected to account for 29% of total vehicles in the world and over 50% in China by 2040.

    The benefits of electric vehicles are more pronounced when applied to shared mobility, as lower costs over time from increased vehicle utilization offset higher upfront cost for electric vehicles compared to vehicles with internal combustion engines. It is estimated that from the driver's perspective, the cost per kilometer for shared mobility for vehicles with internal combustion engines today is RMB1.1 per kilometer while cost per kilometer for shared mobility with an electric vehicle is RMB0.8. Accordingly, the penetration of electric vehicles as a percentage of total shared mobility in terms of both numbers of electric vehicles and driving mileage is increasing. In 2020, 42.9% of all electric vehicle mileage driven in China, including new energy vehicles and hybrid electric vehicles, was for shared mobility.

    The growth in electric vehicle adoption is also correlated to increases in charging devices and charging volumes. The total expenditure on electric charging in China rapidly increased to RMB10.2 billion (US$1.6 billion), in 2020, and is expected to reach RMB53.7 billion (US$8.2 billion) by 2025 at a CAGR of 39.4%, according to CIC.

  •
  Autonomous Driving.  Autonomous driving has the potential to significantly improve safety by leveraging technology for every split-second decision, removing human error that is often the cause for road accidents today. In addition, autonomous provides the opportunity to reshape the cost structure of mobility which would significantly lower the overall operating costs of vehicles and pass those cost savings along to riders and mobility platforms. Shared mobility networks are best positioned to successfully deploy autonomous driving given their tremendous scale and high vehicle utilization rates which generate enough data to advance technology and also provide enough rides to successfully commercialize the technology.

Summary of Risk Factors

          Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled "Risk Factors."

  Risks Relating to Our Business and Industry

          Risks and uncertainties related to our business and industry include, but are not limited to, the following:

  •
  If we are unable to attract or retain consumers, our platform will become less appealing to drivers and businesses, and our business and financial results may be materially and adversely impacted.

  •
  If we are unable to attract or retain drivers, our platform will become less appealing to consumers, and our business and financial results may be materially and adversely impacted.

  •
  Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and future prospects.

  •
  If we or drivers or vehicles on our platform fail to obtain and maintain the licenses, permits or approvals required by the jurisdictions where we operate, our business, financial condition and results of operations may be materially and adversely impacted.

  •
  If we fail to ensure the safety of consumers and drivers, our business, results of operations and financial condition could be materially and adversely affected.

  •
  Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding data privacy and protection. Any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences.

  •
  Maintaining and enhancing our brand and reputation is critical to our business prospects. We were subject to negative publicity in the past, and failure to maintain our brand and reputation will cause our business to suffer.

  •
  We have incurred significant losses since inception, and we may not achieve or maintain profitability.

  •
  We are making investments in new offerings and technologies, and expect to continue such investments in the future. These new initiatives are inherently risky, and we may not realize the expected benefits from them.

  •
  Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.

  Risks Relating to Our Corporate Structure

          We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

  •
  If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

  •
  The DiDi Partnership and its related arrangements may impact your ability to appoint Executive Directors and nominate certain executive officers of the company, and the interests of the DiDi Partnership may conflict with your interests.

  •
  The contractual arrangements with our VIEs and their shareholders may not be as effective as direct ownership in providing operational control.

  •
  Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

  Risks Relating to Doing Business in China

          We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

  •
  Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business, financial conditions and results of operations.

  •
  Claims and/or regulatory actions against us related to anti-monopoly and/or other aspects of our business may result in our being subject to fines, constraints on or modification of our business practice, damage to our reputation, and material adverse impact on our financial condition, results of operations and prospects.

  •
  Uncertainties with respect to the PRC legal system could adversely affect us.

  •
  Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our ADSs.

  •
  Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

  Risks Relating to Our ADSs and This Offering

          Risks and uncertainties related to our ADSs and this offering include, but are not limited to, the following:

  •
  There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

  •
  The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

  •
  The market price and trading volume for our ADSs may be adversely affected by the decisions of securities or industry analysts.

  •
  Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Corporate History and Structure

Corporate History

          We commenced our operations in 2012 through Beijing Xiaoju Science and Technology Co., Ltd., or Xiaoju Technology, and launched DiDi Dache app to provide taxi hailing services. Xiaoju Technology established a variety of subsidiaries in China to engage in our mobility services.

          In January 2013, Xiaoju Science and Technology Limited, or DiDi, was established in the Cayman Islands as our holding company. In February 2015, we renamed our holding company to Xiaoju Kuaizhi Inc. in connection with our acquisition of Kuaidi.

          The following is a summary of our key business development milestones since our inception in 2012:

  •
  In 2012, we commenced taxi hailing services.

  •
  In 2014, we introduced ride hailing services. We have expanded our ride hailing services over the years and provide a comprehensive range of services that cater to different budgets and needs today.

  •
  In 2015, we acquired Kuaidi. We rebranded our app to DiDi Chuxing.

  •
  In 2016, we acquired Uber China. In the same year, we began investing in autonomous driving.

  •
  In 2018, we launched our auto solutions. We also expanded into Brazil, followed by Mexico, and then into other countries.

  •
  In 2020, we launched the D1, our purpose-built electric vehicle for shared mobility, in cooperation with a leading electric vehicle manufacturer.

Corporate Structure

          We conduct our business primarily through our principal subsidiaries and variable interest entities, including the following principal variable interest entity and its subsidiaries as of the date of this prospectus:

  •
  Beijing Xiaoju Science and Technology Co., Ltd., or Xiaoju Technology, a limited liability company incorporated under the laws of the PRC, and its subsidiaries, including DiDi Chuxing Science and Technology Co., Ltd. and Beijing DiDi Chuxing Technology Co., Ltd., to carry out our mobility services.

          In order to comply with PRC laws and regulations, we have entered into a series of contractual arrangements in connection with our variable interest entities, including through Beijing DiDi Infinity Technology and Development Co., Ltd., or Beijing DiDi, with Xiaoju Technology, and its respective shareholders to obtain effective control over Xiaoju Technology and its subsidiaries. See "Corporate History and Structure — Contractual Arrangements with Our Variable Interest Entities" below.

          The following diagram illustrates our corporate structure, except as otherwise indicated, as of the date of this prospectus, including our principal subsidiaries and variable interest entity and other entities:

Implication of Being a Foreign Private Issuer

          We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the [NYSE/Nasdaq] listing standards. See "Risk Factors — Risks Relating to Our ADSs and This Offering — As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the [NYSE/Nasdaq] listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards."

DiDi Partnership

          We have established an executive partnership, the DiDi Partnership, to help us better manage our business and to carry out our vision, mission and values. The DiDi Partnership will be entitled to appoint Executive Directors (as defined in the Management section) and nominate and recommend candidates for certain executive officer positions of our company. Such rights may limit our shareholders' ability to influence corporate matters, including certain matters to be determined by our board of directors. The interests of the DiDi Partnership may not coincide with the interests of our shareholders. To the extent that the interests of the DiDi Partnership differ from the interests of our shareholders on certain matters, our shareholders may be disadvantaged. For more details, see "Risk Factors — Risks Related to Our Corporate Structure — The DiDi Partnership and its related arrangements may impact your ability to appoint Executive Directors and nominate certain executive officers of the company, and the interests of the DiDi Partnership may conflict with your interests."

Corporate Information

          Our principal executive offices are located at No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, People's Republic of China. Our telephone number at this address is +86 10-8304-3181. Our registered office in the Cayman Islands is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P. O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

          Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is didiglobal.com. The information contained on our website is not a part of this prospectus.

Conventions Which Apply to this Prospectus

          Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to              additional ADSs representing             Class A ordinary shares from us.

          Except where the context otherwise requires and for purposes of this prospectus only:

  •
  "ADSs" refers to our American depositary shares, each of which represents             Class A ordinary shares.

  •
  "Annual active drivers" refers to the aggregate number of drivers who completed at least one transaction on our platform in the last twelve months.

  •
  "Annual active users" refers to the aggregate number of consumers who completed at least one transaction on our platform through one of our mobile apps and mini programs in the last twelve months.

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan.

  •
  "Class A ordinary shares" refers to our Class A ordinary shares of par value US$0.00002 per share.

  •
  "Class B ordinary shares" refers to our Class B ordinary shares of par value US$0.00002 per share.

  •
  "Driver earnings" refers to the net portion of the transaction value that a driver retains.

  •
  "Driver incentives" refers to payments that we make to drivers, which are separate from and in addition to the driver earnings.

  •
  "GTV," which stands for gross transaction value, refers to the total dollar value, including any applicable taxes, tolls and fees, of completed Transactions on our platform without any adjustment for consumer incentives or for earnings and incentives paid to drivers for mobility services, merchant or delivery partners for food delivery services, or service partners for other initiatives.

  •
  "Monthly active users" refers to the aggregate number of consumers who completed at least one transaction on our platform through one of our mobile apps or mini programs in a given month.

  •
  "Platform Sales" refers to GTV less all of the earnings and incentives paid to drivers and partners, tolls, fees, taxes and others.

  •
  "RMB" and "Renminbi" refers to the legal currency of China.

  •
  "Shares" or "ordinary shares" refers to our Class A and Class B ordinary shares, par value US$0.00002 per share.

  •
  "Transactions" refers to the number of completed rides for our China Mobility segment, completed rides or food deliveries for our International segment, and completed auto solution, bike and e-bike sharing, intra-city freight and financial services transactions for our Other Initiatives segment. Transactions are counted by the number of orders completed, so a carpooling ride with two paying consumers represents two transactions, even if both consumers start and end their ride at the same place, whereas two passengers on the same ride transaction order count as one transaction.

  •
  "VIEs" refers to variable interest entities, and "our VIEs" or "our variable interest entities" refers to our variable interest entities, including our principal variable interest entity, namely Beijing Xiaoju Science and Technology Co., Ltd.

  •
  "We," "us," "our company" and "our" refers to Xiaoju Kuaizhi Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities.

          Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.5518 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2021. We make no representation that the Renminbi or U.S. dollars amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On June 4, 2021, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.3945 to US$1.00.

          This prospectus contains information derived from various public sources and certain information from two reports we commissioned regarding our industry and our market position in China, one prepared by China Insights Industry Consultancy Limited, or CIC, an independent research firm, and one prepared by iResearch Consulting Group, or iResearch, an independent research firm. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in this report. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the "Risk Factors" section. These and other factors could cause results to differ materially from those expressed in this report.

          Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

 THE OFFERING

          The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering Price	We expect that the initial public offering price will be between US$ and US$ per ADS.
ADSs Offered	ADSs
ADSs Outstanding Immediately After This Offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Class A Ordinary Shares Outstanding Immediately After This Offering	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
[NYSE/Nasdaq Stock Market] symbol	DIDI
The ADSs	Each ADS represents Class A ordinary shares. The ADSs may be evidenced by ADRs.
The depositary will hold the shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for our Class A ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional ADSs.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$              million from this offering (or US$              million if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$             per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds of this offering as follows:
• approximately 30% to invest in our technology capabilities including our shared mobility, electric vehicle, and autonomous driving technologies;
• approximately 30% to grow our presence in selected international markets outside of China;
• approximately 20% to introduce new products and expand existing offerings for the benefit of our consumers; and

•

the balance for general corporate purposes, which may include working capital needs and potential strategic investments and acquisitions, although we do not have agreements or commitments for any material investments or acquisitions at this time.

See "Use of Proceeds" for additional information.
Lock-up

We, [our directors and executive officers, and all of our existing shareholders] have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Underwriting" for more information.

Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs.
Depositary	Deutsche Bank Trust Company Americas

          The number of ordinary shares that will be outstanding immediately after this offering:

  •
  is based upon 1,126,610,369 ordinary shares outstanding as of the date of this prospectus, assuming (i) the automatic re-designation of              ordinary shares held by             into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the automatic re-designation of all of our remaining issued and outstanding ordinary shares and authorized and unissued ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering, and (iii) the automatic re-designation of all of our issued and outstanding Series B-1 preferred shares into Class A ordinary shares on a one-for-three basis and the automatic re-designation of all of our other issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

  •
  assumes no exercise of the underwriters' option to purchase additional ADSs representing Class A ordinary shares;

  •
  excludes 42,057 repurchased by us and not yet cancelled;

  •
  excludes shares that we may issue upon exercise of one-off exit rights that we granted to certain investors in connection with historical financings by our subsidiaries as described under "Description of Share Capital — History of Securities Issuances — Subsidiary Financings;"

  •
  excludes             Class A ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of US$             per share; and

  •
  excludes             Class A ordinary shares reserved for future issuances under our share incentive plan.

 SUMMARY CONSOLIDATED FINANCIAL DATA

          The following summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2018, 2019 and 2020, summary consolidated balance sheet data as of December 31, 2018, 2019 and 2020, and summary consolidated cash flow data for the years ended December 31, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive income (loss) data for the three months ended March 31, 2020 and 2021, summary consolidated balance sheet data as of March 31, 2021, and summary consolidated cash flow data for the three months ended March 31, 2020 and 2021 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

          The following table presents our summary consolidated statements of comprehensive income (loss) for the periods indicated.

	For the Years Ended December 31,				For the Three Months Ended March 31,

	2018	2019	2020		2020	2021

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(amounts in millions, except for share and per share data)
Summary Consolidated Statements of Comprehensive Income (Loss)
Revenues
China Mobility	133,207	147,940	133,645	20,398	18,945	39,235	5,988
International	411	1,975	2,333	356	767	804	123
Other Initiatives	1,670	4,871	5,758	879	760	2,124	324

Total revenues	135,288	154,786	141,736	21,633	20,472	42,163	6,435

Costs and expenses
Cost of revenues	(127,842)	(139,665)	(125,824)	(19,205)	(17,354)	(37,597)	(5,738)
Operations and support	(3,665)	(4,078)	(4,696)	(717)	(897)	(2,149)	(328)
Sales and marketing	(7,604)	(7,495)	(11,136)	(1,700)	(1,769)	(5,107)	(779)
Research and development	(4,378)	(5,347)	(6,317)	(964)	(1,478)	(1,862)	(284)
General and administrative	(4,242)	(6,214)	(7,551)	(1,152)	(2,296)	(2,102)	(322)

Total costs and expenses	(147,731)	(162,799)	(155,524)	(23,738)	(23,794)	(48,817)	(7,451)

Loss from operations	(12,443)	(8,013)	(13,788)	(2,105)	(3,322)	(6,654)	(1,016)
Interest income	1,458	1,361	1,229	188	337	187	29
Interest expenses	(44)	(70)	(136)	(21)	(19)	(61)	(9)
Investment income (loss), net	(817)	(476)	2,833	432	(462)	12,361	1,887
Impairment loss for equity investments accounted for using cost method/Measurement Alternative	(2,541)	(1,451)	(1,022)	(156)	—	—	—
Loss from equity method investments, net	(768)	(979)	(1,058)	(161)	(195)	(45)	(7)
Other income (loss), net	(337)	(453)	1,031	158	(490)	(384)	(59)

Income (loss) before income taxes	(15,492)	(10,081)	(10,911)	(1,665)	(4,151)	5,404	825
Income tax benefits	513	348	303	46	179	79	12

Net income (loss)	(14,979)	(9,733)	(10,608)	(1,619)	(3,972)	5,483	837
Less: Net loss attributable to non-controlling interest shareholders	(1)	(5)	(94)	(14)	(10)	(2)	(0)
Net income (loss) attributable to Xiaoju Kuaizhi Inc.	(14,978)	(9,728)	(10,514)	(1,605)	(3,962)	5,485	837
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	(165)	(25)	(20)	(90)	(14)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664)	—	(1)	—	—	—	—
Income allocation to participating preferred shares	—	—	—	—	—	(5,199)	(793)

Net income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(15,642)	(9,728)	(10,680)	(1,630)	(3,982)	196	30

	For the Years Ended December 31,				For the Three Months Ended March 31,

	2018	2019	2020		2020	2021

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(amounts in millions, except for share and per share data)
Net income (loss)	(14,979)	(9,733)	(10,608)	(1,619)	(3,972)	5,483	837
Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of nil	3,126	1,225	(5,927)	(905)	(163)	426	65
Change in unrealized losses from available-for-sale securities, net of tax of nil	(150)	—	—	—	—	—	—
Share of other comprehensive income (loss) of equity method investees	1	1	—	—	(1)	(3)	(0)

Total other comprehensive income (loss)	2,977	1,226	(5,927)	(905)	(164)	423	65

Total comprehensive income (loss)	(12,002)	(8,507)	(16,535)	(2,524)	(4,136)	5,906	902
Less: comprehensive loss attributable to non-controlling interest shareholders	(1)	(5)	(94)	(14)	(10)	(2)	(0)

Comprehensive income (loss) attributable to Xiaoju Kuaizhi Inc.	(12,001)	(8,502)	(16,441)	(2,510)	(4,126)	5,908	902
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	(165)	(25)	(20)	(90)	(14)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664)	—	(1)	—	—	—	—
Income allocation to participating preferred shares	—	—	—	—	—	(5,199)	(793)

Comprehensive income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(12,665)	(8,502)	(16,607)	(2,535)	(4,146)	619	95

Weighted average number of ordinary shares used in computing net income (loss) per share
Basic	95,992,217	100,684,581	106,694,420	106,694,420	102,817,039	108,897,917	108,897,917
Diluted	95,992,217	100,684,581	106,694,420	106,694,420	102,817,039	149,520,237	149,520,237
Net income (loss) per share attributable to ordinary shareholders
Basic	(162.95)	(96.62)	(100.10)	(15.28)	(38.73)	1.80	0.27
Diluted	(162.95)	(96.62)	(100.10)	(15.28)	(38.73)	1.31	0.20
Pro forma weighted average number of ordinary shares used in computing net income (loss) per share(2)
Basic			1,040,012,617	1,040,012,617		1,042,205,427	1,042,205,427
Diluted			1,040,012,617	1,040,012,617		1,082,827,747	1,082,827,747
Pro forma net income (loss) per share attributable to ordinary shareholders(2)
Basic			(10.27)	(1.57)		5.18	0.79
Diluted			(10.27)	(1.57)		4.98	0.76

(1)
Share-based compensation expenses are allocated as follows:

	For the Years Ended December 31,				For the Three Months Ended March 31,

	2018	2019	2020		2020	2021

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(amounts in millions)
Share-based compensation expenses included in:
Operations and support	71	85	80	12	32	44	7
Sales and marketing	134	196	210	32	69	50	7
Research and development	568	678	778	119	307	196	30
General and administrative	905	2,181	2,345	358	1,255	407	62

Total	1,678	3,140	3,413	521	1,663	697	106
(2)
Unaudited pro-forma basic and diluted net income (loss) per share were computed to give effect to the automatic conversion of the preferred shares using the "if-converted" method as though the conversion and reclassification had occurred as of the beginning of the year or the original date of issuance, if later. The basic and diluted pro forma net income (loss) per share is calculated as follows:

	For the Year Ended December 31, 2020	For the Three Months Ended March 31, 2021

	RMB	RMB

	(amounts in millions, except for share and per share data)
Numerator:
Net income (loss) attributable to ordinary shareholders	(10,680)	196
Pro-forma effect of income allocation to participating preferred shares	—	5,199
Pro-forma effect of deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	1	—

Pro-forma net income (loss) attributable to ordinary shareholders — basic and diluted	(10,679)	5,395

Denominator:
Weighted average number of ordinary shares outstanding	106,694,420	108,897,917
Pro-forma effect of conversion of preferred shares	933,318,197	933,307,510

Denominator for pro-forma net income (loss) per share — basic	1,040,012,617	1,042,205,427
Adjustments for dilutive share options, restricted shares and RSUs	—	40,622,320

Denominator for pro-forma net income (loss) per share — diluted	1,040,012,617	1,082,827,747
Pro-forma net income (loss) per share attributable to ordinary shareholders — basic	(10.27)	5.18
Pro-forma net income (loss) per share attributable to ordinary shareholders — diluted	(10.27)	4.98

          The following table presents our summary consolidated balance sheet data as of the dates indicated.

	As of December 31,				As of March 31,

	2018	2019	2020		2021

	RMB	RMB	RMB	US$	RMB	US$

	(amounts in millions)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	14,463	12,791	19,372	2,957	23,468	3,582
Restricted cash	460	889	2,259	345	523	80
Short-term investments	38,269	41,360	37,398	5,708	23,966	3,658
Total assets	142,812	144,721	147,265	22,477	158,111	24,133
Total liabilities	14,002	17,563	30,115	4,596	26,674	4,072
Total Mezzanine Equity	186,278	189,847	193,284	29,501	201,277	30,721
Total Xiaoju Kuaizhi Inc. shareholders' equity (deficit)	(57,504)	(62,866)	(76,218)	(11,633)	(69,922)	(10,672)
Total shareholders' equity (deficit)	(57,468)	(62,689)	(76,134)	(11,620)	(69,840)	(10,660)
Total liabilities, mezzanine equity and shareholders' equity (deficit)	142,812	144,721	147,265	22,477	158,111	24,133

          The following table presents our summary consolidated cash flow for the periods indicated.

	For the Years Ended December 31,				For the Three Months Ended March 31,

	2018	2019	2020		2020	2021

	RMB	RMB	RMB	US$	RMB	RMB	US$

	(amounts in millions)
Summary Consolidated Cash Flows Data:
Net cash provided by (used in) operating activities	(9,228)	1,445	1,138	174	(2,983)	(6,138)	(937)
Net cash provided by (used in) investing activities	(18,449)	(6,150)	(1,946)	(297)	4,229	(2,014)	(307)
Net cash provided by financing activities	23,277	2,952	9,274	1,415	3,009	10,281	1,569
Effect of exchange rate changes on cash and cash equivalents	832	510	(515)	(78)	(473)	231	35
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,568)	(1,243)	7,951	1,214	3,782	2,360	360
Cash, cash equivalents and restricted cash at beginning of the period	18,491	14,923	13,680	2,088	13,680	21,631	3,302
Cash, cash equivalents and restricted cash at end of the period	14,923	13,680	21,631	3,302	17,462	23,991	3,662

Non-GAAP Financial Measure

          We have included one non-GAAP financial measure in this prospectus because it is a key measure used by our management to evaluate our operating performance. Accordingly, we believe that it provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition to net income (loss), we also use Adjusted EBITA to evaluate our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure" for the definition of Adjusted EBITA.

RISK FACTORS

          An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

If we are unable to attract or retain consumers, our platform will become less appealing to drivers and businesses, and our business and financial results may be materially and adversely impacted.

          Our success in a given geographic market significantly depends on our ability to maintain or increase the scale of our network in that geographic market by attracting riders and other consumers to our platform and by keeping them engaged on our platform. If riders choose to use other mobility services, we may not generate sufficient opportunities for drivers to earn competitive income, which may reduce the perceived utility of our platform. An insufficient supply of consumers would decrease our network activity and adversely affect our revenues and financial results. If our service quality diminishes or our competitors' services and products achieve greater market adoption, we might lose consumers to our competitors, which may diminish our network effect.

          The number of consumers on our platform or how often they use our platform could materially decline or fluctuate as a result of many factors. Negative publicity related to our brand, including as a result of safety incidents, may cause the number of our consumers to decline, as may dissatisfaction with one or more aspects of the operation our platform, including the price of fares, the quality of service provided by drivers, the quality of user support, the treatment of drivers, or our service and product offerings in general. Activity on our platform may also fluctuate due to seasonality. In addition, if we are unable to provide effective support to consumers or respond to reported incidents, including safety incidents, in a timely and appropriate manner, our ability to attract and retain consumers could be adversely affected. If riders and other consumers do not establish or maintain active accounts with us, if we fail to provide high-quality support and services, or if we cannot otherwise attract and retain a large number of riders and other consumers, our revenues would decline significantly.

If we are unable to attract or retain drivers, our platform will become less appealing to consumers, and our business and financial results may be materially and adversely impacted.

          Our success in a given geographic market significantly depends on our ability to maintain or increase the scale of our network in that geographic market by attracting and retaining drivers on our platform. We have experienced and expect to continue to experience driver supply constraints in certain geographic markets in which we operate. To the extent that we experience driver supply constraints in a given market, we may need to increase or may not be able to reduce the driver incentives that we offer without adversely affecting the liquidity network effect that we experience in that market.

          The number of drivers on our platform or how often they use our platform could materially decline or fluctuate as a result of a number of factors, including passage or enforcement of local laws and regulations limiting our service and product offerings, dissatisfaction with our brand or reputation, pricing model (including potential reductions in incentives), ability to prevent safety incidents, the availability of competing platforms, or other aspects of our business. We take measures to help increase safety, prevent privacy and security breaches, and protect against fraud which may make our platform less convenient or accessible for some drivers and discourage or diminish their use of our platform. Any reduction in the number or availability of drivers would likely lead to a reduction in platform usage by consumers, which in turn would make our platform less attractive to drivers. Any decline in the number of drivers or consumers using our platform would reduce the value of our network and would harm our future results of operations.

          The means we use to onboard and attract drivers may be challenged by competitors, government regulators, or individual plaintiffs. We may use third party service providers to recruit drivers for our platform and we cannot ensure that the advertisements they use are in strict compliance with advertising and other laws and regulations.

          In addition, changes in driver qualification and background check requirements may increase our costs and reduce our ability to onboard additional drivers to our platform. Our driver qualification and background check procedure varies by jurisdiction. Any changes in the legal requirements for the qualification, screening, and background check procedure could reduce the number of drivers in those markets or extend the time required to recruit new drivers to our platform, which would adversely impact our business and growth.

Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and future prospects.

          To date, our services are available in nearly 4,000 cities, counties and towns across 15 countries. We are subject to differing and sometimes conflicting laws and regulations in the various jurisdictions where we provide our offerings. As the shared mobility industry is still at a relatively early stage of development, new laws and regulations may be adopted from time to time to address new issues that come to the authorities' attention. In addition, considerable uncertainties still exist with respect to the interpretation and implementation of existing laws and regulations governing our business activities. For example, we generally treat drivers as independent contractors, but that determination may be challenged. See " — Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees". A large number of proposals are before various national, regional, and local legislative bodies and regulatory entities regarding issues related to our industry or our business model. As we expand into new cities or countries or as we add new products and services to our platform, we may become subject to additional laws and regulations that we are not subject to now. Existing or new laws and regulations could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth and usage of our platform, which could adversely affect our business and results of operations.

If we or drivers or vehicles on our platform fail to obtain and maintain the licenses, permits or approvals required by the jurisdictions where we operate, our business, financial condition and results of operations may be materially and adversely impacted.

          The mobility industry is highly regulated in many jurisdictions. However, considerable uncertainties exist with respect to the applicability of existing licensing requirements to our business activities. We or drivers or vehicles on our platform may be required to obtain licenses, permits or approvals that we or they currently do not possess, and we cannot assure you that we or they will be able to timely obtain or maintain all the required licenses, permits or approvals or make all the necessary filings in the future. For example, we are required to obtain ride hailing business permits in the cities in China and in certain other jurisdictions where we operate our ride hailing business. In addition, specific licenses and permits are also required for drivers and vehicles on our platform engaged in ride hailing business in China, subject to satisfaction of certain conditions. See "Regulation—PRC Regulations—Regulation Relating to Online Ride Hailing Services" and "Regulation—Regulations in Mexico—General". As of the date of this prospectus, we have obtained the ride hailing business permits for cities that collectively accounted for a majority of the total ride hailing transaction value on our platform. Despite our continuing efforts to obtain all permits necessary for our operations, we have not obtained the required permits for all cities where we are required to do so. In addition, drivers on our platform must meet certain criteria, including a minimum of three years of driving experience and no transport or driving related or violent criminal record, and pass the relevant exams before they can obtain the driver's license required for providing online ride hailing services in China. Although we have procedures to screen out drivers who do not meet the criteria, not all drivers on our platforms have gone through the process to obtain the requisite licenses in each city where we operate. Based on the information available to us, we believe that drivers who have obtained the requisite driver's license for providing ride hailing services account for the majority of the total ride hailing transaction value on our platform. However, in certain major cities in China, the number of drivers without the required licenses is high due to certain constraints under local rules, including local residency requirements. Moreover, vehicles used for online ride hailing services in China must satisfy certain conditions in order to obtain the requisite transportation permit, including installing a satellite navigation system and emergency alarm devices, and meeting certain operational safety criteria. Partly due to new and evolving practices in granting transportation permits in different cities, we are aware that a large number of vehicles on our platform may not have the requisite transportation permit. Platforms like us could be subject to administrative penalties including orders of correction and fines, if vehicles or drivers providing online ride hailing services do not have the requisite license or permit. We have had administrative penalties imposed on us for these types of non-compliance and we cannot assure you that we will not be subject to further fines, penalties or more severe administrative actions or proceedings in the future. If we or drivers or vehicles on our platform fail to obtain or maintain any required licenses, permits or approvals or make any necessary filings in a timely matter or at all, we may be subject to a variety of penalties, including fines or potentially being forced to suspend, terminate or significantly reduce our operations in the city or jurisdiction. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.

If we fail to ensure the safety of consumers and drivers, our business, results of operations and financial condition could be materially and adversely affected.

          We rely heavily on our ability to maintain a high level of safety of our services, as well as the public perception of the level of safety on our platform to attract and retain consumers and drivers. In the past, there have been safety incidents on our platform, such as injuries or deaths caused by traffic accidents or crimes committed by drivers or riders while they were using our services or products. These cases have attracted public attention, harmed our reputation, invited government scrutiny, and led to demands for restrictions to be placed on our business or the shared mobility industry more generally. We emphasize the importance of safety in our business and have implemented various methods to ensure the safety of riders and drivers. For example, after two riders were killed in separate incidents in 2018 when they were using our hitch service, we suspended that service for over a year until we could develop protocols and procedures to better protect the riders and drivers who participate in it. More generally, we have enhanced our driver screening and background check procedures to better identify and screen out those who have criminal records or records of safety incidents, and where permitted by local laws, we have installed video cameras in ride hailing vehicles as a safety measure. Although the rate of safety incidents on our platform has declined, incidents still occur from time to time, including serious incidents. Our screening procedures may fail, or the databases on which we rely to identify past problematic behavior may be incorrect or incomplete, or safety incidents may be caused by drivers or riders with no past history of problematic behavior. Deaths or injuries, whether the result of accidents or crimes, may have an impact on public perception that is disproportionate to their statistical likelihood compared to other means of transportation. Furthermore, public perception and regulatory scrutiny of the safety of ride hailing or other shared mobility services in general may be influenced by safety incidents that occur on other platforms unrelated to ours, which may divert our management's time and attention from our business operations and adversely impact our reputation. In the event that we are not able to prevent or mitigate safety incidents, our business, results of operations and financial condition could be materially and adversely affected.

Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding data privacy and protection. Any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences.

          We receive, transmit and store a large volume of personally identifiable information and other data on our platform. We are subject to numerous laws and regulations that address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data in various jurisdictions. See "Regulation" for laws, rules and regulations applicable to us. These laws, rules and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. We have incurred, and will continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost to us of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate or in which we may operate in the future.

          Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by such laws, regulations or obligations. Any failure on our part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing drivers and riders from using our platform or result in fines or other penalties by government agencies and private claims or litigation, any of which could adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations.

Maintaining and enhancing our brand and reputation is critical to our business prospects. We were subject to negative publicity in the past, and failure to maintain our brand and reputation will cause our business to suffer.

          Maintaining and enhancing our brand and reputation is critical to our ability to attract new consumers, drivers and partners to our platform, to preserve and deepen the engagement of our existing consumers, drivers and partners and to mitigate legislative or regulatory scrutiny, litigation, government investigations and adverse public sentiment. Negative publicity, whether or not justified, can spread rapidly through social media. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand can be harmed.

          We have received negative media coverage in the past which has adversely affected our brand and reputation and fueled distrust of our company, in particular, the killing of two riders using our hitch service in separate incidents in 2018. These incidents and the public response to them, as well as other negative publicity we have faced in the past, have adversely affected our brand and reputation. Negative publicity makes it more difficult for us to attract and retain consumers, reduces confidence in and use of our products and offerings, invites legislative and regulatory scrutiny, and results in litigation and governmental investigations.

          Our brand and reputation might also be harmed by events that do not occur on our platform. For example, we may be associated with the actions of DiDi drivers even at times when they are not performing services on our platform. If drivers on our platform are involved in accidents or other incidents or otherwise violate the law, we may receive unfavorable press coverage and our reputation and business may be harmed.

          The successful maintenance of our brand will depend largely on maintaining a good reputation, minimizing the number of safety incidents, maintaining a high quality of service, and continuing our marketing and public relations efforts. Our brand promotion, reputation building, and media strategies have involved significant costs and may not be successful. If we fail to successfully maintain our brand in the current or future competitive environment, our brand and reputation would be further damaged and our business may suffer.

We have incurred significant losses since inception, and we may not achieve or maintain profitability.

          We have incurred net losses for each fiscal year since our inception. We incurred losses from operations of RMB12.4 billion, RMB8.0 billion and RMB13.8 billion (US$2.1 billion) and net losses of RMB15.0 billion, RMB9.7 billion and RMB10.6 billion (US$1.6 billion) in 2018, 2019 and 2020, respectively. We also had loss from operations of RMB6.7 billion (US$1.0 billion) for the three months ended March 31, 2021. We may not be able to achieve or maintain profitability in the future. Our expenses will likely increase in the future as we develop and launch new offerings and technologies, expand in existing and new markets, and continue to invest in our platform. These efforts may be more costly than we expect and may not result in increased revenues or growth in our business. Any failure to increase our revenues sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive operating cash flow on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition and results of operations could be adversely affected.

We are making investments in new offerings and technologies, and expect to continue such investments in the future. These new initiatives are inherently risky, and we may not realize the expected benefits from them.

          We have made substantial investments to develop new offerings and technologies, including electric vehicles and autonomous driving, and we intend to continue investing significant resources in developing new technologies, services, products and offerings. For example, we believe that electric vehicles will be an important part of our offerings over the long term, and we have partnered with a leading electric vehicle manufacturer and made significant investments in the development of our electric vehicle, the D1. Similarly, we have incurred significant research and development expenses for the development of autonomous driving. We may increase our investments in these new initiatives in the near term. If we do not spend our development budget efficiently on commercially successful and innovative technologies, we may not realize the expected benefits of our strategy. Our new initiatives also have a high degree of risk, as each involves newly emerging industries and unproven business strategies and technologies with which we may have limited or no prior development or operating experience. Because such offerings and technologies are new, they will likely involve expenses, regulatory challenges, and other risks, some of which we do not currently anticipate. There can be no assurance that demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenues to offset any new expenses or liabilities associated with these new investments. It is also possible that service and product offerings developed by others will render our service and product offerings noncompetitive or obsolete. Further, our development efforts with respect to new products, offerings and technologies could distract management from current operations, and will divert capital and other resources from our more established products, offerings and technologies. Even if we are successful in developing new products, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that could increase our expenses or prevent us from successfully commercializing new products, offerings or technologies. If we do not realize the expected benefits of our investments, our business, financial condition, operating results, and prospects may be harmed.

Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.

          We have offered taxi hailing services since 2012 and ride hailing services since 2014, and our business continues to evolve. For example, we began to develop autonomous driving solutions in 2016 and launched our auto solutions business in 2018. We began expanding outside of China in 2018 and we introduced bike and e-bike sharing services in China in 2018. We regularly introduce new platform features, offerings, services and pricing methodologies. Our limited operating history and evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

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  forecast our revenues and budget for and manage our expenses;

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  attract new drivers and consumers and retain existing drivers and consumers in a cost-effective manner;

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  comply with existing and new laws and regulations applicable to our business;

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  anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

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  maintain and enhance the value of our reputation and brand;

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  effectively manage our growth;

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  successfully expand our geographic reach and overcome challenges particular to new geographical markets;

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  hire, integrate and retain talented people at all levels of our organization; and

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  successfully develop new platform features, offerings and services to enhance the experience of consumers.

          If we fail to address the risks and difficulties that we face, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will continue to encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

The shared mobility industry is highly competitive, and we may be unable to compete effectively.

          Our industry is highly competitive. We face significant competition from existing, well-established, and low-cost alternatives, and in the future we expect to face competition from new market entrants. In addition, within each of the markets where we offer our services, the cost to switch between service providers is low. Consumers have a propensity to shift to the lowest-cost or highest-quality provider, and drivers have a propensity to shift to the platform with the highest earnings potential. As we and our competitors introduce new products and services, and as existing services and products evolve, we expect to become subject to additional competition. In addition, our competitors may adopt features of our offerings, which would reduce our ability to differentiate our offerings from those of our competitors, or they may adopt innovations that drivers and consumers value more highly than ours, which would render our offerings less attractive.

          The markets in which we compete have attracted significant investments from a wide range of funding sources. Certain of our shareholders have made substantial investments in companies that compete with us. Some of our competitors are subsidiaries or affiliates of large global companies which may subsidize their losses or provide them with additional resources to compete with us. As a result, many of our competitors are well capitalized and have the resources to offer discounted services, driver incentives and consumer promotions, as well as to develop innovative offerings and alternative pricing models which may be more attractive to consumers than those that we offer.

          Further, some of our current or potential competitors have, and may in the future continue to have, greater resources and access to larger driver and consumer bases in a particular geographic market. In addition, our competitors in certain geographic markets enjoy substantial competitive advantages such as greater brand recognition, longer operating histories, better localized knowledge, and more supportive regulatory regimes. As a result, such competitors may be able to respond more quickly and effectively than us in such markets to new or changing opportunities, technologies, consumer preferences, regulations, or standards, which may render our offerings less attractive. In addition, future competitors may share the benefit of any regulatory or governmental approvals and litigation victories we may achieve, without having to incur the costs we have incurred to obtain such benefits.

          For all of these reasons, we may not be able to compete successfully against our current and future competitors. Our inability to compete effectively would harm our business, financial condition, and operating results.

If we are unable to introduce new or upgraded services, products or technologies that drivers and consumers recognize as valuable, we may fail to retain and attract drivers and consumers to our platform and our operating results would be adversely affected.

          To continue to attract and retain drivers and consumers to our platform, we will need to continue to invest in the development of new or upgraded services, products and technologies that add value for them and that differentiate us from our competitors. Developing and delivering these new or upgraded services, products, and technologies is costly, and the success of such services, products, and technologies depends on several factors, including the timely completion, introduction, and market acceptance of such services, products, and technologies. Moreover, any such new or upgraded services, products, or technologies may not work as intended or may not provide the intended value to drivers or consumers, whatever that may be. If we are unable to continue to develop new or upgraded services, products and technologies, or if drivers or consumers do not value them or perceive the benefit in them, then drivers or consumers may choose not to use our platform, which would adversely affect our operating results.

We may be required to defend or insure against product liability claims.

          The automobile industry generally experiences significant product liability claims. We face the risk of such claims in the event our D1 electric vehicle or any future electric vehicles we may develop do not perform or are claimed to not have performed as expected. Our vehicles may be involved in accidents resulting in death or personal injury, and such accidents where advanced driver-assistance systems are engaged are the subject of significant public attention. We may experience claims arising from or related to misuse or claimed failures of such new technologies that we are pioneering and using. For example, the battery packs that we use in our electric vehicles and e-bikes use lithium-ion cells that may, under rare circumstances, ignite nearby materials or other lithium-ion cells. Furthermore, we may face the risk of product liability claims by consumers in connection with our bike and e-bike sharing services as well. Any product liability claim may subject us to lawsuits and substantial monetary damages, product recalls or redesign efforts, and even a meritless claim may require us to defend it, all of which may generate negative publicity and be expensive and time-consuming.

          We generally do not purchase third-party insurance to protect us against the risk of product liability claims, meaning that any successful product liability claims against us will likely have to be paid from our own funds, rather than by insurance.

Illegal, improper or otherwise inappropriate activity of drivers, consumers or other users, whether or not occurring while utilizing our platform, could expose us to liability and harm our business, brand, financial condition and results of operations.

          Illegal, improper or otherwise inappropriate activities by drivers, consumers or other users, including the activities of individuals who may have previously engaged with our platform but are not then receiving or providing services offered through it, or individuals who are intentionally impersonating users of our platform, could adversely affect our brand, business, financial condition and results of operations. These activities may include assault, abuse, theft and other misconduct. While we have implemented various measures intended to anticipate, identify and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper or otherwise inappropriate activity by these parties. Such conduct could expose us to liability or adversely affect our brand or reputation. At the same time, if the measures we have taken to guard against these illegal, improper or otherwise inappropriate activities are too restrictive and inadvertently prevent or discourage drivers, consumers or other users from remaining engaged on our platform, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and retention of the number of drivers, consumers and other users on our platform and their utilization of our platform could be negatively impacted. Further, any negative publicity related to the foregoing, whether such incident occurred on our platform or on our competitors' platforms, could adversely affect our reputation and brand or public perception of ride hailing and other mobility services in general, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, financial condition and results of operations.

If we fail to effectively manage our growth or implement our business strategies across our multiple segments, our business and results of operations may be materially and adversely affected.

          Since our inception, we have experienced rapid growth in our business, the number of drivers and consumers on our platform and our geographic reach, and we expect to continue to experience growth in the future. We now operate in nearly 4,000 cities, counties and towns across 15 countries. This growth has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. Our ability to manage our growth effectively and to integrate new employees, technologies and acquisitions into our existing business will require us to continue to expand our operational and financial infrastructure and to continue to retain, attract, train, motivate and manage employees. Continued growth could strain our ability to develop and improve our operational, financial and management controls, enhance our reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain user satisfaction. Additionally, if we do not effectively manage the growth of our business and operations, the quality of our offerings could suffer, which could negatively affect our reputation and brand, business, financial condition and results of operations.

To remain competitive in certain markets, we may continue to offer driver incentives and consumer discounts, which may adversely affect our financial performance.

          To remain competitive in certain markets and generate network scale and liquidity, we sometimes lower fares or service fees, offer significant driver incentives and offer other consumer discounts and promotions. We may engage in these practices to try to gain a leading position in a market or to try to protect a leading position against competitors. We may continue to offer these discounts and incentives on a large scale for an indefinite period of time if we feel it is necessary. We cannot assure you that these practices would be successful in achieving their goals of attracting or maintaining the engagement of drivers and consumers, or that the positive impact of achieving those goals would outweigh the negative impact of these practices on our financial performance.

If we fail to develop and successfully commercialize autonomous driving or fail to develop such technologies before our competitors, or if such technologies fail to perform as expected or are inferior to those of our competitors, our financial performance and prospects would be adversely impacted.

          We have invested, and we expect to continue to invest, substantial amounts in autonomous driving. We believe that autonomous driving will be instrumental in further reducing the costs of mobility and will help us achieve the ultimate standards in transportation safety. However, the development of such technology is expensive and time-consuming and may not be successful. Several other companies around the world are also developing autonomous driving technologies, and we expect that they will use such technology to further compete with us in the mobility industry. In the event that our competitors bring autonomous vehicles to market before we do, or their technology is or is perceived to be superior to ours, they may be able to leverage such technology to compete more effectively with us, which would adversely impact our financial performance and our prospects.

          Autonomous driving technologies involve significant risks and liabilities. The safety of such technologies depends in part on rider interaction and riders who may not be accustomed to using or adapting to such technologies, as well as other drivers on the roadways. Failures of our autonomous driving technologies or crashes involving autonomous vehicles using our technology would generate substantial liability for us, create additional negative publicity about us, or result in regulatory scrutiny, all of which would have an adverse effect on our reputation, brand, business, prospects, and operating results.

          We expect that governments will develop regulations that are specifically designed to apply to autonomous vehicles. These regulations could include requirements that significantly delay or narrowly limit the commercialization of autonomous vehicles, limit the number of autonomous vehicles that we can manufacture or use on our platform, or impose significant liabilities on manufacturers or operators of autonomous vehicles or developers of autonomous vehicle technologies. If regulations of this nature are implemented, we may not be able to commercialize our autonomous vehicle technologies in the manner we expect, or at all. Further, if we are unable to comply with existing or new regulations or laws applicable to autonomous vehicles, we could become subject to substantial fines or penalties.

Our business and operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.

          The COVID-19 pandemic has created unique global and industry-wide challenges, including challenges to many aspects of our business. The COVID-19 pandemic has resulted in quarantines, travel restrictions, limitations on social or public gatherings, and the temporary closure of business venues and facilities across the world. The demand for our mobility offerings, as well as the supply of drivers, decreases drastically under such conditions. Our Core Platform GTV fell by 32.8% in the first quarter of 2020 as compared to the first quarter of 2019, and then by 16.0% in the second quarter of 2020 as compared to the second quarter of 2019. Our businesses resumed growth in the second half of 2020, which moderated the impact on a year-on-year basis. Our Core Platform GTV for the full year 2020 decreased by 4.8% as compared to the full year 2019. Both our China Mobility and International segments were impacted, but whereas the GTV for our China Mobility segment decreased by 6.6% from 2019 to 2020, the GTV for our International segment increased by 11.4% from 2019 to 2020. Many of the quarantine measures within China have since been relaxed as of the date of this prospectus. However, relaxation of restrictions on economic and social activities may also lead to new cases which may lead to re-imposed restrictions, in China or in other markets where we operate. For example, Brazil and Mexico have been affected by new waves of cases, with daily new cases and daily deaths reaching new highs in 2021. China has also experienced upticks in cases that have prompted selective restrictions on domestic travel. The longer-term trajectory of COVID-19 and the effects of mutations in the virus, both in terms of scope and intensity of the pandemic, together with their impact on our industry and the broader economy are still difficult to assess or predict and pose significant uncertainties that will be difficult to quantify. If the situation takes a turn for the worse in China, or if there is not a material recovery in other markets where we operate, our business, results of operations and financial condition could be materially and adversely affected.

If drivers are not satisfied with our auto solutions, including those provided through third parties, our business and growth prospects may be materially and adversely affected.

          We provide a wide range of auto solutions, including leasing, refueling, maintenance and repair, aimed particularly at drivers on our platform. We provide a large proportion of these auto solutions through third parties which we do not control. The convenience and cost savings afforded to drivers by these auto solutions is a key part of our strategy to attract and retain drivers on our platform. If these solutions do not appeal to drivers, or if they are unavailable when drivers need them, or if the prices at which we offer them are not more attractive than the prices of comparable services available in the open market or through our competitors, we may be less able to attract and retain drivers, which could materially and adversely affect our business and growth prospects.

Termination or deterioration of our partnerships may adversely affect our business.

          We have established strategic cooperation relationships with certain business partners. For example, we partnered with a leading electric vehicle manufacturer in the development and production of the D1, our electric vehicle, as well as in certain aspects of electric vehicle technology. We also collaborate with certain business partners to obtain information technology platform services, payment processing services, colocation services and cloud communication services for our business. The contracts that we have entered into with these business partners are ordinary course of business contracts relating to the specific services that these partners provide to us. The duration of these contracts varies depending on the nature of the services and these contracts typically contain standard termination provisions that allow either party to terminate the contracts by serving prior notice to the other party. If we fail to maintain such relationships, or these business partners choose to terminate our relationships, we may need to source other alternative partners to provide such services, which may divert significant management attention from existing business operations. We may not be able to find alternative partners on favorable terms or at all, and our business may be negatively affected until we are able to find alternative partners.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

          We believe that our company culture has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

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  failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture and values;

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  the increasing size and geographic diversity of our workforce as we expand into new cities and countries;

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  competitive pressures to move in directions that may divert us from our vision and values;

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  the increasing need to develop expertise in new areas of business that affect us;

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  negative perception of our treatment of employees or our response to employee sentiment or actions of management; and

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  the integration of new personnel and businesses from acquisitions.

          If we are not able to maintain our culture, our business, financial condition and results of operations could be materially and adversely affected.

Our business depends on retaining and attracting high-quality personnel, and failure to retain, attract or maintain such personnel could adversely affect our business.

          Our success depends in large part on our ability to attract and retain high-quality management, operations, engineering, and other personnel. These personnel are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. The loss of qualified executives and employees, or an inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow. In addition, we depend on the continued services and performance of our key personnel, including our chairman and chief executive officer, Will Wei Cheng, and our president, Jean Qing Liu. To attract and retain key personnel, we use equity incentives, among other measures. These measures may not be sufficient to attract and retain the personnel we require to operate our business effectively. If we are unable to attract and retain high-quality management and operating personnel, our business, financial condition, and operating results could be adversely affected.

We will require additional capital to support the growth of our business, and this capital might not be available on reasonable terms or at all.

          To continue to effectively compete, we will require additional funds to support the growth of our business and allow us to invest in new products, offerings, and markets. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders may suffer significant dilution. If we raise funds for a specific project by selling a share of the equity interests in the entity that is developing a project, we and our shareholders will not reap all of the benefits of any future success of those projects. For example, the entities engaged in our community group buying, bike and e-bike sharing, autonomous driving and intra-city freight businesses have each issued equity interests in their share capital in the course of their independent financings. We may lose control of these subsidiaries as a result of such financings, which may result in the deconsolidation of their businesses. In addition, pursuant to the terms of such subsidiary financings, we have granted exit rights to certain investors which allow them to request us to repurchase their shares in these subsidiaries with cash or shares of our company under certain circumstances. The amount of cash and the number of our shares that may be paid or issued upon the investors' exercise of such exit rights is not determinable at this time and will depend on many factors which are out of our control. We may be obliged to issue a large number of shares in our company to the investors, which may significantly dilute the interests of existing shareholders or, if we need to pay large sums of cash to repurchase those investors' shares, our liquidity and financial conditions may be materially and adversely affected. See "Description of Share Capital — History of Securities Issuances — Subsidiary Financings". If we incur debt to finance our business, we may be required to use a substantial portion of our cash flows from operations to pay interest and principal on our indebtedness. Such payments would reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments. Additional fundraising may also subject us to operating and financing covenants that may restrict our business and operations. As a result, we may be less able to implement our business strategy, more vulnerable to downturns in our business, the industry, or in the general economy, have less flexibility in planning for, or reacting to, changes in our business and the industry, and be unable to take advantage of business opportunities as they arise.

If we are unable to protect our intellectual property, or if third parties are successful in claiming that we are misappropriating the intellectual property of others, we may incur significant expense and our business may be adversely affected.

          Our intellectual property includes the content of our websites, mobile applications, registered domain names, software code, firmware, hardware and hardware designs, registered and unregistered trademarks, trademark applications, copyrights, trade secrets, inventions (whether or not patentable), patents, and patent applications. We believe that our intellectual property is essential to our business and affords us a competitive advantage in the markets in which we operate. If we do not adequately protect our intellectual property, our brand and reputation may be harmed, drivers and consumers could devalue our service and product offerings, and our ability to compete effectively may be impaired.

          To protect our intellectual property, we rely on a combination of copyright, trademark, patent, and trade secret laws, contractual provisions, end-user policies, and disclosure restrictions. Upon discovery of potential infringement of our intellectual property, we promptly take action to protect our rights as appropriate. We also enter into confidentiality agreements and invention assignment agreements with our employees and consultants and seek to control access to, and distribution of, our proprietary information in a commercially prudent manner. The efforts we have taken to protect our intellectual property may not be sufficient or effective. For example, effective intellectual property protection may not be available in every country in which we currently operate or in the future will operate. In addition, it may be possible for other parties to copy or reverse-engineer our service and product offerings or obtain and use the content of our website without authorization. Further, we may be unable to detect infringement of our intellectual property rights, and even if we detect such violations and decide to enforce our intellectual property rights, we may not be successful, and may incur significant expenses, in such efforts. Any failure to protect or any loss of our intellectual property may have an adverse effect on our ability to compete and may adversely affect our business, financial condition, or operating results.

          In particular, it is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China.

          In addition, we cannot be that certain of our operations or any other aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others, sometimes from our suppliers. In addition, there may be other third-party intellectual property that is infringed by our services or other aspects of our business. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. Defending against these claims and proceedings is costly and time consuming and may divert management's time and other resources from our business and operations, and the outcome of many of these claims and proceedings cannot be predicted. If a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, it may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question, and our business, financial position and results of operations could be materially and adversely affected.

If we are unable to manage supply chain risks related to new services offerings, product offerings and advanced technologies, our operations may be disrupted.

          We have developed new service and product offerings, such as electric vehicles, and we are developing advanced technologies for autonomous driving. These service and product offerings require and rely on hardware and other components that we source from third-party suppliers. The continued development of these new service and product offerings and advanced technologies depends on our ability to implement and manage supply chain logistics to secure the necessary components and hardware. We have limited experience in managing supply chain risks. It is possible that we may not be able to obtain a sufficient supply of the necessary components and hardware in a timely manner, or at all. Events that could disrupt our supply chain include the imposition of export control or other trade laws or regulations, foreign currency fluctuations, theft and restrictions on the transfer of funds, and natural disasters, public health crises, political crises or other unexpected events. The occurrence of any of the foregoing could materially increase the cost and reduce or delay the supply of electric vehicles available on our platform and could materially delay our progress towards introducing autonomous driving onto our platform, all of which could adversely affect our business, financial condition, operating results, and prospects.

The successful operation of our business depends upon the performance and reliability of internet, mobile, and other infrastructures that are not under our control.

          Our business depends on the performance and reliability of internet, mobile, and other infrastructures that are not under our control. Disruptions in internet infrastructure or GPS signals or the failure of telecommunications network operators, cloud service providers and other third-party providers of network services that provide us with the bandwidth we need to provide our service and product offerings could interfere with the performance and availability of our platform. If our platform is unavailable when consumers attempt to access it, or if our platform does not load as quickly as consumers expect, consumers may not return to our platform as often in the future, or at all. In addition, we have no control over the costs of the services provided by national telecommunications operators. If mobile internet access fees or other charges to internet users increase, consumer traffic may decrease, which may in turn cause our revenues to significantly decrease.

          Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China's internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

          Our business also depends on the efficient and uninterrupted operation of mobile communications systems. The occurrence of power outages, telecommunications delays or failures, security breaches, or computer viruses could result in delays or interruptions to our products, offerings, and platform, as well as business interruptions for us and for drivers, consumers and other users. Any of these events could damage our reputation, significantly disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results.

We rely on third parties maintaining open marketplaces to distribute our mobile apps and to provide the software we use in certain of our service and product offerings. If such third parties interfere with the distribution of our service and product offerings or with our use of such software, our business would be adversely affected.

          Our platform relies on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We cannot assure you that such marketplaces will not charge us fees to list our applications for download. We rely upon certain third parties to provide software for our service and product offerings. We do not control all mapping functions employed by our platform or drivers using our platform, and it is possible that such mapping functions may not be reliable. If such third parties cease to provide access to the third-party software that we and drivers use, do not provide access to such software on terms that we believe to be attractive or reasonable, or do not provide us with the most current version of such software, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect our business.

Our business depends upon the interoperability of our platform across devices, operating systems, and third-party applications that we do not control.

          One of the most important features of our platform is its broad interoperability with a range of devices, operating systems, and third-party applications. Our platform is accessible from the web and from devices running various operating systems such as iOS and Android. We depend on the accessibility of our platform across third-party operating systems and applications that we do not control. Moreover, third-party services and products are constantly evolving, and we may not be able to modify our platform to assure its compatibility with that of other third parties following development changes. The loss of interoperability, whether due to actions of third parties or otherwise, could adversely affect our business.

Increases in fuel, food, labor, energy, and other costs could adversely affect our operating results.

          Factors such as inflation, increased fuel prices, and increased vehicle purchase, rental, or maintenance costs may increase the costs incurred by drivers when providing services on our platform. Many of the factors affecting driver costs are beyond their control. In many cases, these increased costs may cause drivers to spend less time providing services on our platform or to seek alternative sources of income. A decreased number of drivers on our platform would decrease our network liquidity, which could harm our business and operating results.

Computer malware, viruses, spamming, and phishing attacks could harm our reputation, business, and operating results.

          We rely heavily on information technology systems across our operations. Our information technology systems, including mobile and online platforms, mobile payment systems and administrative functions, and the information technology systems of our third-party business partners and service providers contain proprietary or confidential information related to business and sensitive personal data, including personally identifiable information, entrusted to us by drivers, consumers, businesses, employees, and job candidates. Computer malware, viruses, spamming, and phishing attacks have become more prevalent in our industry, have occurred on our systems in the past, and may occur on our systems in the future. Various other factors may also cause system failures, including power outages, catastrophic events, inadequate or ineffective redundancy, issues with upgrading or creating new systems or platforms, flaws in third-party software or services, errors by our employees or third-party service providers, or breaches in the security of these systems or platforms. If we cannot resolve these issues in an effective manner, they could adversely impact our business operations and our financial results. Because of our prominence, the number of platform users, and the types and volume of personal data on our systems, we may be a particularly attractive target for such attacks. Although we have developed systems and processes that are designed to protect our data and that of platform users, and to prevent data loss, undesirable activities on our platform, and security breaches, we cannot assure you that such measures will provide absolute security. Our efforts on this front may be unsuccessful as a result of, for example, software bugs or other technical malfunctions, employee, contractor, or vendor error or malfeasance, or the appearance of new threats that we did not anticipate or guard against, and we may incur significant costs in protecting against or remediating cyber-attacks. Any actual or perceived failure to maintain the performance, reliability, security, and availability of our products, offerings, and technical infrastructure to the satisfaction of platform users and government regulators would likely harm our reputation and result in loss of revenues from the adverse impact to our reputation and brand, disruption to our business, and our decreased ability to attract and retain drivers and consumers.

Our platform is highly technical, and any undetected errors could adversely affect our business.

          Our platform is a complex system composed of many interoperating components and incorporates software that is highly complex. Our business is dependent upon our ability to prevent system interruption on our platform. Our software may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, misconfigurations of our systems, and unintended interactions between systems could result in our failure to comply with certain national or regional reporting obligations, or could cause downtime that would impact the availability of our service to platform users. We have from time to time found defects or errors in our system and may discover additional defects in the future that could result in platform unavailability or system disruption. In addition, we have experienced outages on our platform in the past. If sustained or repeated, any of these outages could reduce the attractiveness of our platform to platform users. In addition, our release of new software in the past has inadvertently caused, and may in the future cause, interruptions in the availability or functionality of our platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our platform or a negative experience for drivers and consumers, and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of platform users, loss of revenues or liability for damages, regulatory inquiries, or other proceedings, any of which could adversely affect our business and financial results.

Our use of third-party open source software could adversely affect our ability to offer our service and product offerings and subjects us to possible litigation.

          We use third-party open source software in connection with the development of our platform. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. Furthermore, there are more and more types of open-source software license, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. If we were to receive a claim of non-compliance with the terms of any of our open source licenses, we may be required to publicly release certain portions of our proprietary source code or expend substantial time and resources to re-engineer some or all of our software.

          In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open-source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Additionally, because any software source code that we contribute to open source projects becomes publicly available, our ability to protect our intellectual property rights in such software source code may be limited or lost entirely, and we would be unable to prevent our competitors or others from using such contributed software source code. Any of the foregoing could be harmful to our business, financial condition, or operating results and could help our competitors develop service and product offerings that are similar to or better than ours.

Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees.

          The classification of drivers is currently being challenged in courts, by legislators and by government agencies in a number of jurisdictions. We may become involved in legal proceedings, including lawsuits, demands for arbitration, charges and claims before administrative agencies, and investigations or audits by labor, social security, and tax authorities that claim that drivers should be treated as our employees (or as workers or quasi-employees where those statuses exist), rather than as independent contractors. We generally treat drivers as independent contractors. However, we may not be successful in defending the classification of drivers in some or all jurisdictions where it is challenged. Furthermore, the costs associated with defending, settling, or resolving pending and future lawsuits (including demands for arbitration) relating to the classification of drivers have been and may continue to be material to our business. In addition, even if we prevail under current law, the law may be changed in the future in ways that are unfavorable to us. Reclassification of drivers as employees, workers or quasi-employees where those statuses exist could require us to fundamentally change our business model, with repercussions that are difficult to anticipate. Among other things, reclassification could subject us to vicarious liability for any misconduct of drivers, require us to pay them wages, make social insurance contributions or provide other benefits, or reduce our attractiveness to drivers given the loss of flexibility under an employee model. Reclassification could also impact our current financial statement presentation relating to our International segment, including the calculation of our revenues, cost of revenues and expenses, as further described in our significant and critical accounting policies in the section titled "Management's Discussion and Analysis of Financial Condition and Operating Results — Critical Accounting Policies, Judgments and Estimates." See also " — Risks Relating to Doing Business in China — Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability."

We rely on third parties for elements of the payment processing infrastructure underlying our platform. If these third-party elements become unavailable or unavailable on favorable terms, our business could be adversely affected.

          The convenient payment mechanisms provided by our platform are key factors contributing to the development of our business. We rely on third parties for elements of our payment-processing infrastructure to collect payments from consumers and to remit payments to drivers using our platform, and these third parties may refuse to renew our agreements with them on commercially reasonable terms or at all. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted.

In certain jurisdictions, we allow consumers to pay for rides and meal or grocery deliveries using cash, which raises numerous regulatory, operational, and safety concerns. If we do not successfully manage those concerns, we could become subject to adverse regulatory actions and suffer reputational harm or other adverse financial and accounting consequences.

          In certain jurisdictions, including Brazil and Mexico, we allow consumers to use cash to pay drivers the entire fare of rides and cost of meal deliveries (including our service fee from such rides and meal deliveries). In 2020 and the first quarter of 2021, cash-paid trips accounted for over 60% of our GTV outside of China. This percentage may increase in the future, particularly as we expand into new countries. The use of cash raises numerous regulatory, operational, and safety concerns. For example, many jurisdictions have specific regulations regarding the use of cash for ride hailing and certain jurisdictions prohibit the use of cash for ride hailing. Failure to comply with these regulations could result in the imposition of significant fines and penalties and could result in a regulator requiring that we suspend operations in those jurisdictions. In addition to these regulatory concerns, the use of cash can increase safety and security risks for drivers and riders, including potential robbery, assault, violent or fatal attacks, and other criminal acts. Serious safety incidents resulting in robberies and violent, fatal attacks on drivers while using our platform have been reported. If we are not able to adequately address any of these concerns, we could suffer significant reputational harm, which could adversely impact our business.

          In addition, establishing the proper infrastructure to ensure that we receive the correct service fee on cash trips is complex, and has in the past meant and may continue to mean that we cannot collect the entire service fee for certain of our cash-based trips. We have created systems for drivers to collect and deposit the cash received for cash-based trips and deliveries, as well as systems for us to collect, deposit, and properly account for the cash received, some of which are not always effective, convenient, or widely adopted by drivers. Creating, maintaining, and improving these systems requires significant effort and resources, and we cannot guarantee these systems will be effective in collecting amounts due to us. Further, operating a business that uses cash raises compliance risks with respect to a variety of laws and regulations, including anti-money laundering laws. If drivers fail to pay us under the terms of our agreements or if our collection systems fail, we may be adversely affected by both the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. Such collection failure and enforcement costs, along with any costs associated with a failure to comply with applicable rules and regulations, could, in the aggregate, impact our financial performance.

Our business is subject to extensive government regulation and oversight relating to the provision of payment and financial services.

          Jurisdictions in which we operate have laws that govern payment and financial services activities. Regulators may determine that certain aspects of our business are subject to these laws and could require us to obtain licenses to continue to operate in such jurisdictions. In some countries, it is not clear whether we are required to be licensed as a payment services provider where we rely on local payment providers to disburse payments. Were local regulators to determine that such arrangements require us to be so licensed, such regulators may block payments to drivers, restaurants, shippers or carriers. Such regulatory actions, or the need to obtain regulatory approvals, could impose significant costs and involve substantial delay in payments we make in certain local markets, any of which could adversely affect our business, financial condition, or operating results.

          In addition, laws relating to money transfers and online payments are evolving, and changes in such laws could affect our ability to provide payment processing on our platform in the same form and on the same terms as we have historically, or at all. Our business operations, including our payments to drivers, may not always comply with these financial laws and regulations. Non-compliance with these laws or regulations could result in criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions. Costs associated with fines and enforcement actions, as well as reputational harm, changes in compliance requirements, or limits on our ability to expand our product offerings, could harm our business.

We generate a significant percentage of our transactions from certain major cities. If our operations in these cities are negatively affected, our financial results and future prospects would be adversely impacted.

          In 2020, the number of ride hailing transactions from our top five cities in China constituted approximately 20% of our total China ride hailing transactions. We experience greater competition in large cities than we do in other markets in which we operate, which has led us to offer significant driver incentives and consumer discounts and promotions in these cities. As a result of our geographic concentration, our business and financial results are susceptible to economic, social, weather, and regulatory conditions or other circumstances in each of these cities. Outbreaks of contagious diseases or other viruses, such as COVID-19, could lead to a sustained decline in the desirability of living, working and congregating in the cities in which we operate. Any short-term or long-term shifts in the travel patterns of consumers away from cities, due to health concerns regarding epidemics or pandemics such as COVID-19, could have an adverse impact on our GTV from these areas. An economic downturn, increased competition, or regulatory obstacles in any of these cities would adversely affect our business, financial condition, and operating results to a much greater degree than would the occurrence of similar events in other areas. In addition, any changes to local laws or regulations within these cities that affect our ability to operate or increase our operating expenses in these markets would have an adverse effect on our business. Furthermore, if we are unable to renew existing licenses or do not receive new licenses in the major cities where we operate or such licenses are terminated, any inability to operate in such urban area, as well as the publicity concerning any such termination or non-renewal, could adversely affect our business, financial condition, and operating results.

          Further, we expect that we will continue to face challenges in penetrating non-urban areas, where our network is smaller and our presence is smaller. If we are not successful in penetrating non-urban areas, or if we are unable to operate in certain key cities in the future, our ability to serve what we consider to be our total addressable market would be limited, and our business, financial condition, and operating results would suffer.

Adverse litigation judgments or settlements resulting from legal proceedings or investigations in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

          We have in the past been, are currently, and may in the future become, involved in private actions, collective actions, investigations, and various other legal proceedings by drivers, consumers, employees, commercial partners, competitors or government agencies, among others. We are subject to litigation relating to various matters. See "Business — Legal Proceedings" for more details. The results of any such litigation, investigations and legal proceedings are inherently unpredictable, and defending against them is expensive. Any claims against us, whether meritorious or not, could be time consuming, costly, and harmful to our reputation, and could require significant amounts of management time and corporate resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could suffer monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition and operating results.

Our strategic investments and acquisitions involve inherent risks, and any businesses we invest in or acquire may not perform as expected or be successfully integrated.

          As part of our business strategy, we have entered into, and expect to continue to enter into, agreements to invest in or acquire companies, form joint ventures, divest portions or aspects of our business, sell minority stakes in portions or aspects of our business, and acquire complementary assets or technologies. Competition within our industry for investments in and acquisitions of businesses, technologies, and assets is intense. Even if we are able to identify a target for investment or acquisition, we may not be able to complete the transaction on commercially reasonable terms, we may not be able to receive approval under anti-monopoly and competition laws, or the target may choose to enter into a transaction with another party, which could be our competitor.

          In addition, businesses we invest in or acquire may not perform as well as we expect. We recorded impairment losses of RMB2.5 billion, RMB1.5 billion and RMB1.0 billion (US$0.2 billion) for those investments without readily determinable fair value in 2018, 2019 and 2020, respectively, as well as impairment losses of nil, RMB293.3 million, RMB79.9 million (US$12.2 million) for equity method investments in 2018, 2019 and 2020, respectively. Failure to manage and successfully integrate acquired businesses and technologies, including managing any privacy or data security risks associated with such acquisitions, may harm our operating results and expansion prospects. The process of integrating an acquired company, business, or technology or acquired personnel into our company is subject to various risks and challenges, including:

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  diverting management time and focus from operating our business;

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  disrupting our ongoing business operations;

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  consumer acceptance of the acquired company's offerings;

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  implementing or remediating the controls, procedures, and policies of the acquired company;

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  integrating the acquired business onto our systems and ensuring the acquired business meets our financial reporting requirements and timelines;

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  retaining and integrating acquired employees, including aligning incentives between acquired employees and existing employees, as well as managing costs associated with eliminating redundancies or transferring employees on acceptable terms with minimal business disruption;

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  maintaining important business relationships and contracts of the acquired business;

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  liability for pre-acquisition activities of the acquired company;

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  litigation or other claims or liabilities arising in connection with the acquired company;

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  impairment charges associated with goodwill, investments, and other acquired intangible assets; and

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  other unforeseen operating difficulties and expenditures.

          We cannot predict whether any strategic investment or acquisition will be accretive to the value of our ordinary shares. It is also possible that any of our past, pending or future strategic transactions could be viewed negatively by the press, investors, consumers or regulators, or subject to regulatory inquiries or proceedings, which may adversely affect our reputation, business, financial condition and prospect.

If we are unable to manage the risks presented by our international expansion, our financial results and future prospects will be adversely impacted.

          As of the date of this prospectus, we have business operations in 15 countries. We began expanding into international markets in 2018 and have limited experience operating in many jurisdictions outside of China. We have made, and expect to continue to make, significant investments to expand our international operations and compete with local competitors. Such investments may not be successful and may negatively affect our operating results.

          Conducting our business internationally, particularly in countries in which we have limited experience, subjects us to risks that we do not face to the same degree in China. These risks include, among others:

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  operational and compliance challenges caused by distance, language, and cultural differences;

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  the resources required to build a local management team in each new market and to localize our service offerings to appeal to drivers and consumers in that market;

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  compliance challenges caused by unfamiliar laws and regulations;

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  competition with businesses that understand local markets better than we do, that have pre-existing relationships with potential consumers in those markets, or that are favored by government or regulatory authorities in those markets;

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  international geopolitical tensions;

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  political, social and economic instability in any jurisdiction where we operate;

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  international export controls and economic and trade sanctions;

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  legal uncertainty regarding our liability for the actions of drivers, consumers and other third parties, including uncertainty resulting from unique local laws or a lack of clear legal precedent;

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  fluctuations in currency exchange rates;

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  managing operations in markets in which cash transactions are favored over credit or debit cards;

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  adverse tax consequences, including the complexities of foreign value added tax systems, and restrictions on the repatriation of earnings;

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  increased financial accounting and reporting burdens, and complexities associated with implementing and maintaining adequate internal controls;

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  difficulties in implementing and maintaining the financial systems and processes needed to enable compliance across multiple offerings and jurisdictions; and

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  reduced or varied protection for intellectual property rights in some markets.

          These risks could adversely affect our international operations, which could in turn adversely affect our business, financial condition, and operating results.

We have operations in countries known to experience high levels of corruption and are subject to territorial anti-corruption laws in these jurisdictions as well as extra-territorial anti-corruptions laws including, following the completion of this offering, the U.S. Foreign Corrupt Practices Act.

          We have operations in, and have business relationships with, entities in countries known to experience high levels of corruption. We are subject to anti-corruption laws in the jurisdictions in which we operate that prohibit improper payments or offers of payments to foreign governments, their officials, and political parties for the purpose of obtaining or retaining business. We will also become directly subject to the U.S. Foreign Corrupt Practices Act following the completion of this offering. Regulators continue to focus on the enforcement of these laws, and we may be subject to additional compliance requirements to identify criminal activity and payments to sanctioned parties. Our activities in certain countries with high levels of corruption enhance the risk of unauthorized payments or offers of payments by drivers, consumers, employees, consultants, or business partners in violation of various anti-corruption laws, even though the actions of these parties are often outside our control.

We have granted and may continue to grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

          We adopted our Equity Incentive Plan, or the Plan, in December 2017, which was subsequently amended and restated. Under the Plan, we are authorized to grant options and other types of awards. The maximum aggregate number of ordinary shares that may be issued under the Plan is 312,034,457 shares. As of May 31, 2021, awards to purchase 56,536,498 ordinary shares that were granted under the Plan remained outstanding. As a result, we have incurred and expect to continue to incur substantial share-based compensation expenses in the future.

          We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards to employees, directors and consultants in the future. As a result, our expenses associated with share-based awards may increase, which may have an adverse effect on our results of operations. We may re-evaluate the vesting schedules, exercise prices or other key terms applicable to the grants under our currently effective share incentive plan from time to time. If we choose to do so, we may experience substantial change in our share-based compensation charges in the reporting periods following this offering.

Our business depends heavily on insurance coverage for drivers and on other types of insurance for additional risks related to our business.

          We require drivers on our platform to carry automobile insurance. If insurance carriers change the terms of their policies in a manner not favorable to us or the drivers, our or the drivers' insurance costs could increase. Further, if the insurance coverage we maintain is not adequate to cover losses that occur, we could be liable for significant additional costs.

          We may be subject to claims of significant liability based on traffic accidents, injuries, or other incidents that are alleged to have been caused by drivers on our platform. As we expand to include more offerings on our platform, our insurance needs will likely extend to those additional offerings, including intra-city freight, autonomous driving, electric vehicles, and bike and e-bike sharing. As a result, our insurance policies may not cover all potential claims related to traffic accidents, injuries, or other incidents that are claimed to have been caused by drivers who use our platform, and may not be adequate to indemnify us for all liability that we could face. Even if these claims do not result in liability, we could incur significant costs in investigating and defending against them. If we are subject to claims of liability relating to the acts of drivers or others using our platform, we may be subject to negative publicity and incur additional expenses, which could harm our business, financial condition, and operating results.

          In addition, we are subject to local laws, rules, and regulations relating to insurance coverage which could result in proceedings or actions against us by governmental entities or others. Any failure, or perceived failure, by us to comply with local laws, rules, and regulations or contractual obligations relating to insurance coverage could result in proceedings or actions against us by governmental entities or others. These lawsuits, proceedings, or actions may subject us to significant penalties and negative publicity, require us to increase our insurance coverage, increase our costs, and disrupt our business.

We may be subject to pricing regulations, as well as related litigation, regulatory inquiries or investigations.

          Our revenues are dependent on the pricing model we use to calculate user fares and driver earnings. Our pricing model has been, and will likely continue to be, challenged, banned, limited in emergencies, subject to regulatory inquiries or investigations, or capped in certain jurisdictions or in some of the cities where we operate. Any claim or challenge against us on our pricing model and any related litigation, regulatory inquiries, investigations or other legal proceedings could increase our operating costs and adversely affect our business and reputation. As a result, we may be forced to enter into settlement arrangements or change our pricing model in certain jurisdictions or those cities where we operate, which could be time consuming, costly, and require significant amounts of management time and corporate resources and could harm our business, financial condition, and operating results.

Misconduct and errors by our employees could harm our business and reputation.

          We operate in an industry in which integrity and the confidence of our consumers and drivers are of critical importance. We are subject to the risk of errors, misconduct and illegal activities by our employees. Errors, misconduct and illegal activities by our employees, or even unsubstantiated allegations of them, could result in a material adverse effect on our reputation and our business. It is not always possible to identify and deter misconduct or errors by employees, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees engages in illegal or suspicious activities or other misconduct, we could suffer economic losses and may be subject to regulatory sanctions and significant legal liability, and our financial condition or ability to attract new consumers and drivers may be adversely affected as a result. If any sanction was imposed against an employee during his or her employment with us, even for matters unrelated to us, we may be subject to negative publicity which could adversely affect our brand, public image and reputation, as well as cause investigations or claims against us. We could also be perceived to have facilitated or participated in the illegal activities or misconduct, and therefore be subject to civil or criminal liability.

We rely on merchants on our platform for aspects of our groceries, food and other goods delivery services, and to the extent they fail to maintain their service levels or they increase the prices they charge consumers on our platform, our business would be adversely affected.

          We rely upon merchants on our platform, including small and local independent businesses, to provide quality groceries, food and other goods to our consumers at expected price points. If these merchants experience difficulty servicing consumer demand, producing quality goods at affordable prices, or meeting our other requirements or standards, or experience problems with their point-of-sale or other technologies, our reputation and brand could be damaged. Moreover, an increase in merchant operating costs could cause merchants on our platform to raise prices, renegotiate commission rates, or cease operations, which could in turn adversely affect our operational costs and efficiency, and if merchants on our platform were to cease operations, temporarily or permanently, we may not be able to provide consumers with sufficient merchant selection, which we expect would reduce the number of consumers on our platform. Many of the factors affecting merchant operating costs, including off-premise costs and prices, are beyond the control of merchants and include inflation, costs associated with the goods provided, labor and employee benefit costs, rent costs, and energy costs. If merchants pass along these increased operating costs and increase prices on our platform, order volume may decline. Additionally, some merchants choose to charge higher prices on our platform relative to their in-store prices. This practice can negatively affect consumer perception of our platform and could result in a decline in consumers or order volume, or both, which would adversely affect our financial condition and results of operations.

We may experience a negative impact on our reputation due to any quality or health issues with the groceries and food products distributed through our platform, which could have an adverse impact on our operating results.

          Our businesses that involve food products have inherent risks of product liability claims, product recall and the resulting negative publicity. Food products containing contaminants could be inadvertently distributed by us and, if these contaminants are not eliminated by the time of consumption, they could cause illness or death. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to perform product recalls or be held liable for such incidents in the future. Any loss in confidence on the part of our customers would be difficult and costly to reestablish. Any such adverse impact could significantly reduce our brand value, and have a material and adverse impact on our sales and operating results.

We have limited influence over our minority-owned affiliates, which subjects us to substantial risks, including potential loss of value.

          Our ownership in our minority-owned affiliates involves significant risks that are outside our control. For example, we own a minority ownership position in Grab, which provides shared mobility services in markets where we do not have a presence. We do not participate in the day-to-day management of our minority-owned affiliates or have a controlling influence on their boards. As a result, the boards of directors or management team of our minority-owned affiliates may make decisions or take actions with which we disagree or that may be harmful to the value of our ownership. Additionally, these companies have expanded their offerings, and we expect them to continue to expand their offerings in the future, to compete with us in various markets throughout the world. While this could enhance the value of our ownership interest in these companies, our business, financial condition and operating results would be adversely affected by such expansion into markets in which we operate. Furthermore, any material decline in the business of our minority-owned affiliates would adversely affect the value of our assets and our financial results, and we may never realize the value of these assets relative to the contributions we made to its businesses.

Our bikes are currently subject to operating restrictions or caps in certain cities and municipalities.

          Many cities in which we provide our bike and e-bike sharing services, including Beijing, Shanghai and Guangzhou, have adopted policies to restrict the operations or limit the aggregate number of bikes that may operate in that city. Subject to city-by-city variations, such restrictions generally may require us to register and obtain licenses for our bikes, limit the areas in which our bikes can operate, or limit the total number of bikes we can provide in a given city. Inability to expand the number of our bikes or the geographic area in which they operate could harm our business, financial condition, and operating results. We were and may continue to be subject to penalties if we are found to be in violation of local rules on bike and e-bike sharing.

Our business could be adversely affected by natural disasters, public health crises, political crises, economic downturns or other unexpected events.

          A significant natural disaster, such as an earthquake, fire, hurricane, tornado, flood or significant power outage, could disrupt our operations, mobile networks, the internet or the operations of our third-party technology providers. In addition, any further outbreaks of COVID-19 or other unforeseen public health crises in addition to COVID-19, or political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether in China or abroad, could adversely affect our operations or the economies of the markets where we operate. The impact of any natural disaster, act of terrorism or other disruption to us or our third-party providers' abilities could result in decreased demand for our offerings or a delay in the provision of our offerings, which could adversely affect our business, financial condition and results of operations. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Disruptions or downturns in global or national or local economic conditions may cause discretionary spending and demand for ride hailing and other mobility services to decline. An economic downturn resulting in a prolonged recessionary period would have a material adverse effect on our business, financial condition, and operating results.

The current tensions in international trade and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

          Recently there have been heightened tensions in international economic relations, such as the one between the United States and China. Political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain China-based companies and their respective subsidiaries. Rising political tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the two major economies. Such tensions between the United States and China, and any escalation thereof, may have a negative impact on the general, economic, political, and social conditions in China and, in turn, adversely impacting our business, financial condition, and results of operations.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

          PRC laws and regulations impose restrictions on foreign ownership and investment in certain internet-based businesses. We are an exempted company incorporated in the Cayman Islands and our PRC subsidiaries are considered foreign-invested enterprises. To comply with PRC laws, regulations and regulatory requirements, we set up a series of contractual arrangements entered into among some of our PRC subsidiaries, our VIEs and their shareholders to conduct some of our operations in China. For a detailed description of these contractual arrangements, see "Corporate History and Structure — Contractual Arrangements with Our Variable Interest Entities". As a result of these contractual arrangements, we exert control over our VIEs and their subsidiaries and consolidate their operating results in our financial statements under U.S. GAAP.

          In the opinion of our PRC legal counsel, Fangda Partners, (i) the ownership structure of our principal variable interest entity, Beijing Xiaoju Science and Technology Co., Ltd., or Xiaoju Technology, and our wholly foreign owned enterprise, or WFOE, Beijing DiDi Infinity Technology and Development Co., Ltd., or Beijing DiDi, is not in violation of mandatory provisions of applicable PRC laws and regulations currently in effect; and (ii) the agreements under the contractual arrangement among Beijing DiDi, Xiaoju Technology and its shareholders governed by PRC law are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC legal counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

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  revoking the business licenses and/or operating licenses of our PRC entities;

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  imposing fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations, or imposing other requirements with which we or our VIEs may not be able to comply;

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  discontinuing or placing restrictions or onerous conditions on our operations;

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  placing restrictions on our right to collect revenues;

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  shutting down our servers or blocking our mobile app;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs and their subsidiaries;

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  restricting or prohibiting our use of the proceeds from this offering or other of our financing activities to finance the business and operations of our VIEs and their subsidiaries; or

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  taking other regulatory or enforcement actions that could be harmful to our business.

          Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our VIEs and their subsidiaries that most significantly impact their economic performance, and/or our failure to receive the economic benefits and residual returns from our VIEs and their subsidiaries, and we are not able to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of our VIEs and their subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

The DiDi Partnership and its related arrangements may impact your ability to appoint Executive Directors and nominate certain executive officers of the company, and the interests of the DiDi Partnership may conflict with your interests.

          Our post-offering memorandum and articles of association allows the DiDi Partnership to appoint Executive Directors and nominate and recommend candidates for certain executive officer positions of our company. The board of directors shall cause any Executive Director candidate duly nominated by the DiDi Partnership to be appointed and serve as an Executive Director of our company until expiry of his or her term, subject to removal or termination in accordance with our then-effective memorandum and articles of association. The candidates for the executive officer positions nominated by the DiDi Partnership shall stand for appointment by the board. In the event that such candidate is not appointed by the board, the DiDi Partnership may nominate a replacement nominee until the board appoints such nominee to such executive position, or until the board fails to appoint more than three such candidates nominated by the DiDi Partnership consecutively, after which time the board of directors may then nominate and appoint any person to serve in such executive position of our company after consultation with the DiDi Partnership. See "Management — DiDi Partnership." This governance structure will limit your ability to influence corporate matters, including certain matters determined at the board level.

          In addition, the interests of the DiDi Partnership may not always align with your interests. The partnership committee of the DiDi Partnership may make further determinations as to, among other things, the allocation of the bonus pool among all partners, subject to approval of the compensation committee if such allocations are to partners who are executive officers or directors of our company. These allocations may not be entirely aligned with the interest of shareholders who are not partners. Because the partners may be largely comprised of members of our management team, the DiDi Partnership and its Executive Director nominees may focus on the managerial strategies and decisions and operational and financial targets that may differ from the expectations and desires of shareholders. To the extent that the interests of the DiDi Partnership differ from your interests on certain matters, you may be disadvantaged.

The contractual arrangements with our VIEs and their shareholders may not be as effective as direct ownership in providing operational control.

          We have to rely on the contractual arrangements with our VIEs and their shareholders to operate the business in areas where foreign ownership is restricted, including provision of ride hailing services. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over our VIEs. For example, our VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of our VIEs in an acceptable manner or taking other actions that are detrimental to our interests.

          If we had direct ownership of our VIEs in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level.

However, under the current contractual arrangements, we rely on the performance by our VIEs and their shareholders of their obligations under the contracts to exercise control over our VIEs. The shareholders of our VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "— Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business."

Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

          If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of our VIEs were to refuse to transfer their equity interests in our VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders' equity interests in our VIEs, our ability to exercise shareholders' rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIEs and third parties were to impair our control over our VIEs, our ability to consolidate the financial results of our VIEs would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

          All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See "— Risks Relating to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us". Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have actual or potential conflicts of interest with us, which may adversely affect our business and financial condition.

          The shareholders of our VIEs may have actual or potential conflicts of interest with us. See "Corporate History and Structure — Contractual Arrangements with Variable Interest Entities".

These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would have a material and adverse effect on our ability to effectively control our VIEs and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

          Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive call option agreements with these shareholders to request them to transfer all of their equity interests in our VIEs to a PRC entity or individual designated by us, to the extent permitted by PRC law. We cannot assure you that such method, or any other methods that we may explore, will be effective in resolving the potential conflicts of interest between these shareholders and our company. The shareholders of our VIEs have executed powers of attorney to appoint our respective WFOEs to vote on their behalf and exercise voting rights as shareholders of our VIEs. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

          The shareholders of our VIEs may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in our VIEs and the validity or enforceability of our contractual arrangements with our VIEs and their shareholders. For example, in the event that any of the individual shareholders divorces his or her spouse, the spouse may claim that the equity interest of our VIEs held by such shareholder is part of their community property and should be divided between such shareholders and his or her spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder's spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective control over our VIEs by us. Similarly, if any of the equity interests of our VIEs is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over our VIEs or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to our business and operations and harm our financial condition and results of operations.

          Although under our current contractual arrangements, (i) the spouses of some of the shareholders of our VIEs have respectively executed a spousal consent letter under which each spouse agrees not to assert any rights over the equity interest in our VIEs, and (ii) it is expressly provided that the shareholders of our VIEs shall not assign any of their respective rights or obligations with respect to their equity interests in our VIEs to any third party without the prior written consent of our WFOEs, we cannot assure you that these undertakings and arrangements will be complied with or effectively enforced. In the case any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract our management's attention and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

          Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to our VIEs were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the taxable income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing our WFOEs' tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs' tax liabilities increase or if they are required to pay late payment fees and other penalties.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and operations.

          The variable interest entity structure has been adopted by many companies which have operations in China, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately "controlled" by foreign investors. In March 2019, the National People's Congress promulgated the Foreign Investment Law, and in December 2019, the State Council promulgated implementing rules to further clarify and elaborate the relevant provisions of the Foreign Investment Law, both of which became effective from January 1, 2020 and replaced the major existing laws and regulations governing foreign investment in the PRC. Pursuant to the Foreign Investment Law, "foreign investments" refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, and the Foreign Investment Law and the implementing rules do not introduce the concept of "control" in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the variable interest entity structure would be deemed as a method of foreign investment. However, the Foreign Investment Law has a catch-all provision that includes into the definition of "foreign investments" made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the Foreign Investment Law and the implementing rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the Foreign Investment Law, the possibility cannot be ruled out that the concept of "control" as stated in the 2015 draft may be embodied in, or the variable interest entity structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated VIEs were deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in the "negative list" for foreign investment and therefore be subject to foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or rules mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

We may lose the ability to use and enjoy assets held by our VIEs that are critical to the operation of our business if our VIEs declare bankruptcy or become subject to a dissolution or liquidation proceeding.

          Our VIEs hold certain assets that may be critical to the operation of our business. If the shareholders of our VIEs breach the contractual arrangements and voluntarily liquidate our VIEs, or if our VIEs declare bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if any of our VIEs undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business, financial conditions and results of operations.

          A large majority of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be affected to a significant degree by political, economic and social conditions in China generally.

          The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned or controlled by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

          While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Claims and/or regulatory actions against us related to anti-monopoly and/or other aspects of our business may result in our being subject to fines, constraints on or modification of our business practice, damage to our reputation, and material adverse impact on our financial condition, results of operations and prospects.

          The State Administration for Market Regulation, which is the anti-monopoly enforcement agency in the PRC, has in recent years strengthened enforcement under the Anti-monopoly Law, including conducting investigations and levying significant fines with respect to concentration of undertakings, cartel activity, monopoly agreements and abusive behavior by companies with market dominance. The State Administration for Market Regulation has recently imposed administrative penalties on various companies, including us, for failing to duly make filings as to their transactions subject to merger control review. In the past, we were fined for certain transactions where we did not obtain prior merger control clearance. In the future we may be subject to further fines, and may be required to make divestures or be subject to other administrative penalties if regulators determine that we have failed to make the required filings in relation to any of our historical investments and acquisitions or that any other aspects of our business practice have constituted a violation of the Anti-monopoly Law. As a result of the government's focus on anti-monopoly and anticipated enhanced regulation of platform enterprises, our business practice and expansion strategy may be subject to heightened regulatory scrutiny.

          In addition, on February 7, 2021, the Anti-monopoly Committee of the State Council promulgated the Anti-monopoly Guidelines for the Internet Platform Economy Sector, which provide further guidance on complying with the Anti-monopoly Law for companies operating in the internet industry. The guidelines expressly stipulate that any merger or acquisitions involving variable interest entities falls within the scope of merger control review if the filing thresholds are met. Under these guidelines, examples of abuse of dominance include unreasonably locking in merchants with exclusive agreements and targeting specific customers with unreasonable big-data and algorithm-driven tailored pricing.

          In order to comply with existing and new anti-monopoly or other laws and regulations and new anti-monopoly laws and regulations that may be enacted in the future, we may need to devote significant resources and efforts, including restructuring affected businesses, changing our business practice and adjusting investment activities, which may materially and adversely affect our business, growth prospects and reputation. For example, in April 2021, the State Administration for Market Regulation, together with the Cyberspace Administration and the State Administration of Taxation, held a meeting with more than 30 major internet companies in China, including us. All companies that participated in the meeting were required to conduct a self-inspection within one month to identify and correct possible violations of anti-monopoly, anti-unfair competition, tax and other related laws and regulations and submit their compliance commitments for public supervision. As of the date of this prospectus, we have completed the self-inspection and the relevant governmental authorities have conducted onsite inspections of our company. We cannot assure you that the regulatory authorities will be satisfied with our self-inspection results or that we will not be subject to any penalty with respect to any violations of anti-monopoly, anti-unfair competition, pricing, advertisement, privacy protection, food safety, product quality, tax and other related laws and regulations. We expect that these areas will receive greater and continued attention and scrutiny from regulators and the general public going forward. As a result, we may incur additional costs and expenses, devote more of our management's attention and allocate additional resources to comply with the relevant laws and regulations. If we are required to take any rectifying or remedial measures or are subject to any penalty, our reputation and business operations may be materially and adversely affected. Further, on May 14, 2021, the Ministry of Transport and several other regulators convened a meeting with multiple transport-related platforms in China including us, in which the regulators required those platforms to review their business practice in the areas of driver income, pricing, and related mechanisms and make rectifications to ensure transparency and fairness to platform participants, including passengers and drivers. Specifically, for the sake of transparency and fairness, the regulators required us to share information with the drivers on our platform about their income. We have been making efforts to meet the latest guidance from regulators, including issuing public letters to drivers to explain our future periodic statements to each driver setting forth details of the driver's income with us, beginning from July 2021. We will review and modify our business practice continually to ensure compliance with regulatory requirements and guidance. However, we cannot assure you that measures to be taken by us will satisfy the requirements of the regulators, nor that the regulators will not require us to make additional changes to various aspects of our business practice. Claims and/or regulatory actions against us related to various aspects of our business practice may result in our being subject to fines, constraints on or modification of our business practice, damage to our reputation, and material adverse impact on our financial condition, results of operations and prospects.

          Any lawsuits, regulatory investigations or administrative proceedings relating to anti-monopoly, anti-unfair competition, pricing, advertisement, privacy protection or other matters initiated against us could also result in our being subject to regulatory actions and constraints on our completed or future investments and acquisitions, which could include forced termination of any agreements or transactions that may be determined by governmental authorities to be in violation of anti-monopoly laws or the relevant filing requirements, required divestitures, limitations on certain pricing and business practices and/or significant fines. As a result, we may be subject to significant difficulties in operating our current business and pursuing our investment and acquisition strategy. Any of the above circumstances could materially and adversely affect our business, operations, reputation and brand.

Uncertainties with respect to the PRC legal system could adversely affect us.

          The PRC legal system is a civil law system based on written statutes, where prior court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties. Although we have taken measures to comply with the laws and regulations applicable to our business operations and to avoid conducting any non-compliant activities under these laws and regulations, the PRC governmental authorities may promulgate new laws and regulations regulating our business. Moreover, developments in our industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies. As a result, we may be required by the regulators to upgrade the licenses or permits we have obtained, to obtain additional licenses, permits, approvals, to complete additional filings or registrations for the services we provide, or to modify our business practices. Any failure to upgrade, obtain or maintain such licenses, permits, filings or approvals or requirement to modify our business practices may subject us to various penalties, including, among others, the confiscation of revenues and imposition of fines. We cannot assure you that our business operations would not be deemed to violate any existing or future PRC laws or regulations, which in turn may limit or restrict us, and could materially and adversely affect our business and operations.

          From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

          Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our ADSs.

          We believe that recent litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (United States), or the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ADSs to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

          The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S.

          Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.

          On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a "non-inspection" year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

          The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President's Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act.

However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

          The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded "over-the-counter" earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.

          The PCAOB's inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

          In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges, but there is no certainty that any agreement will be reached.

If additional remedial measures are imposed on the "big four" PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.

          Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

          In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102I of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

          In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

          If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the [NYSE/Nasdaq] or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

          We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiary for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiary, which is a foreign-owned enterprise, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. Some of our subsidiaries are required to allocate general risk reserves prior to the distribution of dividends.

          Our PRC subsidiaries generate essentially all of their revenues in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use their Renminbi revenues to pay dividends to us.

          The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

          In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

          China's overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected. In addition, if drivers on our platform are reclassified as employees instead of independent directors, our labor costs will be substantially increased, which could adversely affect our business and results of operations. See also "— Risk Relating to Our Business — Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees".

          In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration and statutory benefits, determining the term of employee's probation and unilaterally terminating labor contracts. In addition, enterprises are forbidden to force laborers to work beyond the time limit and employers shall pay laborers for overtime work in accordance with the laws and regulations. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

          We engage independent third-party service providers to recruit certain third-party workers at our request, such as customer service, and to settle payment of service fees to such third-party service providers for us. However, we cannot preclude the possibility that these workers supplied by third-party service providers may be classified as "dispatched workers" by courts, arbitration tribunals or government agencies. In December 2012, the Labor Contract Law was amended and in January 2014, the Interim Provisions on Labor Dispatch was promulgated, to impose more stringent requirements on the use of employees of temp agencies, who are known in China as "dispatched workers". For example, the number of dispatched workers may not exceed a certain percentage of the total number of employees and the dispatched workers can only engage in temporary, auxiliary or substitutable work. However, since the application and interpretation of the Labor Contract Law and the Interim Provisions on Labor Dispatch are limited and uncertain, we cannot assure you our business operation will be deemed to be in full compliance with them. If we are found to be in violation of any requirements under the Labor Contract Law, the Interim Provisions on Labor Dispatch or their related rules and regulations, we may be ordered by the labor authority to rectify the non-compliance by entering into written employment contracts with the deemed "dispatched workers", or be subject to regulatory penalty, other sanction or liability or be subject to labor disputes.

          As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees' salaries as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.

          Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We cannot assure you that our practices will be deemed to be in compliance with the abovementioned employee benefit plan requirements in all aspects. For example, certain of our PRC subsidiaries and VIEs engage third-party human resources agencies to make social insurance and housing fund contributions for some of their employees, and there is no assurance that such third party agencies have made or will make such contributions in a full or in a timely manner. The relevant PRC authorities may require us to pay, or in the case of any shortfalls, to cover, such social insurance and housing fund contributions. We may also become subject to fines and legal sanctions due to any failure to make social insurance and housing fund contributions for our employees. Companies operating in China are also required to withhold individual income tax on employees' salaries based on the actual salary of each employee upon payment. With respect to the underpaid employee benefits, we may be required to complete registrations, make up the contributions for these plans as well as to pay late fees and fines. With respect to the under-withheld individual income tax, we may be required to make up sufficient withholding and pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected. We may also be subject to regulatory investigations and other penalties if our other employment practices are deemed to be in violation of relevant PRC laws and regulations.

Failure to comply with PRC laws and regulations on leased property may expose us to potential fines and negatively affect our ability to use the properties we lease.

          Certain of our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities.

Furthermore, a few of our lessors have mortgaged the properties that we are renting. In the event that these properties are foreclosed on due to the lessors' failure to perform their obligations to the creditors, we may not be able to continue to use such leased properties and may incur additional expenses for relocation.

          Our lessors are required to comply with various laws and regulations to enable them to have effective titles of their properties to lease for our use. For instance, properties used for business operations and the underlying land should be approved for commercial use purposes by competent government authorities. Failure to do so may subject the lessors to monetary fines or other penalties and may lead to the invalidation or termination of our leases by competent government authorities, and therefore may adversely affect our ability to use the leased properties. In addition, certain lessors of our leased properties have not provided us with valid property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties or they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated.

          If any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices and incur additional expenses relating to such relocation.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

          The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

          Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

          Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into additional hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, our VIEs and their subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

          We are an offshore holding company conducting our operations in China through our PRC subsidiaries, our VIEs and their subsidiaries. We may make loans to our PRC subsidiaries, our VIEs and their subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

          Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the Ministry of Commerce, or registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to our VIEs, which are PRC domestic companies. Further, we are not likely to finance the activities of our VIEs by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in certain businesses.

          SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, according to which the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE subsequently issued several circulars in the following years to provide additional guidelines on the use by foreign invested enterprises of the income under their capital accounts generated from their capital, foreign debt and overseas listing. However, the interpretation and enforcement of SAFE Circular 19 and other circulars remain subject to uncertainty and potential future policy changes from the SAFE.

          In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or VIEs or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or VIEs when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

          The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive over 90% of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our wholly foreign-owned subsidiaries in China are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities or delegated banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary's ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

          In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purposes) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015. The PRC residents shall, by themselves or entrusting accounting firms or banks, file with the online information system designated by SAFE with respect to its existing rights under offshore direct investment each year prior to the requisite time.

          We may not be fully informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our shareholders or beneficial owners to comply with SAFE registration requirements. We cannot assure you that all shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations.

          The failure or inability of such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary's ability to make distributions or pay dividends to us or affect our ownership structure. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions in China.

          The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law promulgated by the Standing Committee of the National People's Congress requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the anti-monopoly enforcement agency before they can be completed. In addition, the Measures for the Security Review of Foreign Investment promulgated by the NDRC and the Ministry of Commerce in December 2020 specify that foreign investments in military, national defense-related areas or in locations in proximity to military facilities, or foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

          In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merger or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the Ministry of Commerce or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that we can obtain such approval from the Ministry of Commerce or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

          The M&A Rules requires overseas special purpose vehicles that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicles or held by their shareholders as considerations to obtain the approval of the China

Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

          Our PRC legal counsel has advised us based on their understanding of the current PRC laws, regulations and rules that the CSRC's approval may not be required for the listing and trading of our ADSs on the [NYSE/Nasdaq] in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to this regulation, (ii) each of our WFOEs was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules clearly classifies contractual arrangements as a type of acquisition transaction subject to such Rules.

          However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

          Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted share-based awards are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiaries in China and limit these subsidiaries' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

          In addition, the State Administration of Taxation has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted restricted share. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

          Under the Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

          We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body". If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, dividends that we pay and gains realized on the sale or other disposition of our ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

          In addition to the uncertainty as to the application of the "resident enterprise" classification, we cannot assure you that the PRC government will not amend or revise the taxation laws, rules and regulations to impose stricter tax requirements or higher tax rates. Any of such changes could materially and adversely affect our financial condition and results of operations.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

          We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises or SAT Bulletin 7. Pursuant to SAT Bulletin 7, an "indirect transfer" of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

          On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

          We face uncertainties on the reporting and consequences of past or future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Bulletin 7 and SAT Bulletin 37, and may be required to expend valuable resources to comply with these bulletins or to establish that we and our non-resident enterprises should not be taxed under these bulletins, which may have a material adverse effect on our financial condition and results of operations.

          The PRC tax authorities have the discretion under SAT Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Bulletin 7, our income tax costs associated with such transactions will be increased, which may have an adverse effect on our financial condition and results of operations. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance to them for the investigation of any transactions we were involved in. Heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

          Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration for Market Regulation. Although we usually utilize chops to enter into contracts, the designated legal representatives of our WFOEs, our VIEs and their subsidiaries have the apparent authority to enter into contracts on behalf of these entities without chops and bind the entities. The designated legal representatives of our PRC entities have signed employment agreements with us or these PRC entities under which they agree to abide by various duties. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the administrative department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over our PRC entities, we or our PRC entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative's fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entities may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Risks Relating to Our ADSs and This Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

          Prior to this initial public offering, there has been no public market for our shares or ADSs. We will apply to list our ADSs on the [NYSE/Nasdaq]. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

          Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

          The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performance of the securities of these Chinese companies may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

          In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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  actual or anticipated variations in our revenues, earnings, cash flow, or key operating metrics;

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  financial projections we may provide to the public, any changes in those projections and any failure to meet those projections;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new services, solutions, products by us or our competitors;

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  changes in financial targets published by securities analysts or any failure by us to meet those targets or the expectations of investors;

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  detrimental adverse publicity about us, our services or our industry;

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  announcements of new regulations, rules or policies relevant to our business;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

          These or other factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

          In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we are involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The market price and trading volume for our ADSs may be adversely affected by the decisions of securities or industry analysts.

          The trading market for our ADSs will be influenced by the research that securities or industry analysts publish about us or our business. If analysts do not establish or maintain research coverage of us, or if analysts downgrade our ADSs or publish unfavorable research about our business, the market price for our ADSs would likely decline. If analysts cease coverage of our company or fail to publish research on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Our reported financial results may be adversely affected by changes in accounting principles.

          The accounting for our business is complicated, particularly in the area of revenue recognition, and is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations, of accounting regulations. Changes to our business model and accounting methods could result in changes to our financial statements, including changes in revenues and expenses in any period, or in certain categories of revenues and expenses moving to different periods, may result in materially different financial results, and may require that we change how we process, analyze, and report financial information and our financial reporting controls.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

          We are required, pursuant to Section 404 of the Sarbanes-Oxley Act ("Section 404"), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ending December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting for the year ending December 31, 2022. We are required to disclose changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting on an annual basis.

          We have commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing, and any required remediation in a timely fashion. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. In addition, as our business continues to grow in size and complexity, we are improving our processes and infrastructure to help ensure we can prepare financial reporting and disclosures within the timeline required for a public company. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In addition, prior to completing our internal control assessment under Section 404, we may become aware of and disclose material weaknesses that will require timely remediation. Due to our significant growth, we face challenges in timely and appropriately designing controls in response to evolving risks of material misstatement. During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.

          We cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or operating results. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain these and other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

          Our authorized share capital will be divided into Class A ordinary shares and Class B ordinary shares effective immediately prior to the completion of this offering (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to             votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. After this offering, the holder of Class B ordinary shares will have the ability to control matters requiring shareholders' approval, including any amendment of our memorandum and articles of association. Any future issuances of Class B ordinary shares may be dilutive to the voting power of holders of Class A ordinary shares. Any conversions of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. Such conversions may increase the aggregate voting power of the existing holders of Class A ordinary shares. In the event that we have multiple holders of Class B ordinary shares in the future and certain of them convert their Class B ordinary shares into Class A ordinary shares, the remaining holders who retain their Class B ordinary shares may experience increases in their relative voting power.

          Upon the completion of this offering,             will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute        % of our total issued and outstanding share capital immediately after the completion of this offering and       % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

          Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

          We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

          Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

          If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$           per ADS, representing the difference between the initial public offering price of US$           per ADS, the midpoint of the estimated public offering price range shown on the front cover of this prospectus, and our net tangible book value per ADS as of             , 2021, after giving effect to the net proceeds we receive from this offering. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

          Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

          Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

          It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

          Sales of substantial amounts of the ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. Upon the completion of this offering, we will have              ordinary shares issued and outstanding, among which             ordinary shares are in the form of ADSs, which are freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares outstanding will be available for sale, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up period. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

          A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of "passive" income; or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test"). Although the law in this regard is not entirely clear, we treat our VIEs and their subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, and based on the current and anticipated value of our assets and composition of our income and assets (taking into account the expected cash proceeds from, and our anticipated market capitalization following, this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

          However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive determination made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

          If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation — United States Federal Income Tax Considerations") holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations" and "Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules."

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

          [Our post-offering memorandum and articles of association contain certain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series, any or all of which may be greater than the rights associated with our ordinary shares in the form of ADSs. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.]

Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement with the depositary bank could limit the ability of holders of our Class A ordinary shares, ADSs, or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.

          [Our post-offering memorandum and articles of association provide that the federal district courts of the United States are the exclusive forum within the United States (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Our deposit agreement with the depositary bank also provides that the United States

District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary bank arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York). However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or our deposit agreement with the depositary bank to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provisions in the deposit agreement, may limit a security-holder's ability to bring a claim against us, our directors and officers, the depositary bank, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our post-offering memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.]

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

          We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

          Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than copies of the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

          As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital — Our Post-Offering Memorandum and Articles of Association — Differences in Corporate Law."

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

          We are an exempted company incorporated under the laws of the Cayman Islands. However, we conduct the vast majority of our operations in China. In addition, all of our directors and senior executive officers reside within China for at least a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or our management residing in China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

          The recognition and enforcement of foreign judgments are provided for under the Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

          Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or collect evidence within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or collect evidence within China may further increase difficulties faced by you in protecting your interests. See also "—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law" for risks associated with investing in us as a Cayman Islands company.

You may experience dilution of your holdings due to inability to participate in rights offerings.

          We may from time to time distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, attempt to sell these undistributed rights to third parties, but it is not required to do so, and it may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to such rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

The discontinuation of the preferential income tax treatment currently available to us in the PRC could have a material and adverse effect on our result of operations and financial condition.

          Pursuant to the PRC Enterprise Income Tax Law, as further clarified by subsequent implementing tax regulations, foreign-invested enterprises and domestic enterprises are subject to enterprise income tax at a uniform rate of 25%. Certain enterprises may benefit from a preferential tax rate of 15% under the Enterprise Income Tax Law if they qualify as "High and New Technology Enterprises strongly supported by the state," subject to certain general factors described in the Enterprise Income Tax Law and the related regulations.

          One of our subsidiaries, Beijing DiDi, is entitled to enjoy a preferential tax rate of 15% for the three years ending December 31, 2021 due to its qualification as a "High and New Technology Enterprise." The "High and New Technology Enterprise" qualification is re-assessed by the relevant authorities every three years. If such subsidiary fails to maintain the "High and New Technology Enterprise" qualification, its applicable enterprise income tax rate will increase to 25%. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Taxation—China."

          The discontinuation of the above-mentioned preferential income tax treatment currently available to us in the PRC could have a material and adverse effect on our result of operations and financial condition. We cannot assure you that we will be able to maintain our current effective tax rate in the future.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

          The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any plans to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of our ADSs has agreed to pay you the cash dividends or other distributions that it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

          We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. Our management has discretion over the use of proceeds we receive from this offering, and we could spend the proceeds we receive from this offering in ways our ADS holders may not agree with or that do not yield a favorable return, or any return at all. Our actual use of these proceeds may differ substantially from our plans, if any, in the future. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may be subject to limitations on transfer of your ADSs.

          Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

          Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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  the selective disclosure rules governing the release of material nonpublic information under Regulation FD; and

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  certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

          We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the [NYSE/Nasdaq]. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the [NYSE/Nasdaq] listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards.

          After we are listed on the [NYSE/Nasdaq], we will be subject to the [NYSE/Nasdaq] corporate governance listing standards. However, [NYSE/Nasdaq] rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the [NYSE/Nasdaq] corporate governance listing standards. For example, Cayman Islands does not require us to comply with the following corporate governance listing standards of the [NYSE/Nasdaq]: (i) having the majority of our board of directors composed of independent directors, (ii) having a minimum of three members in our audit committee, (iii) holding annual shareholders' meetings, (iv) having a compensation committee composed entirely of independent directors, and (v) having a nominating and corporate governance committee composed entirely of independent directors. If we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the [NYSE/Nasdaq] corporate governance listing standards applicable to U.S. domestic issuers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

          Holders of ADSs do not have the same rights as our shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. As an ADS holder, you will only be able to exercise the voting rights carried by the underlying Class A ordinary shares which are represented by your ADSs indirectly, by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be             days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary notice of shareholder meetings sufficiently in advance of such meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting. Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests.

We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

          We are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of the agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment impose or increase fees or charges (other than in connection with foreign exchange control regulations, taxes and other governmental charges, and delivery and other such expenses) or materially prejudice an existing substantial right of the ADS holders, ADS holders will only receive             days' advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement for the amendment to take effect. Furthermore, we may decide to terminate the deposit agreement and thus the ADS facility at any time for any reason. For example, we may terminate the ADS facility if we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or if we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least             days' prior notice, but no prior consent is required from the ADS holders. Under circumstances where we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but they will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

          The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

          If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waive the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

          If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder's ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

          Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

An ADS holder's right to pursue claims against the depositary is limited by the terms of the deposit agreement.

          Under the deposit agreement, the United States District Court of the Southern District of New York (or, if the United States District Court of the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary, arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York), and a holder of our ADSs will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. However, the enforceability of similar federal court choice of forum provisions in other companies' organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.

          The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement, our shares, the ADSs, or the transactions contemplated thereby be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, while to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any holder or beneficial owner of ADSs, the federal securities law violation aspects of such claims may, at the option of such holders or beneficial owners, remain in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County in New York). We believe that a contractual arbitration provision, especially when excluding matters relating to federal securities law violation, is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement.

The depositary for the ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

          Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting may have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

          The effect of this discretionary proxy is that if you do not vote at shareholders' meetings, you cannot prevent our ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA

          This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

          You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  expected changes in our revenues, expenses or expenditures;

  •
  the expected growth of the shared mobility market in China and globally;

  •
  our expectations regarding demand for and market acceptance of our services;

  •
  our expectations regarding our relationship with drivers and consumers on our platform;

  •
  competition in our industry;

  •
  general economic and business conditions in China and elsewhere;

  •
  government policies and regulations relating to our industry; and

  •
  the outcome of any current and future legal or administrative proceedings.

          You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

          You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

          This prospectus also contains statistical data and estimates that we obtained from government and private publications, including industry data and information from China Insights Consultancy and iResearch Consulting Group. Statistical data in these publications also include projections based on a number of assumptions. The market data contained in this prospectus involves a number of assumptions, estimates and limitations. The shared mobility market and related markets in China and elsewhere may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately US$             , or approximately US$             if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$             per ADS, the midpoint of the range shown on the front cover page of this prospectus. A US$1.00 change in the assumed initial public offering price of US$             per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering by US$             , or approximately US$             if the underwriters exercise their option to purchase additional ADSs in full, assuming no change to the number of             ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

          The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately 30% to invest in our technology capabilities including our shared mobility, electric vehicle, and autonomous driving technologies;

  •
  approximately 30% to grow our presence in selected international markets outside of China;

  •
  approximately 20% to introduce new products and expand existing offerings for the benefit of our consumers; and

  •
  the balance for general corporate purposes, which may include working capital needs and potential strategic investments and acquisitions, although we do not have agreements or commitments for any material investments or acquisitions at this time.

          The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors — Risks Relating to Our ADSs and This Offering — We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree."

          Pending any use described above, we plan to invest the net proceeds in interest-bearing debt instruments or demand deposits.

          In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, our VIEs and their subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

 DIVIDEND POLICY

          We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

          We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business." Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents, and capitalization as of March 31, 2021:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares upon the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (1) the automatic conversion of all of our outstanding Series B-1 preferred shares into Class A ordinary shares on a one-for-three basis and the automatic conversion of all of our other outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; and (2) the sale of              Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

          You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2021
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in millions, except for share and per share data)
Cash and cash equivalents	23,468	3,582	23,468	3,582

Long-term borrowings(2)	1,903	290	1,903	290
Mezzanine Equity:
Mezzanine equity (US$0.00002 par value; 882,416,719 shares authorized, 816,245,752 shares issued and outstanding on an actual basis; nil issued and outstanding on a pro forma or pro forma as adjusted basis)	189,839	28,975	—	—
Convertible redeemable non-controlling interests	10,369	1,583	10,369	1,583
Convertible non-controlling interests	1,069	163	1,069	163
Total mezzanine equity(2)	201,277	30,721	11,438	1,746
Shareholders' Equity (Deficit):
Ordinary shares (US$0.00002 par value; 1,617,583,821 shares authorized, 123,369,974 shares issued, 108,313,130 shares outstanding on an actual basis; 1,056,677,484 shares issued, 1,041,620,640 outstanding on a pro forma basis; issued and outstanding on a pro forma as adjusted basis)	—	—	—	—
Treasury shares	—	—	—	—
Additional paid-in capital(3)	12,566	1,918	202,405	30,893
Statutory reserves	17	3	17	3
Accumulated other comprehensive loss	(1,579)	(241)	(1,579)	(241)
Accumulated deficit	(80,926)	(12,352)	(80,926)	(12,352)
Total Company's shareholders' equity (deficit)	(69,922)	(10,672)	119,917	18,303
Non-controlling interests	82	12	82	12

Total shareholders' equity (deficit)(2)(3)	(69,840)	(10,660)	119,999	18,315

Total capitalization(2)(3)	133,340	20,351	133,340	20,351

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders' equity (deficit) and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Total capitalization equals the sum of long-term borrowings, mezzanine equity and total shareholders' equity (deficit).

(3)
A US$1.00 increase/(decrease) in the assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase/(decrease) each of additional paid-in capital, total shareholders' equity (deficit) and total capitalization by US$              million.

 DILUTION

          If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

          Our net tangible book value as of                          , 2021 was US$             per ordinary share and US$             per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Pro forma net tangible book value per ordinary share is calculated after giving effect to the automatic conversion of all of our outstanding preferred shares. Dilution is determined by subtracting pro forma net tangible book value per ordinary share from the assumed public offering price per Class A ordinary share.

          Without taking into account any other changes in such net tangible book value after                          , 2021, other than to give effect to our issuance and sale of             ADSs in this offering at an assumed initial public offering price of US$             per ADS, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of                          , 2021 would have been US$             per outstanding ordinary share, including Class A ordinary shares underlying our outstanding ADSs, or US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share, or US$             per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share, or US$             per ADS, to purchasers of ADSs in this offering. The following table illustrates such dilution:

Assumed initial public offering price per ordinary share	US$
Net tangible book value per ordinary share	US$
Pro forma net tangible book value per ordinary share after giving effect to the automatic conversion of all of our outstanding preferred shares, as of , 2021	US$
Pro forma net tangible book value per ordinary share as adjusted to give effect to the automatic conversion of all of our outstanding preferred shares and this offering, as of , 2021	US$
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$
Amount of dilution in net tangible book value per ADS to new investors in the offering	US$

          A US$1.00 change in the assumed public offering price of US$             per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value after giving effect to the offering by US$              million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$ per ordinary share and per US$             ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

          The following table summarizes, on a pro forma basis as of                          , 2021, the differences between the shareholders as of                          , 2021 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of US$             per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders
New investors

Total

          A US$1.00 change in the assumed public offering price of US$             per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$             , US$             , US$             and US$             , respectively, assuming no change to the number of             ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          The discussion and tables above also assume no exercise of any outstanding options outstanding as of the date of this prospectus. As of May 31, 2021, options to purchase 49,336,341 ordinary shares were granted and outstanding with a weighted average exercise price of US$5.323, and 7,200,157 restricted share units are outstanding. To the extent that any of these options are exercised or restricted share units vest, there will be further dilution to new investors.

 ENFORCEABILITY OF CIVIL LIABILITIES

          We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

          However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

          Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

          Most of our operations are conducted in China, and substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

          We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

          We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Maples and Calder (Hong Kong) LLP that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principal that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

          However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

          Fangda Partners, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

          Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law. Fangda Partners has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of written arrangement between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it is uncertain whether and on what basis that a PRC court would enforce judgments rendered by courts in the United States or the Cayman Islands.

          The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement, our shares, the ADSs, or the transactions contemplated thereby be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, while to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any holder or beneficial owner of ADSs, the federal securities law violation aspects of such claims may, at the option of such holders or beneficial owners, remain in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County in New York). We believe that a contractual arbitration provision, especially when excluding matters relating to federal securities law violation, is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement.

 CORPORATE HISTORY AND STRUCTURE

Corporate History

          We commenced our operations in 2012 through Beijing Xiaoju Science and Technology Co., Ltd., or Xiaoju Technology, and launched DiDi Dache app to provide taxi hailing services. Xiaoju Technology established a variety of subsidiaries in China to engage in our mobility services.

          In January 2013, Xiaoju Science and Technology Limited, or DiDi, was established in the Cayman Islands as our holding company. In February 2015, we renamed our holding company to Xiaoju Kuaizhi Inc. in connection with our acquisition of Kuaidi.

          The following is a summary of our key business development milestones since our inception in 2012:

  •
  In 2012, we commenced taxi hailing services.

  •
  In 2014, we introduced ride hailing services. We have expanded our ride hailing services over the years and provide a comprehensive range of services that cater to different budgets and needs today.

  •
  In 2015, we acquired Kuaidi. We rebranded our app to DiDi Chuxing.

  •
  In 2016, we acquired Uber China. In the same year, we began investing in autonomous driving.

  •
  In 2018, we launched our auto solutions. We also expanded into Brazil, followed by Mexico, and then into other countries.

  •
  In 2020, we launched the D1, our purpose-built electric vehicle for shared mobility, in cooperation with a leading electric vehicle manufacturer.

Reorganization

          Prior to February 2015, our businesses were operated through DiDi and its subsidiaries. In February 2015, we acquired Kuaidi through a merger agreement entered into between DiDi and Kuaidi pursuant to which Kuaidi was merged with and into DiDi, with DiDi continuing as the surviving company. Under the merger agreement, all issued and outstanding ordinary and preferred shares of each of Kuaidi and DiDi were cancelled and exchanged into the applicable number and type of shares in DiDi. Specifically, as a result of the transaction, we issued certain ordinary shares, Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, and Series A-6 preferred shares to the holders of ordinary shares, Series Seed, Series A-1, Series A-2, Series B, Series C, and Series D preferred shares in Kuaidi, respectively, and certain ordinary shares, Series A-7, Series A-8, Series A-9, Series A-10, Series A-11, Series A-12, Series A-13, Series A-14, Series A-15 preferred shares to the holders of ordinary shares, Series Seed, Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D, Series E, and Series F preferred shares in DiDi, respectively.

Major Transactions

Acquisition of Uber China

          In August 2016, we acquired Uber (China) Ltd., or Uber China, in exchange for our issuance of our Series B-1 preferred shares in DiDi. DiDi, Xiaoju Sub Inc., or the DiDi Subsidiary, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Uber (China) Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Uber Technologies Inc., or Uber, a Delaware corporation, entered into a merger agreement, pursuant to which Uber China shall merge with and into the DiDi Subsidiary, being a then wholly owned subsidiary of DiDi, with the DiDi Subsidiary surviving after the merger. Pursuant to the merger agreement, all issued and outstanding ordinary and preferred shares of Uber China were cancelled and exchanged into Series B-1 preferred shares in DiDi. In connection with the transaction, DiDi agreed to purchase certain Series G preferred shares in Uber for an aggregate cash consideration of US$1 billion within six months after the closing of the transaction and Uber committed to issue to DiDi a warrant that entitles DiDi to purchase certain Series G preferred shares of Uber upon the closing of DiDi's share purchase in Uber. DiDi's share purchase in Uber for a consideration of US$1 billion and Uber's issuance of the warrant to DiDi were completed in February 2017. In January 2018, the warrant was forfeited. In May 2019, Uber became a public company listed on the New York Stock Exchange, and the preferred shares we held in Uber were converted to ordinary shares. In November and December 2020, we disposed all the shares we held in Uber.

Acquisition of 99 Taxis

          From January to June 2017, we purchased certain preferred shares of 99 Taxis, a company engaged in the business of providing ride hailing services in Brazil, for an aggregate consideration of US$37.5 million in cash. In August 2017, we purchased certain Series A and Series B preferred shares of 99 Taxis in secondary transactions for a total consideration of US$39.9 million. In January 2018, we entered into transaction agreements with 99 Taxis, to acquire all of the outstanding ordinary shares and preferred shares of 99 Taxis not owned by our company, for cash consideration of US$343.7 million and by issuing our Series B-2 preferred shares with a fair value of US$222.4 million.

Corporate Structure

          We conduct our business primarily through our principal subsidiaries and variable interest entities, including the following principal variable interest entity and its subsidiaries as of the date of this prospectus:

  •
  Beijing Xiaoju Science and Technology Co., Ltd., or Xiaoju Technology, a limited liability company incorporated under the laws of the PRC, and its subsidiaries, including DiDi Chuxing Science and Technology Co., Ltd. and Beijing DiDi Chuxing Technology Co., Ltd., to carry out our mobility services.

          In order to comply with PRC laws and regulations, we have entered into a series of contractual arrangements in connection with our variable interest entities, including through Beijing DiDi Infinity Technology and Development Co., Ltd., or Beijing DiDi, with Xiaoju Technology, and its respective shareholders to obtain effective control over Xiaoju Technology and its subsidiaries. See "— Contractual Arrangements with Our Variable Interest Entities" below.

          The following diagram illustrates our corporate structure, except as otherwise indicated, as of the date of this prospectus, including our principal subsidiaries and variable interest entity and other entities:

Contractual Arrangements with Our Variable Interest Entities

          PRC laws and regulations impose restrictions on foreign ownership and investment in value-added telecommunications services and certain other businesses. We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. In order to comply with PRC laws and regulations, we have entered into a series of contractual arrangements, through our WFOEs, with our VIEs and their respective shareholders to obtain effective control over our VIEs and their subsidiaries.

          We currently conduct our business through our VIEs and their subsidiaries based on these contractual arrangements, which allow us to:

  •
  exercise effective control over our VIEs and their subsidiaries;

  •
  receive substantially all of the economic benefits from our VIEs and their subsidiaries; and

  •
  have an exclusive option to purchase all or part of the equity interest in our VIEs to the extent permitted by PRC laws.

          As a result of these contractual arrangements, we have become the primary beneficiary of our VIEs under U.S. GAAP. We have consolidated the financial results of our VIEs and their subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

          The following is a summary of the currently effective contractual arrangements among Beijing DiDi, Xiaoju Technology, and its respective shareholders.

Agreements that Allow Us to Receive Economic Benefits from Our Variable Interest Entities

          Exclusive Business Cooperation Agreement.    On May 6, 2013, Beijing DiDi entered into an exclusive business cooperation agreement with Xiaoju Technology. Pursuant to the agreement, Beijing DiDi or its designated parties have the exclusive right to provide Xiaoju Technology with comprehensive technical support, consulting services and other services. Without Beijing DiDi's prior written consent, Xiaoju Technology shall not accept any service covered by the agreement from any third party. Xiaoju Technology agrees to pay services fees, the amount of which is determined by Beijing DiDi on the basis of the work performed and commercial value of the services. Beijing DiDi owns the intellectual property rights arising out of the services performed under the agreement. Unless Beijing DiDi terminates the agreement or pursuant to other provisions of the agreement, the agreement will remain effective for a long term, or for a specified period as agreed by the parties which can be extended unilaterally by Beijing DiDi. The agreement can be terminated by Beijing DiDi with advance written notice to Xiaoju Technology, and unless otherwise required by applicable laws, Xiaoju Technology shall not have the right to terminate the agreement.

Agreements that Provide Us with Effective Control over Our Variable Interest Entities

          Power of Attorney.    Through a series of powers of attorney, each shareholder of Xiaoju Technology irrevocably authorizes Beijing DiDi to act as its attorney-in-fact to exercise all of such shareholder's voting and other rights associated with the shareholder's equity interest in Xiaoju Technology, including but not limited to the right to attend shareholder meetings on behalf of such shareholder, the right to appoint legal representatives, directors, supervisors and chief executive officers and other senior management, and the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder. The power of attorney is irrevocable and remains in force continuously upon execution.

          Share Pledge Agreements.    On May 6, 2013 and May 26, 2015, Beijing DiDi has entered into share pledge agreements with Xiaoju Technology and its respective shareholders. Pursuant to these share pledge agreements, all shareholders of Xiaoju Technology have pledged their equity interest in Xiaoju Technology to Beijing DiDi to guarantee the performance by such shareholders and Xiaoju Technology of their respective obligations under the exclusive business cooperation agreement, the power of attorney, the exclusive option agreements, and any amendment, supplement or restatement to such agreements. If Xiaoju Technology or any of its shareholders breach any obligations under these agreements, Beijing DiDi, as pledgee, will be entitled to dispose of the pledged equity and has priority to be compensated by the proceeds from the disposal of the pledged equity. All the shareholders of Xiaoju Technology agree that before their obligations under the contractual arrangements are discharged, they will not dispose of the pledged equity interest or create or allow any encumbrance on the pledged equity interest without the prior written consent of Beijing DiDi. These share pledge agreements will remain effective until Xiaoju Technology and its shareholders discharge all their obligations under the contractual arrangements.

          We have completed the registration of the equity interest pledge contemplated under the share pledge agreements in relation to Xiaoju Technology with the competent administration for market regulation in accordance with applicable PRC law.

Agreements that Provide Us with the Option to Purchase the Equity Interest in Our Variable Interest Entities

          Exclusive Option Agreements.    On March 11, 2016, Beijing DiDi has entered into exclusive option agreements with Xiaoju Technology and its respective shareholders. Pursuant to these exclusive option agreements, all the shareholders of Xiaoju Technology have irrevocably granted Beijing DiDi or any third party as agreed by Xiaoju Technology and Beijing DiDi an exclusive option to purchase all or part of their respective equity interest in Xiaoju Technology. The purchase price of equity interest in Xiaoju Technology will be the lowest price permitted by PRC law. Without Beijing DiDi's prior written consent, Xiaoju Technology shall not, among other things, amend its articles of association, increase or decrease the registered capital. The shareholders of Xiaoju Technology also undertake that they will not transfer or dispose of their respective equity interest in Xiaoju Technology to any third party or create or allow any encumbrance on their equity interest within the term of these agreements. These agreements will remain effective until all the equity interest in Xiaoju Technology held by their respective shareholders have been transferred or assigned to Beijing DiDi and/or any other person designated by Beijing DiDi, or remain effective for a specified period as agreed by the parties which can be extended unilaterally by Beijing DiDi.

          Spousal Consent Letters.    The spouses of the shareholders of Xiaoju Technology have each signed a spousal consent letter agreeing that the equity interests in Xiaoju Technology held by and registered under the name of the respective shareholders will be disposed pursuant to the contractual agreements with Beijing DiDi. Each spouse agreed not to assert any rights over the equity interest in Xiaoju Technology held by the respective shareholder.

          In the opinion of Fangda Partners, our PRC counsel:

  •
  the ownership structure of our principal variable interest entity, Xiaoju Technology and our WFOE, Beijing DiDi, currently does not, and immediately after giving effect to this offering, will not result in any violation of the applicable PRC laws or regulations currently in effect; and

  •
  the agreements under the contractual arrangement among Beijing DiDi, Xiaoju Technology and its shareholders are currently valid, binding and enforceable in accordance with their terms and the applicable PRC laws or regulations currently in effect, and do not result in any violation of the applicable PRC laws or regulations currently in effect. However, Fangda Partners has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

          It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, we could be subject to severe penalties, including being prohibited from continuing operations. See "Risk Factors — Risks Relating to Our Corporate Structure" and "— Risks Related to Doing Business in China."

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated statements of operations and comprehensive loss data for the years ended December 31, 2018, 2019 and 2020, selected consolidated balance sheet data as of December 31, 2018, 2019 and 2020, and summary consolidated cash flow data for the years ended December 31, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive income (loss) data for the three months ended March 31, 2020 and 2021, summary consolidated balance sheet data as of March 31, 2021, and summary consolidated cash flow data for the three months ended March 31, 2020 and 2021 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(amounts in millions, except for share and per share data)
Selected Consolidated Statements of Comprehensive Income (Loss):
Revenues
China Mobility	133,207	147,940	133,645	20,398	18,945	39,235	5,988
International	411	1,975	2,333	356	767	804	123
Other Initiatives	1,670	4,871	5,758	879	760	2,124	324

Total revenues	135,288	154,786	141,736	21,633	20,472	42,163	6,435

Costs and expenses
Cost of revenues	(127,842)	(139,665)	(125,824)	(19,205)	(17,354)	(37,597)	(5,738)
Operations and support	(3,665)	(4,078)	(4,696)	(717)	(897)	(2,149)	(328)
Sales and marketing	(7,604)	(7,495)	(11,136)	(1,700)	(1,769)	(5,107)	(779)
Research and development	(4,378)	(5,347)	(6,317)	(964)	(1,478)	(1,862)	(284)
General and administrative	(4,242)	(6,214)	(7,551)	(1,152)	(2,296)	(2,102)	(322)

Total costs and expenses	(147,731)	(162,799)	(155,524)	(23,738)	(23,794)	(48,817)	(7,451)

Loss from operations	(12,443)	(8,013)	(13,788)	(2,105)	(3,322)	(6,654)	(1,016)
Interest income	1,458	1,361	1,229	188	337	187	29
Interest expenses	(44)	(70)	(136)	(21)	(19)	(61)	(9)
Investment income (loss), net	(817)	(476)	2,833	432	(462)	12,361	1,887
Impairment loss for equity investments accounted for using cost method/Measurement Alternative	(2,541)	(1,451)	(1,022)	(156)	—	—	—
Loss from equity method investments, net	(768)	(979)	(1,058)	(161)	(195)	(45)	(7)
Other income (loss), net	(337)	(453)	1,031	158	(490)	(384)	(59)

Income (loss) before income taxes	(15,492)	(10,081)	(10,911)	(1,665)	(4,151)	5,404	825
Income tax benefits	513	348	303	46	179	79	12

Net income (loss)	(14,979)	(9,733)	(10,608)	(1,619)	(3,972)	5,483	837
Less: Net loss attributable to non-controlling interest shareholders	(1)	(5)	(94)	(14)	(10)	(2)	(0)
Net income (loss) attributable to Xiaoju Kuaizhi Inc.	(14,978)	(9,728)	(10,514)	(1,605)	(3,962)	5,485	837
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	(165)	(25)	(20)	(90)	(14)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664)	—	(1)	—	—	—	—
Income allocation to participating preferred shares	—	—	—	—	—	(5,199)	(793)

Net income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(15,642)	(9,728)	(10,680)	(1,630)	(3,982)	196	30

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(amounts in millions, except for share and per share data)

Net income (loss)	(14,979)	(9,733)	(10,608)	(1,619)	(3,972)	5,483	837
Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of nil	3,126	1,225	(5,927)	(905)	(163)	426	65
Change in unrealized losses from available-for-sale securities, net of tax of nil	(150)	—	—	—	—	—	—
Share of other comprehensive income (loss) of equity method investees	1	1	—	—	(1)	(3)	(0)

Total other comprehensive income (loss)	2,977	1,226	(5,927)	(905)	(164)	423	65

Total comprehensive income (loss)	(12,002)	(8,507)	(16,535)	(2,524)	(4,136)	5,906	902
Less: comprehensive loss attributable to non-controlling interest shareholders	(1)	(5)	(94)	(14)	(10)	(2)	(0)

Comprehensive income (loss) attributable to Xiaoju Kuaizhi Inc.	(12,001)	(8,502)	(16,441)	(2,510)	(4,126)	5,908	902
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	(165)	(25)	(20)	(90)	(14)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664)	—	(1)	—	—	—	—
Income allocation to participating preferred shares	—	—	—	—	—	(5,199)	(793)

Comprehensive income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(12,665)	(8,502)	(16,607)	(2,535)	(4,146)	619	95

Weighted average number of ordinary shares used in computing net income (loss) per share
Basic	95,992,217	100,684,581	106,694,420	106,694,420	102,817,039	108,897,917	108,897,917
Diluted	95,992,217	100,684,581	106,694,420	106,694,420	102,817,039	149,520,237	149,520,237
Net income (loss) per share attributable to ordinary shareholders
Basic	(162.95)	(96.62)	(100.10)	(15.28)	(38.73)	1.80	0.27
Diluted	(162.95)	(96.62)	(100.10)	(15.28)	(38.73)	1.31	0.20

(1)
Share-based compensation expenses are allocated as follows:

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(amounts in millions)
Share-based compensation expenses included in:
Operations and support	71	85	80	12	32	44	7
Sales and marketing	134	196	210	32	69	50	7
Research and development	568	678	778	119	307	196	30
General and administrative	905	2,181	2,345	358	1255	407	62

Total	1,678	3,140	3,413	521	1663	697	106

	As of December 31,				As of March 31,
	2018	2019	2020		2021
	RMB	RMB	RMB	US$	RMB	US$
	(amounts in millions)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	14,463	12,791	19,372	2,957	23,468	3,582
Restricted cash	460	889	2,259	345	523	80
Short-term investments	38,269	41,360	37,398	5,708	23,966	3,658
Total assets	142,812	144,721	147,265	22,477	158,111	24,133
Total liabilities	14,002	17,563	30,115	4,596	26,674	4,072
Total Mezzanine Equity	186,278	189,847	193,284	29,501	201,277	30,721
Total Xiaoju Kuaizhi Inc. shareholders' equity (deficit)	(57,504)	(62,866)	(76,218)	(11,633)	(69,922)	(10,672)
Total shareholders' equity (deficit)	(57,468)	(62,689)	(76,134)	(11,620)	(69,840)	(10,660)
Total liabilities, mezzanine equity and shareholders' equity (deficit)	142,812	144,721	147,265	22,477	158,111	24,133

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(amounts in millions)
Selected Consolidated Cash Flows Data:
Net cash provided by (used in) operating activities	(9,228)	1,445	1,138	174	(2,983)	(6,138)	(937)
Net cash provided by (used in) investing activities	(18,449)	(6,150)	(1,946)	(297)	4,229	(2,014)	(307)
Net cash provided by financing activities	23,277	2,952	9,274	1,415	3,009	10,281	1,569
Effect of exchange rate changes on cash and cash equivalents	832	510	(515)	(78)	(473)	231	35
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,568)	(1,243)	7,951	1,214	3,782	2,360	360
Cash, cash equivalents and restricted cash at beginning of the period	18,491	14,923	13,680	2,088	13,680	21,631	3,302
Cash, cash equivalents and restricted cash at end of the period	14,923	13,680	21,631	3,302	17,462	23,991	3,662

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements and Industry Data."

OVERVIEW

          We are the world's largest mobility technology platform. We reimagine urban living using transformative technologies to make mobility safe, affordable, convenient, and sustainable. Our global platform provided services to over 493 million annual active users and powered 41 million average daily transactions for the twelve months ended March 31, 2021.

          We started our mobility business in China nine years ago. We are the go-to brand for mobility services in China and provide consumers with a comprehensive range of safe, affordable and convenient mobility services. Our services include ride hailing, taxi hailing, chauffeur, hitch, and other forms of shared mobility. We facilitated 25 million average daily transactions for China Mobility in the three months ended March 31, 2021.

          We have expanded our platform to strategically selected international markets with similar challenges and opportunities, starting with Brazil in 2018 and now extending across 14 countries outside of China. We leverage the technology and expertise that we gained from building and scaling a shared mobility network in China to create localized solutions that fit the needs of consumers in these new markets. The average daily transactions facilitated on our platform outside of China has increased at a CAGR of 58.9% from 1.8 million for the three months ended March 31, 2019 to 4.6 million for the three months ended March 31, 2021, while annual active users outside of China increased at a CAGR of 63.5% from 23 million for the twelve months ended March 31, 2019 to 60 million for the twelve months ended March 31, 2021.

          We have strategically expanded our services to better address consumers' essential daily needs beyond personal, four-wheel transport. In particular, we leverage our localized operational knowhow, core mobility technologies, and offline network to improve urban life. In China, we offer bike and e-bike sharing to provide consumers an additional short-distance urban transport alternative; we have also launched intra-city freight to bring our strengths in operating an on-demand mobility network to the movement of goods; and through community group buying, we connect local communities to groceries and other essentials by improving supply chain and the efficiency of logistics on a larger scale.

          Our business has achieved significant scale and several milestones since our inception:

          We operate in 15 countries and nearly 4,000 cities, counties and towns. We have facilitated over 50 billion cumulative transactions to date. Our Core Platform GTV, which refers to the GTV of our China Mobility and International segments, was RMB212.4 billion, RMB225.3 billion and RMB214.6 billion (US$32.8 billion) in 2018, 2019 and 2020 respectively, and RMB62.3 billion (US$9.5 billion) for the three months ended March 31, 2021. Our revenues were RMB135.3 billion, RMB154.8 billion and RMB141.7 billion (US$21.6 billion) in 2018, 2019 and 2020 respectively, and RMB42.2 billion (US$6.4 billion) for the three months ended March 31, 2021. Our net loss was RMB15.0 billion, RMB9.7 billion and RMB10.6 billion (US$1.6 billion) in 2018, 2019 and 2020, respectively. We had net income of RMB5.5 billion (US$0.8 billion) for the three months ended March 31, 2021. Our Adjusted EBITA (non-GAAP) was losses of RMB8.6 billion, RMB2.8 billion and RMB8.4 billion (US$1.3 billion) in 2018, 2019 and 2020 respectively, and a loss of RMB5.5 billion (US$0.8 billion) for the three months ended March 31, 2021. Our China Mobility segment recorded positive Adjusted EBITA (non-GAAP) in 2019, 2020, and the first three months of 2021, despite the impact of the COVID-19 pandemic in early 2020. See "— Non-GAAP Financial Measure".

OUR FINANCIAL AND OPERATING MODEL

          We operate our business in three segments: China Mobility, International and Other Initiatives. Our China Mobility segment accounts for over 90% of our total revenues. Our International segment consists of our businesses outside of China, and our Other Initiatives segment comprises our new initiatives.

          The table below sets forth our principal operations under each of the segments.

China Mobility	International	Other Initiatives
• Ride Hailing	• Ride Hailing	• Bike and E-Bike Sharing
• Taxi Hailing	• Food Delivery	• Certain Auto Solutions(1)
• Chauffeur		• Intra-city Freight
• Hitch		• Community Group Buying
• Autonomous Driving
• Financial Services

(1)
Other Initiatives includes certain of our auto solutions (primarily charging, refueling, maintenance and repair, and the leasing business that we carry out ourselves). Other auto solutions, principally the leasing business carried out by our business partners, are included under China Mobility.

          To evaluate our performance, we primarily look at several metrics:

  •
  Transactions. The number of completed rides for our China Mobility segment, completed rides or food deliveries for our International segment, and completed auto solution, bike and e-bike sharing, intra-city freight and financial services transactions. Community group buying transactions are excluded as we ceased to consolidate the community group buying business after March 30, 2021. Transactions are counted by the number of orders completed, so a carpooling ride with two paying consumers represents two transactions, even if both consumers start and end their ride at the same place, whereas two passengers on the same ride hailing transaction count as one transaction.

  •
  GTV. The total dollar value, including any applicable taxes, tolls and fees, of completed transactions on our platform without any adjustment for consumer incentives or for earnings and incentives paid to drivers for mobility services, merchant or delivery partners for food delivery services, or service partners for other initiatives.

  •
  Platform Sales: We define Platform Sales as GTV less all of the earnings and incentives paid to drivers and partners, tolls, fees, taxes and others. Platform Sales enables us to compare the performance of our China Mobility and International segments on a like-for-like basis.

  •
  Revenues. For each of our service offerings, we recognize revenues differently depending on who the customer is and whether we are the principal or agent in providing the service. We recognize revenues (i) on a gross basis (before subtracting driver earnings and incentives) when we are the principal in providing the service and (ii) on a net basis (after subtracting driver and partner earnings and incentives) when we are the agent in providing the service. For additional discussion related to revenues, see "— Critical Accounting Policies, Judgments and Policies — Revenue Recognition."

  •
  Adjusted EBITA. We define Adjusted EBITA as net income or loss before (i) interest income, (ii) interest expenses, (iii) investment income (loss) , net, (iv) impairment loss for equity investments accounted for using cost method/Measurement Alternative, (v) loss from equity method investments, net, (vi) other income (loss), net, (vii) income tax benefits, (viii) share-based compensation expense, and (ix) amortization of intangible assets, which we do not believe are reflective of our operating performance. See "— Non-GAAP Financial Measure."

China Mobility

          Our China Mobility segment mainly comprises our ride hailing, taxi hailing, chauffeur and hitch services.

Our Revenue Model

          For ride hailing, we act as the principal in providing mobility services to consumers. We generate revenues on a gross basis from the amount paid by consumers for our service. Our revenues are equal to GTV less (i) tolls, fees and taxes and (ii) consumer incentives. Our revenues from ride hailing presented on a gross basis accounted for more than 97% of the total revenues within China Mobility for the years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021. Driver earnings and incentives are charged to cost of revenues.

          For taxi hailing, chauffeur and hitch, we act as an agent by facilitating drivers or partners who provide taxi hailing, chauffeur and hitch services to consumers who need such services. We generate revenues on a net basis from commissions that are paid by drivers or partners. These commissions represent a portion of the transaction value. Our revenues are equal to GTV less (i) tolls, fees and taxes and (ii) driver or partner earnings and incentives. Consumer incentives are charged to sales and marketing expenses.

          The table below illustrates how we recognize revenues and where we record earnings and incentives under a hypothetical scenario for gross and net basis revenue recognition in our China Mobility segment. The numbers in the table are included solely for purposes of better illustrating the nature of the accounting treatment and do not necessarily bear any relationship to the actual numbers in any transaction or set of transactions.

	Gross Basis	Net Basis
Transaction Price of RMB10.0	10.0	10.0
Add: Tolls, Fees and Taxes	1.0	1.0
Less: Consumer Incentives	(0.9)	(0.9)

Consumer Pays	10.1	10.1

Transaction Price of RMB10.0	10.0	10.0
Add: Tolls, Fees and Taxes	1.0	1.0

GTV	11.0	11.0

Less: Tolls, Fees and Taxes	(1.0)	(1.0)
Less: Driver Earnings		(7.5)
Less: Driver Incentives		(1.0)
Less: Consumer Incentives	(0.9)

Revenues	9.1	1.5

Cost of Revenues
Driver Earnings	(7.5)
Driver Incentives	(1.0)
Sales and Marketing
Consumer Incentives		(0.9)

Not applicable for calculation

Operating and Financial Summary

          The chart below illustrates the financial and operating model for our China Mobility segment for 2020. In 2020, the adjusted EBITA for China ride hailing was 3.1% of the GTV for China ride hailing.

          The table below illustrates the key metrics for our China Mobility segment for the periods indicated.

China Mobility — Key Metrics
(RMB millions unless otherwise indicated)

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2018	2019	2020	2020	2021
Operating Metrics
Transactions (in millions)	8,789	8,669	7,750	1,058	2,281
GTV	204,461	202,367	189,002	25,656	54,565
Platform Sales	18,428	22,294	32,366	4,077	10,380
Financial Metrics
Revenues	133,207	147,940	133,645	18,945	39,235
Adjusted EBITA (non-GAAP)(1)	(274)	3,844	3,960	616	3,618

Note:

(1)
See "— Non-GAAP Financial Measure"

International

          Our International segment includes our ride hailing and food delivery services in international markets, outside of China.

Our Revenue Model

          We act as an agent by connecting consumers who need various services to drivers or partners who provide such services. We generate revenues on a net basis from commissions which are paid by drivers or partners. These commissions represent a portion of the transaction value for the service. Our revenues for our International business are equal to GTV less (i) tolls, fees and taxes and (ii) driver and partner earnings and incentives. Consumer incentives are generally charged to sales and marketing expenses.

          The table below illustrates how we generate revenues and where we record earnings and incentives under a hypothetical scenario for our International segment. The numbers in the table are included solely for purposes of better illustrating the nature of the accounting treatment and do not necessarily bear any relationship to the actual numbers in any transaction or set of transactions.

Net Basis
Transaction Price of RMB10.0	10.0
Add: Tolls, Fees and Taxes	1.0
Less: Consumer Incentives	(0.9)

Consumer Pays	10.1

Transaction Price of RMB10.0	10.0
Add: Tolls, Fees and Taxes	1.0

GTV	11.0

Less: Tolls, Fees and Taxes	(1.0)
Less: Driver and Partner Earnings(1)	(7.5)
Less: Driver and Partner Incentives(1)	(1.0)

Revenues	1.5

Sales and Marketing
Consumer Incentives	(0.9)

Note:

(1)
Partner refers to the applicable merchant or delivery partner

Operating and Financial Summary

          The chart below illustrates the financial and operating model for our International segment for 2020.

          The table below illustrates key metrics for our International segment for the periods indicated.

International — Key Metrics
(in RMB millions unless otherwise indicated)

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2018	2019	2020	2020	2021
Operating Metrics
Transactions (in millions)	283	962	1,348	337	417
GTV	7,917	22,956	25,584	7,074	7,763
Platform Sales	318	1,898	2,293	736	730
Financial Metrics
Revenues	411	1,975	2,333	767	804
Adjusted EBITA (non-GAAP)(1)	(2,428)	(3,152)	(3,534)	(671)	(1,005)

Note:

(1)
See "— Non-GAAP Financial Measure"

Other Initiatives

          Our Other Initiatives mainly consist of bike and e-bike sharing, certain auto solutions (primarily charging, refueling, maintenance and repair, and the leasing business that we carry out ourselves), intra-city freight, community group buying, autonomous driving and financial services. In 2020, bike and e-bike sharing was the largest revenue contributor among all the Other Initiatives. Revenue recognition for Other Initiatives varies depending on whether we are principal or agent in providing such services. See "— Critical Accounting Policies, Judgments and Policies — Revenue Recognition." We have attracted outside funding for our autonomous driving, community group buying, bike and e-bike sharing and intra-city freight businesses, and our community group buying has been deconsolidated after March 30, 2021. See "Description of Share Capital — History of Securities Issuances — Subsidiary Financings."

          The table below illustrates key metrics for our Other Initiatives segment for the periods indicated.

Other Initiatives — Key Metrics

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(RMB in millions)
Revenues	1,670	4,871	5,758	760	2,124
Adjusted EBITA (non-GAAP)(1)	(5,945)	(3,456)	(8,807)	(1,096)	(8,078)

Note:

(1)
See "— Non-GAAP Financial Measure"

SELECTED QUARTERLY OPERATING METRICS

Core Platform Transactions

          We define Core Platform Transactions as the sum of transactions for our China Mobility and International segments. We believe Core Platform Transactions are a useful metric to measure the scale and usage of our mobility services. We believe we have a significant opportunity to continue to grow the number of Core Platform Transactions. We experience seasonality in our China Mobility business, with lower levels of activity in the first quarter resulting from the Chinese New Year holiday. We expect this seasonal trend to continue in the future. We have experienced substantial growth in our International business which has outpaced the impact of seasonality.

          During the first and second quarter of 2020, our business in China was impacted by the COVID-19 pandemic as cities went into lockdown and transportation volumes decreased significantly, resulting in a decrease in Core Platform Transactions. During the second quarter of 2020, our China Mobility segment began to recover as many of the quarantine measures within China started to be relaxed, though from time to time, restrictions were re-imposed in certain cities during the third and fourth quarters. Likewise, our International business was adversely impacted by the global COVID-19 pandemic starting in the second quarter of 2020, although the adverse impact was partially offset by the recovery of business activities in existing markets, our expansion into additional international markets, as well as the accelerated growth of our food delivery business. See "— COVID-19 Impact."

	1Q2019	2Q2019	3Q2019	4Q2019	1Q2020	2Q2020	3Q2020	4Q2020	1Q2021
	(in millions)
Core Platform Transactions
China Mobility	1,930	2,128	2,279	2,331	1,058	1,723	2,374	2,595	2,281
International	165	209	261	327	337	224	357	430	417

Total	2,095	2,337	2,540	2,658	1,395	1,947	2,731	3,025	2,698

Core Platform GTV

          We define Core Platform GTV as sum of GTV for our China Mobility and International segments. Core Platform GTV is an indication of the scale of our platform, which ultimately impacts revenues. We believe that the underlying impact of seasonality and COVID-19 on our Core Platform GTV is similar to the impact on our Core Platform Transactions described above.

	1Q2019	2Q2019	3Q2019	4Q2019	1Q2020	2Q2020	3Q2020	4Q2020	1Q2021
	(RMB in millions)
Core Platform GTV
China Mobility	44,609	49,352	53,346	55,060	25,656	41,761	58,352	63,233	54,565
International	4,102	4,932	6,079	7,842	7,074	3,842	6,287	8,380	7,763

Total	48,711	54,284	59,425	62,902	32,730	45,603	64,639	71,613	62,328

NON-GAAP FINANCIAL MEASURE

          Adjusted EBITA is a non-GAAP financial measure used by our management to evaluate our operating performance. We believe that it provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

          We define Adjusted EBITA (non-GAAP) as net income or loss before (i) interest income, (ii) interest expenses, (iii) investment income (loss), net, (iv) impairment loss for equity investments accounted for using cost method/Measurement Alternative, (v) loss from equity method investments, net, (vi) other income (loss), net, (vii) income tax benefits, (viii) share-based compensation expense, and (ix) amortization of intangible assets.

          This non-GAAP financial measure is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. It should not be considered in isolation or construed as an alternative to net income (loss) or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review this historical non-GAAP financial measure in light of the most directly comparable GAAP measure, as shown below. The non-GAAP financial measure presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

          The tables below set forth a reconciliation of Adjusted EBITA (non-GAAP) to the most comparable financial measure or measures calculated and presented in accordance with U.S. GAAP, which is net income (loss), for each of the periods indicated.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(RMB in millions)
Net income (loss)	(14,979)	(9,733)	(10,608)	(3,972)	5,483
Less: Interest income	(1,458)	(1,361)	(1,229)	(337)	(187)
Add: Interest expenses	44	70	136	19	61
Less: Investment income (loss), net	817	476	(2,833)	462	(12,361)
Add: Impairment loss for equity investments accounted for using cost method/Measurement Alternative	2,541	1,451	1,022	—	—
Add: Loss from equity method investments, net	768	979	1,058	195	45
Less: Other income (loss), net	337	453	(1,031)	490	384
Less: Income tax benefits	(513)	(348)	(303)	(179)	(79)

Loss from operations	(12,443)	(8,013)	(13,788)	(3,322)	(6,654)
Add: Share-based compensation expense	1,678	3,140	3,413	1,663	697
Add: Amortization of intangible assets	2,118	2,109	1,994	508	492

Adjusted EBITA (non-GAAP)	(8,647)	(2,764)	(8,381)	(1,151)	(5,465)

	For the Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021
	(RMB in millions)
Net income (loss)	(1,384)	844	(4,420)	(4,773)	(3,972)	(70)	665	(7,231)	5,483
Less: Interest income	(337)	(333)	(332)	(359)	(337)	(298)	(309)	(285)	(187)
Add: Interest expenses	10	21	23	16	19	20	46	51	61
Less: Investment income (loss), net	(156)	(3,024)	3,435	221	462	(561)	(830)	(1,904)	(12,361)
Add: Impairment loss for equity investments accounted for using cost method/Measurement Alternative	42	—	—	1,409	—	—	—	1,022	—
Add: Loss from equity method investments, net	479	155	117	228	195	162	151	550	45
Less: Other income (loss), net	(177)	275	426	(71)	490	(11)	(780)	(730)	384
Less: Income tax benefits	(122)	(66)	(107)	(53)	(179)	(46)	(41)	(37)	(79)

Loss from operations	(1,645)	(2,128)	(858)	(3,382)	(3,322)	(804)	(1,098)	(8,564)	(6,654)
Add: Share-based compensation expense	417	895	763	1,065	1,663	535	586	629	697
Add: Amortization of intangible assets	526	526	528	529	508	496	495	495	492

Adjusted EBITA (non-GAAP)	(702)	(707)	433	(1,788)	(1,151)	227	(17)	(7,440)	(5,465)

COVID-19 IMPACT

          We quickly adapted our business and operations, working closely with the government and implementing various measures to combat the COVID-19 pandemic. In spite of reduced demand as a result of the COVID-19 pandemic, our China Mobility segment remained profitable on a segment Adjusted EBITA basis in 2020. Since the second quarter of 2020, many of the quarantine measures within China have been relaxed and our businesses have resumed growth, though from time to time, restrictions were re-imposed in certain cities during the third and fourth quarters. Our GTV for China Mobility for the six months ended December 31, 2020 was RMB121.6 billion, representing an increase of 80.3% as compared to the six months ended June 30, 2020, and an increase of 12.2% as compared to the six months ended December 31, 2019. In addition, as part of the Chinese government's effort to ease the burden of businesses affected by COVID-19, the Ministry of Finance and the State Administration of Taxation temporarily reduced or exempted VAT on revenues derived from the provision of certain transportation services from January 2020 to March 2021.

          Our International segment was also adversely affected by COVID-19. Specifically, COVID-19 began to significantly impact markets outside of China in the second quarter of 2020, and our International GTV for the second quarter of 2020 decreased 22.1% as compared to the second quarter of 2019. Starting from the third quarter of 2020, our International segment began to recover, mainly as a result of recovery of business activity in existing markets, our expansion into additional new markets, and the accelerated growth of our food delivery services. However, the growth in our International GTV was tempered by the depreciation in the Brazilian and Mexican currencies against the RMB. As a result of the foregoing, our International GTV for the six months ended December 31, 2020 was RMB14.7 billion, representing an increase of 34.4% as compared to the six months ended June 30, 2020, and an increase of 5.4% as compared to the six months ended December 31, 2019.

          While the number of new cases in China remains low, some of our principal international markets have experienced new highs in daily cases and deaths from COVID-19 in 2021. For more information about the COVID-19 related challenges we face and measures we take, see "Risk Factors — Risks Relating to Our Business — Our business and operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic."

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

          Our results of operations are primarily affected by the following company-specific factors:

  Ability to grow Core Platform Transactions

          The number of Core Platform Transactions is a key factor affecting our revenues. This is in turn affected by our ability to attract, retain and engage consumers, including our ability to increase consumers' wallet share in mobility spending on our platform. For China Mobility, we intend to increase our penetration across China and increase consumers' frequency of use of our platform. For our International segment, we are still at an early stage of our business; we expect expansion opportunities in existing markets and also plan to enter new markets strategically. In addition, to increase the efficiency of our shared mobility network and ensure quality service to consumers, we would need to attract, retain and engage drivers on our platform by offering more compelling value proposition to drivers. In the absence of unforeseen events beyond our control, such as pandemic and natural disasters, we expect to grow Core Platform Transactions in the foreseeable future.

  Ability to expand and improve our mobility service offerings

          We will continue to broaden and upgrade the mobility service offerings on our platform to better serve consumers, which in turn will increase our ability to generate revenues. We provide mobility services that cater to a full spectrum of use cases from leisure and family travel to business travel and commutes. These mobility services cater to different user demographics and budgets. For instance, we launched Piggy Express in 2020, targeting younger consumers with an affordable service in a standalone app and under a separate brand. We believe our ability to expand and improve mobility service offerings will contribute to our long-term sustained growth over time.

  Ability to launch and grow new initiatives

          Our ability to continually innovate has underpinned our success at creating differentiated service offerings and has enabled our growth to date. We have been expanding our services in what we consider to be the key pieces of mobility, namely auto solutions, electric mobility and autonomous driving. In addition, we are expanding horizontally into other consumer services which we believe have massive addressable markets that are currently underpenetrated and where we have a fundamental edge in terms of knowhow and operational expertise, such as intra-city freight. We will continue to cultivate new initiatives to add revenue channels and further engage our consumers. We expect that new initiatives will increase our revenues but may continue to be unprofitable for the near future.

  Ability to manage costs and expenses

          We have incurred significant costs and expenses each year to support our growth. Our cost of revenues consists primarily of driver earnings and driver incentives for our China ride hailing business and accounted for RMB127.8 billion, RMB139.7 billion and RMB125.8 billion (US$19.2 billion) in 2018, 2019 and 2020, respectively, and RMB37.6 billion (US$5.7 billion) for the three months ended March 31, 2021. From time to time, we may need to introduce or increase driver earnings and incentives to attract more drivers, and we may not be able to reduce the driver earnings and incentives that we offer without adversely affecting our liquidity network. Our operations and support expenses were RMB3.7 billion, RMB4.1 billion and RMB4.7 billion (US$0.7 billion) in 2018, 2019 and 2020, respectively, and RMB2.1 billion (US$0.3 billion) for the three months ended March 31, 2021, while our sales and marketing expenses were RMB7.6 billion, RMB7.5 billion and RMB11.1 billion (US$1.7 billion) in 2018, 2019 and 2020, respectively, and RMB5.1 billion (US$0.8 billion) for the three months ended March 31, 2021, as we scaled up our platform and grew new initiatives. Going forward, we expect the absolute amount of costs and expenses to continue increasing as we continue to invest in current and new technologies and services, grow the number of drivers and consumers on our platform and improve service offerings. We expect to achieve significant operating leverage as we grow our scale and achieve platform synergies. Our ability to manage costs and expenses while maintaining growth will affect how quickly we can begin to generate positive net income.

  Investments in technology

          Technology is the backbone of our platform, and we have made significant investments in technology since our founding, focusing in areas where we expect to enjoy the highest return. In 2018, 2019 and 2020, we incurred R&D expense of RMB4.4 billion, RMB5.3 billion and RMB6.3 billion (US$1.0 billion), respectively, and RMB1.9 billion (US$0.3 billion) in the first quarter of 2021. Historically, for ride hailing, we have developed a technology and data stack from the ground up to provide a suite of shared mobility technologies that support a ride from start to finish. We have partnered with a leading electric vehicle manufacturer in the development of electric vehicle technologies including an electric vehicle purpose-built for shared mobility, the D1. We are also in the process of developing autonomous driving hardware, software, infrastructure and data solutions, including an operating platform to manage an autonomous vehicle fleet that can be integrated with driver operated vehicles. We expect to continue to invest significant expenses on research and development in areas such as electric vehicles and autonomous driving capabilities.

In addition, our R&D team is critical to the success of our business and we will continue to invest in talent acquisition and retention.

  Investments and partnerships for strategic growth

          We have attracted third-party financings for several businesses in our Other Initiatives segment including bike and e-bike sharing, intra-city freight, community group buying and autonomous driving. To what extent we choose to access third-party financing to raise capital to grow these and similar businesses, and to what extent such financing is available and on what terms, will affect how rapidly these businesses grow and whether our ownership interest in them is diluted. We also enter into strategic partnerships to achieve certain specific purposes, such as our strategic partnership with a leading electric vehicle manufacturer to develop and manufacture the D1, and our joint ventures with certain of our ecosystem business partners.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

  Revenues

          We generate our revenues from three segments: China Mobility, International and Other Initiatives. Our China Mobility segment mainly comprises our ride hailing, taxi hailing, chauffeur and hitch services operated in the PRC. Our International segment includes our ride hailing and food delivery services operated in overseas countries. Our Other Initiatives mainly consist of bike and e-bike sharing, certain auto solutions (primarily charging, refueling, maintenance and repair, and the leasing business that we carry out ourselves), intra-city freight, community group buying, autonomous driving and financial services. Despite the growth of our International and Other Initiatives segments since 2018, our China Mobility segment still accounted for 94.3% and 93.1% of our total revenues for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

          For each of our service offerings, we recognize revenues differently depending on who the customer is and whether we are the principal or agent in providing the service. We recognize revenues (i) on a gross basis (before subtracting driver earnings and incentives) when we are the principal in providing the service and (ii) on a net basis (after subtracting driver and partner earnings and incentives) when we are the agent in providing the service. Specifically, we recognize revenues for our ride hailing service in China on a gross basis as we consider ourselves as the ride service provider in accordance with the service agreements and the regulations in China. For additional discussion related to revenues, see "— Critical Accounting Policies, Judgments and Policies — Revenue Recognition."

          The following table sets forth the breakdown of our total revenues, both in absolute amounts and as percentages of our total revenues, for the years indicated:

	For the Years Ended December 31,							For the Three Months Ended March 31,
	2018		2019		2020			2020		2021
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in millions, except percentages)
Revenues:
China Mobility	133,207	98.5	147,940	95.6	133,645	20,398	94.3	18,945	92.5	39,235	5,988	93.1
International	411	0.3	1,975	1.3	2,333	356	1.6	767	3.8	804	123	1.9
Other Initiatives	1,670	1.2	4,871	3.1	5,758	879	4.1	760	3.7	2,124	324	5.0

Total revenues	135,288	100.0	154,786	100.0	141,736	21,633	100.0	20,472	100.0	42,163	6,435	100.0

  Costs and Expenses

          The following table sets forth the components of our costs and expenses, both in amounts and percentages of our operating expenses for the periods presented:

	For the Years Ended December 31,							For the Three Months Ended March 31,
	2018		2019		2020			2020		2021
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in millions, except percentages)
Costs and expenses:
Cost of revenues	127,842	86.5	139,665	85.8	125,824	19,205	80.9	17,354	72.9	37,597	5,738	77.0
Operations and support	3,665	2.5	4,078	2.5	4,696	717	3.0	897	3.8	2,149	328	4.4
Sales and marketing	7,604	5.1	7,495	4.6	11,136	1,700	7.2	1,769	7.4	5,107	779	10.5
Research and development	4,378	3.0	5,347	3.3	6,317	964	4.0	1,478	6.2	1,862	284	3.8
General and administrative	4,242	2.9	6,214	3.8	7,551	1,152	4.9	2,296	9.7	2,102	322	4.3

Total costs and expenses	147,731	100.0	162,799	100.0	155,524	23,738	100.0	23,794	100.0	48,817	7,451	100.0

  Cost of Revenues

          Cost of revenues, which are directly related to revenue generating transactions on our platform, primarily consist of driver earnings and incentives for ride hailing services in our China Mobility segment, depreciation and impairment of bikes and e-bikes, vehicles, insurance cost related to our service offerings, payment processing charges, and bandwidth and server related costs.

          We expect that cost of revenues will increase in absolute amounts in future periods and vary from period to period as a percentage of revenues as we plan to continue to increase the volume of rides and expand the reach of our platform.

  Operations and Support Expenses

          Operations and support expenses consist primarily of personnel-related compensation expenses, including share-based compensation for our operations and support personnel, third party customer service fees, driver operation fees, other outsourcing fees and expenses related to general operations.

          We expect that, in the short term, operations and support expenses will increase in absolute amounts for the foreseeable future as we continue to grow and expand our business.

  Sales and Marketing Expenses

          Sales and marketing expenses consist primarily of advertising and promotion expenses, certain incentives paid to consumers not considered as customers from an accounting perspective, amortization of acquired intangible assets utilized by sales and marketing functions, and personnel-related compensation expenses, including share-based compensation for our sales and marketing staff.

          We expect that, in the short term, sales and marketing expenses will increase in absolute amounts and vary from period to period as a percentage of revenues for the foreseeable future as we plan to continue to invest in sales and marketing to attract and retain consumers on our platform and increase our brand awareness in China and internationally.

  Research and Development Expenses

          Research and development expenses consist primarily of personnel-related compensation expenses, including share-based compensation for employees in engineering, design and product development, depreciation of property and equipment utilized by research and development functions, and bandwidth and server related costs incurred by research and development functions. We expense all research and development expenses as incurred.

          We expect that research and development expenses will increase in absolute amounts in future periods and vary from period to period as a percentage of revenues as we plan to continue to hire personnel to support our research and development efforts to expand the capabilities and scope of our platform and enhance user experience.

  General and Administrative Expenses

          General and administrative expenses consist primarily of personnel-related compensation expenses, including share-based compensation for our managerial and administrative staff, allowances for doubtful accounts, office rental and property management fees, professional services fees, depreciation and amortization related to assets used for managerial functions, and other administrative office expenses.

          We expect that general and administrative expenses will increase in absolute amounts and vary from period to period as a percentage of revenues for the foreseeable future as we focus on processes, systems, and controls to enable our internal support functions to scale with the growth of our business. We expect to incur additional expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

TAXATION

  Cayman Islands

          We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

  Hong Kong

          Our subsidiaries incorporated in Hong Kong are subject to Hong Kong profit tax at a rate of 16.5%. Under Hong Kong tax law, our subsidiaries in Hong Kong are exempted from income tax on their foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends.

  China

          Generally, our subsidiaries and VIEs incorporated in China are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. One of our subsidiaries is entitled to a favorable statutory tax rate of 15% for the three years ending December 31, 2021 because of its qualification as a "High and New Technology Enterprise".

          We are currently subject to value added tax, or VAT, at rates between 3% and 13% on the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. In addition, as part of the Chinese government's effort to ease the burden of business affected by COVID-19, the Ministry of Finance and the State Administration of Taxation temporarily reduced or exempted VAT on revenues derived from the provision of certain transportation services from January 2020 to March 2021.

          Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%.

          If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

RESULTS OF OPERATIONS

          The following table sets forth a summary of our combined results of operations for the period indicated, both in absolute amounts and as percentages of our total income. This information should be read together with our combined financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,							For the Three Months Ended March 31,
	2018		2019		2020			2020	2021
	RMB	%	RMB	%	RMB	US$	%	RMB	RMB	US$
	(in millions, except percentages)
Revenues:
China Mobility	133,207	98.5	147,940	95.6	133,645	20,398	94.3	18,945	39,235	5,988
International	411	0.3	1,975	1.3	2,333	356	1.6	767	804	123
Other Initiatives	1,670	1.2	4,871	3.1	5,758	879	4.1	760	2,124	324

Total revenues	135,288	100.0	154,786	100.0	141,736	21,633	100.0	20,472	42,163	6,435

Costs and expenses:
Cost of revenues	(127,842)	(94.5)	(139,665)	(90.2)	(125,824)	(19,205)	(88.8)	(17,354)	(37,597)	(5,738)
Operations and support	(3,665)	(2.7)	(4,078)	(2.6)	(4,696)	(717)	(3.3)	(897)	(2,149)	(328)
Sales and marketing	(7,604)	(5.6)	(7,495)	(4.8)	(11,136)	(1,700)	(7.9)	(1,769)	(5,107)	(779)
Research and development	(4,378)	(3.2)	(5,347)	(3.5)	(6,317)	(964)	(4.5)	(1,478)	(1,862)	(284)
General and administrative	(4,242)	(3.1)	(6,214)	(4.0)	(7,551)	(1,152)	(5.3)	(2,296)	(2,102)	(322)

Total costs and expenses	(147,731)	(109.2)	(162,799)	(105.2)	(155,524)	(23,738)	(109.7)	(23,794)	(48,817)	(7,451)

Loss from operations	(12,443)	(9.2)	(8,013)	(5.2)	(13,788)	(2,105)	(9.7)	(3,322)	(6,654)	(1,016)
Interest income	1,458	1.1	1,361	0.9	1,229	188	0.9	337	187	29
Interest expenses	(44)	(0.0)	(70)	(0.0)	(136)	(21)	(0.1)	(19)	(61)	(9)
Investment income (loss), net	(817)	(0.6)	(476)	(0.3)	2,833	432	2.0	(462)	12,361	1,887
Impairment loss for equity investments accounted for using cost method/Measurement Alternative	(2,541)	(1.9)	(1,451)	(0.9)	(1,022)	(156)	(0.7)	—	—	—
Loss from equity method investments, net	(768)	(0.6)	(979)	(0.6)	(1,058)	(161)	(0.7)	(195)	(45)	(7)
Other income (loss), net	(337)	(0.2)	(453)	(0.3)	1,031	158	0.7	(490)	(384)	(59)

Income (loss) before income taxes	(15,492)	(11.5)	(10,081)	(6.5)	(10,911)	(1,665)	(7.7)	(4,151)	5,404	825
Income tax benefits	513	0.4	348	0.2	303	46	0.2	179	79	12

Net income (loss)	(14,979)	(11.1)	(9,733)	(6.3)	(10,608)	(1,619)	(7.5)	(3,972)	5,483	837
Less: Net loss attributable to non-controlling interest shareholders	(1)	(0.0)	(5)	(0.0)	(94)	(14)	(0.1)	(10)	(2)	(0)

Net income (loss) attributable to Xiaoju Kuaizhi Inc	(14,978)	(11.1)	(9,728)	(6.3)	(10,514)	(1,605)	(7.4)	(3,962)	5,485	837
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	—	—	(165)	(25)	(0.1)	(20)	(90)	(14)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664)	(0.5)	—	—	(1)	(0)	(0.0)	—	—	—
Income allocation to participating preferred shares	—	—	—	—	—	—	—	—	(5,199)	(793)

Net income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc	(15,642)	(11.6)	(9,728)	(6.3)	(10,680)	(1,630)	(7.5)	(3,982)	196	30

PERIOD TO PERIOD COMPARISON OF RESULTS OF OPERATIONS

Three months ended March 31, 2021 compared to three months ended March 31, 2020

  Revenues

          Revenues increased by 106% from RMB20.5 billion for the three months ended March 31, 2020 to RMB42.2 billion (US$6.4 billion) for the three months ended March 31, 2021. This increase was primarily due to the resumption of normal operating activities for our China Mobility segment. The total segment revenues of our China Mobility segment increased by 107% from RMB18.9 billion for the three months ended March 31, 2020 to RMB39.2 billion (US$6.0 billion) for the three months ended March 31, 2021. The number of transactions in our China Mobility segment increased by 116% from 1.1 billion for the three months ended March 31, 2020 to 2.3 billion for the three months ended March 31, 2021. The increases in revenue and the number of transactions were primarily due to the resumption of normal operating activities in China, as COVID-19-related restrictions on mobility were reduced or lifted. The total segment revenues of our International segment increased by 4.8% from RMB766.8 million for the three months ended March 31, 2020 to RMB803.7 million (US$122.7 million) for the three months ended March 31, 2021, primarily due to the continued growth of food delivery services as an alternative to in-restaurant dining during the pandemic in the overseas countries where we operate, which was partially offset by the decline of ride hailing services revenues. The number of transactions in our International segment increased from 0.3 billion for the three months ended March 31, 2020 to 0.4 billion for the three months ended March 31, 2021. Total segment revenues of our Other Initiatives segment increased by 180% from RMB0.8 billion for the three months ended March 31, 2020 to RMB2.1 billion (US$0.3 billion) for the three months ended March 31, 2021, primarily due to the growth of our bike and e-bike sharing services as well as the growth of revenues from new initiatives that we launched in 2020. The revenues of our bike and e-bike sharing services increased by 212% from RMB0.3 billion for the three months ended March 31, 2020 to RMB0.9 billion (US$0.1 billion) for the three months ended March 31, 2021.

  Cost of Revenues

          Cost of revenues increased by 117% from RMB17.4 billion for the three months ended March 31, 2020 to RMB37.6 billion (US$5.7 billion) for the three months ended March 31, 2021. This increase was primarily due to an increase of RMB16.4 billion in driver earnings and driver incentives for our ride hailing business in China, driven primarily by the resumption of normal operations, and to a lesser extent by an increase in cost of revenues related to new initiatives that we launched in 2020 and increases in other cost of revenue items due to the resumption of other revenue generating transactions, including depreciation of bikes and e-bikes, insurance costs and payment processing charges.

  Operations and Support Expenses

          Our operations and support expenses increased by 140% from RMB0.9 billion for the three months ended March 31, 2020 to RMB2.1 billion (US$0.3 billion) for the three months ended March 31, 2021. This increase was primarily due to an increase of RMB0.7 billion in personnel-related compensation expenses driven by the growth in headcount, an increase of RMB0.2 billion in other third-party operations support fees, driven by the growth of our bike and e-bike sharing services, and an increase of RMB0.2 billion in third-party customer service and driver operation fees as we returned to normal operations in China.

  Sales and Marketing Expenses

          Our sales and marketing expenses increased by 189% from RMB1.8 billion for the three months ended March 31, 2020 to RMB5.1 billion (US$0.8 billion) for the three months ended March 31, 2021. The increase was primarily due to a RMB1.9 billion increase in incentives primarily for consumers that was mainly related to new initiatives we launched in 2020. The increase was also attributable to a RMB1.3 billion increase in advertising and promotion expenses as we expanded our marketing efforts for new Initiatives and our ride hailing business in China.

  Research and Development Expenses

          Our research and development expenses increased by 25.9% from RMB1.5 billion for the three months ended March 31, 2020 to RMB1.9 billion (US$0.3 billion) for the three months ended March 31, 2021, due primarily to an increase of RMB0.4 billion in personnel-related compensation expenses, including share-based compensation, as a result of increased research and development personnel headcount reflecting our continued commitment to investing in technology.

  General and Administrative Expenses

          Our general and administrative expenses decreased by 8.4% from RMB2.3 billion for the three months ended March 31, 2020 to RMB2.1 billion (US$0.3 billion) for the three months ended March 31, 2021, due primarily to a decrease of RMB0.4 billion in personnel-related compensation expenses, including shared-based compensation.

  Investment income (loss), net

          Our investment income (loss), net, improved from a loss of RMB0.5 billion for the three months ended March 31, 2020 to an income of RMB12.4 billion (US$1.9 billion) for the three months ended March 31, 2021, primarily due to the deconsolidation of Chengxin Technology Inc., or Chengxin, the entity engaged in the community group buying business, from which we recognized an unrealized gain of RMB9.1 billion (US$1.4 billion). In addition, we recognized a gain of RMB3.3 billion (US$0.5 billion) from an equity investment disposal.

Year ended December 31, 2020 compared to year ended December 31, 2019

Revenues

          Revenues decreased by 8.4% from RMB154.8 billion in 2019 to RMB141.7 billion (US$21.6 billion) in 2020. This decrease was primarily due to the impact of the COVID-19 pandemic and the responses to it, such as lockdowns in the cities in which we operate, which reduced demand for the mobility services we provide through our China and International segments. The total segment revenues of our China Mobility segment decreased by 9.7% from RMB147.9 billion in 2019 to RMB133.6 billion (US$20.4 billion) in 2020. The number of transactions in our China Mobility segment decreased by 10.6% from 8.7 billion in 2019 to 7.8 billion in 2020. Although the adverse impact of the COVID-19 pandemic on transactions was significant during the first half of 2020, revenues recovered throughout the second half of 2020 after COVID-19-related restrictions on mobility had been reduced. Our revenues from China Mobility for the second half of 2020 rebounded and increased from that of the same period of 2019. The total segment revenues of our International segment increased by 18.1% from RMB2.0 billion in 2019 to RMB2.3 billion (US$0.4 billion) in 2020, primarily due to the growth of ride hailing services, the growth of food delivery services as an alternative to in-restaurant dining during the pandemic, and our expansion of ride hailing services into additional countries. The number of transactions in our International segment increased from 1.0 billion in 2019 to 1.3 billion in 2020. Total segment revenues of our Other Initiatives segment increased by 18.2% from RMB4.9 billion in 2019 to RMB5.8 billion (US$0.9 billion) in 2020, primarily due to the growth of our bike and e-bike sharing services. The revenues of our bike and e-bike sharing services increased by 106.9% from RMB1.5 billion in 2019 to RMB3.2 billion (US$0.5 billion) in 2020.

Cost of Revenues

          Cost of revenues decreased by 9.9% from RMB139.7 billion in 2019 to RMB125.8 billion (US$19.2 billion) in 2020. This decrease was primarily due to a decrease of RMB16.9 billion in driver earnings and driver incentives for our ride hailing business in China, driven primarily by the impact of the COVID-19 pandemic, partially offset by a RMB1.3 billion increase in depreciation expenses mainly due to the growth of our bike and e-bike fleets.

Operations and Support Expenses

          Our operations and support expenses increased by 15.1% from RMB4.1 billion in 2019 to RMB4.7 billion (US$0.7 billion) in 2020. This increase was primarily due to an increase of RMB0.7 billion in other third-party operations support fees, which were primarily paid to third party workers tasked with moving and operating our bike and e-bike fleets, as a result of the growth of our bike and e-bike sharing business, partially offset by a decrease of RMB0.2 billion in third-party customer service and order-related expenses, driven by increased efficiency and reduced costs.

Sales and Marketing Expenses

          Our sales and marketing expenses increased by 48.6% from RMB7.5 billion in 2019 to RMB11.1 billion (US$1.7 billion) in 2020. This increase was primarily due to a RMB2.5 billion increase in advertising and promotion expenses as we expanded our marketing efforts for our ride hailing and Other Initiatives. Included in sales and marketing expenses were RMB1.1 billion and RMB2.1 billion (US$0.3 billion) of incentives for consumers in 2019 and 2020, respectively. The increase was primarily related to new initiatives that we launched in 2020.

Research and Development Expenses

          Our research and development expenses increased by 18.1% from RMB5.3 billion in 2019 to RMB6.3 billion (US$1.0 billion) in 2020, due primarily to an increase of RMB0.8 billion in personnel-related compensation expenses including share-based compensation as a result of increased research and development personnel headcount reflecting our continued commitment to investing in technology.

General and Administrative Expenses

          Our general and administrative expenses increased by 21.5% from RMB6.2 billion in 2019 to RMB7.6 billion (US$1.2 billion) in 2020, due primarily to an increase of RMB0.8 billion in personnel-related compensation expenses including share-based compensation driven by an increase in general and administrative personnel headcount and the expansion of our new initiatives, as well as by an increase in professional service fees of RMB0.2 billion driven by the growth of our operations.

Investment income (loss), net

          Our investment income (loss), net, improved from a loss of RMB0.5 billion in 2019 to an income of RMB2.8 billion (US$0.4 billion) in 2020, primarily due to an increase in the ADS price of Uber during 2020. We disposed all the shares we held in Uber in 2020 and recognized a disposal gain of RMB2.8 billion (US$0.4 billion).

Impairment loss for equity investments accounted for using cost method/Measurement Alternative

          Our impairment loss for equity investments accounted for using cost method/Measurement Alternative decreased by 29.6% from RMB1.5 billion in 2019 to RMB1.0 billion (US$0.2 billion) in 2020. The impairment charges in 2019 were primarily attributable to an equity investment in an online second-hand vehicle sales business, due to its adverse performance. The impairment charges in 2020 were primarily attributable to our equity investments in auto solutions, due to the impact of COVID-19.

Other income (loss), net

          Our other income (loss), net improved from a loss of RMB0.5 billion in 2019 to an income of RMB1.0 billion (US$0.2 billion) in 2020, primarily due to a foreign exchange gain of RMB1.2 billion (US$0.2 billion) in 2020, as compared with a foreign exchange loss of RMB0.2 billion in 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

Revenues

          Revenues increased by 14.4% from RMB135.3 billion in 2018 to RMB154.8 billion in 2019. The total segment revenues of our China Mobility segment increased by 11.1% from RMB133.2 billion in 2018 to RMB147.9 billion in 2019, primarily due to an increased number of ride hailing transactions on our platform in our China Mobility segment. The total segment revenues of our International segment increased from RMB0.4 billion in 2018 to RMB2.0 billion in 2019, primarily due to the growth of our business in existing markets. The number of transactions in our International segment increased from 0.3 billion in 2018 to 1.0 billion in 2019. The total segment revenues of our Other Initiatives segment increased from RMB1.7 billion in 2018 to RMB4.9 billion in 2019, primarily due to the growth of our bike and e-bike sharing and auto solutions services. The revenues of our bike and e-bike sharing services increased from RMB0.2 billion in 2018 to RMB1.5 billion in 2019.

Cost of Revenues

          Cost of revenues increased by 9.2% from RMB127.8 billion in 2018 to RMB139.7 billion in 2019. This increase was primarily due to an increase of RMB11.4 billion in driver earnings, driven by an increased number of transactions for ride hailing services in China.

Operations and Support Expenses

          Our operations and support expenses increased by 11.3% from RMB3.7 billion in 2018 to RMB4.1 billion in 2019. This increase was primarily due to an increase of RMB0.5 billion in personnel-related compensation expenses, including share-based compensation, driven by an increase in operations and support personnel headcount, as well as an increase of RMB0.3 billion in other third-party operations support fees as a result of the growth of our bike and e-bike fleets.

Sales and Marketing Expenses

          Our sales and marketing expenses decreased by 1.4% from RMB7.6 billion in 2018 to RMB7.5 billion in 2019. This decrease was primarily due to a decrease in incentives for consumers.

Research and Development Expenses

          Our research and development expenses increased by 22.2% from RMB4.4 billion in 2018 to RMB5.3 billion in 2019, due primarily to an increase of RMB1.0 billion in personnel-related compensation costs, including share-based compensation, as a result of increased research and development personnel headcount. Our increased research and development expenses were driven by our commitment to investing in research and development as a technology-focused company.

General and Administrative Expenses

          Our general and administrative expenses increased by 46.5% from RMB4.2 billion in 2018 to RMB6.2 billion in 2019, primarily due to an increase of RMB1.3 billion personnel-related compensation costs mainly relating to an increase in share-based compensation.

Investment income (loss), net

          Our investment income (loss), net, improved from a loss of RMB0.8 billion in 2018 to a loss of RMB0.5 billion in 2019. In 2018, we recognized an aggregate loss totaling RMB1.2 billion related to the forfeiture of our warrant investment in Uber, which was partially offset by a re-measurement gain of RMB0.5 billion from our previously held equity interests in 99 Taxis immediately before we acquired 99 Taxis in 2018. In 2019, we recognized an unrealized loss of RMB0.4 billion in equity securities investments.

Impairment loss for equity investments accounted for using cost method/Measurement Alternative

          Our impairment loss for equity investments accounted for using cost method/Measurement Alternative decreased by 42.9% from RMB2.5 billion in 2018 to RMB1.5 billion in 2019. The impairment charges in 2018 were primarily attributable to an equity investment in a bike sharing business, due to its adverse performance. The impairment charges in 2019 were primarily attributable to an equity investment in an online second-hand vehicle sales business, due to its adverse performance.

SEGMENTS

          We operate our business in three segments: China Mobility, International and Other Initiatives. We use adjusted EBITA as our segment performance measure.

          The following table presents the total revenues by segment for the periods presented:

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
China Mobility	133,207	147,940	133,645	20,398	18,945	39,235	5,988
International	411	1,975	2,333	356	767	804	123
Other Initiatives	1,670	4,871	5,758	879	760	2,124	324

Total segment revenues	135,288	154,786	141,736	21,633	20,472	42,163	6,435

          See "—Period to Period Comparison of Results of Operations" for a discussion of changes in total revenues by segment, under the three sections entitled "—Revenues."

          The following table presents the total Adjusted EBITA and total consolidated loss from operations by segment for the periods presented:

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
China Mobility	(274)	3,844	3,960	604	616	3,618	552
International	(2,428)	(3,152)	(3,534)	(539)	(671)	(1,005)	(153)
Other Initiatives	(5,945)	(3,456)	(8,807)	(1,344)	(1,096)	(8,078)	(1,233)

Total Adjusted EBITA	(8,647)	(2,764)	(8,381)	(1,279)	(1,151)	(5,465)	(834)
Share-based compensation	(1,678)	(3,140)	(3,413)	(521)	(1,663)	(697)	(106)
Amortization of intangible assets	(2,118)	(2,109)	(1,994)	(305)	(508)	(492)	(76)

Total consolidated loss from operations	(12,443)	(8,013)	(13,788)	(2,105)	(3,322)	(6,654)	(1,016)

          The following table presents the total depreciation expenses of property and equipment by segment for the periods presented:

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
China Mobility	279	301	260	40	67	79	12
International	37	65	63	10	14	24	4
Other Initiatives	351	1,537	2,952	450	534	965	147

Total depreciation expenses of property and equipment	667	1,903	3,275	500	615	1,068	163

China Mobility Segment

          The Adjusted EBITA of our China Mobility segment improved from a loss of RMB0.3 billion in 2018 to a gain of RMB3.8 billion in 2019 and increased by 3.0% from a gain of RMB3.8 billion in 2019 to a gain of RMB4.0 billion (US$0.6 billion) in 2020. The Adjusted EBITA of our China Mobility segment increased from a gain of RMB0.6 billion for the three months ended March 31, 2020 to a gain of RMB3.6 billion (US$0.6 billion) for the same period in 2021. The increase of China Mobility segment Adjusted EBITA in 2019 was primarily attributable to an increase in China Mobility segment revenue partially offset by an increase in driver earnings and incentives attributable to the overall growth of the business. The increase of China Mobility segment Adjusted EBITA in 2020 was primarily attributable to our increased operating efficiency despite a decrease in China Mobility segment revenue for the reasons discussed above. The increase of China Mobility segment Adjusted EBITA for the three months ended March 31, 2021 as compared to the same period in 2021 was primarily attributable to a strong increase in revenues in the first quarter of 2021 as our business rebounded from the adverse impact of the COVID-19 pandemic in China.

International Segment

          The Adjusted EBITA loss of our International segment increased by 29.8% from a loss of RMB2.4 billion in 2018 to a loss of RMB3.2 billion in 2019 and increased by 12.1% from RMB3.2 billion in 2019 to RMB3.5 billion (US$0.5 billion) in 2020. The Adjusted EBITA loss of our International segment increased from a loss of RMB0.7 billion for the three months ended March 31, 2020 to a loss of RMB1.0 billion (US$0.2 billion) for the same period in 2021. The increase of International segment Adjusted EBITA loss in 2019 was primarily attributable to our increased investment in expanding our international operations in ride hailing and food delivery. The increase of International segment Adjusted EBITA loss in 2020 was primarily attributable to our increased investment in food delivery business, which was partially offset by the improved efficiency of ride hailing business and less marketing expenditure due to COVID-19 pandemic. The increase of International segment Adjusted EBITA loss for the three months ended March 31, 2021 as compared to the same period in 2020 was primarily attributable to our increased investment in our food delivery business and our newly launched countries of ride hailing business, together with the adverse impact of the COVID-19 pandemic on our ride-hailing operations in 2021.

Other Initiatives Segment

          The Adjusted EBITA loss of our Other Initiatives segment decreased by 41.9% from a loss of RMB5.9 billion in 2018 to a loss of RMB3.5 billion in 2019 and increased by 155% from a loss of RMB3.5 billion in 2019 to a loss of RMB8.8 billion (US$1.3 billion) in 2020. The Adjusted EBITA loss of our Other Initiatives segment increased from a loss of RMB1.1 billion for the three months ended March 31, 2020 to a loss of RMB8.1 billion (US$1.2 billion) for the same period in 2021. The decrease of Other Initiatives segment Adjusted EBITA loss in 2019 was primarily attributable to our halt of certain service offerings in 2018. The increase of Other Initiatives segment Adjusted EBITA loss in 2020 was primarily attributable to our investments in new initiatives such as intra-city freight and community group buying. The increase of Other Initiatives segment Adjusted EBITA loss for the three months ended March 31, 2021 as compared to the same period in 2020 was likewise primarily attributable to our investments in new initiatives such as intra-city freight and community group buying businesses.

SELECTED QUARTERLY RESULTS OF OPERATIONS

          The following table sets forth our historical unaudited condensed consolidated selected quarterly results of operations for the periods indicated. We have prepared this unaudited condensed consolidated selected quarterly financial data on the same basis as we have prepared our audited consolidated financial statements.

	For the Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021
	(RMB in millions)
Revenue
China Mobility	32,787	36,203	39,014	39,936	18,945	29,433	41,111	44,156	39,235
International	270	419	557	729	767	373	502	691	804
Other Initiatives	937	1,297	1,429	1,208	760	1,361	1,785	1,852	2,124

Total revenues	33,994	37,919	41,000	41,873	20,472	31,167	43,398	46,699	42,163
Costs and expenses
Cost of revenues	(30,791)	(34,566)	(36,161)	(38,147)	(17,354)	(26,627)	(37,323)	(44,520)	(37,597)
Operations and Support	(950)	(955)	(1,088)	(1,085)	(897)	(926)	(1,219)	(1,654)	(2,149)
Sales and marketing expenses	(1,498)	(1,636)	(1,930)	(2,431)	(1,769)	(1,498)	(2,654)	(5,215)	(5,107)
Research and development expenses	(1,333)	(1,178)	(1,243)	(1,593)	(1,478)	(1,435)	(1,568)	(1,836)	(1,862)
General and administrative expenses	(1,067)	(1,712)	(1,436)	(1,999)	(2,296)	(1,485)	(1,732)	(2,038)	(2,102)

Total costs and expenses	(35,639)	(40,047)	(41,858)	(45,255)	(23,794)	(31,971)	(44,496)	(55,263)	(48,817)

Loss from operations	(1,645)	(2,128)	(858)	(3,382)	(3,322)	(804)	(1,098)	(8,564)	(6,654)
Interest income	337	333	332	359	337	298	309	285	187
Interest expenses	(10)	(21)	(23)	(16)	(19)	(20)	(46)	(51)	(61)
Investment income (loss), net	156	3,024	(3,435)	(221)	(462)	561	830	1,904	12,361
Impairment loss for equity investments accounted for using cost method/Measurement Alternative	(42)	—	—	(1,409)	—	—	—	(1,022)	—
Loss from equity method investments, net	(479)	(155)	(117)	(228)	(195)	(162)	(151)	(550)	(45)
Other income (loss), net	177	(275)	(426)	71	(490)	11	780	730	(384)

Income (loss) before income taxes	(1,506)	778	(4,527)	(4,826)	(4,151)	(116)	624	(7,268)	5,404
Income tax benefits	122	66	107	53	179	46	41	37	79

Net Income (Loss)	(1,384)	844	(4,420)	(4,773)	(3,972)	(70)	665	(7,231)	5,483

          Our operating results fluctuate from quarter to quarter as a result of a variety of factors, primarily including seasonality, our growth of existing businesses, our expansion in service offerings and markets, spend on driver earnings and incentives, and sales and marketing expenses.

          We experience seasonality in our China Mobility business, with lower levels of activity in the first quarter resulting from the Chinese New Year holiday. Consequently, we typically generate lower GTV and revenue in the first quarter. We also experience seasonal increases in our International GTV and revenue in the fourth quarter due to holidays, although the historical growth in our International business has outpaced the impact of seasonality thus far. We expect this seasonal trend to continue in the future.

          Our results of operations were negatively affected by COVID-19. This resulted in a decline in China Mobility GTV, and consequently China Mobility revenue as well as our total revenues, cost of revenues and certain expenses in the first quarter of 2020. COVID-19 impacted the revenue of our International business from the second quarter of 2020.

          Our loss from operations increased significantly in the fourth quarters of 2019 and 2020, primarily due to our increased cost of revenue driven by increased driver incentives for ride hailing business in China, increased sales and marketing expenses with higher level of promotional activity and our investment in new initiatives. Our net income in the second quarter of 2019 and the third quarter of 2020 was primarily due to the investment income we recognized from certain equity securities investments. Our net income in the first quarter of 2021 was primarily due to the investment income we recognized from the deconsolidation of Chengxin and an equity investment disposal.

LIQUIDITY AND CAPITAL RESOURCES

          The following table sets forth a summary of our cash flows for the periods presented:

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2018	2019	2020		2020	2021
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
Summary Consolidated Cash Flows Data:
Net cash provided by (used in) operating activities	(9,228)	1,445	1,138	174	(2,983)	(6,138)	(937)
Net cash provided by (used in) investing activities	(18,449)	(6,150)	(1,946)	(297)	4,229	(2,014)	(307)
Net cash provided by financing activities	23,277	2,952	9,274	1,415	3,009	10,281	1,569
Effect of exchange rate changes on cash and cash equivalents	832	510	(515)	(78)	(473)	231	35
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,568)	(1,243)	7,951	1,214	3,782	2,360	360
Cash, cash equivalents and restricted cash at beginning of the period	18,491	14,923	13,680	2,088	13,680	21,631	3,302
Cash, cash equivalents and restricted cash at end of the period	14,923	13,680	21,631	3,302	17,462	23,991	3,662

          Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal for use, and which have original maturities less than three months. As of December 31, 2018, 2019 and 2020, cash held in accounts managed by online payment platforms such as Alipay and

WeChat Pay amounted to RMB1.2 billion, RMB1.0 billion and RMB1.3 billion (US$0.2 billion) respectively. As of March 31, 2021, cash held in accounts managed by online payment platforms amounted to RMB0.8 billion (US$0.1 billion). These amounts of cash held by online payment platforms have been classified as cash and cash equivalents on our consolidated balance sheets. Cash and time deposits that are restricted as to withdrawal for use or pledged as security are reported as restricted cash. Restricted cash is classified into current and non-current based on the length of restricted period. Our restricted cash consists primarily of security deposits for the bank acceptance bills.

          Historically, we have funded our operations through a combination of cash from operations, private rounds of equity financing and credit facilities from commercial banks. We had net cash used in operating activities of RMB9.2 billion in 2018, net cash provided by operating activities of RMB1.4 billion in 2019, and net cash provided by operating activities of RMB1.1 billion (US$0.2 billion) in 2020, respectively. We had net cash used in operating activities of RMB6.1 billion (US$0.9 billion) in the three months ended March 31, 2021. As of December 31, 2020 and March 31, 2021, we had RMB21.6 billion (US$3.3 billion) and RMB24.0 billion (US$3.7 billion), respectively, in cash, cash equivalents and restricted cash. In April 2021, we entered into a revolving credit facility agreement with certain banks, pursuant to which we may borrow up to US$1.6 billion, with an accordion option of up to US$0.4 billion. Loans borrowed under this revolving facility bear applicable interest rates at 1.00% plus LIBOR, subject to certain adjustments. As of the date of this prospectus, we have not drawn down on the revolving credit facility.

          We believe that our cash from operations, existing cash, cash equivalents, short-term investments and revolving credit facility are sufficient to fund our operating activities, capital expenditures and other obligations for the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

          In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals or registrations. See "Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, our VIEs and their subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business," and "Use of Proceeds."

          A large majority of our future revenues for the foreseeable future is likely to be in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Operating Activities

          Net cash used in operating activities for the three months ended March 31, 2021 was RMB6.1 billion (US$0.9 billion), as compared to a net income of RMB5.5 billion (US$0.8 billion) for the same period. The difference was due to RMB9.6 billion (US$1.4 billion) for non-cash or non-operating adjustments and RMB2.0 billion (US$0.3 billion) for changes in our working capital accounts. Non-cash or non-operating adjustments consisted primarily of, investment income of RMB12.4 billion (US$1.9 billion), depreciation and amortization expenses of RMB1.6 billion (US$0.2 billion) and share-based compensation of RMB0.7 billion (US$0.1 billion). Changes in our working capital accounts consisted primarily of a decrease of RMB1.1 billion (US$0.2 billion) in accounts and notes payable, and an increase of RMB0.6 billion in (US$0.1 billion) in prepayments, receivables and other current assets, and a decrease of RMB0.5 billion (US$0.1 billion) in accrued expenses and other current liabilities, partially offset by a decrease of RMB0.7 billion (US$0.1 billion) in amounts due from related parties.

          Net cash provided by operating activities for the year ended December 31, 2020 was RMB1.1 billion (US$0.2 billion), as compared to a net loss of RMB10.6 billion (US$1.6 billion) for the same year. The difference was due to RMB8.1 billion (US$1.2 billion) for non-cash or non-operating adjustments and RMB3.6 billion (US$0.6 billion) for changes in our working capital accounts. Non-cash or non-operating adjustments consisted primarily of depreciation and amortization expenses of RMB5.3 billion (US$0.8 billion), share-based compensation of RMB3.4 billion (US$0.5 billion) and loss from equity method investments, net of RMB1.1 billion (US$0.2 billion), partially offset by investment income, net, of RMB2.8 billion (US$0.4 billion). Changes in our working capital accounts consisted primarily of an increase in accrued expenses and other current liabilities of RMB3.1 billion (US$0.5 billion) and an increase of RMB1.2 billion (US$0.2 billion) in accounts and notes payable, partially offset by an increase of RMB0.7 billion (US$0.1 billion) in prepayments, receivables and other current assets.

          Net cash provided by operating activities for the year ended December 31, 2019 was RMB1.4 billion, as compared to a net loss of RMB9.7 billion for the same year. The difference was due to RMB10.6 billion for non-cash or non-operating adjustments and RMB0.5 billion for changes in our working capital accounts. Non-cash or non-operating adjustments consisted primarily of depreciation, amortization expenses of RMB4.0 billion, share-based compensation of RMB3.1 billion, impairment loss for equity investments accounted for using cost method/Measurement Alternative of RMB1.5 billion and loss from equity method investments, net of RMB1.0 billion. Changes in our working capital accounts consisted primarily of an increase in accrued expenses and other current liabilities of RMB2.1 billion, partially offset by an increase in accounts and notes receivable of RMB1.2 billion and an increase of RMB0.5 billion in prepayments, receivables and other current assets.

          Net cash used in operating activities for the year ended December 31, 2018 was RMB9.2 billion, as compared to a net loss of RMB15.0 billion for the same year. The difference was due to RMB8.3 billion for non-cash or non-operating adjustments, partially offset by RMB2.5 billion for changes in our working capital accounts. Non-cash or non-operating adjustments consisted primarily of depreciation and amortization expenses of RMB2.8 billion, impairment loss for equity investments accounted for using cost method/Measurement Alternative of RMB2.5 billion and share-based compensation of RMB1.7 billion. Changes in our working capital accounts consisted primarily of an increase in accounts and notes receivable of RMB1.4 billion, an increase in prepayments, receivables and other current assets of RMB2.0 billion and a decrease in accounts and notes payable of RMB0.6 billion, partially offset by an increase in accrued expenses and other current liabilities of RMB1.8 billion.

Investing Activities

          Net cash used in investing activities for the three months ended March 31, 2021 was RMB2.0 billion (US$0.3 billion), primarily as a result of the purchase of convertible notes of Chengxin of RMB13.8 billion (US$2.1 billion), loans receivable originated of RMB3.5 billion (US$0.5 billion), purchase of property, equipment and intangible assets of RMB2.7 billion (US$0.4 billion), purchase of short-term investments and long-term time deposits of RMB2.5 billion (US$0.4 billion) and deconsolidation of Chengxin of RMB0.6 billion (US$0.1 billion), partially offset by the proceeds from maturities of short-term investments and long-term time deposits of RMB15.6 billion (US$2.4 billion), proceeds from disposal of long-term investments and investment securities of RMB3.2 billion (US$0.5 billion) and cash received from loan repayments of RMB2.7 billion (US$0.4 billion).

          Net cash used in investing activities for the year ended December 31, 2020 was RMB1.9 billion (US$0.3 billion), primarily as a result of the purchase of short-term investments and long-term time deposits of RMB71.4 billion (US$10.9 billion), loans receivable originated of RMB6.5 billion (US$1.0 billion), purchase of property, equipment and intangible assets of RMB5.8 billion (US$0.9 billion) and purchase of long-term investments of RMB0.8 billion (US$0.1 billion), partially offset by the proceeds from maturities of short-term investments and long-term time deposits of RMB71.0 billion (US$10.8 billion), proceeds from disposal of long-term investments and investment securities of RMB6.8 billion (US$1.0 billion) and cash received from loan repayments of RMB4.9 billion (US$0.8 billion).

          Net cash used in investing activities for the year ended December 31, 2019 was RMB6.2 billion, primarily as a result of the purchase of short-term investments and long-term time deposits of RMB55.1 billion, loans receivable originated of RMB6.0 billion, purchase of long-term investments of RMB2.8 billion and purchase of property, equipment and intangible assets of RMB2.3 billion, partially offset by the proceeds from maturities of short-term investments and long-term time deposits of RMB51.6 billion, cash received from loan repayments of RMB6.2 billion and proceeds from disposal of long-term investments and investment securities of RMB2.4 billion.

          Net cash used in investing activities for the year ended December 31, 2018 was RMB18.4 billion, primarily as a result of the purchase of short-term investments and long-term time deposits of RMB53.9 billion, purchase of property, equipment and intangible assets of RMB5.5 billion, loans receivable originated of RMB4.5 billion, purchase of long-term investments of RMB3.5 billion and cash paid for acquisition of subsidiaries, net of cash acquired, of RMB1.9 billion, partially offset by the proceeds from maturities of short-term investments and long-term time deposits of RMB48.3 billion and cash received from loan repayments of RMB2.4 billion.

Financing Activities

          Net cash provided by financing activities for the three months ended March 31, 2021 was RMB10.3 billion (US$1.6 billion), primarily as a result of proceeds from issuance of convertible redeemable non-controlling interest and convertible non-controlling interest, net of issuance cost, of RMB8.1 billion (US$1.2 billion), proceeds from short-term borrowings of RMB2.2 billion (US$0.3 billion), and proceeds from long-term borrowings of RMB0.8 billion (US$0.1 billion), partially offset by repayments of short-term borrowings of RMB0.4 billion (US$0.1 billion).

          Net cash provided by financing activities for the year ended December 31, 2020 was RMB9.3 billion (US$1.4 billion), primarily as a result of proceeds from short-term borrowings of RMB5.3 billion (US$0.8 billion), proceeds from issuance of convertible redeemable non-controlling interest and convertible non-controlling interest, net of issuance cost, of RMB3.3 billion (US$0.5 billion) and proceeds from long-term borrowings of RMB1.7 billion (US$0.3 billion), partially offset by repayments of short-term borrowings of RMB0.7 billion (US$0.1 billion).

          Net cash provided by financing activities for the year ended December 31, 2019 was RMB3.0 billion, primarily as a result of proceeds from issuance of convertible preferred shares, net of issuance cost, of RMB3.6 billion, proceeds from long-term borrowings of RMB0.8 billion, and proceeds from short-term borrowings of RMB0.6 billion, partially offset by repayments of short-term borrowings of RMB2.0 billion.

          Net cash provided by financing activities for the year ended December 31, 2018 was RMB23.3 billion, primarily as a result of proceeds from issuance of convertible preferred shares, net of issuance costs, of RMB26.2 billion, partially offset by repurchase of convertible preferred shares and ordinary shares of RMB2.5 billion.

CONTRACTUAL OBLIGATIONS

          The following table sets forth our contractual obligations as of December 31, 2020:

	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	(RMB)	(US$)	(RMB)	(RMB)	(RMB)	(RMB)
	(in millions)
Non-cancellable leases	117	18	76	40	1	—

Total	117	18	76	40	1	—

          Non-cancellable leases represent leases for office premises and warehouse.

          Our investment commitments primarily relate to capital contribution obligations under certain arrangements which do not have contractual maturity dates. The total investment commitments contracted but not yet reflected in our financial statements amounted to RMB96 million (US$15 million).

          Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2020.

OFF-BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

          We do not have any significant financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity or that are not reflected in our consolidated financial statements. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

HOLDING COMPANY STRUCTURE

          Xiaoju Kuazhi Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our VIEs and our VIEs' subsidiaries in China. As a result, Xiaoju Kuazhi Inc.'s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and VIEs in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries and VIEs may allocate a portion of their after-tax profits based on PRC accounting standards to discretionary surplus funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends, and some of them will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

INFLATION

          To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018, 2019 and 2020 were increases of 1.9%, 4.5% and 2.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected by higher rates of inflation in China in the future, particularly if it affects labor costs. See "Risk Factors — If labor costs in the PRC increase substantially, our business and costs of operations may be adversely affected."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk

          The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

          Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

          We are also exposed to foreign currency risk because of our international operations, particularly in Brazil and Mexico. While we generally expect to use any cash from operations in the same country where we receive that cash, fluctuations in the exchange rate between the currency of that country and the Renminbi will be recorded as foreign currency translation adjustments in our consolidated statements of comprehensive income (loss).

Interest Rate Risk

          We have both short-term and long-term borrowings.

          Our short-term borrowings consist of RMB-dominated borrowings by our subsidiaries from financial institutions in the PRC. We had short-term borrowings of RMB1,750 million, RMB631 million, RMB5,827 million (US$889 million) and RMB7,828 million (US$1,195 million) as of December 31, 2018, 2019, 2020, and March 31, 2021, respectively. All of these short-term borrowings are fixed-rate.

          Our long-term borrowings consist of a series of loan facilities with terms that range from 2 to 4 years. We had total long-term borrowings of nil, RMB766 million, RMB1,453 million (US$222 million) and RMB1,903 million (US$290 million), as of December 31, 2018, 2019, 2020, and March 31, 2021, respectively. Our exposure to changes in interest rates is mainly from floating-rate long-term borrowings, which represented a substantial majority of our total long-term debt as of March 31, 2021. Any change in interest rates will cause the effective interest rates of borrowings to change and thus cause our future cash flows to fluctuate over time. Assuming all other variables were remained constant and the balances of outstanding debts at the end of each reporting period had been outstanding for the entire year, an increase (decrease) in the interest rate by 0.25% would have resulted in an increase (decrease) in the loss before income taxes for the years ended December 31, 2018, 2019, 2020 and for the three months ended March 31, 2021 by nil, nil, RMB2.8 million (US$0.4 million) and RMB0.8 million (US$0.1 million), respectively.

Credit Risk

          All of our cash and cash equivalents, restricted cash and short-term investments are held by major financial institutions located in the PRC and Hong Kong which we believe are of high credit quality. We expect that there is no significant credit risk associated with these assets.

          We rely on a limited number of third parties to provide payment processing services to collect amounts due from customers. Payment service providers are financial institutions, credit card companies and online payment platforms which we believe are of high credit quality. As of December 31, 2018, 2019, 2020 and March 31, 2021, cash held in accounts managed by online payment platforms such as Alipay and WeChat Pay amounted to RMB1,247 million, RMB971 million, RMB1,267 million (US$193 million) and RMB809 million (US$123 million), respectively.

          Accounts receivable are typically unsecured and are derived from revenues earned from customers in the PRC. The credit risk with respect to account receivables is mitigated by credit control policies we carry out with respect to our customers and our ongoing monitoring process of outstanding balances.

          We have loans receivable which primarily represent micro-loans that we offer to individual borrowers who are registered as riders, end-users or drivers on our platform. Our loans receivable, net, were RMB1,965 million, RMB1,514 million, RMB2,878 million (US$439 million) and RMB3,599 million (US$549 million) as of December 31, 2018, 2019, 2020 and March 31, 2021, respectively. We do not have significant exposure to any individual customer.

Liquidity risk

          As of March 31, 2021, we had cash and cash equivalents of RMB23,468 million (US$3,582 million) and short-term investments of RMB23,966 million (US$3,658 million), as compared to total current liabilities of RMB23,020 million (US$3,514 million).

          Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal or use, and which have original maturities less than three months. Short-term investments mainly consist of time deposits and structured deposits. Time deposits are the balances placed with the banks with original maturities over three months, but less than one year, whose carrying amount approximate to fair value due to their short-term nature.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

          An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain and requires significant judgment at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

          We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

          The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Basis of consolidation

          Our consolidated financial statements include the financial statements of the company, its subsidiaries, the VIEs and VIEs' subsidiaries for which the company is the ultimate primary beneficiary.

          A subsidiary is an entity in which the company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A consolidated VIE is an entity in which the company's subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the company is the primary beneficiary of the entity.

          All transactions and balances among the company, its subsidiaries and the VIEs and VIEs' subsidiaries have been eliminated upon consolidation. The results of subsidiaries and VIEs acquired or disposed of during the year are recorded in the consolidated statements of comprehensive income (loss) from the effective dates of acquisition or up to the effective dates of disposal, as appropriate.

Revenue recognition

          We adopted ASC 606 — "Revenue from Contracts with Customers" for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, after considering allowances for refund, price concession, discount and value added tax ("VAT").

China Mobility

          We generate revenues from providing a variety of mobility services through our mobility platform in the PRC ("China Mobility Platform"). Our revenues from our ride hailing services in the PRC presented on a gross basis accounted for more than 97% of the total revenues from China Mobility for the three years ended December 31, 2018, 2019 and 2020, and the three months ended March 31, 2020 and 2021, respectively. We also generate revenues from providing other mobility services such as taxi hailing, chauffeur, hitch and other services in the PRC.

•
Ride hailing services in the PRC

          We provide a variety of ride hailing services on our China Mobility Platform. We consider ourselves as the ride service provider according to the relevant regulations in the PRC and the ride service agreement with riders. Upon completion of the ride services, we recognize ride hailing service revenues on a gross basis.

          According to the relevant regulations in PRC, online ride hailing service platforms are required to obtain licenses and take full responsibility of the ride services. The relevant regulations also require the licensed platforms to ensure that the drivers and cars engaged in providing ride services meet the requirements stipulated by the regulations. Accordingly, we, as an online ride hailing service platform consider ourselves as the principal for our ride services because we control the services provided to riders. The control over the services provided to riders are demonstrated through: a) we are able to direct registered drivers to deliver ride services on our behalf based on the ride service agreement we entered into with riders; b) in accordance with the agreements entered into between us and the drivers, the drivers are obligated to comply with service standards and implementation rules set by us when providing the ride services on our behalf; c) we evaluate drivers' performance regularly in accordance with the standards set by us. Other indicators of us being the principal are demonstrated by: a) we are obligated to fulfill the promise to provide the ride hailing services to riders in accordance with the above service agreements and the above regulations in the PRC; b) we have the discretion in setting the prices for the services.

•
Taxi hailing, chauffeur and hitch services in the PRC

          We provide a variety of other services on our China Mobility Platform, including taxi hailing, chauffeur and hitch services. We consider ourselves as the agent for taxi hailing, chauffeur and hitch services, and recognize agency revenues earned from the service providers, such as the taxi drivers, the chauffeur service providers and the car owners from our hitch service.

International

          We derive the revenues principally from ride hailing services in oversea countries. We also generate revenues from food delivery services in overseas countries.

•
Ride hailing services in overseas countries

          We contract with individual drivers to offer ride services on our mobility platform in overseas countries ("Overseas Mobility Platform"). Our performance obligation is to facilitate and arrange the ride services between riders and drivers. We recognize revenues from our service contracts with drivers upon completion of the ride services provided by drivers. In addition, in most countries riders access our Overseas Mobility Platform for free and we have no performance obligation to the riders. As a result, in general, drivers are our customers, while riders are not.

          We consider ourselves as an agent for ride hailing services provided through our Overseas Mobility Platform because we do not control the services provided by drivers to riders. Other indicator of us being the agent is demonstrated by the drivers being obligated to fulfill the promise to provide the ride services according to the service agreements entered into between drivers and riders.

•
Food delivery services in overseas countries

          We derive our food delivery revenues primarily from service fees paid by restaurants and delivery persons for use of the platform and related services to successfully complete the services on our platform. We recognize revenue when services provided to restaurants and delivery persons are complete.

Other initiatives

          Bike and e-bike sharing: We enter into rental agreements with the users at the inception of each trip. We are responsible for providing access to the bikes and e-bikes over the user's desired period of use. We derive a majority of the revenues from rental agreements, which are classified as operating leases as defined within ASC 842, "Leases" ("ASC 842"), and records the rental payments received as revenues upon the completion of each trip.

          Auto solutions: We primarily lease vehicles to drivers who use them to provide ride hailing services in the PRC. We provide financial lease services and operating lease services to drivers and end-users through our platform.

          We provide a variety of other initiatives services on our platform, including intra-city freight, community group buying and other services. We generally recognize revenues when services are provided to our customers.

Incentive programs

•
Incentives to consumers considered as customers from an accounting perspective

          Incentives provided to customers are recorded as a reduction of revenue if we do not receive a distinct service or cannot reasonably estimate the fair value of the service received. Incentives to customers that are not provided in exchange for a distinct service are evaluated as variable consideration, in the most likely amount to be earned by the customer at the time or as they are earned by customers, depending on the type of incentive. Since incentives are earned over a short period of time, there is limited uncertainty when estimating variable consideration. Incentives earned by customers for referring new customers are paid in exchange for a distinct service and are accounted for as customer acquisition costs. We expense such referral payments as incurred in sales and marketing expenses in the consolidated statements of comprehensive income (loss). The amount recorded as an expense is the lesser of the amount of the incentive paid or the established fair value of the service received.

•
Incentives to consumers not considered as customers from an accounting perspective

          We at our own discretion offer incentives to consumers who are not considered as our customers from an accounting perspective to encourage their use of our platform. These are offered in various forms of discounts and promotions and include:

          Customized consumer discounts and promotions: These discounts and promotions are offered to some consumers in a market to acquire, re-engage or generally increase the uses of our platform by such consumers, and are akin to a coupon. An example is an offer providing a discount on a limited number of rides during a limited time period. We record the cost of these discounts and promotions to such consumers as sales and marketing expenses at the time they are redeemed by the consumers.

          Consumer referrals: These referrals are earned when an existing consumer (the referring consumer) refers a new consumer (the referred consumer) to our platform and the referred consumer uses services offered by our platform. These consumer referrals incentives are typically paid in the form of a credit given to the referring consumer. We record the liability for these referrals and corresponding expenses as sales and marketing expenses at the time the referral is earned by the referring consumer.

Business combinations and impairment assessment of goodwill

          We account for our business combinations using the acquisition method of accounting in accordance with ASC 805 — "Business Combinations." The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers, liabilities incurred by us and equity instruments issued by us. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. In a business combination achieved in stages, we re-measure the previously held equity interest in the acquiree immediately before obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive income (loss).

          We allocate the acquisition cost to our assets and liabilities acquired, including separately identifiable intangible assets, based on their estimated fair values. We make estimates and judgments in determining the fair value of acquired assets and liabilities, with the assistance of an independent valuation firm and management's experience with similar assets and liabilities. In performing the purchase price allocation, we consider the analyses of historical financial performance and estimates of future performance of these companies acquired.

          Goodwill is not depreciated or amortized but is tested for impairment on an annual basis, and between annual tests when an event occurs, or circumstances change that could indicate that the asset might be impaired. We adopted ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, and in accordance with the FASB, a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the qualitative assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If we decide, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.

Long-term investments

          Our long-term investments consist of equity investments without readily determinable fair value and equity method investments.

•
Equity securities without readily determinable fair value measured at Measurement Alternative

          Prior to the adoption of ASU 2016-01, the cost method was used to account for certain equity investments in privately held companies over which we neither have control nor significant influence through investments in common stock or in-substance common stock. Beginning on January 1, 2019, our equity investments without readily determinable fair values, which do not qualify for NAV practical expedient and over which we do not have the ability to exercise significant influence through the investments in common stock or in-substance common stock, are accounted for under the measurement alternative upon the adoption of ASU 2016-01 (the "Measurement Alternative"). Under the Measurement Alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. All realized and unrealized gains (losses) on the investments, are recognized in investment (loss) income, net in the consolidated statements of comprehensive income (loss).

          For investments under the cost method/Measurement Alternative, we make a qualitative assessment of whether the investment is impaired at each reporting date based on performance and financial position of the investee as well as other evidence of market value. Such assessment includes, but is not limited to, reviewing the investee's cash position, recent financing, as well as the financial and business performance. If a qualitative assessment indicates that the investment is impaired, we estimate the investment's fair value in accordance with the principles of ASC 820. If the fair value is less than the investment's carrying value, we recognize an impairment loss in net loss equal to the difference between the carrying value and fair value.

•
Equity investments accounted for using the equity method

          We apply the equity method to account for equity investments in common stock or in-substance common stock, according to ASC 323 — "Investments — Equity Method and Joint Ventures" over which we have significant influence but does not own a majority equity interest or otherwise control. Under the equity method, we initially record our investment at cost and subsequently records its share of the results of the equity investees on a one quarter in arrears basis.

          We continuously review our investments in equity investees to determine whether a decline in fair value below the carrying value is other-than-temporary. The primary factors we consider in our determination are the duration and severity of the decline in fair value, the financial condition, operating performance and the prospects of the equity investee, and other company specific information such as recent financing rounds. If any impairment is considered other-than-temporary, we write down the investment to its fair value and recognize the impairment charge to the consolidated statements of comprehensive income (loss).

Share based compensation and valuation of our ordinary shares

          We grant restricted share units ("RSU") and share options of the Company to its employees, directors and consultants (collectively, "share-based awards"), such compensation is accounted for in accordance with ASC 718 Compensation-Stock compensation ("ASC 718"). On January 1, 2019, we adopted ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvement to non-employee Share-based Payment Accounting, under which the accounting for awards to non-employees are similar to the model for employee awards.

          Share-based awards with service conditions only are measured at the grant date fair value of the awards and recognized as expenses using the graded-vesting method, net of estimated forfeitures, if any, over the requisite service period. Share-based awards that are subject to both service conditions and the occurrence of an initial public offering ("IPO") as performance condition, are measured at the grant date fair value. Cumulative share-based compensation expenses for the awards that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded-vesting method.

          A change in any of the terms or conditions of share-based awards shall be accounted for as a modification of the plan. Therefore, we calculate incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the fair value and other pertinent factors at the modification date. For vested options, we would recognize incremental compensation cost in the period the modification occurs and for unvested options, we would recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

          We use binomial option pricing model to determine fair value of the share-based awards. The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2018	2019	2020	2021
Fair value of ordinary shares (US$)	37.48-41.04	37.48-39.87	37.65-42.08	47.71
Expected volatility	35.0%-37.0%	32.8%-35.0%	31.0%-34.8%	37.8%
Risk-free interest rate (per annum)	2.59%-2.92%	1.60%-2.40%	1.16%-1.69%	0.94%
Expected dividend yield	0%	0%	0%	0%
Expected term (in years)	7	7	7	7

          Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. We have never declared or paid any cash dividends on its capital stock, and the we do not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

          Prior to our initial public offering, we have been a private company with no quoted market prices for our ordinary shares. We therefore need to make estimates of the fair value of our ordinary shares at various dates for the purposes of (i) at the date of issuance of convertible instruments as one of the inputs in determining the intrinsic value of the beneficial conversion feature; and (ii) at the date of grant of a share-based award to our employees or non-employees as the only input to determine the grant date fair value of the award.

          The fair value of our ordinary shares was assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding our projected financial and operating results, unique business risks, the liquidity of our ordinary shares and our operating history and prospects at the time the grants were made. The assumptions used in the assessment represent management's best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive these awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us for accounting purposes.

          The option-pricing method was used to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management.

          The other major assumptions used in calculating the fair value of ordinary shares include:

          Discount rates.    The discount rates listed in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, macroeconomic risk, comparative industry risk, market risk premium, geographic risk, company size and non-systemic risk factors.

          Comparable companies.    In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: similar business model and profit generating method, similar target group of consumers, services product nature, etc.

          Discount for lack of marketability, or DLOM. DLOM listed in the table above was quantified by the Finnerty's Average Strike put options model. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The higher the volatility, the higher the put option value and thus the higher the implied DLOM. If the DLOM used for the valuation is lower, the determined fair value of the ordinary shares is higher.

          The following table sets forth the fair value of our ordinary shares estimated at different times with the assistance from an independent valuation firm.

Date	Fair Value per Share	Discount rate	DLOM
	US$
January 31, 2018	39.14	16%	12%
July 31, 2018	41.04	16%	10%
December 31, 2018	37.48	18%	14%
July 31, 2019	38.91	18%	12%
December 31, 2019	39.87	17%	12%
July 29, 2020	37.65	18%	13%
December 31, 2020	42.08	17%	12%
March 31, 2021	47.71	16%	11%

          The fair value of our ordinary shares increased from US$39.14 as of January 31, 2018 to US$41.04 as of July 31, 2018. We believe the change was primarily attributable to our growth of business and the successful Series B-2 financing, which provided us with the funding needed for our expansion.

          The fair value of our ordinary shares decreased from US$41.04 as of July 31, 2018 to US$ 37.48 as of December 31, 2018. We believe the change was primarily attributable to the negative media coverage which adversely affected our brand and reputation due to the incidents in our hitch services, as well as a higher marketability discount given the increase in the assumed timing to a liquidity event.

          The increase in the fair value of the ordinary shares from US$37.48 as of December 31, 2018 to US$39.87 as of December 31, 2019 was primarily attributable to the continued growth of our business, as well as a lower marketability discount given the reduction in the assumed timing to a liquidity event.

          In 2020, the fair value of the ordinary shares decreased from US$39.87 as of December 31, 2019 to US$37.65 as of July 29, 2020, then increased to US$42.08 as of December 31, 2020. The reason was primarily attributable to the following factors:

  •
  Our business and operations were materially and adversely affected by the COVID-19 pandemic in the first half of 2020;

  •
  Starting from the second quarter of 2020, many of the quarantine measures within China have been relaxed and our businesses have resumed growth;

  •
  Starting from the third quarter of 2020, our International segment began to recover, mainly as a result of the growth of our ride hailing and food delivery services;

  •
  We increased our estimated probability of a successful initial public offering.

          In the three months ended March 31, 2021, the fair value of ordinary shares increased from US$42.08 to US$47.71. The increase in the fair value of our ordinary shares was primarily attributable to the decreased discount rate which is in line with the strong general equity market performance and lower investors' risk appetite during the same period, the decrease in DLOM as we gradually approach the completion of our initial public offering, and our adjusted financial forecast based on a review of our actual financial performance for the three months ended March 31, 2021.

Impairment of long-lived assets other than goodwill

          Long-lived assets including property and equipment, intangible assets and other non-current assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold, or use is based on the amount by which the carrying value exceeds the fair value of the asset. Judgment is used in estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of the long-live assets' fair value.

Income taxes

          Current income tax is recorded in accordance with the laws of the relevant tax jurisdictions.

          We apply the liability method of income taxes in accordance with ASC Topic 740, Income Taxes ("ASC 740") which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are provided based on temporary differences arising between the tax bases of assets and liabilities and the financial statements, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.

          Deferred tax assets are recognized to the extent that such assets are more-likely-than-not to be realized. In making such a determination, we consider all positive and negative evidences, including results of recent operations and expected reversals of taxable income. Valuation allowances are provided to offset deferred tax assets if it is considered more-likely-than-not that amount of the deferred tax assets will not be realized.

          We apply the provisions of ASC 740, in accounting for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. We have elected to classify interest and penalties related to an uncertain tax position (if and when required) as part of "income tax expenses" in the consolidated statements of comprehensive income (loss). We did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended December 31, 2018, 2019, 2020, and as of and for the three months ended March 31, 2021.

RECENT ACCOUNTING PRONOUNCEMENTS

          For detailed discussion of recent accounting pronouncements, see Note 3 to the consolidated financial statements included elsewhere in this prospectus.

INDUSTRY OVERVIEW

REIMAGINE MOBILITY

Mobility is Evolving to Address Growing Challenges

          Mobility is essential for economic progress, and increasing access to mobility has the power to improve lives. However, the historical mobility paradigm centered around private car ownership and public transportation is facing increasing challenges in today's modern urban environments. About 55% of the world's population live in cities, and despite continued investments in infrastructure, cities around the world grapple with traffic congestion and pollution, which limit the safe, affordable and efficient movement of people and goods.

          China is a market uniquely positioned to drive the evolution of mobility. Rapid urbanization and consumption upgrade in China have led to significantly increasing demand for more mobility options in addition to existing options such as private cars and public transportation. In addition, there are certain characteristics of cities in China that also drive demand for change to the mobility paradigm:

          Densely populated cities.    China has some of the world's largest and densest cities. In 2020, there were 137 cities in China with an urban population over 1 million compared to 11 cities in the United States. Urban population density of these cities was 2.9 thousand people per square kilometer compared to 1.6 thousand people per square kilometer in the United States. This density level of cities in China is taxing for existing mobility infrastructure. As a result, the large number of highly populated, dense cities creates a huge opportunity for alternative mobility solutions.

          Limited private car ownership.    Private car ownership in China is limited by a number of core factors. City governments restrict car ownership in an effort to improve traffic and air quality. For example, Beijing allocates license plates through a lottery system and Shanghai through a public bidding system. The chance of winning the license plate lottery in Beijing was only on average 0.03% for each round in 2020. Those that do obtain cars can find driving inconvenient. Some municipal governments limit driving to certain days of the week and parking spaces are in short supply. For example, Shanghai had 0.2 parking spaces per capita compared to 1.9 parking spaces per capita in Los Angeles city in 2020. The car parc per capita was only 0.2 in China, compared to approximately 0.6 in the United States.

          Quality of transportation experience lagging nationwide consumption upgrade.    As consumers' consumption power increases over time and they become accustomed to lifestyle upgrades in other parts of their lives, they demand similar improvements in mobility options. The mobility experience is frequently marred by traffic, cramped public transportation, and pollution. It is estimated that the average commuter in Beijing and Shanghai spends 45 and 39 minutes per day, respectively, sitting in traffic. As China continues to urbanize and consumers increasingly want a better quality of life, they are becoming more demanding in terms of the mobility alternatives that they have access to.

          The above characteristics of Chinese cities are catalysts for a shift to a new mobility paradigm in China. However, these problems are not unique to China and cities around the world face similar challenges, creating a truly massive global opportunity.

The Future of Mobility

          The future of mobility will look very different from what it is today. To address the need for safe, affordable and efficient movement of people and goods in increasingly congested urban environments, mobility must adapt. As a result, it will be defined by the following key trends:

          Mobility will be shared:    Shared mobility will make trips more convenient, affordable, and efficient. By increasing the utilization of each physical vehicle, shared mobility will reduce urban congestion, lower the cost per kilometer compared to private car ownership, and improve the mobility experience in cities around the world for both drivers and riders.

          Mobility will be electric:    Electric is a core pillar of the future of mobility given its cost-effectiveness and benefits to the environment. Advancing electric mobility also requires an overhaul of supporting infrastructure and technology, from how vehicles are refueled throughout cities, to tech-enabled hardware which better manage batteries, connected vehicles which better communicate with one another, and even redesign of vehicles themselves to satisfy evolving consumer needs and preferences.

          Mobility will be autonomous:    Autonomous further advances safety, sustainability and cost-savings. It has the potential to meaningfully reduce the rate of road accidents as well as to lower the cost per kilometer of transportation. Data collection and analysis of the entire transportation ecosystem, including vehicle usage, driver behavior, traffic dynamics and city architecture, will drive the increasing intelligence of vehicles around the world.

          New mobility is relevant beyond personal transportation:    The future of mobility will utilize new mobility infrastructure to move goods and provide services more efficiently throughout cities. Many of the core capabilities refined through personal vehicle innovations, such as supply-demand matching, efficient route planning, and city-level operations, can be applied to address adjacent demands of living in today's urban environments such as intra-city freight and community commerce.

          As the mobility landscape is expected to change, so will the auto value chain. The value chain will be redesigned in favor of integrated networks that power the growth of shared mobility and that better fulfill driver and rider demands for lower cost transportation and increased service quality. Traditional methods of purchasing, fueling and maintaining vehicles complicate car ownership. Advancing the auto value chain will facilitate the growth of vehicle supply by prioritizing the unique needs of shared mobility drivers and lowering the cost per kilometer of transportation. This in turn benefits riders as well.

Market Opportunity for Mobility

          The mobility market today is composed of transportation using different types of vehicles for personal transport such as private car for always-available personal transport, traditional taxis for spontaneous one-way trips, shared mobility to leverage existing private assets amongst communities, public transportation to move masses efficiently, and others (including two-wheeled options) to satisfy various consumer needs at different price points.

          Mobility today is a massive global opportunity. Mobility accounted for 8.0% of global GDP in 2020 as consumers worldwide spent US$6.7 trillion on mobility in 2020. Urbanization, economic development, and an increasingly connected world continue to elevate the importance of mobility and will continue to drive the future growth of the market.

          With the world's largest population and many concentrated and dense cities, China is the world's largest mobility market today and accounted for 13.1% of global mobility in 2020 with a market size of RMB5.7 trillion (US$873 billion). This is expected to grow at a CAGR of 13.1% to reach RMB10.6 trillion (US$1.6 trillion) by 2025.

Note: The market size of bike sharing and e-bike sharing reached RMB13.6 billion (US$2.1 billion) and RMB8.5 billion (US$1.3 billion) in 2020, respectively, and are expected to grow to RMB30.3 billion (US$4.6 billion) and RMB32.5 billion (US$5.0 billion) in 2025, respectively.

Source: CIC

THE SHARED MOBILITY OPPORTUNITY IN CHINA

          New forms of mobility, including shared mobility and advanced technologies, such as electric and autonomous, create a massive opportunity for mobility in the future.

Increasing Penetration of Shared Mobility Creates a Massive Opportunity

          The shared mobility market size represents the total value of consumer spend on four-wheel ride hailing, taxi-hailing, hitch, and chauffeur services. The appeal of shared mobility is evidenced by its continued increase in consumer penetration and is driven by both demand and supply factors. In China, shared mobility as a percentage of total mobility was 4.1% in 2020 based on consumer spending. Despite temporary impacts of evolving industry standards and the COVID-19 pandemic between 2018 and 2020, it is estimated that shared mobility penetration will increase from 1.2% in 2015 to 8.1% by 2025, according to CIC. It is expected that by 2040, shared mobility penetration will be 35.9% of total mobility spending in China. Shared mobility as a percentage of total mobility based on the number of rides increased from 0.7% in 2015 to 2.1% in 2019 and 2020. This is expected to further grow to 4.8% and 26.9% in 2025 and 2040, respectively.

Source: CIC

          The increase in shared mobility penetration translates to a significant market opportunity. The total spend on shared mobility in China is expected to increase from RMB233 billion (US$36 billion) in 2020 to RMB862 billion (US$132 billion) in 2025, representing a CAGR of 29.9%, according to CIC. In particular, while ride hailing is the largest segment within shared mobility today, it is still expected to experience significant growth to RMB700 billion (US$107 billion) in 2025, representing a CAGR of 32.0%.

Source: CIC

Drivers of Demand for Shared Mobility

          A better consumer experience, urbanization and regional economic growth, nationwide consumption upgrade, shifting consumer preferences, particularly amongst younger generations and supportive regulations all support the growth of shared mobility.

Better consumer experience

          Shared mobility provides a better consumer experience through a combination of affordability, certainty with flexibility, and user enjoyment. Shared mobility is both a complement to and replacement for existing forms of mobility.

          Affordability:    In China, shared mobility costs less than traditional private car ownership. It is estimated that the cost of ride hailing for a rider in China in 2020 is RMB2.9 per kilometer compared to RMB4.1 per kilometer for someone who owns and operates a fossil fuel-powered vehicle. As an illustrative breakdown of the estimated RMB4.1 per kilometer, private car owners will pay RMB2.0 in depreciation, RMB0.6 for energy, RMB0.8 for insurance, repair and maintenance, and RMB0.6 for parking and tickets. In contrast to China, the cost of shared mobility in the U.S. is 2.2 times higher than the cost of private car ownership. The cost of owning and operating a private electric vehicle is even higher due to higher depreciation cost as a result of higher purchase price and lower residual value, despite the lower operating cost for electric vehicles.

Note: The comparison is as of 2020 based on the following assumptions:

1.
The average purchase price of private cars with internal combustion engines in tier 1, tier 2, and tier 3 and below cities are RMB240,000, RMB180,000, and RMB120,000, respectively.

2.
The depreciation cost of a private car is calculated based on the life-cycle of 7 years.

3.
Tier 1 cities include Beijing, Shanghai, Shenzhen, and Guangzhou; Tier 2 cities refer to economically developed cities or regional central cities or provincial capitals, that have certain economic foundations and relatively high degree of commercial activities, such as Hangzhou and Chengdu. All other cities are classified as Tier 3 and below.

Source: CIC

          Certainty with flexibility:    Shared mobility provides transportation on demand. It is estimated that the average wait time for shared mobility riders from requesting a car to starting the ride in China was approximately 5 minutes in 2020. This compares with 12 minutes for public transportation (bus and subway) and 8 minutes for non-hailing traditional taxis in 2020. In Beijing, commuters spent an average of 10 minutes waiting for transport during peak hours.

          User enjoyment:    Shared mobility is an enjoyable way for people to get around. Without the need to focus on driving or search for parking spaces, consumers have additional time to re-connect with friends and family, use their time productively, or enjoy new forms of media and entertainment. New vehicles specifically designed for shared mobility are further improving the rider experience with features such as more passenger legroom and other convenience and accessibility features.

Urbanization and regional economic growth

          China has urbanized at a rapid pace from below 50% in 2010 to over 60% in 2020. The ongoing expansion of cities into urban clusters together with continued regional economic growth is expected to drive the urbanization rate to 70% in 2030, adding an additional 200 million city residents by 2030, according to CIC. China's ongoing development of 19 city clusters in its 14th Five-Year Plan is expected to bring the number of megacities with urban populations larger than New York City's 8 million from 10 in 2020 to 30 by 2030. Cities with urban populations greater than San Francisco's 0.9 million are expected to increase from 153 in 2020 to more than 230 by 2030. The growing urban population is expected to increase city density, promote consumption, and prefer a new way of urban living supported by on-demand networks. According to CIC, user penetration in shared mobility, defined as average monthly active users as percentage of total population, among Tier 3 and below cities was approximately 7% in the fourth quarter of 2020, compared to 24% in Tier 1 and Tier 2 cities, representing massive opportunity for expansion, especially in lower tier cities.

Consumption upgrade

          The annual per capita disposable income in urban areas of China is expected to grow at a CAGR of 5.9% from RMB43,834 in 2020 to approximately RMB58,367 in 2025. The number of people whose annual disposable income reached RMB40,000 is over 400 million in 2020 and is expected to reach over 800 million in 2030. The improvement in Chinese consumers' standards of living has led to higher consumption standards and shifting consumption preferences from essential physical goods to services and experiences. For mobility, people are demanding safer and higher quality options, which would promote the growth of shared mobility.

Generational preference shift

          Shared mobility is increasingly preferred by younger generations due to its convenience, quality and the ability for riders to multitask or avoid the stress of driving. Mobility consumption habits of younger generations today will be increasingly important as time passes. These consumers will make up a core part of Chinese consumers, and they will have the ability to influence generations that follow. According to a survey conducted by CIC, among all respondents who used shared mobility before, although all different age groups showed a preference for shared mobility, the percentage of respondents between 25 and 35 who have a preference to use shared mobility as their primary means of transportation was 74.3% while the percentage who preferred private car and public transportation for the same age group was 17.6% and 8.0%, respectively.

Favorable regulations and guidance

          Limits on private car ownership and driving continue to increase in China's most developed and populous cities, as rapid economic development combined with large populations strain existing road infrastructure. Driving restrictions based on the day of the week, license plate lottery systems, increased parking fees, and other regulatory policies in Tier 1 and Tier 2 cities such as Beijing, Shanghai, Guangzhou, Shenzhen or Hangzhou, are all intended to make private car ownership more difficult. This promotes shared mobility as an attractive alternative for consumers.

The parking fee per hour is expected to increase by 10% to 20% each year in certain Tier 1 cities such as Beijing and Shanghai and penalties to curb illegal parking are similarly expected to increase. Such regulatory policies and government guidance are beginning to be introduced to Tier 3 cities as well. For example, cities like Haikou, Tangshan and Qinhuangdao are also subject to driving restrictions today. In addition, the government in China is rolling out favorable regulations and guidance to promote shared mobility. According to CIC, China was the first country globally to issue regulations to establish requirements and standards for ride hailing services.

Drivers of Supply for Shared Mobility

          The drivers of supply of shared mobility include the transformation of the mobility value chain, electric mobility, and autonomous driving. These all help reduce the cost per kilometer of mobility and result in savings for consumers, drivers and shared mobility platforms.

Transformation of the Mobility Value Chain

          The supply of shared mobility services depends on increasing the number of shared mobility drivers. This is primarily driven by lowering the cost of accessing and operating vehicles and higher quality services to support drivers.

          Acquiring a vehicle is complex and expensive. Drivers can purchase a car from large dealers specializing in new vehicles to local resellers focused on used vehicles either through outright purchase or short term lease. The market to lease a vehicle is incredibly decentralized and opaque in China. There were over 10,000 leasing agencies in 2020.

          Refueling costs also add up over time, as a typical private car driver spends RMB5,000 (US$763) on refueling every year in China. According to CIC, energy costs represent approximately 25% of the total annual operating cost of a private car. In addition, compared to electric vehicles, vehicles with internal combustion engines usually require more periodic maintenance checks and services to ensure safety and prevent roadside emergencies. Drivers face high ongoing operating costs and complex decision making processes throughout the lifecycle of vehicle ownership.

          The opportunity to transform these markets is tremendous, as the total spend for leasing, refueling, maintenance and repair and others was RMB4.0 trillion (US$614 billion) in China in 2020. Drivers are often forced to address these pain points themselves as the auto value chain is disconnected and unstandardized. Mobility in the future will be heavily focused on lowering costs and providing quality service for drivers on the road. Shared mobility platforms will integrate the value chain with the intention of optimizing the overall cost per kilometer for drivers. By doing so, mobility platforms ensure the success of drivers on their platforms as well as their own businesses.

Electric Mobility

Benefits of electric mobility drive growth in penetration

          The future of mobility will be electric due to its ability to lower the cost per kilometer of transportation and the resulting dramatic reduction in carbon emissions compared to vehicles with internal combustion engines. According to CIC, the average electric vehicle produces 20% to 40% less carbon emissions per year than a similar vehicle with an internal combustion engine.

          The benefits of electric mobility, investments in electric vehicle services, and government incentives to support electric vehicle adoption have created tremendous momentum in the adoption of electric vehicles globally. Annual growth in new electric vehicles sales worldwide is expected to accelerate, from 16% in 2020 to 28% in 2022. By 2025, it is estimated that 21% of all new vehicles sold will be electric, compared to 8% in of 2020. As vehicles are replaced, electric vehicles are expected to account for 29% of total vehicles in the world by 2040 according to CIC. In China specifically, electric vehicles are estimated to account for more than 50% of all vehicles. Additionally, the government in China has set a nationwide target to reach carbon neutrality by 2060.

          The growth in electric vehicle adoption is also correlated to increases in charging devices and charging volumes. Between 2016 and 2019, the total expenditure on electric charging in China rapidly increased from RMB2,349 million (US$358 million) to RMB10,211 million (US$1,559 million), representing a CAGR of 53.6%. The total spending on electric charging is expected to reach RMB53,707 million (US$8,197 million) by 2025 at a CAGR of 39.4% from 2020, according to CIC.

Source: CIC

Electrification supports the growth of shared mobility

          The benefits of electric vehicles are more pronounced than for vehicles with internal combustion engines when used for shared mobility as increased vehicle utilization offsets higher upfront costs for electric vehicles. Electric vehicles have fewer moving parts and therefore have a longer lifespan while allowing for higher utilization. Finally, the advent of customized electric vehicles designed for ride hailing with features such as increased legroom and wider-opening doors contribute to improved overall customer satisfaction and increased preference. The penetration of electric vehicle mileage as a percentage of total shared mobility in terms of both numbers of electric vehicles and driving mileage is increasing. As of December 31, 2020, there were around 5.5 million electric vehicles in China, including new energy vehicles and hybrid electric vehicles, and 22.9% of these were used for shared mobility. Additionally, in 2020, 42.9% of all electric vehicle mileage driven in China, including new energy vehicles and hybrid electric vehicles, was for shared mobility.

Electrification lowers cost of shared mobility

          It is estimated that from the driver perspective, the cost per kilometer for vehicles with internal combustion engines today is RMB1.1 while the cost per kilometer for an electric vehicle is RMB0.8 when used for shared mobility. Cost savings primarily occur through reduced energy and maintenance costs, contributing to an overall 31.7% lower cost. This is illustrated in the chart below:

Source: CIC

Autonomous Driving

          Significant investment in autonomous driving technologies, wide spread adoption of internet and mobile technologies, supportive regulatory regimes, and new powerful mobile networks that enable edge computing have brought the world closer than ever to realizing the dream of autonomous cities.

          Autonomous lowers the cost of transportation:    Autonomous provides the opportunity to reshape the cost structure of mobility which would significantly lower the overall operating costs of vehicles and pass those cost savings along to riders and mobility platforms. It also helps to increase the supply and availability of shared mobility vehicles.

          Autonomous increases transportation safety:    Approximately 43.2 million and 8.6 million traffic accidents occur per year globally and in China, respectively. As over 90% of accidents that occur today are due to human error, autonomous driving technologies have the ability to meaningfully improve transportation safety.

          Shared mobility networks are best positioned to successfully deploy autonomous driving given their tremendous scale and high vehicle utilization rates which generate enough data to advance technology and provide enough rides to successfully commercialize the technology. Shared mobility will be key to turning autonomous dreams today into reality.

THE SHARED MOBILITY OPPORTUNITY IN SELECTED INTERNATIONAL MARKETS

          Transportation services are needed globally. Consumers in many emerging markets are faced with underdeveloped infrastructure and public transportation systems, as well as high ownership cost of private vehicles, which presents a large and fast-growing market opportunity for shared mobility service. More developed countries also face many of the same urban transportation issues such as traffic congestion, limited parking space and high-priced private transportation. Similar to China, shared mobility could be a viable option to mitigate some of these issues.

          According to CIC, shared mobility market in Latin America, EMEA, and APAC (excluding China and India) reached US$41 billion in 2020, and is expected to reach US$117 billion in 2025, representing a CAGR of 23.2% between 2020 and 2025.

Source: CIC

THE OPPORTUNITY FOR ADDITIONAL SERVICES

          The infrastructure being created with the evolution of mobility, including physical asset networks, technology, and operational expertise, can be leveraged to reinvent the flow of goods and services throughout cities as well. Specifically, large opportunities are emerging to make the shipment of goods and local commerce more efficient and cost-effective for consumers. Freight within cities today is cumbersome for consumers who struggle to find trustworthy, reliable, and quality freight options given fragmented, poorly managed, non-standardized driver fleets. Commerce has undergone tremendous innovation in China in the past decade, but consumers still demand lower prices and faster and more efficient fulfillment.

          The digitalization of China's intra-city freight industry is still in early stages, with existing solutions lacking on-demand availability, quality service and competitive pricing. According to iResearch, the market size of intra-city freight in China was RMB1.1 trillion (US$161 billion) in 2020 and the online platform penetration rate was only 4.9% in 2020, representing a tremendous opportunity for online platforms to continue to take market share.

          Community group buying in China, an e-commerce model where consumers pay lower prices by placing group orders and picking up deliveries at centralized locations, is similarly expected to experience rapid growth supported by consumers increasing willingness to shop online for groceries and other products after the COVID-19 pandemic. According to iResearch, the total market size of fresh food and grocery in China was RMB11.9 trillion (US$1.8 trillion) in 2020. This market has a massive opportunity to shift online. In 2020 only 20.9% of total fresh food and grocery spend was transacted online. This is expected to increase to 45.5% by 2025. As of 2020, only 5.8%

of total online fresh food and grocery spending was transacted through community group buying models, which is expected to increase to 19.2% by 2025.

          This world-leading innovation in lifestyle services is being replicated overseas. Food delivery services based on specific local needs are developing rapidly. In 2020, the size of the global online food delivery market excluding China reached US$118 billion, and it is expected to reach US$345 billion by 2025, representing a CAGR of 24%. Additional opportunities like financial services are also growing rapidly in markets such as Brazil given the safety issues that emerge from an overreliance on cash. Businesses with advantages in user scale and existing data and relevant technology are well-positioned to capture these new emerging opportunities.

THE FUTURE OF MOBILITY

          Mobility as we know it is changing. Mobility will be shared, electric, and autonomous, all integrated into a seamless auto value chain, representing a massive market opportunity for those who are able to create the future of mobility. Each of these new pillars will enhance the user experience and lower the cost per kilometer of transportation. Mobility will become safer and more affordable, and as the world continues to urbanize and consumption demands increase, improving access to mobility has the ability to meaningfully improve people's lives.

BUSINESS

OVERVIEW

Who We Are

          Our mission is to make life better by transforming mobility.

          We are the world's largest mobility technology platform. We reimagine urban living using transformative technologies to make mobility safe, affordable, convenient, and sustainable. We have been strategically building four key components of our platform that work together to improve the consumer experience: shared mobility, auto solutions, electric mobility and autonomous driving. We are the go-to brand in China for shared mobility, providing consumers with a comprehensive range of safe, affordable and convenient mobility services, including ride hailing, taxi hailing, chauffeur, hitch and other forms of shared mobility. Globally, we operate in nearly 4,000 cities, counties and towns across 15 countries. Our global platform provided services to over 493 million annual active users and powered 41 million average daily transactions for the twelve months ended March 31, 2021.

Our Vision

          We envision a world where AI and big data power a shared, electric, smart, and autonomous mobility network.

          As urban populations grow denser, demand for convenient, affordable and efficient mobility becomes increasingly difficult to satisfy. The existing transportation paradigm must change. Many cities cannot provide the road and parking infrastructure needed to support growing private vehicle ownership. At the same time, consumption upgrades and the evolving preferences of younger generations are shifting demand to shared mobility.

          We believe that a new mobility paradigm based on a shared mobility network augmented by renewable energy and autonomous driving is the future. It has the power to improve everyday life and unlock economic progress by fulfilling fundamental needs of urban populations.

Our Market Opportunity

          The new mobility paradigm will significantly increase the already massive mobility market opportunity. Mobility was a US$6.7 trillion market worldwide in 2020, but shared mobility and electric vehicle penetration were respectively 2% and 1% globally. The increasing adoption of electric vehicles and the commercialization of autonomous driving will further catalyze the growth of mobility, particularly shared mobility. We expect the shift from traditional mobility such as private cars and public transportation to shared mobility to further accelerate. The global mobility market is expected to reach US$16.4 trillion by 2040, by which time the penetration of shared mobility and electric vehicles is expected to have increased to 23.6% and 29.3%, respectively, according to CIC.

          We believe China is the best starting place for realizing our vision for mobility. China's massive and urbanizing population presents opportunities for new mobility services. This will accelerate the rapid development of shared mobility and transform urban living. China's mobility market is expected to reach US$3.9 trillion by 2040, by which time the penetration of shared mobility and electric vehicles is expected to have increased to 35.9% and 50.2%, respectively, according to CIC. Additionally, our model for mobility is applicable across the world. We have applied our expertise to 14 international markets outside of China where we currently provide localized services. According to CIC, the shared mobility market in Latin America, EMEA, and APAC (excluding China and India) reached US$41 billion in 2020, and is expected to reach US$117 billion in 2025, representing a CAGR of 23.2%.

Our Scale

          Our business has achieved significant scale since our founding over nine years ago, as shown above. In addition, Platform Sales, an operating metric used to measure performance and compare our China Mobility and International segments on a like-for-like basis, has grown in the past three years, despite the impact of the COVID-19 pandemic and other external factors. Platform Sales for our China Mobility and International segments increased from RMB18.7 billion in 2018, to RMB24.2 billion in 2019 and further to RMB34.7 billion (US$5.3 billion) in 2020, representing a CAGR of 36.0%. For the three months ended March 31, 2021, we had Platform Sales of RMB11.1 billion (US$1.7 billion) for our China Mobility and International segments. We derived 93.4% of our Platform Sales from China and 6.6% from other countries for both 2020 and the three months ended March 31, 2021.

Our Financial Results

          Our revenues were RMB135.3 billion, RMB154.8 billion and RMB141.7 billion (US$21.6 billion) in 2018, 2019 and 2020, respectively, and RMB42.2 billion (US$6.4 billion) for the three months ended March 31, 2021. Our net loss was RMB15.0 billion, RMB9.7 billion and RMB10.6 billion (US$1.6 billion) in 2018, 2019 and 2020, respectively. We had net income of RMB5.5 billion (US$0.8 billion) for the three months ended March 31, 2021. Our Adjusted EBITA (non-GAAP) was losses of RMB8.6 billion, RMB2.8 billion and RMB8.4 billion (US$1.3 billion) in 2018, 2019 and 2020, respectively, and a loss of RMB5.5 billion (US$0.8 billion) for the three months ended March 31, 2021. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure."

We Are Building the Future of Mobility

          We are obsessed with delivering the best consumer experience. To progress from the mobility paradigm of today to that of the future, we have been strategically building four key components that work together to improve the consumer experience:

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  shared mobility;

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  auto solutions;

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  electric mobility; and

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  autonomous driving.

          When we founded our business, we focused on building an on-demand shared mobility network that connects consumers with drivers. As we scale our network, we have been developing technology to solve problems of enormous complexity in real time and gaining operational expertise and consumer insights. These are critical to managing a localized, on-demand and dynamic mobility network that grows increasingly complex over time.

          We went one step further. We added an array of auto solutions such as leasing, refueling, maintenance and repair. These help drivers lower their operating costs, which increases the supply on our network and helps us more efficiently meet demand at an ever larger scale.

          Electric mobility is the next key component of our vision. Electric vehicles cost less to operate per kilometer traveled and make shared mobility more affordable and sustainable. We promote electric mobility to increase the supply and quality of vehicles and bikes. We have also built a nationwide charging network as supporting infrastructure. Finally, through collaboration with our partners, we have successfully designed and produced the world's first electric vehicle purpose-built for shared mobility. All of these improve the overall shared mobility user experience.

          Autonomous driving is the pinnacle of our design for future mobility. It makes mobility safer, more affordable and more efficient and enables us to more flexibly manage vehicle supply to meet demand. We are a leader in the development of autonomous driving. Our advantages are built on our experience in operating a shared mobility platform at tremendous scale as well as our massive repository of real-world traffic data, which is not easily replicable.

          The following diagram illustrates how we are building the future of mobility.

  Shared Mobility: Massive Platform for Innovative Mobility Services

          We started our mobility business in China nine years ago. We have become the world's largest mobility technology platform by annual active users and by average daily transactions for the twelve months ended March 31, 2021, according to CIC.

          In China, we are the go-to brand for shared mobility and provide consumers with a comprehensive range of safe, affordable and convenient mobility services. Our services include ride hailing, taxi hailing, chauffeur, hitch, and other forms of shared mobility. We had 377 million annual active users and 13 million annual active drivers in China for the twelve months ended March 31, 2021, as well as 156 million average monthly active users for the three months ended March 31, 2021. We facilitated 25 million average daily China Mobility transactions for the three months ended March 31, 2021.

          Since early 2018, we have expanded our platform globally to strategically selected markets with similar challenges and opportunities. We leverage the technology and expertise that we gained from building and scaling a shared mobility network in China to create localized solutions that fit the needs of consumers in these new markets. The average daily transactions facilitated on our platform outside of China increased at a CAGR of 58.9% from 1.8 million for the three months ended March 31, 2019 to 4.6 million for the three months ended March 31, 2021, while annual active users outside of China increased at a CAGR of 63.5% from 23 million for the twelve months ended March 31, 2019 to 60 million for the twelve months ended March 31, 2021.

          Globally, we operate in nearly 4,000 cities, counties, and towns across 15 countries. Our Core Platform GTV, which refers to the GTV of our China Mobility and International segments, reached RMB244.2 billion (US$37.3 billion) for the twelve months ended March 31, 2021. The size and reach of our platform opens up exciting new possibilities to tackle some of the most complex mobility problems at scale.

  Auto Solutions: Empowering Drivers

          In 2018, we launched auto solutions in China to support the growth of shared mobility by increasing our ability to bring drivers and vehicles onto our platform. We partner with leasing companies and financial institutions to help drivers obtain vehicles. As of March 31, 2021, we had the largest vehicle leasing network in China, according to CIC, with around 3,000 vehicle leasing partners and over 600,000 leased vehicles. As of the same date, the average leasing price for the top 10 car models leased through our auto solutions was approximately 20% lower than the cost for a driver to lease directly from a leasing company, according to CIC.

          We also help lower the ongoing operating costs for drivers and increase their earning potential. We provide drivers with access to fuel discounts at over 8,000 refueling stations in our network as well as to a network of maintenance and repair shops as of March 31, 2021. Our auto solutions, widely used by drivers, are an important part of our mobility platform. In 2020, around three million of the drivers on our platform used at least one of our auto solutions. By helping drivers obtain vehicles and lowering their operating costs, our auto solutions make joining our platform more compelling. According to CIC, in 2020, we have established the largest auto solutions network among mobility platforms globally, in terms of transaction value.

  Electric Mobility: Lowering Cost and Driving Sustainable Mobility

          Electric vehicles are a natural fit for shared mobility. The benefits of lower operating and maintenance costs for electric as compared to fossil fuel vehicles are amplified with greater usage and higher mileage from shared mobility. We make owning and maintaining electric vehicles easier by helping drivers to lease them through our partners and providing the drivers with nationwide support services. The cost advantage and convenience of electric vehicles will continue to increase as technology and the supporting infrastructure develop.

          We have the world's largest network of electric vehicles on our platform by number of electric vehicles as of December 31, 2020, according to CIC. There were over one million electric vehicles, including new energy vehicles and hybrid electric vehicles, registered on our platform as of December 31, 2020. During the same period, electric vehicles providing shared mobility services on our platform accounted for approximately 38% of the total electric vehicle mileage in China.

          To support the large fleet of electric vehicles on our platform, we have built the largest electric vehicle charging network in China, with an over 30% market share of total public charging volume in the first quarter of 2021, according to CIC. We partner with owners and operators of charging infrastructure to grow our network in an asset-light and scalable manner.

          Based on our extensive operational experience, we have gained deep insights into the needs of both riders and drivers. These insights gave us the confidence to design and develop the D1, the world's first electric vehicle purpose-built for shared mobility. The D1 offers an enhanced passenger experience by providing an ergonomic, comfortable, and fun space in which to ride. The D1 also provides drivers with a better driving experience, increased operating efficiency, and improved safety. We launched the D1 in November 2020 and there are close to a thousand vehicles operating commercially today. We plan to launch new models of electric vehicles and grow the number of our custom-designed electric vehicles in our leasing network in the future. We also provide consumers with access to shared e-bikes on our platform as a short-distance transportation alternative.

  Autonomous Driving: Transforming Mobility

          Autonomous driving is the key to the future of mobility. It has the potential to meaningfully improve safety by significantly reducing the risk of accidents. Autonomous driving also improves vehicle utilization by allowing cars to operate throughout the day, therefore increasing supply and reducing the cost of transportation. We are building a full-suite autonomous solution that combines world-leading technology with commercial operations for both mobility and shared mobility deployment.

          We are developing Level 4 autonomous driving technology and the operating system for an autonomous fleet with our team of over 500 members. Our technology is powered by the world's largest repository of real-world traffic data from our shared mobility fleet. This data is analyzed with our state-of-the-art AI technology whose algorithms power key features of autonomous driving such as localization, prediction, and vehicle control. Additionally, our high-definition mapping capabilities allow us to create and update digital city landscapes in close to real time.

          We combine our technological advantage with our operational knowhow from ride hailing to develop a commercially viable autonomous driving solution. We currently operate a fleet of over 100 autonomous vehicles and also partner with multiple leading global automakers to test our autonomous driving hardware and software in their vehicles. Our existing platform and infrastructure can also be utilized for autonomous driving. For example, we will deploy our autonomous fleet alongside driver-operated vehicles to offer shared mobility with hybrid-dispatching based on specific trip conditions. Additionally, charging stations on our network can also serve autonomous vehicles. We were among the first companies to obtain a passenger-carrying service license for an autonomous fleet in Shanghai.

  Other Initiatives: Leveraging Our Network, Technology and Operational Expertise

          We are selectively expanding our services to better address consumers' essential daily needs beyond personal, four-wheeled transport. In particular, we leverage our localized operational knowhow, core mobility technologies, and infrastructure to improve additional aspects of urban life. In China, we offer bike and e-bike sharing to provide consumers with an additional short-distance urban transport alternative; we also launched intra-city freight to bring our strengths in operating an on-demand mobility network to the movement of goods; and through community group buying, we connect local communities to groceries and goods by improving supply chain and the efficiency of logistics.

Our Strengths

          The following strengths have enabled us to become who we are today and will support our continued success:

  Our leadership

          We are the world's largest mobility technology platform according to CIC, providing services to over 493 million annual active users on our platform and facilitating 41 million average daily transactions for the twelve months ended March 31, 2021, as compared with 429 million annual active users and 35 million average daily transactions for the twelve months ended December 31, 2019. We have a presence in 15 countries and nearly 4,000 cities, counties and towns, and we have facilitated over 50 billion cumulative transactions to date. In China, we operate the largest mobility technology platform, consisting of 377 million annual active users, 13 million annual active drivers, and more than ten thousand ecosystem partners for the twelve months ended March 31, 2021. To support our mobility services, we have developed specific solutions that help increase our ability to bring drivers and vehicles onto our platform by increasing access to vehicles and lowering operating costs. We have the largest auto leasing network and we work with partners to operate the largest electric vehicle charging network by charging volume in China, according to CIC. As the overall shared mobility market continues to grow, and the use cases for shared mobility become more compelling, our global and local leadership uniquely positions us to capitalize on the opportunity.

  Our dual flywheel

          We have designed our shared mobility network and our auto and electric vehicle solutions to create a dual flywheel of shared mobility and driver enablement. For shared mobility, as more drivers join our platform, the wait time and cost for riders decrease. Less wait time and lower cost per trip attract more riders, which in turn generates more income for drivers and gives them more incentive to join our platform. This creates a liquidity network that improves the rider experience and attracts more drivers. For the driver enablement network, the more we help drivers lower their operating costs and improve their efficiency through our auto and electric mobility solutions, the more economics there are to be shared between drivers and our platform, which in turn attracts more drivers. Our dual flywheel distinguishes us from other players and drives our sustained and rapid growth.

  Our brand

          We are the go-to brand for mobility services and the partner of choice for consumers, drivers and businesses in China, where we are widely recognized as a pioneer of on-demand services. The strength of our brand allows us to quickly and successfully launch and scale a comprehensive suite of mobility products and services that cater to different consumer demographics, needs and budgets. Nearly all of our product and services for the various consumer segments have market leading position and strong consumer recognition, which in turn further strengthen our brand and help us attract and retain consumers.

          We have strong consumer mindshare for day-to-day mobility needs. In a recent survey conducted by CIC, 87% of respondents stated that our DiDi Chuxing app is an indispensable part of their daily lives. As we expand into related services, we focus on mass-market, essential and high-frequency services with large total addressable markets, and our brand gives us the instant credibility and recognition to accelerate consumer adoption of new services.

  Our deep operational experience

          We develop and refine much of our core technology centrally and utilize our global knowhow and experience to optimize city-level operations. For example, our AI-powered centralized technology predicts traffic and operational conditions in each city before they develop, enabling us to deploy local resources swiftly in response to anticipated problems such as severe supply and demand mismatch in times of adverse weather conditions. Our expertise at the central level allows us to tackle some of the most complex operational challenges, such as enabling millions of drivers to concurrently provide high quality services through our platform.

          In addition to centralizing key decision making, we provide local city teams with significant responsibility and flexibility to apply their own local knowledge to pilot new operational strategies. Our local operations in China are run by around 100 city and regional managers, 2,000 driver service managers and more than twenty thousand driver buddies. With deeply rooted local operational teams, we can quickly respond to ever changing external conditions, as demonstrated by our rapid rollout of COVID-19 service stations nationwide and our ability to identify new consumer trends such as demand for intra-city freight or community group buying commerce solutions. We apply the same methodology in our international markets as well, which has allowed us to successfully expand and launch new services overseas.

  Our technology and data

          We have a technology and data advantage due to our massive driver and consumer base, large transaction volume, and fleet of shared mobility vehicles. This allows us to accumulate data to power and improve our technology. We have one of the largest research and development teams among technology companies, with approximately 7,000 research and development personnel. We have developed a technology and data stack from the ground up that optimizes the movement of people and goods including:

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  Shared mobility technologies that support a ride from start to finish including demand prediction, dynamic pricing, dispatching, routing, safety, and smart customer service;

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  Electric vehicle technologies such as the world's first purpose-built electric vehicle for shared mobility, the D1, which we developed together with our partner, a leading electric vehicle manufacturer in China; and

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  Autonomous driving hardware (such as LiDAR, cameras, and radars), software, infrastructure and data as well as the operating platform to deploy and manage an autonomous vehicle fleet.

          Our technologies are built on massive data. We process 60 to 80 billion routing requests each day with over 4 million requests per second at peak capacity. Every trip and every transaction strengthens our technologies and adds to our competitive advantage.

  Our team

          We have a strong corporate culture with a shared purpose. During the nine years since our founding, we have experienced rapid growth and expansion as well as challenges and setbacks such as the COVID-19 pandemic. Led by our two founders, Will Wei Cheng, our chairman and CEO, and Jean Qing Liu, our president, we have cultivated a humble, resilient, honest and authentic company culture while maintaining our strong passion and commitment to delivering the best consumer experience. Such qualities have propelled our successful transition from a startup to the largest mobility technology platform in the world, and made us stronger and more ready today than ever for the future.

How We Approach the Future

          We pursue the following strategies for a better future:

          Serve consumers better and increase penetration of shared mobility.    We plan to continue to invest in delivering a better value proposition for consumers. We will develop and launch new services that address consumers' needs for diverse and quality mobility options. To supplement our organic growth, we will grow our platform through targeted investments and strategic partnerships that complement and strengthen our leadership position. In doing so, we strive to increase the penetration of shared mobility.

          Serve drivers better and reduce the cost of mobility.    From 2018 to March 31, 2021, we generated over RMB600 billion (US$92 billion) of income for drivers. Cumulative income for drivers is one of the metrics we use to measure our contribution to the communities we serve. In the twelve months ended March 31, 2021, more than 15 million people earned income from our platform globally. We will continue to seek ways to help drivers make a better living by lowering their operating costs, increasing their income stability, enabling them to work flexible hours, and fostering a safe, respectful and positive operating environment. This will help to increase our ability to attract drivers to our platform and enable us to provide better and more efficient mobility services to consumers.

          Drive adoption of electric mobility.    We will continue to drive adoption of electric mobility, building on our position today as the largest network of electric vehicles and the largest electric vehicle charging network operator by charging volume in China. We will grow the number of our custom-designed electric vehicles in our leasing network as well as continue to develop and market new models of electric vehicles for both commercial and personal use. This will not only lower the cost of mobility, which in turn will increase our ability to attract drivers on our platform, but also push us towards a more sustainable future.

          Invest in technology and artificial intelligence to drive the future of mobility.    We plan to continue to invest in transformative mobility technologies that optimize the movement of people and goods. In particular, we plan to advance our autonomous driving capabilities, which we believe will further lower the cost of transportation and bring economic benefits to our consumers and our business. We will also continue to invest in safety features for riders and drivers. These technologies will increase the value proposition of shared mobility to consumers.

          Expand our presence and innovative businesses to selected international markets.    Our expertise in building a mobility services network in China allows us to be successful globally, as certain markets around the world have similar characteristics and opportunities to China. We will selectively expand into these markets by applying our technology and knowhow and providing localized offerings with compelling consumer value propositions. Successfully expanding in existing international markets or entering new geographies around the world will meaningfully increase our market opportunity in building the future of mobility.

Our Commitment to People, Communities and the Planet

          We are committed to the well-being of people, communities, and the planet.

          Safety first.    We transport people, and we take that responsibility very seriously. That is our consumers we invest heavily every day in building the best safety tools, processes and technology to make our mobility services the safest possible mode of transportation.

          Flexible income opportunities.    We have built one of the world's largest flexible work platforms. We promote inclusive growth by providing drivers the opportunity to work on their own schedule while maximizing their income. From 2018 to March 31, 2021, drivers on our platform have earned over RMB600 billion (US$92 billion) of income. Cumulative income for drivers is one of the metrics we use to measure our contribution to the communities we serve.

          Diversity and Inclusion.    We believe that everyone deserves an opportunity, and that the best ideas come from teams that reflect the communities they serve. We have provided flexible work opportunities and additional income sources to a diverse group of drivers, including over 2.8 million women globally. As of March 31, 2021, women comprise 37% of our staff and hold around 30% of our management positions, and we were the first among Chinese internet companies to establish a diversity and inclusion network and committee, according to CIC. We constantly strive to build stronger and more diverse teams and leadership.

          Sustainable mobility.    We strive to contribute to the environment through increased road efficiency and promotion of electric mobility. Our shared mobility services contribute to the reduction of carbon emissions. Today the electric vehicles providing shared mobility services on our platform, including new energy vehicles and hybrid electric vehicles, account for approximately 38% of the total electric vehicle mileage in China.

          Combatting COVID-19.    We partnered with communities to fight the COVID-19 pandemic by helping frontline healthcare workers keep moving even as much of the world ground to a sudden halt. By the end of 2020, we had provided more than 6 million free or discounted rides to frontline healthcare workers and distributed more than 11 million free mask and sanitizer kits to drivers on our platform. Further, we set up a Coronavirus Relief Fund to support drivers and couriers affected by COVID-19. As we shift to supporting recovery, in January 2021, we announced a Global Vaccination Support Fund to provide millions of free trips for people seeking inoculation and for the medical workers delivering them.

Our Value Proposition

          We are the world's largest mobility technology platform. We reimagine urban living using transformative technologies to make mobility safe, affordable, convenient, and sustainable. Through the activities we facilitate on our platform, we create value for consumers, drivers and business partners.

Benefits for Consumers

          Our global platform provided services to over 493 million annual active users for the twelve months ended March 31, 2021, as compared with 429 million annual active users for the twelve months ended December 31, 2019. The benefits we provide to them include:

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  Safety.  "Safety First" is a principle that we have taken to heart. We implement a comprehensive set of safety measures before, during and after each trip to enable a safe experience for riders. We are committed to reducing the number of traffic accidents, in-car disputes, and crimes on our platform. We continually innovate to stay on the forefront of mobility safety; for example, our D1 electric vehicle comes equipped with numerous safety features purpose-built for shared mobility.

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  Affordability.  We provide a wide range of mobility solutions to address different needs and budgets of consumers. According to CIC, the cost of ride hailing for a rider in China in 2020 was RMB2.9 per kilometer which is lower than RMB4.1 per kilometer for owning and operating a fossil fuel-powered vehicle.

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  Convenience.  Riders can hail a ride easily and effortlessly from their mobile phones on demand in any of the markets where we operate. We ensure efficient and timely pickup based on our strong technology capabilities, including our proprietary demand prediction, dispatch and routing systems. Our system can process 4 million requests per second at peak capacity, and the average time between order and pick up in China in 2020 was less than four minutes.

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  Service quality.  We are committed to offering passengers a comfortable riding experience with consistent service in a qualified vehicle. We also offer higher service levels with trained drivers and high-end vehicles for consumers who are looking for a premium experience.

Benefits for Drivers

          We had 15 million annual active drivers on our platform for the twelve months ended March 31, 2021, as compared with 11 million annual active drivers for the twelve months ended December 31, 2019. The benefits we provide to them include:

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  Safety.  We are focused on the safety of drivers as well as that of consumers, and they also benefit from the safety measures we implement throughout the journey. For example, we monitor driver alertness behind the wheel to help them avoid accidents.

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  Higher and more flexible income.  We have built one of the world's largest flexible work platforms in terms of number of drivers, according to CIC. We provide drivers with the opportunity to work on their own schedule while maximizing their earning potential. From 2018 to March 31, 2021, we generated over RMB600 billion (US$92 billion) of income for drivers. Cumulative income for drivers is one of the metrics we use to measure our contribution to the communities we serve. In the twelve months ended March 31, 2021, more than 15 million people earned income from our platform globally.

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  Cost-effective auto solutions.  The number of drivers and consumers on our platform gives us bargaining power in dealing with providers of automobile-related goods and services, and we work with our partners to negotiate favorable prices, which lowers drivers' operating costs. For example, drivers can enjoy discounts on charging, refueling, maintenance and repair.

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  Convenience.  Through our auto solutions, we address many of the problems that drivers encounter in obtaining vehicles and keeping them on the road, such as by leasing vehicles to drivers, helping them find gas stations and charging stations, and connecting them with maintenance and repair services.

          We help lower the barrier to entry for new drivers and create an overall better driving experience. While the above benefits are primarily enjoyed by drivers on our platform in China, our commitment to the safety of drivers and to giving them an opportunity to earn a higher and more flexible income extends globally to our international drivers.

Benefits for Business Partners

          We have a broad range of business partners including auto solutions services providers, financial services providers, community group buying partners, and food delivery merchants. The benefits we provide to them include:

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  Access to customers.  Business partners gain access to the large base of consumers and drivers on our platform. For instance, our car leasing partners have access to a large pool of existing or potential drivers who are actively looking to lease a vehicle.

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  Operational efficiency.  Business partners can make use of our technology and operating infrastructure to improve the efficiency of their operations. For instance, by using our app, our electric vehicle drivers can check for and book available charging stations, while our charging station partners can achieve a better utilization rate.

SERVICE OFFERINGS

          The following diagram shows our service offerings in China and international markets.

China

  Shared Mobility

          We started our mobility business in China nine years ago, taking the first step towards creating a new mobility paradigm. Today, we are the largest mobility technology platform and the go-to brand for mobility services in China. We provide consumers with a comprehensive range of safe, affordable and convenient mobility services, including ride hailing, taxi hailing, carpooling, chauffeur, hitch, and other forms of shared mobility. We will continue to innovate new mobility services and solutions that address consumers' evolving needs in each market we serve.

          The diagram below depicts the home screen of our DiDi Chuxing app in China where consumers can access our mobility and other essential services:

  Ride Hailing

          We address a wide variety of rider preferences by offering a comprehensive range of ride hailing services on our platform. All services other than Piggy Express can be accessed through the same app, and all services enjoy the same safety measures regardless of cost. Below, we explain some of the key characteristics of each of our services.

          Carpooling and Piggy Express are generally our most affordable services. Carpooling is aimed at people who are willing to share rides with other passengers and who do not mind if the vehicle makes a detour to pick up or drop off another passenger. Carpooling can reduce wait time for consumers during peak hours, and it also helps generate more income for drivers. Piggy Express is another affordable service, with a differentiated app and brand, that is targeted at younger riders.

          Express is our main service line where we aim for a balance between cost, convenience and comfort that will appeal to the largest segment of the population. Express accounted for the majority of our total GTV for ride hailing services in the first quarter of 2021. We also introduced dynamic pricing to balance supply and demand during peak and off-peak hours through our Discount Express and DiDi Flash services. Discount Express offers lower prices to attract more riders during off-peak hours, while DiDi Flash allows riders to pay more for faster service during peak hours. Select is similar to Express but with enhanced standards for the quality of the vehicle.

          We also have two high-end services that provide enhanced levels of comfort and quality of service. Premium is suitable for most business purposes and includes some larger vehicles for group travel. Luxe features sedans, multi-purpose vehicles (MPVs) and sports utility vehicles (SUVs) of leading luxury brands, together with amenities designed to five-star-hotel standards, including selected food and drinks, in-vehicle Wi-Fi access, customized music and aromatherapy, and green plants.

          We are constantly improving our services to make every trip even more convenient, more comfortable and safer. These efforts include:

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  Trip preferences.  We give riders flexibility to tailor each service to their own preferred riding experience. Our riders can choose from a wide range of in-ride options, depending on the service they are using, including whether they want drivers to call them upon arrival, whether they would like drivers to move the front seat to create more leg room, and how they want drivers to address them and converse during the trip. Our system also suggests a destination which can be easily confirmed with one click.

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  Suggested pickup.  Even with the help of location information, it still can be difficult for riders and drivers to pinpoint a precise location to meet. Based on the rider's location and the direction they will be traveling in, we suggest a few pickup points that are easy for both rider and driver to find, which may be in front of a convenience store, next to a bus stop or at one particular entrance to a shopping complex. We have around 100 million such possible pickup points in our system. This is a very data- and AI-intensive function that helps eliminate one of the most common sources of confusion and delay in the pickup process.

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  Emergency contact.  Riders can set up their emergency contacts, and how they want us to reach out to them. Options include informing the emergency contacts for all trips during certain time periods, normally late at night, or above a certain distance, authorizing the emergency contacts to inquire about the status of each trip, and notifying the emergency contacts in the event our system detects any abnormality and makes an emergency call to the police. Riders can also share their trip information with family or other contacts conveniently through WeChat.

          The value we provide to our consumers is demonstrated by their increasing use of our ride hailing services in China over time. Consumers on average completed 41.9 transactions in the fifth year of joining our platform, an increase as compared to 20.2 transactions completed on average in the first year of joining.

  Taxi Hailing

          Our taxi hailing service allows riders to hail a taxi conveniently and efficiently on our platform. We make taxi hailing a transparent, reliable and traceable experience. We have implemented a service quality control system to protect riders' safety and to reduce the occurrence of undesirable driver behavior such as bargaining, detours, picking up extra passengers and refusal of service. Taxi drivers, at the same time, also benefit from improved efficiency and are able to earn more.

  Chauffeur

          Our chauffeur service dispatches professionally trained and verified drivers to meet the car owner and drive the owner in his or her own car. This service is popular with customers who need a designated driver, who need to work while they are traveling, or who are taking long-distance trips where they cannot drive the whole way themselves.

  Hitch

          Hitch matches a car owner with a rider who shares a similar route, allowing the car owner to defray the cost of his or her vehicle. This differentiates hitch from carpooling, which matches multiple riders who share similar routes. Hitch is generally more affordable than the various ride hailing options since the driver would otherwise be bearing the full cost of the trip.

  Enterprise Solutions

          We provide enterprises with flexible, efficient and manageable one-stop transportation solutions. After a company creates an enterprise account, its employees can use our Enterprise app to request business rides. Trip fares will then be paid directly from the enterprise account.

          Our enterprise solutions help enterprises simplify the reimbursement processes, analyze trip data for effective cost control, ensure employees' compliance with corporate policies and improve employees' travel experience. For example, enterprises can define personnel, departments, policies, budgets and rules in our system to standardize processes on business rides. They can also have pre-set travel rules for employees, so that the fares will only be paid by the enterprise if the trips comply with the travel rules.

  Auto Solutions

          We provide auto solutions to support our shared mobility business by bringing more drivers onto our platform and to serve drivers better. We leverage our large driver network and economies of scale to provide better solutions across the vehicle value chain. Our auto solutions aim to reduce cost and improve income for drivers.

  Leasing

          We have the largest vehicle leasing network in China as of March 31, 2021, according to CIC, with over 600,000 vehicles in our leasing network. Drivers can browse vehicles available for lease, sign a lease and pay online through our platform. We have adopted an asset-light model, under which about half of the vehicles we lease are owned by our around 3,000 vehicle leasing partners. Each operating lease typically lasts between 6 and 12 months. As of March 31, 2021, the average leasing price for the top 10 car models leased through our auto solutions was approximately 20% lower than the cost for a driver to lease directly from a leasing company, according to CIC. By making it easier and more affordable for drivers to lease vehicles, we expand the pool of drivers who can provide ride hailing services on our platform.

  Refueling

          We provide refueling solutions to drivers through our nationwide network of over 8,000 refueling stations, including nearly 200 liquefied natural gas (LNG) stations as of March 31, 2021. We provide a wide range of services that allow drivers to lower their operating costs. For example, we provide drivers with access to fuel discounts when they refuel at our network stations, as well as access to information about a gas station such as its location, fuel prices and customer ratings. For businesses that operate fleets of vehicles, we also provide analytical tools to enable them to track and manage their fuel consumption.

  Maintenance and Repair

          We provide drivers on our platform with value-for-money maintenance and repair services. These services range from tire and oil replacement to car detailing and accident repair. We currently provide our services through a combination of our own shops and partnership with third-party shops. These services enable drivers to lower their operating costs and make a better living, thereby increasing driver supply on our platform and our ability to provide a high-quality mobility experience to consumers.

  Electric Mobility

          Shared mobility is a natural use case for electric vehicles. The benefits of lower operating and maintenance costs for electric vehicles are amplified by constant use and high mileage required for shared mobility solutions. Additionally, the concentration of shared mobility services in urban cities allows electric vehicles to easily access charging networks. We are driving adoption of electric mobility through the large and growing network of electric vehicles and bikes on our platform. The electric vehicles providing shared mobility services on our platform, including new energy vehicles and hybrid electric vehicles, accounted for approximately 38% of the total electric vehicle mileage in China in 2020.

  Our purpose-built electric vehicles

          To create a better shared mobility vehicle, we partnered with a leading electric vehicle manufacturer in China to develop and manufacture the D1, the world's first electric vehicle purpose-built for shared mobility. The D1 offers an enhanced experience for the passenger by providing an ergonomic, comfortable, and fun space in ride in. The D1 also offers benefits for the driver through better driving experience, operating efficiency, and safety. See "— Electric Vehicle Technology." We launched the D1 in November 2020 and there are close to a thousand vehicles operating commercially today. We plan to grow the number of our custom-designed electric vehicles in our leasing network.

          Our electric vehicles are fitted with our robust battery management system customized for shared mobility. Our battery management system monitors and manages battery cells to extend their service life and ensure reliable operations. Leveraging the world's largest repository of real-world traffic data, we are able to optimize our charging algorithms and adapt to various factors including usage patterns, weather, and road conditions.

  Charging

          We operate the largest electric vehicle charging network in China in terms of charging volume in the first quarter of 2021, according to CIC. As of March 31, 2021, drivers can access almost 88,000 charging devices nationwide, over 30,000 operated by us and almost 58,000 operated by our national and local partners. Over 1,392 megawatt-hours of energy were charged on our platform in 2020, an increase of 105% from that of 2019. Drivers can see which charging devices are available through our app, which reduces wait time and maximizes the amount of time that drivers can spend serving riders and earning income.

  Other Initiatives

          The following are other initiatives that we are developing in the China market. See "Description of Share Capital — History of Securities Issuances — Subsidiary Financings" for the history of our external financing for our bike and e-bike sharing, intra-city freight and community group buying businesses.

  Bike and e-bike sharing

          Bike and e-bike sharing provides consumers with a convenient and affordable alternative for short-distance transport.

          We launched our bike and e-bike sharing services in 2018. Consumers can easily find a bike near them in real time and unlock it with their DiDi or Qingju Bike app. We charge consumers a base fee plus fees based on time used, which are tracked on the app. No deposit is required. We design our own bikes specifically for shared use with an emphasis on durability and comfort. Our bike won the Best Industrial Design Award in 2018 and our e-bike won the Red Dot Design Award in 2019. We have also developed proprietary software for user behavior analysis, demand and supply analysis, and operation planning to increase utilization and operating efficiency and reduce impairment.

          As of March 31, 2021, we had a fleet of 5.2 million bikes and 2.0 million e-bikes deployed around 220 cities in China. The revenues of our bike and e-bike sharing services increased from RMB0.2 billion in 2018 to RMB1.5 billion in 2019 and RMB3.2 billion (US$0.5 billion) in 2020, and from RMB0.3 billion for the three months ended March 31, 2020 to RMB0.9 billion (US$0.1 billion) for the three months ended March 31, 2021. We are the largest e-bike sharing service provider in China in terms of average daily trips in the three months ended December 31, 2020, according to iResearch. Our bike and e-bike sharing service plays an important role in attracting more consumers to our platform. Approximately 40% of the customers who use our bike and e-bike sharing services at least once a month also use our ride hailing services at least once a month.

  Intra-city Freight

          Intra-city freight is a natural extension of our strengths in personal mobility and is part of our vision to connect the world through a shared, electric, smart and autonomous mobility network. Our intra-city freight services leverage our strengths in operating an efficient on-demand network as well as managing a large number of drivers and providing auto solutions to them to increase their operating efficiency.

          We launched our intra-city freight services in June 2020. We connect shippers and carriers through an on-demand marketplace. We provide shippers with transparent and fair pricing, the convenience of booking a shipment at the touch of a button, and the assurance of quality and reliability that comes with the DiDi brand. We connect carriers with appropriate shipments on our platform, increasing their utilization rates and income.

          In the six months following the launch of our intra-city freight business, from July to December 2020, we completed 11 million orders in eight cities.

  Community Group Buying

          Community group buying leverages the strengths in city-level operations and driver management and dispatch that we refined in our core ride hailing business to launch and grow a new service that consumers are demanding nationwide.

          This initiative was launched in June 2020 during the COVID-19 pandemic to provide customers an innovative e-commerce model through which to purchase fresh produce, household necessities, and other essential products. Through our platform, consumers place e-commerce orders and group leaders act as a single delivery point on behalf of localized groups which typically reside within a single residential community. The aggregated purchased items of a localized group are delivered together in one shipment the next day to a single designated pick-up point from which the consumers retrieve their purchases. This innovative commerce model provides consumers with savings by aggregating demand which unlocks bulk pricing and by improving the efficiency of last-mile logistics through single common delivery points. DiDi provides the online marketplace from which consumers can shop for products. We also facilitate last-mile logistics as suppliers send goods to our regional warehouses from which third-party drivers pick up and ultimately deliver orders to single common delivery points.

          On March 30, 2021, we closed a transaction whereby our ownership interest in the community group buying business was reduced to a minority, and we no longer consolidate the financial results of this business in our consolidated financial statements following this date. See "History of Securities Issuances—Subsidiary Financings—Chengxin Preferred Shares and Convertible Note."

  Financial Services

          We work with partners to provide various financial services, including credit loans, wealth management and payment solutions to better serve consumers, drivers, and business partners within our ecosystem.

International

          We began our journey of international expansion in early 2018 and we now operate in 14 countries outside of China. We have already achieved a strong market position as the second largest ride hailing platform in Latin America and second largest ride hailing and food delivery platform in Mexico, in terms of total transactions in 2020, according to CIC and iResearch. In addition, we have growing competitive offerings in markets we have entered more recently.

          In just three years, our international business has grown to serve more than 60 million active annual users, across hundreds of cities, accounting for approximately 12% of our annual active users worldwide for the twelve months ended March 31, 2021. We see significant growth potential ahead as we continue to expand strategically into markets where we believe we can leverage our technology and in-depth operational knowhow to bring mobility and other essential services to consumers.

          We attribute our rapid growth internationally to two key factors. First and foremost, our experience in China has prepared our team to tackle the mobility challenges in these markets, and most particularly in mega-cities like Sao Paulo and Mexico City. Having built our services for large, dense, and rapidly growing cities such as Beijing and Shanghai, we understand how to build and scale mobility and other essential consumer services in complex, constantly evolving urban environments.

          Second, we recognize and fully embrace the challenge of adapting our services to each of the markets we enter, creating differentiated offerings to meet local needs. China is a unique market. So too are each of the other markets where we operate. So while we bring our experience from China to our international operations, we also know that our success rests on meeting the needs of the communities we serve, not on applying a one-size-fits-all solution. We are skilled at integrating centralized technology and knowhow with localized operations and decision making. Our international business is currently run through the coordinated efforts of local staff across the markets where we operate as well as more than 650 dedicated engineers in China.

          This adaptive approach has led to numerous differences between our domestic China business and our international operations. We introduce and adjust our service offerings based on what we learn from local consumers and drivers. In Japan, for example, drivers often wear gloves that they have to remove when operating the DiDi app. Therefore, we launched an AI voice assistant so drivers in Japan could operate our app without the hassle of removing their gloves. In Brazil, where many people do not have bank accounts, we were the first in the market to launch DiDi Card, a virtual debit card that allows drivers to be paid immediately after completing a ride. As of March 31, 2021, we have issued over 2 million DiDi Cards in Brazil. In Mexico, we have launched a successful nationwide food delivery service tailored for restaurants, couriers and consumers in that market.

          Our international business is driven by the same culture that has led to our success in China. We are optimistic that the combination of our technical strengths and local understanding will provide us with a competitive advantage as we continue to expand the services and the geographies in which they are offered.

          The following diagrams depict the home screens of our ride hailing app in Brazil and our food delivery app in Mexico:

OPERATIONAL AND LOCALIZATION EXCELLENCE

          We develop and refine much of our core technology centrally and utilize our global knowhow to optimize city-level operations. For example, our AI-powered centralized technology predicts traffic and operational conditions in each city before they develop, enabling us to deploy local resources swiftly in response to expected real-time problems such as severe supply and demand mismatch in times of adverse weather conditions. Our expertise at the central level allows us to tackle some of the most complex operational challenges to technology platforms today, such as enabling millions of drivers to concurrently provide high quality services through our platform.

          In addition to centralizing key decision making, we provide local city teams with significant responsibility and flexibility to apply their own local knowledge to pilot new operational strategies. Our local operations in China are run by around 100 city and regional managers, 2,000 driver service managers and more than twenty thousand driver buddies. With deeply rooted local operational teams covering most major cities in China, we can quickly respond to ever changing external conditions, as demonstrated by our rapid rollout of COVID-19 service stations nationwide and our ability to identify new consumer trends such as demand for intra-city freight or community group buying. We apply the same methodology in our international markets as well, which has allowed us to successfully expand and launch new services overseas.

          Our operational and localization capabilities have enabled us to adapt our service offerings to cater to some of the most essential yet underserved needs in each city, which support a new style of urban living that offers better convenience and value to consumers and drivers.

          Chengdu, the capital of Sichuan province in southwestern China, is a case in point. When we entered Chengdu in 2013, we initially provided only taxi hailing services. Over time, we have built a strong local operating team, which has allowed us to grow from a provider of a single service to a vibrant ecosystem of more than ten mobility solutions, auto solutions, and other services. We are applying the same approach of reimagining urban living to other cities in China and internationally.

          The diagram below illustrates how a consumer and driver might use our services in a given day as well as the activities on our platform in Chengdu in March 2021:

ACCESS TO OUR PLATFORM

          Consumers, drivers and business partners access our platform through our mobile apps, which are set out in the diagram below. We also make our service offerings available through mini-programs on mobile apps such as WeChat and Alipay. Our services are priced for all budgets, with price points ranging from as low as 15 cents to over US$100.

PLATFORM TECHNOLOGY AND DATA

          We have developed a technology and data stack from the ground up that optimizes the movement of people and goods.

Core Technologies

          Supply-Demand Prediction.    Our AI algorithms and deep learning models allow our platform's back-end system to match supply and demand efficiently. We use AI to predict and identify fluctuations in supply and demand, such as during peak hours or between residential and commercial areas. In response to such fluctuations, our systems will dynamically adjust incentives, as well as provide direct recommendations to drivers on our platform, leading drivers to move away from low-demand areas and toward high-demand areas.

          Matching.    We utilize our AI and deep learning systems to match individual drivers and riders efficiently, taking into account factors such as distance, wait times, and driver and passenger preferences. We rely on our matching algorithms to reduce pickup waiting times for customers and idle driving times for drivers, with the goal of satisfying customer demands and maximizing driver income. In addition to shared mobility, we are able to implement this matching technology for other offerings, such as intra-city freight, optimizing allocation and improving efficiency for each business line.

          Mapping and Route Optimization.    Our real-time road condition analytics provide robust route alternatives to drivers and riders to maximize efficiency. Our route planning capability is also strong enough to support our carpooling business, which has significant real-time data analytics requirements. We have been successful in designing route solutions for our carpooling services by leveraging our deep data insights, instant decision making and superior computing power.

          Smart Customer Service.    We strive to enhance user experience with high-quality care and support. To that end, we have adopted a smart customer service platform that combines self-service solutions with the adoption of AI-empowered automated robotic processes. Our self-service solutions represent an important part of our smart customer service platform and have been built up based on continual investment in our data and systems capabilities. We rely on self-service solutions to address a diverse range of customer needs, including to recover lost goods, receive invoices, report hazardous driving and obtain fee adjustments, among others. We also rely on our AI-empowered robotic processes to automate our customer interactions. Among other functions, our text-based robotic customer service responds to simple queries, obtains information from customers and guides customers to our self-service solutions. The vast majority of our AI data processing needs are met in-house by leveraging the capabilities of the DiDi AI Lab. Across all of our offerings, 60% of incoming queries are handled by our smart customer service platform.

          Dynamic Recommendations.    In order to anticipate customer needs, we rely on our AI-empowered systems to dynamically recommend differentiated services. For example, our platform will suggest our Express service to riders who hail for a ride at the airport. We believe that our dynamic recommendation system helps us maximize the potential of our offerings by providing tailored solutions for our customers' mobility needs.

          Safety.    We have implemented safety features across our entire ride sharing experience. As of March 31, 2021, we have installed approximately 1 million cameras in cars on our platform where permitted by local regulations, and we send on average over 65 million preventive alerts daily. We also launched an in-app safety center including the world's first in-app police assistance button and other enhanced safety features.

Infrastructure

          Our core technologies are built on the following infrastructure technologies:

          Artificial Intelligence and Machine Learning.    We believe that AI has helped our platform evolve from a ride-matching marketplace to a smart ecosystem enabler. AI is a key factor in improving our business efficiency and service quality. We use proprietary AI and deep learning models to analyze and predict many aspects of our business and operations.

          We process huge amounts of driving data each day, including 60 to 80 billion routing requests with over 4 million requests per second at peak capacity. We analyze the data collected to derive meaningful insight for our business, as well as to continually refine our proprietary AI-empowered deep learning models by training them on our high-volume and high-granularity dataset.

          We have also used AI and deep learning to run simulations of the ride hailing environment in which we operate, allowing us to predict city-level metrics such as GTV and glean other insights that guide our business strategies. Through our use of AI and deep learning models, we are able to transform our past experience into insights for the future, which improves our efficiency and boosts the monetization potential of our offerings.

          Cloud Computing.    Our cloud service is highly available, reliable, and scalable. Our servers are capable of hosting a massive volume of queries on a daily basis, running stably 24/7. Our computing power is strong enough to complete a vast number of real-time computing tasks to support our platform transactions.

ELECTRIC VEHICLE TECHNOLOGY

          We have been investing in electric vehicles and related technology as well as the infrastructure required for them to operate. We are initially concentrating on shared mobility as the use case, and specifically on electric vehicles for use by drivers on our own platform.

          Most current vehicles used for shared mobility were not purpose-built for that use. For example, many of them do not have centralized safety management and response tools, on-demand support for refueling and maintenance, are not comfortable to drive for long periods of time, and not designed to maximize comfort and enjoyment for the passenger.

          To improve the shared mobility experience, we partnered with a leading electric vehicle manufacturer in China to develop and manufacture the D1, the world's first electric vehicle purpose-built for shared mobility. The D1 offers an enhanced experience for the passenger by providing an ergonomic, comfortable, and fun space to ride in. The D1 offers unique benefits for both drivers and riders through a better driving and riding experience, operating efficiency, and safety. We launched the D1 in November 2020.

Safety

          Safety is our number one priority, and each D1 comes fully loaded with all of our most advanced safety features.

          The D1 comes with an L2 assisted driving system. L2 is a degree of partial driving automation where the vehicle can assist in steering, acceleration and deceleration, but the human in the driver's seat has full control over the car at all times. The D1's assisted driving system features automatic emergency braking, lane departure warning and pedestrian collision warning. Automatic emergency braking uses sensors to detect whether the driver is in danger of hitting another vehicle or other objects on the road. The lane departure warning signals the driver if the vehicle begins to move out of its lane, unless the driver has the turn signal on. The pedestrian collision warning is similar to the automatic emergency braking but focused on pedestrians rather than other vehicles.

          Our driver safety monitoring system tracks both the status of the driver and the status of the vehicle to help prevent accidents. It is equipped with an AI voice and video monitoring and analysis system that uses DiDi's facial and object recognition technology to check for signs that the driver is fatigued or distracted or otherwise impaired, and it sends a warning signal to the driver through the steering wheel or instrument panel when an issue is detected. It also detects signs of erratic driving, such as sudden braking or acceleration or irregular lane changing. We are continually developing our driver safety monitoring system, building off the operational insights gleaned from the data accumulated from our ride hailing business, and have since tested it operationally on hundreds of thousands of cars on our platform.

Rider Experience

          The color-coded lights and sliding-door designs facilitate fast and safe pickup and drop-off. The passenger door on the right hand side of the vehicle is a power sliding door that allows the vehicle to draw up close to the side of the road to pick up or drop off passengers without endangering cyclists or pedestrians. Inside, the D1 offers passengers extra legroom, and there is a touch-screen on the back of each of the front seats that riders can use to control the in-vehicle environmental and infotainment settings. The D1 had a 90% customer satisfaction rate, according to a survey we conducted in April 2021.

Driver Efficiency

          The "DiDi Smart Driver" is an all-in-one driver assistance system that interacts with the human driver through a dashboard pad, an on-board voice assistant and the smart steering wheel. The Smart Driver system integrates the full ride hailing service flow from driver verification, pickup and drop-off, to payment and customer service. Its energy management function offers real-time charging and maintenance support. The Smart Driver system is linked with a fleet management system that helps our car leasing partners track and optimize operational status. Additional adaptations for drivers include ergonomic seat design for extended city driving and a friendlier driver space set-up.

AUTONOMOUS DRIVING AND SOLUTIONS

          We are developing autonomous driving as part of our shared mobility platform. We are investing in in-car autonomous driving with the aim of combining it with our existing dispatch and fleet management technology to operationalize an autonomous fleet at scale in the near-future. We believe that the technology will only prove itself commercially viable if introduced and scaled up as part of an existing platform.

Autonomous Driving Solutions

          Autonomous driving is both core to the future of mobility and attainable in the near term. It has the potential to meaningfully improve safety by significantly reducing the risk of accidents. Autonomous driving also improves vehicle utilization, allowing cars to operate throughout the day, which further reduces the cost of mobility.

          We have been building and refining our autonomous driving business with a team of over 500 members and a fleet of over 100 autonomous vehicles. With a massive base of in-car cameras, sensors, and other technology deployed throughout our shared mobility ecosystem, we have accumulated the world's largest repository of real-life traffic data across a vast spectrum of driving conditions and scenarios. We are partnering with multiple leading global vehicle manufacturers to test our autonomous driving hardware and software in their vehicles, and we were one of the first companies to obtain a passenger-carrying service license for an autonomous fleet in Shanghai, which gives us invaluable experience in operating an autonomous mobility network under real world conditions.

          We plan to adopt a hybrid dispatching model, where autonomous vehicles would be dispatched for common or only slightly complex scenarios under non-extreme weather conditions, and human drivers would be dispatched for particularly complex scenarios or extreme weather conditions. This approach is designed to leverage the knowhow and data from our massive shared mobility network to commercialize our autonomous driving technology in incremental steps. We began testing this model in Shanghai in June 2020 through the launch of a commercial pilot that, upon sign-up through the main DiDi app, allows passengers to request on-demand rides for free on autonomous vehicles within a designated open-traffic area in downtown Shanghai. This area covers more than 530 kilometers of roads. We supported the pilot project with a safety command center for real-time monitoring of vehicle and road conditions and enhanced remote command assistance designed to handle larger-scale autonomous fleet operations in the future. Key vehicle-to-everything or V2X hardware was also deployed at main junctions within the test area to facilitate coordination among fleets and minimize safety blind spots.

Autonomous Driving

          Key aspects of our technology include:

          Data-driven software and algorithms.    We develop proprietary Level 4 full-stack autonomous driving software with state-of-the-art AI technology, propelled by both real-world driving data and simulative data. Our comprehensive technology includes onboard software modules such as localization, perception, prediction, planning and vehicle control; offboard tools and infrastructure such as HD map, simulation, and data pipeline; and V2X technology. Our algorithms are rapidly iterated through AI training with hundreds of billions of kilometers ride hailing data every year. These real-world data are processed by our in-house cloud infrastructure and data processing tools to continually improve our autonomous driving.

          Original Design Domain-driven vehicle and hardware design.    We design our autonomous vehicle platform and reference hardware to fit our needs at each development stage. They provide both system robustness and performance required by the original design domain (ODD). We select vehicle platforms that fit the development stage and modify the cars according to our particular testing and operation requirements. As a result, our vehicle and hardware suite is customized to suit our software development to deliver optimal performance.

          Comprehensive data system.    We utilize different tiers of data to fuel the end-to-end development cycle. Our road testing vehicles collect comprehensive data for rapid iteration in algorithm development. According to CIC, we have the world's largest repository of real-life traffic data from the rides we facilitate each day across our shared mobility platform. We collect driving data with our Auto Intelligence Equipment (AIE), which we installed on our ride hailing vehicles for corner case collection and randomness testing. This system significantly increases data collected compared to conventional road testing measures. Each time the system detects any abnormal driving pattern, such as swerving and sudden braking, the data containing the incident is uploaded to our back-end system. Once the data is anonymized, it is used to train our autonomous driving AI in handling edge cases during otherwise routine driving. Coupled with our big data and AI technologies, this enables us to generate meaningful insights from data to facilitate rapid algorithm improvement.

          High-definition mapping technology.    We are one of a limited number of companies in China that have been granted a Class-A mapping qualification with respect to the production of electronic maps for navigation systems, giving us an edge in navigation and route research. With our proprietary high-definition mapping technology, we ensure centimeter-level precision, with accuracy exceeding that of most competitors.

          Proprietary safety concept and architecture design.    Safety is at the core of our autonomous driving development. Our safety measures include fallback system design, remote assistance and control, and security gateways. We follow automotive functional safety decomposition to develop a fallback system to ensure redundancy. Once the autonomous vehicle faces a situation it cannot handle, the fallback system will kick in and attempt to bring the vehicle to safety. Remote assistance and control are essential measures for restoring autonomous driving operations. A security gateway is created at each layer of the system and communication to mitigate cyber security threats. In addition, a remote monitoring system provides additional support for efficient and safe testing and operations.

RESEARCH AND DEVELOPMENT

          We have one of the largest research and development teams among technology companies, according to CIC, with approximately 7,000 research and development personnel, which represents about 45% of our total employees. About 43% of our engineers and scientists hold a master's degree or above. We have also collaborated with a number of universities for laboratory research on our core mobility technologies. As of December 31, 2020, we have developed and obtained 1,538 patents.

          We recognize that our technology capabilities have significant influence over the mobility ecosystem, and therefore we embrace collaboration with different enterprises to accelerate our R&D. We see synergies with various players across verticals and have established deep relationships with a number of partners. For example, we are collaborating with leading global OEMs in electric vehicle design and autonomous driving incubation. We partnered with a leading electric vehicle manufacturer to develop and launch our first electric vehicle, the D1.

          We host a number of theme-based research programs, on such topics as mobility, computer vision and machine learning, as well as open dataset programs for the public to welcome individuals from across China to innovate with us. We have also set up research funds for young scholars and talent programs to help cultivate a group of prospective engineers and scientists, as we believe that supporting front-tier technology research is supporting the future of our industry.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Flexible income opportunities

          In building our shared mobility platform, we have also built one of the world's largest flexible work platforms, according to CIC. We provide drivers on our platform with the opportunity to work on their own schedule while maximizing their earning potential. From 2018 to March 31, 2021, we generated over RMB600 billion (US$92 billion) of income for drivers. Cumulative income for drivers is one of the metrics we use to measure our contribution to the communities we serve. In the twelve months ended March 31, 2021, more than 15 million people earned income on our platform globally. We are honored to be able to provide a safe harbor for drivers and those who need an alternative option to generate income.

Promoting sustainable mobility

          We strive to contribute to the environment through increased road efficiency and promotion of electric vehicles. Our shared mobility services contribute to the reduction of carbon emissions. Vehicles on our platform accounted for approximately 38% of electric vehicle mileage in China in the same year. Our development of the D1, the world's first electric vehicle that was designed specifically for ride hailing, and our commitment to autonomous driving is also paving the way for the future of sustainable mobility.

Embracing diversity and inclusion

          We promote diversified and inclusive growth as an integral part of our values and identity. We believe that everyone deserves an opportunity, and that the best ideas come from teams that reflect the communities they serve. We have provided flexible work opportunities and additional income sources to a diverse group of drivers, including over 2.8 million women globally.

          We established the very first women's network community among internet companies in China, DiDi Women's Network. DiDi Women's Network aims to create a more diverse working environment and advance the personal growth of high-potential female professionals. As of

March 31, 2021, women comprise 37% of our staff and hold around 30% of our management positions.

          Our business also creates economic opportunities for women as drivers. Over 2.8 million of the drivers on our platform are women, many of whom are mothers. We also expand our initiatives to give more support to female drivers and passengers. For example, we co-founded DiDi Pink Love Foundation with China Women's Development Foundation to support women drivers with free insurance and online open courses on women's mental health and occupational health.

Helping cities fight COVID-19

          Few examples better demonstrate our commitment to the community than our partnership with local communities to fight the COVID-19 pandemic. In January 2020, we formed a special task force to coordinate our global COVID-19 response efforts. We helped provide approximately 6 million discounted rides to frontline healthcare workers fighting the pandemic and we distributed approximately 11 million sets of free masks and sanitizers to drivers and partners as of December 31, 2020. We also provided financial support to tens of thousands of driver and courier partners that were impacted by COVID-19.

          In January 2021, we announced a new "Global Vaccination Support Fund" to support COVID-19 vaccination efforts across the local communities that we serve. This fund is designed to provide locally tailored support for vaccination efforts across all 14 countries where we operate outside of China. In most of the cities and communities we serve, this will include free or deeply discounted rides for people traveling to vaccination appointments, or for healthcare workers providing vaccinations. The fund may also be used to support other measures going forward, based on local needs, and we intend to work closely with governments and healthcare authorities to adapt our support to what is most needed locally.

SAFETY

          The safety of our consumers and drivers is our number one priority. We are in the business of transporting people and we take that responsibility very seriously. We have invested heavily in implementing safety efforts, designing processes and deploying technology with the goal of making DiDi the safest mode of transportation possible. We have an extensive array of safety protocols to cover risks before, during and after each ride, and a dedicated dispute resolution process. We have also extended select safety initiatives internationally, tailoring our efforts to the conditions in each local market where we operate.

          We use a combination of the following methods in the markets where we operate to protect the safety of everyone who uses our platform:

          Background checks and screening.    We verify drivers' documentation, including, for example, their driver's license and vehicle registration license for drivers to register on our platform. We also have certain requirements that drivers need to meet to register on our platform, including minimum and maximum age requirements, driving experience, no criminal record, no record of dangerous driving or driving under the influence, and no record of drug use. We conduct screening checks and regular background reviews on drivers to filter out fugitives, drug users, and individuals with criminal records or severe mental illness. Riders can register on our platform by verifying their cellphone number. We also encourage our riders to provide their names and identification numbers, although it is not a prerequisite for using our platform.

          DiDi Safeguard.    We have developed a comprehensive set of safety measures to safeguard riders throughout their entire ride, from when a rider requests a trip to his or her arrival at the destination point.

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  Emergency contacts and one-tap police assistance.  Riders can set up emergency contacts in the safety center and choose to share their real-time trip information automatically to their emergency contacts via SMS during a pre-set time frame. We also have a one-tap police assistance button in our app, which allows riders to make emergency calls to the police. Once a rider makes an emergency call to the police, our system will automatically generate an SMS to notify all emergency contacts that the rider has reached out to the police and share the trip information and location in real time. Additionally, our customer service team is available around the clock to assist customers with any safety concerns. Through our app, customers are able to easily access messaging or calling options to obtain assistance from us.

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  Safe driving.  Our system detects signs of dangerous driving patterns, including fatigue, distraction, speeding, accelerating and turning too fast, and braking too hard. In addition, if the vehicle is stopped for too long at a location during a trip, we will send a message to the rider for him or her to confirm the status of the trip.

  Other Safety Measures

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  Ratings.  We provide a ratings system to riders, which serves as a channel for riders to provide instant feedback on their ride experiences. At the end of each ride, the rider is prompted to rate the driver on a scale of 1 to 5 stars. Our ratings system allows riders to provide anonymous feedback. We take rider ratings feedback very seriously. If a driver is rated below average, the driver will be contacted by customer service to discuss and address the issues. Drivers may put particular riders on a personal blacklist so that they are no longer dispatched to pick them up.

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  Vehicle matching.  If riders find vehicles do not match the information listed in the app, they can submit in-app feedback, and if it is confirmed that the driver is using a different vehicle, the driver will be permanently banned.

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  Hitch.  We have implemented heightened screening procedures for car owners and passengers that use our hitch service. In addition to real name verification, we require private car owners and passengers to verify their identity through facial recognition in a video registration process. We use facial recognition verification at registration, log-on and pick-up to prevent wrongful or false use of user identity. We protect the privacy of passengers by displaying minimal personal information on our app. For example, personalized profile photos and gender information are not available on our app. We also limit the number of orders for each car owner to preserve the ride-sharing nature of hitch. The car owner must keep the recording function turned on throughout the entire trip.

          Safety education and campaigns.    We have set up a comprehensive safety management committee led by our founder and CEO. We educate drivers on our policies, service standards, safety guidelines, and how to receive ride requests, and we require them to take exams on an in-app e-learning platform to enhance their safety awareness. We also regularly communicate our approach and safety concerns and safety initiatives with riders, drivers and other stakeholders.

          COVID-19.    To protect both drivers and riders on our platform, all drivers on our platform must go through a daily routine that includes mask, temperature and disinfection checks before they can log on to work. Our video monitoring and analysis system uses facial and object recognition technology to confirm that the driver is wearing a mask.

          International safety initiatives.    We are building a safe and open mobility ecosystem by proactively communicating with riders, drivers, stakeholders and partners around the world to tailor safety measures to specific regions. For example, in countries where online payment systems are uncommon, we promote the use of DiDi Cards so that drivers do not carry lots of cash and become targets for crime.

DATA PRIVACY AND SECURITY

          We are committed to protecting the personal information and privacy of all of our users, including drivers, consumers, and other third parties. We collect personal information and other data from our users and use such data in the course of our operations only with their prior consent. We have established and implemented policies across our platform on data collection, processing and usage to safeguard the data we collect, and we regularly review these policies and their implementation. We have established an Information Security Committee which is tasked with ensuring compliance with our internal policies and the applicable laws and regulations on data privacy and security.

          We follow strict procedures in collecting, transmitting, storing and using user data pursuant to our data security and privacy policies. Before we collect any user data, we must notify users that we are collecting their data, explain why the data is being collected and how it will be used, and obtain the users' consent to collect the relevant data. We provide our users a copy of our Policy on Protection of Personal Data and Privacy to inform them of the scope and purpose of the data we collect. All user data is stored only until the business purposes for collecting and processing the data has been fulfilled, after which the data is destroyed or anonymized. We have also adopted internal guidelines and controls, applicable to all of our employees, suppliers and contractors, under which we grant classified access to confidential personal data only to limited persons with strictly defined and layered access authority to our data and systems. Where permitted by local regulations and subject to any required consent from our users, we may share data, typically in anonymized form, with third parties to assist those third parties in providing services to our users.

          We maintain a comprehensive data security program to protect the confidentiality and integrity of our data across all aspects of data collection and processing. We utilize a variety of technologies to protect our servers from fire, physical shock, theft and other forms of physical harm. On the back-end, our servers, databases and information technology networks utilize firewalls, anti-DDoS, intrusion prevention systems, real-time server monitoring and other network cybersecurity technologies. We also utilize a wide range of protective technologies at the application level, including security access code systems, web application firewalls and simulated hacking tests. We back up user and historical data on a regular basis using both "hot" and "cold" backup systems to minimize the risk of data loss or leakage. We also conduct frequent reviews of our backup and data recovery systems, including through regular disaster recovery testing, to ensure that our systems are operating properly.

          We have obtained certifications demonstrating that our information, security, privacy and compliance systems conform to domestic and international standards, including ISO 20000 (relating to the performance of our service management systems), ISO 22301 (relating to the ability of our management system to respond to disruptive events), ISO 27001 (relating to the performance of our information security systems), CSA-STAR (relating to the security of cloud systems) and ISO 27018 (relating to our ability to protect data on the cloud). We review and refine our systems on an annual basis to ensure that they remain compliant with the standards we observe.

          In the course of our operations, we have from time to time been subject to regulatory scrutiny regarding our compliance with data privacy and protection rules. We are committed to cooperating with the relevant regulatory authorities to identify and rectify any issues identified. For more information about the data privacy and security risks that we face, see "Risk Factors — Risks Relating to Our Business — Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding data privacy and protection. Any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences."

INTELLECTUAL PROPERTY

          We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements with third-parties and employee non-compete and invention assignment agreements to establish and protect our proprietary rights.

          As of March 31, 2021, we had 1,258 patents issued in China, 665 patents issued in other jurisdictions, 2,974 patent applications pending in China and 1,568 patent applications pending in other jurisdictions. As of March 31, 2021, we owned 321 software copyrights in China relating to various aspects of our operations and maintained 6,415 trademark registrations in China and 1,307 trademark registrations in other jurisdictions. We had 785 registered domain names as of the same date. We cannot ensure that any of our patent applications will result in the issuance of a patent or whether we will narrow the scope of our claims during the examination process. In addition, patents may be contested, circumvented, found unenforceable or invalid, and we may not be able to prevent third parties from infringing them.

          Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

          In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

          See "Risk Factors — Risks Relating to Our Business — If we are unable to protect our intellectual property, or if third parties are successful in claiming that we are misappropriating the intellectual property of others, we may incur significant expense and our business may be adversely affected."

BRAND AND MARKETING

          We enjoy strong brand recognition among consumers, drivers, and businesses, which drives significant organic traffic through word-of-mouth. This is a highly cost-efficient marketing channel for us. We have a strong consumer mindshare in their day-to-day mobility needs. In a recent survey conducted by CIC, 87% of respondents stated that our DiDi Chuxing app is an indispensable part of their daily lives. As we expand into related services, we focus on mass-market, essential and high-frequency services with large total addressable markets, and our brand gives us the instant credibility and recognition needed to accelerate consumer adoption of new services.

          Our marketing strategy centers around building a modern mobility brand associated with the sharing economy, technology-driven innovation and social care, to occupy consumer mindshare. We also have tailored marketing strategies to capture the needs of consumers with different incomes and preferences. Key marketing initiatives include building a beloved brand, carrying out product and service promotions and generating referrals. We acquire customers through both online and offline approaches, including social celebrity influence, digital campaigns, sponsored search, branding billboards and event-driven creative campaigns. Furthermore, we are able to use our platform as a channel for cross-selling other services to consumers and drivers at low cost.

COMPETITION

          Our approach to tackling mobility from the ground up is highly differentiated, and we believe there are no other comparable companies that operate their businesses in the same way. However, our service offerings must stay competitive in order to continue to grow our platform.

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  Consumers.  We compete to attract, engage and retain consumers based on the quality of our mobility services in terms of safety, price, convenience, and comfort as well as our ability to provide other service offerings that cater to their essential needs.

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  Drivers.  We compete to attract, engage and retain drivers on our platform based on our ability to increase their income, simplify their operational workflows and lower their operating costs through technology and vehicles solutions.

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  Technologies.  We compete to develop technologies that would meaningfully change the future of mobility such as electric vehicles and autonomous driving.

          We face competition in each of our offerings. Our shared mobility business competes with personal vehicle ownership and usage, which accounts for the majority of passenger miles in the markets that we serve, with other ride hailing services, and with traditional transportation services, including taxicab companies, taxi hailing services and public transportation. Our electric vehicles compete with electric vehicles as well as vehicles with internal combustion engines produced by other companies, both in China and globally. We are also competing globally with a number of other companies to develop and commercialize autonomous driving and to develop and scale other essential services.

          Many of our competitors are well-capitalized and offer discounted services, driver incentives, consumer discounts and promotions, innovative service and product offerings, and alternative pricing models, which may be more attractive to consumers than those that we offer. Further, some of our current or potential competitors have, and may in the future continue to have, greater resources and access to larger driver and consumer bases in a particular geographic market. In addition, our competitors in certain geographic markets enjoy substantial competitive advantages such as greater brand recognition, longer operating histories, better localized knowledge, and more supportive regulatory regimes. As a result, such competitors may be able to respond more quickly and effectively than us in such markets to new or changing opportunities, technologies, consumer preferences, regulations, or standards, which may render our products or offerings less attractive. In addition, future competitors may share in the effective benefit of any regulatory or governmental approvals and litigation victories we may achieve, without having to incur the costs we have incurred to obtain such benefits. For additional information about the risks to our business related to competition, see "Risk Factors — Risks Related to Our Business and Industry — The shared mobility industry is highly competitive, and we may be unable to compete effectively."

FACILITIES

          As of December 31, 2020, we leased office facilities around the world totaling over 220,000 square meters, including 21,693 square meters for our corporate headquarters in Beijing, China. We also lease offices in other parts of China and a number of other countries. The following table sets forth a summary of our facilities as of December 31, 2020:

	Number of Facilities	Aggregate Size (m2)

China	72	203,982
Brazil	1	10,600
United States	6	7,007
Mexico	1	2,479
Others	11	848

Total	91	224,916

          We lease our premises under lease agreements. The lease terms are generally from one to five years with an option for us to renew. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

EMPLOYEES

          We had 15,914 full-time employees as of December 31, 2020, as compared with 14,214 full-time employees as of December 31, 2019 and 13,563 full-time employees as of December 31, 2018.

          The following table sets forth the number of our employees categorized by function as of December 31, 2020.

	Number of Employees(1)	Percentage

Operations and support	5,277	33.1
Research and development	7,110	44.7
General and administrative	2,380	15.0
Sales and marketing	1,147	7.2

Total	15,914	100.0

          The following table sets forth the number of our employees by geography as of December 31, 2020.

	Number of Employees(1)	Percentage

China	14,654	92.1
Brazil	428	2.7
Mexico	333	2.1
Others	499	3.1

Total	15,914	100.0

(1)
All of the employee numbers above exclude employees of the community group buying business, which was deconsolidated after March 30, 2021.

          Our success depends on our ability to attract, retain and motivate qualified personnel. We place great emphasis on our corporate culture to ensure that we maintain consistently high standards everywhere we operate. We primarily recruit our employees through recruitment agencies, campus recruiting, industry referrals, internal referrals and online channels. We supplement our employees with workers sourced through third-party staffing agencies, generally for temporary or part-time positions.

          We enter into employment contracts with our full-time employees which contain standard confidentiality and non-compete provisions. We generally have confidentiality provisions with the staffing agencies that provide temporary or part-time workers.

          As required by PRC laws and regulations, we participate in housing fund and various employee social security plans that are organized by the regional government authorities, including housing, pension, medical, work-related injury, maternity insurance and unemployment benefit plans, under which we make contributions at specified percentages of the salaries of our employees.

          To date, we have not experienced any labor strikes or other material labor disputes that have affected our operations. We believe that we have a good relationship with our employees.

INSURANCE

          We maintain major insurance coverage for areas such as office buildings and facilities, equipment and materials, and losses due to fire, flood and other natural disasters. We believe our insurance coverage is adequate and in line with the commercial practice of industries we operate.

          We consider our insurance coverage to be adequate as we have in place all the mandatory insurance policies required by Chinese laws and regulations and in accordance with the commercial practices in our industry. We maintain insurance with respect to carrier's liability in connection with our ride hailing products. However, in line with general market practice, we do not maintain any business interruption insurance or product liability insurance, which are not mandatory under PRC laws. We do not maintain keyman life insurance, insurance policies covering damages to our technical infrastructure or any insurance policies for our properties. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or facilities could have a material adverse effect on our results of operations. See "Risk Factors — Risks Relating to Our Business — Our business depends heavily on insurance coverage for drivers and on other types of insurance for additional risks related to our business."

LEGAL PROCEEDINGS

          We are regularly subject to various types of legal proceedings by drivers, consumers, employees, commercial partners, competitors, and government agencies, among others, as well as investigations and other administrative or regulatory proceedings by government agencies. In the ordinary course of our business, various parties claim that we are liable for damages related to accidents or other incidents involving drivers, consumers or other third parties on our platform. We are also subject to contractual disputes with drivers and other third parties. We are currently named as a defendant in a number of matters related to accidents or other incidents involving drivers, consumers and other third parties, and in matters related to contract disputes. Furthermore, we are involved in disputes with third parties asserting, among other things, alleged infringement of their intellectual property rights.

          There is no pending or threatened legal proceeding that individually, in our opinion, is likely to have a material impact on our business, financial condition or results of operations. However, results of litigation and claims are inherently unpredictable and legal proceedings related to such accidents or incidents could, in the aggregate, have a material impact on our business, financial condition and results of operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs individually and in the aggregate, diversion of management resources and other factors.

REGULATION

          This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities and our shareholders' rights to receive dividends and other distributions from us.

PRC REGULATIONS

Regulations Relating to Foreign Investment

          The establishment, operation and management of companies in the PRC are mainly governed by the Company Law, which was issued by the Standing Committee of the National People's Congress and was last amended in October 2018. The Company Law applies to both PRC domestic companies and foreign-invested companies. The investment activities in China of foreign investors are also governed by the Foreign Investment Law, which was approved by the National People's Congress of China in March 2019 and took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People's Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People's Court became effective on January 1, 2020. Pursuant to the Foreign Investment Law, the term "foreign investments" refers to any direct or indirect investment activities conducted by any foreign investor in the PRC, including foreign individuals, enterprises or organizations; such investment includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council.

          Pursuant to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for access of foreign investments. We refer to this as the negative list. The Foreign Investment Law grants treatment to foreign investors and their investments at the market access stage which is no less favorable than that given to domestic investors and their investments, except for the investments of foreign investors in industries deemed to be either "restricted" or "prohibited" on the negative list. The Foreign Investment Law provides that foreign investors shall not invest in the "prohibited" industries on the negative list, and shall meet such requirements as stipulated under the Negative List for making investment in "restricted" industries on the negative list. Accordingly, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, which took effect on July 23, 2020, and the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2020 Encouraged Industry Catalogue, which took effect on January 27, 2021. Industries not listed in the 2020 Negative List and 2020 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws.

          The Foreign Investment Law and its implementing rules also provide several protective rules and principles for foreign investors and their investments in the PRC, including, among others, local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner; expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise will have legal liabilities imposed for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

          We are an exempted company incorporated in the Cayman Islands and our PRC subsidiaries are considered foreign-invested enterprises or their subsidiaries. To comply with the Foreign Investment Law and other applicable PRC laws and regulations, we conduct those businesses that are restricted or prohibited for foreign investments in China according to the 2020 Negative List through our VIEs. These businesses include our online ride hailing services, bike and e-bike sharing services, and community group buying services, all of which are considered to involve the provision of value-added telecommunication services and are restricted for foreign investment according to the 2020 Negative List.

Regulations Relating to Value-Added Telecommunications Services

          The Telecommunications Regulations, promulgated on September 25, 2000 by the State Council and last amended in February 2016, provides the regulatory framework for telecommunications service providers in China. Under the Telecommunications Regulations, a telecommunications service provider is required to procure operating licenses from the Ministry of Industry and Information Technology, or the MIIT, or its provincial counterparts, prior to the commencement of its operations, otherwise such operator might be subject to sanctions, including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains. In the case of serious violations, the operator's websites may be ordered to be closed.

          The Telecommunications Regulations categorize the telecommunication services in China as either basic telecommunications services or value-added telecommunications services, and value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructures. The Administrative Measures for Telecommunications Business Operating License, promulgated by the MIIT in June 2017, set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining the licenses, and the administration and supervision of these licenses. A commercial operator of value-added telecommunication services must first obtain an operating license for value-added telecommunication services, often referred to as a VATS License. There are two varieties of VATS License, one for services within a single province and one for services across multiple provinces. Furthermore, any telecommunication services operator may only conduct a telecommunication business of the type and within the scope of business as specified in its VATS License.

          Pursuant to a catalogue that was issued as an appendix to the Telecommunications Regulations, as last amended by the MIIT in June 2019, the first category of value-added telecommunications services is divided into four subcategories: the "Internet Data Center Services," the "Content Delivery Network Services," the "Domestic Internet Protocol Virtual Private Network Services" and the "Internet Access Services." The second category of value-added telecommunications services includes, among others, the online data processing and transaction processing services and internet information services. Telecommunication services operators engaged in different categories of value-added telecommunications services must obtain the corresponding VATS Licenses.

          In addition, the Administrative Measures on Internet Information Services, which were promulgated by the State Council in September 2000 and amended in January 2011, classify internet information services into commercial internet information services, which refers to the provision, with charge of payment, of information or website production or other service activities to online users via the internet, and non-commercial internet information services, which refers to the provision, free of charge, of information that is in the public domain and openly accessible to online users via the internet. The measures require that a provider of commercial internet information services shall obtain a VATS License for internet information services, often referred to as an ICP License, and a provider of non-commercial internet information services shall carry out record-filing procedures with the provincial level counterparts of the MIIT.

          As of the date of this prospectus, our VIEs have obtained VATS Licenses in various subcategories, including the ICP Licenses and VATS Licenses for internet data center services, online data and transaction processing services, domestic multi-party communications services and domestic call center services.

          According to the 2020 Negative List and the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, the equity interest of foreign investors in the value-added telecommunications enterprises shall not exceed 50% (except for the investment in the e-commerce operation business, domestic multi-party communication business, information storage and re-transmission business and call center business), and the primary foreign investor in a foreign invested value-added telecommunications enterprise must have a good track record and operational experience in the industry.

Regulation Relating to Online Ride Hailing Services

          Our ride hailing business is regulated by certain laws and regulations relating to online ride hailing services. As a ride hailing platform, we are required to obtain permits for an online ride hailing business in the cities in China where we operate such a business, and specific licenses and permits are also required for the drivers and vehicles on our platform engaged in our ride hailing business.

          On July 27, 2016, the Ministry of Transport, the MIIT, the Ministry of Public Security, the Ministry of Commerce, the State Administration for Market Regulation and the Cyberspace Administration of China, jointly promulgated the Interim Measures for the Management of Online Ride Hailing Operation and Service, which took effect on November 1, 2016 and was last amended on December 28, 2019. The measures were promulgated to regulate the business activities of online ride hailing services and to ensure the safety of passengers by establishing a regulatory system for the platforms, vehicles and drivers engaged in online ride hailing services. Before carrying out online ride hailing services, an online ride hailing service platform must obtain a permit for the online ride hailing business and complete the record filing of internet information services with the provincial communications administration in the place of its enterprise registration. Such platform must be capable of exchanging and processing the relevant information and data with its servers located within the PRC, establish a sound operational management system, work safety management system and service quality assurance system, and fulfill other conditions as prescribed. Platforms that conduct the online ride hailing business without obtaining the necessary permit may be subject to an order of correction, a warning by the local authority, a fine of RMB10,000 to RMB30,000, or even criminal liabilities if a violation constitutes a crime. Vehicles used for online ride hailing services must also satisfy certain conditions in order to obtain the transportation permit for vehicles used for online ride hailing services, including, among others, installation of satellite navigation system and emergency alarm devices, and meeting certain operational safety criteria. The Interim Measures for the Management of Online Ride Hailing Operation and Service also impose certain requirements on drivers engaged in online ride hailing services, including, among others, a driving experience of more than three years and no transport or driving related or violent criminal offense or violent crime record. Drivers must meet the prescribed conditions and pass the relevant exams before they can obtain the driver's license for online ride hailing services. Platforms may be subject to an order of correction and a fine of RMB5,000 to RMB10,000, and in severe cases a fine of RMB10,000 to RMB30,000, if the relevant vehicle or driver providing the online ride hailing services has not obtained the applicable permit. Various local governmental authorities have also promulgated implementing rules to further stipulate the detailed requirements for online ride hailing service platforms, vehicles and drivers.

          On September 10, 2018, the General Office of the Ministry of Transport and the General Office of the Ministry of Public Security jointly published the Urgent Notice on Further Strengthening the Safety Management of the Online Ride Hailing and Private Car Sharing to enhance the background checks of drivers engaged in online ride hailing and private car sharing, urge the relevant service providers to fulfill their responsibilities in work safety management, and procure sound complaint and emergency alarming systems and quick response systems. Platforms are prohibited from allocating any orders to drivers who have not passed the background check.

Regulations Relating to Bike and E-Bike Sharing

          Bike and e-bike sharing, as one of our Other Initiatives, is mainly regulated by the following laws and regulations. As required by the Guiding Opinions on Encouraging and Regulating the Development of Internet Bike Rental promulgated jointly by several governmental authorities, which took effect on August 1, 2017, internet bike and e-bike sharing operators shall establish users' real name registration mechanism and enter into a service agreement with users to specify their respective rights and obligations. As the opinions also provide certain requirements relating to users' riding, parking and other matters. Internet bike and e-bike sharing operators shall also enhance their online and offline service capability by leveraging information technology for better bike management. To strengthen the protection of the networks and information security, internet bike and e-bike sharing operators must set up their servers within the PRC, implement network security hierarchical protection, data security management and personal information protection systems, and establish a network and information security management system and technical support system. Additionally, pursuant to the Measures for the Administration of User Funds in New Forms of Transport Business (for Trial Implementation) jointly promulgated by several governmental authorities on May 9, 2019, internet bike and e-bike sharing operators, online ride hailing operators and other providers of transportation services based on information technology shall not charge deposit payments from users, unless there is a necessity for deposit collection, in which case the operators shall allow users to choose either the operator's special deposit account or the users' individual bank settlement accounts for keeping and managing their deposits.

Regulations Relating to Autonomous Driving

          Our activities related to the development and applications of autonomous driving are mainly regulated by the following rules. Pursuant to the Administrative Provisions on Intelligent Connected Vehicle Road Test (for Trial Implementation) promulgated by the MIIT, the Ministry of Public Security and the Ministry of Transport on April 3, 2018, a testing applicant for the intelligent connected vehicle road test shall satisfy certain prescribed requirements, including, among others, have relevant capabilities in manufacturing vehicles and components and parts or technology research and development or testing capabilities and have adequate capacity for civil compensation for casualty and property losses that might be caused by the road test. The testing driver shall, among other requirements, enter into an employment contract or labor service contract with the testing applicant, have a driving experience of more than three years, have no serious violation records in transportation, and be familiar with autopilot test rules. In addition, testing vehicles are required to, among other requirements, have no motor vehicle registration, satisfy the corresponding requirements for mandatory testing items, and have installed systems for recording, storing and online monitoring of the vehicle's status. The testing applicant shall submit an application for road test to the relevant authority, and obtain a road test notice for each vehicle to participate in the road test.

Regulation Relating to Online Trading and E-Commerce

          The community group buying business is regulated by the following laws and regulations relating to online trading and e-commerce. On August 31, 2018, the Standing Committee of the National People's Congress promulgated the E-commerce Law, which took effect on January 1, 2019. The E-commerce Law imposes a series of requirements on e-commerce operators, including e-commerce platform operators, merchants operating on the platform and the individuals and entities carrying out business online. Pursuant to the E-commerce Law, e-commerce platform operators are required to verify and register the identities, addresses, contacts and licenses of merchants who apply to provide products or services on its platform, establish registration archives and update this information on a regular basis. E-commerce platform operators are also required to submit the identification information of the merchants on their platforms to market regulatory administrative authorities, remind the merchants to complete the registration with market regulatory administrative authorities, submit identification information and tax-related information to tax authorities as required in accordance with the laws and regulations regarding the administration of tax collection, and remind the individual merchants to complete the tax registration.

          Furthermore, on March 15, 2021, the State Administration for Market Regulation promulgated the Administrative Measures for the Regulation of Online Trading, which will take effect on May 1, 2021. Pursuant to these administrative measures, internet service providers, including online social networking and live streaming operators, shall fulfill the obligations of online trading platform operators for providing online business premises, product browsing, and order or online payment services for the merchants on the platforms, and shall formulate an inspection and monitoring system for the merchants and the products or services on the platforms. If the platform operators find the products or services on the platforms in violation of the related laws or rules, they shall take necessary measures, keep the relevant records, and report the same to the competent administration for market regulation. In addition, the Administrative Measures for the Regulation of Online Trading also specify detailed requirements for the purpose of protecting the consumer rights and personal information and prohibiting unfair competition among the online trading platform operators or the merchants on the platforms.

Regulation Relating to Consumer Protection

          Pursuant to the Law on the Protection of Customer Rights and Interests, business operators must guarantee the quality, function, usage, term of validity, and personal or property safety requirement of goods and services and provide customers with authentic information about the goods and services. Consumers whose legitimate rights and interests are harmed in the purchase of goods or receipt of services rendered through an online trading platform may seek compensation from the seller or the service provider. Where the online trading platform provider is unable to provide the true name, address and valid contact method of the seller or the service provider, the consumer may seek compensation from the online trading platform provider; where the online trading platform provider makes an undertaking which is more favorable to the consumer, the undertaking shall be performed. Upon compensation by the online trading platform provider, the online trading platform provider shall have the right to recover the compensation from the seller or the service provider. Where the online trading platform provider is or should be aware that the seller or the service provider is using its platform to harm legitimate consumer rights and interests but fails to adopt the requisite measures, the online trading platform provider shall be liable jointly and severally with the seller or the service provider pursuant to the law.

Regulation Relating to Internet Security

          The PRC government has enacted various laws and regulations with respect to internet security and protection of personal information from any inappropriate collection activities, abuse or unauthorized disclosure. Internet information in the PRC is regulated and restricted from a national security standpoint.

          The Decision Regarding the Protection of Internet Security, enacted by the Standing Committee of the National People's Congress, on December 28, 2000 and amended on August 27, 2009, provides, among other things, that the following activities conducted through the internet, if constituting a crime under PRC laws, are subject to criminal punishment: (i) hacking into a computer or system of strategic importance; (ii) intentionally inventing and spreading destructive programs such as computer viruses to attack computer systems and communications networks, thus damaging the computer systems and the communications networks; (iii) in violation of national regulations, discontinuing computer network or the communications service without authorization; (iv) disseminating politically disruptive information or leaking state secrets; (v) spreading false commercial information; or (vi) infringing intellectual property rights.

          According to the Cybersecurity Law and other related laws and regulations, internet service providers are required to take measures to ensure internet security by complying with security protection obligations, formulating cybersecurity emergency response plans, and providing technical assistance and support for public security and national security authorities. In addition, any collection, process and use of a user's personal information must be subject to the consent of the user, be legal, rational and necessary, and be limited to specified purposes, methods and scopes. An internet service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties illegally.

          Failure to comply with the above laws and regulations may subject the internet service providers to administrative penalties including, without limitation, fines, suspension of business operation, shut-down of the websites, revocation of licenses and even criminal liabilities.

Regulations Relating to Privacy Protection

          In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. The Cyber Security Law imposes certain data protection obligations on network operators, including that network operators may not disclose, tamper with, or damage users' personal information that they have collected, or provide users' personal information to others without consent. Exempted from these rules is information irreversibly processed to preclude identification of specific individuals. Moreover, network operators are obligated to delete unlawfully collected information and to amend incorrect information.

          The Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011 and effective on March 15, 2012, stipulate that internet information service providers may not collect any user personal information or provide any such information to third parties without the consent of a user, unless otherwise stipulated by laws and administrative regulations. "User Personal information" is defined as information relevant to the users that can lead to the recognition of the identity of the users independently or in combination with other information. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information as necessary for the provision of its services. An internet information service provider is also required to properly store user personal information, and in case of any leak or likely leak of the user personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

          The Decision on Strengthening the Protection of Online Information, issued by the Standing Committee of the National People's Congress on December 28, 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information, issued by the MIIT on July 16, 2013, stipulate that any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scope. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or proving such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of the above decision or order may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

          With respect to the security of information collected and used by mobile apps, pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by Apps, which was issued by the Cyberspace Administration of China, the MIIT, the Ministry of Public Security, and the State Administration for Market Regulation on January 23, 2019, app operators shall collect and use personal information in compliance with the Cyber Security Law and shall be responsible for the security of personal information obtained from users and take effective measures to strengthen personal information protection. Furthermore, app operators shall not force their users to make authorization by means of default settings, bundling, suspending installation or use of the app or other similar means and shall not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of Apps Infringing upon User's Personal Rights and Interests, which was issued by MIIT on October 31, 2019. On November 28, 2019, the Cyberspace Administration of China, the MIIT, the Ministry of Public Security and the State Administration for Market Regulation jointly issued the Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information. This regulation further illustrates certain commonly seen illegal practices of app operators in terms of personal information protection and specifies acts of app operators that will be considered as "collection and use of personal information without users' consen.t"

          On May 28, 2020, the National People's Congress adopted the Civil Code, which came into effect on January 1, 2021. Pursuant to the Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual shall legally obtain such personal information of others when necessary and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or disclose personal information of others.

Regulations Relating to Anti-Monopoly

          The Anti-Monopoly Law, as last amended by the Standing Committee of the National People's Congress in 2007, prohibits monopolistic conduct such as entering into monopoly agreements, abuse of dominant market position and concentration of undertakings that have the effect of eliminating or restricting competition.

          Pursuant to the Anti-Monopoly Law, competing business operators may not enter into monopoly agreements that eliminate or restrict competition, such as by boycotting transactions, fixing or changing the price of commodities, limiting the output of commodities, or fixing the price of commodities for resale to third parties, among other actions, unless the agreement will satisfy the exemptions under the Anti-monopoly Law, such as improving technologies, increasing the efficiency and competitiveness of small and medium-sized undertakings, or safeguarding legitimate interests in cross-border trade and economic cooperation with foreign counterparts. Sanctions for violations include an order to cease the relevant activities, and confiscation of illegal gains and fines (from 1% to 10% of sales revenues from the previous year, or RMB500,000 if the intended monopoly agreement has not been performed). On June 26, 2019, the State Administration for Market Regulation further issued the Interim Provisions on the Prohibitions of Monopoly Agreements which took effect on September 1, 2019 and supersedes certain anti-monopoly rules and regulations.

          In addition, as required by the Anti-Monopoly Law, a business operator with a dominant market position may not abuse its dominant market position to conduct acts, such as selling commodities at unfairly high prices or buying commodities at unfairly low prices, selling products at prices below cost without any justifiable cause, and refusing to trade with a trading party without any justifiable cause. Sanctions for violation of the prohibition on the abuse of dominant market position include an order to cease the relevant activities, confiscation of the illegal gains and fines (from 1% to 10% of sales revenues from the previous year). On June 26, 2019, the State Administration for Market Regulation issued the Interim Provisions on the Prohibitions of Acts of Abuse of Dominant Market Positions, which took effect on September 1, 2019, to further prevent and prohibit the abuse of dominant market positions.

          Furthermore, where a concentration of undertakings reaches the declaration threshold stipulated by the State Council, a declaration must be approved by the anti-monopoly authority before the parties implement the concentration. Concentration refers to (i) a merger of undertakings; (ii) acquiring control over other undertakings by acquiring equities or assets; or (iii) acquisition of control over, or the possibility of exercising decisive influence on, an undertaking by contract or by any other means. If business operators fail to comply with the mandatory declaration requirement, the anti-monopoly authority is empowered to terminate and/or unwind the transaction, dispose of relevant assets and shares or businesses within certain periods, and impose fines of up to RMB500,000.

          On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, aiming to provide guidelines for supervising and prohibiting monopolistic conduct in connection with the internet platform business operations and further elaborate on the factors for recognizing such monopolistic conduct in the internet platform industry. Pursuant to these guidelines, the methods of an internet platform collecting or using the privacy information of internet users may also be one of the factors to be considered for analyzing and recognizing monopolistic conducts in the internet platform industry. For example, whether the relevant business operator compulsorily collects unnecessary user information may be considered to analyze whether there is a bundled sale or additional unreasonable trading condition, which is one of the behaviors constituting abuse of dominant market position. In addition, factors including, among others, providing differentiated transaction prices or other transaction conditions for consumers with different payment ability based on consumption preferences and usage habits analyzed using big data and algorithms is also one of the behaviors constituting abuse of dominant market position. Furthermore, whether the relevant business operators are required to "choose one" among the internet platform and its competitive platforms may be considered to analyze whether such internet platform operator with dominant market position abuses its dominant market position and excludes or restricts market competition.

However, as these guidelines were only issued recently, there are still substantial uncertainties as to their interpretation and implementation in practice.

Regulation Relating to Intellectual Property

Patent

          Patents in the PRC are principally protected under the Patent Law. The Chinese patent system adopts a first-to-file principle. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright

          Copyrights in the PRC, including software copyrights, are principally protected under the Copyright Law and related rules and regulations. Under the Copyright Law, the term of protection for software copyrights is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, as last amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers.

          The Computer Software Copyright Registration Measures, promulgated by the National Copyright Administration on April 6, 1992 and last amended on February 20, 2002, regulate registrations of software copyrights, exclusive licensing contracts for software copyrights and assignment agreements. The National Copyright Administration administers software copyright registration and the Copyright Protection Center of China is designated as the software registration authority. The Copyright Protection Center of China grants registration certificates to the computer software copyrights applicants which meet the relevant requirements.

Trademark

          Registered trademarks are protected under the Trademark Law and related rules and regulations. Trademarks are registered with the Trademark office of National Intellectual Property Administration under the State Administration for Market Regulation, formerly the Trademark Office of the State Administration of Industry and Commerce. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Name

          Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017 and effective as of November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Relating to Employment and Social Welfare

          Pursuant to the Labor Law and the Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the Labor Contract Law and the Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

          In addition, according to the Social Insurance Law and the Regulations on the Administration of Housing Funds, employers in the PRC must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

Regulation Relating to Foreign Exchange and Dividend Distribution

Regulation on Foreign Currency Exchange

          The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, last amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities or their designated banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

Regulation on Dividend Distribution

          The principal regulations governing distribution of dividends of foreign-invested enterprises is the Company Law. Under this laws and its regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China's accounting standards and regulations. In addition, a PRC company, including a foreign- invested enterprise in China, is required to allocate at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprise. A PRC company may, at its discretion, allocate a portion of its after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulation Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

          In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which provides that, before making a contribution into a special purpose vehicle, PRC residents are required to complete foreign exchange registration with SAFE or its local branch. In 2015, SAFE promulgated SAFE Notice 13, which amended SAFE Circular 37 by requiring PRC residents to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulation Relating to Stock Incentive Plans

          In February 2012, SAFE promulgated the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies. Under these rules and other relevant rules and regulations, domestic individuals, which means the PRC residents and non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with SAFE or its local branches before exercising rights.

Regulations on M&A Rules and Overseas Listings

          On August 8, 2006, six PRC regulatory agencies including the Ministry of Commerce and China Securities Regulatory Commission, or the CSRC, adopted the Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, which took effect on September 8, 2006 and were amended on June 22, 2009. Pursuant to the M&A Rules, the approval of the Ministry of Commerce must be obtained if overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. In addition, the M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC enterprises or residents to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

REGULATIONS IN BRAZIL

Licensing

          The operation of a ride hailing business in Brazil is not subject to any special requirements for licenses or authorizations under Brazilian federal law, and the Supreme Federal Court of Brazil has ruled that municipalities may not prohibit or restrict ride hailing businesses on their own authority. Brazilian federal law does impose certain minimum legal requirements on the provision of ride hailing services relating to such matters as the payment of taxes, insurance against traffic accidents, driving licenses, vehicle registration and criminal background checks. Some municipalities have imposed other minimum legal requirements relating to such matters as vehicle age and data sharing with governmental authorities.

          The operation of a food delivery business in Brazil is not subject to any special requirements for licenses or authorizations.

          The operation of a credit concession business in Brazil is subject to legal restrictions including Brazilian Central Bank regulations. As we do not hold the requisite license, we offer payment products in Brazil through contractual partnerships with companies that hold licenses from the Brazilian Central Bank to operate prepaid accounts and cards, digital wallets, and similar products.

Data Protection

          Brazil has a federal Data Protection Law which entered into force on September 18, 2020. The penalties under the Data Protection Law will become enforceable in August 2021.

          The Data Protection Law is applicable to organizations in Brazil as well as organizations that process personal data for the purpose of offering or supplying goods and services to individuals in Brazil. Users whose data is collected have rights relating to access, rectification, cancellation, exclusion and opposition to the treatment of their data, information about the use of their data, and data portability.

          International data transfer from Brazil is only allowed if the level of protection can still be maintained, including through adequacy decisions, binding corporate rules, codes of conduct, or consent. The data controller and the processor are jointly liable for data protection and legal compliance. The Data Protection Law requires companies to appoint a data protection officer to be the channel of communication between the data controller, the data subjects, and regulators.

          The Data Protection Law imposes penalties such as warnings, fines, embargoes, suspensions and partial or total bans. Fines can reach up to 2% of the organization's revenue, with a limit of R$50 million (US$8.8 million) per violation.

Labor Law

          In Brazil, driver and courier partners are not considered employees and their relationship with ride hailing companies is of a contractual or commercial nature. There is some litigation challenging this treatment of the relationship, but as of the date of this prospectus there is no federal law or regulation specifically changing the legal nature of this relationship.

REGULATIONS IN MEXICO

General

          Currently, the provision of private transport services through platforms is regulated in 17 states of the Mexican Republic. Mobility and transport laws of these states generally impose some obligations on transportation network companies and drivers, as well as some requirements for the vehicles used to render private transport services. The restrictive level of the obligations and requirements varies from state to state. In the states with more restrictions, the provision of private passenger transportation service through platforms is regulated in much the same way as taxi services.

          Some states require transportation network companies to file an application to obtain an authorization or permit to operate in that state. Platforms that conduct an online ride hailing business without obtaining the necessary permit might be subject to a warning by the local authority or a fine. Transportation network companies may be required to periodically share information about drivers and vehicles registered on the platform, verify that they meet the requirements to operate in accordance with the regulations, and make the payment of a duty equivalent to 1.5% of the total amount of each trip executed in the state. Vehicles used for online ride hailing services may have to satisfy certain conditions in order to obtain a permit to be used for online ride hailing services, for example regarding seat belts and airbags. Drivers may also have to meet certain requirements to operate, and in some states they must obtain a permit. If drivers and vehicles do not comply with the requirements and obligations, the drivers may be subject to warnings, fines, impoundment of their vehicle and even, in some cases, imprisonment, while platforms might face warnings, fines or the revocation of their transportation network company authorization.

          In addition to the regulations at the state level, the Supreme Court of Justice of the Nation has made two decisions, in 2017 and 2018, regarding services provided through transportation network companies. Among other things, the Supreme Court stated in these decisions that:

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  transportation network companies and the drivers they register offer a different service to that rendered by taxi drivers;

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  the regulation of transportation network companies is constitutional as long as it refers to areas of general interest that justify that the state adopt regulatory measures;

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  local legislatures cannot restrict the operation of the service in terms of the method of payment, for example, to prohibit payment in cash; and

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  the imposition of excessive requirements regarding the characteristics of the vehicles that may operate through a transportation network companies is unconstitutional.

Labor Law

          The Mexican Federal Labor Law regulates employee relationships in Mexico regardless of nationality or place of entry into the employment agreement. Under the current Federal Labor Law, drivers are generally not classified as employees given the absence of a subordinate relationship, although draft legislation has been introduced in the Mexican Federal Congress on multiple occasions in recent years aiming to classify drivers and couriers as employees. See "Risk Factors — Risks Relating to Our Business — Our business would be adversely affected if drivers were classified as employees, workers or quasi-employees."

MANAGEMENT

DiDi Partnership

          To ensure the sustainability and governance of our company and better align them with the interests of our shareholders, our management has established an executive partnership, the DiDi Partnership, to help us better manage our business and to carry out our vision, mission and values. The structure of the DiDi Partnership is designed to promote people with diverse skillsets but sharing the same core values and beliefs that we hold dear.

          The DiDi Partnership will be operated under principles, policies and procedures that evolve with our business and encompass the following major aspects:

Nomination and Election of Partners

          Partners will be elected annually through a nomination process, whereby any existing partner may propose candidates to the partnership committee (the "Partnership Committee"), which reviews the nomination and propose candidates to the entire partnership for election. Election of new partners requires a certain affirmative vote of all partners. In order to be elected a partner, the partner candidate must meet certain quality standards including, among other things, a high standard of personal character and integrity, continued service as a director, officer or employee with our company for no less than a certain period of time, a consistent commitment to our company's mission, vision and values as well as a track record of contribution to our business, and such other standard as determined by the Partnership Committee from time to time.

          The DiDi Partnership's major rights and functions, such as its right to appoint and remove Executive Directors to our board and its right to nominate certain executive officers, become effective when the DiDi Partnership consists of no less than two limited partners and the DiDi Partnership is operating under the terms of its partnership agreement, as amended from time to time (the "Partnership Condition"). There are three founding limited partners at the establishment of DiDi Partnership and they are Mr. Will Wei Cheng, Ms. Jean Qing Liu and Mr. Stephen Jingshi Zhu (the "Founding Partners" or the "Core Management Members").

Partnership Committee

          The general partner of the DiDi Partnership shall establish a Partnership Committee. The Partnership Committee must consist of no more than five partners, and all decisions of the Partnership Committee will be made by majority vote of the committee members. The authorities of the Partnership Committee include, but not limited to, the following areas:

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  allocation of the annual cash bonus pool among the partners, with any amounts payable to partners who are our directors or executive officers subject to approval of the compensation committee of the board;

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  manage, invest, distribute and dispose of the assets of the DiDi Partnership, including the aggregate deferred bonuses and any income thereof for the benefit of the DiDi Partnership;

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  screen and initially approve the election of partners; and

  •
  approve proposed candidates for election as a partner.

          Partnership Committee members serve for a term of three years and may serve multiple terms, unless terminated upon his or her death, resignation, removal or termination of his or her membership in the partnership. Prior to each election, the Partnership Committee will nominate a number of partner candidates to stand for election by the DiDi Partnership.

          The initial members of the Partnership Committee include Mr. Will Wei Cheng, Ms. Jean Qing Liu and Mr. Stephen Jingshi Zhu.

Executive Director Appointment and Removal Right

          The DiDi Partnership will be entitled to appoint and remove Executive Directors of our company.

          An Executive Director refers to a director of our company that is (i) neither a director who satisfies the "independence" requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules or Section 303A of the Corporate Governance Rules of the New York Stock Exchange nor a director who is affiliated with or was appointed to our board by a holder or a group of affiliated holders of preferred shares and/or Class A ordinary shares converted from preferred shares of our company prior to our initial public offering, and (ii) maintains an employment relationship with our company.

          Pursuant to our post-offering articles of association, our board of directors shall consist of not less than three but not more than nine directors, and the maximum number of Executive Directors on our board shall be the majority of the directors minus one, provided that the board shall include at least three Executive Directors or such lesser number as determined by the DiDi Partnership. The Executive Directors shall be nominated by the DiDi Partnership for so long as the Partnership Condition is satisfied. Our board of directors shall cause the Executive Director candidate duly nominated by the DiDi Partnership to be appointed as an Executive Director by the board, and such Executive Director shall serve on the board until expiry of his or her term, unless removed by the shareholders by ordinary resolutions in accordance with our post-offering articles of association, removed by the DiDi Partnership or the office is vacated upon, among other things, his or her death or resignation. Within the DiDi Partnership, nomination, appointment or removal of an Executive Director requires the affirmative vote of at least 75% of all partners.

          In the event that any such Executive Director candidate is not appointed by our board or any Executive Director nominated by the Partnership is removed by the shareholders by ordinary resolution in accordance with our post-offering articles of association, the DiDi Partnership shall have the right to appoint a different person to serve as an interim Executive Director until the next general meeting of our company. Such appointment of the interim Executive Directors to the board shall become effective immediately upon the delivery by the DiDi Partnership of a duly exectued written notice to us, without the requirement for any further resolution, vote or approval by the shareholders or the board.

          If at any time the total number of Executive Directors on our board nominated by the DiDi Partnership is less than three or such lesser number as determined by the DiDi Partnership for any reason, the DiDi Partnership shall be entitled to appoint such number of Executive Directors to our board as may be necessary to ensure that our board includes at least three Executive Directors or such lesser number as determined by the DiDi Partnership. Such appointment of the Executive Directors to our board shall become effective immediately upon the delivery by the DiDi Partnership of a duly executed written notice to us, without the requirement for any further resolution, vote or approval by the shareholders or the board.

Executive Officers Nomination and Removal Right

          Under our post-offering articles of association, for so long as the Partnership Condition is satisfied, the removal of any executive position of the Core Management Members shall be subject to unanimous approval by the Founding Partners, provided that if any such Founding Partner is no longer suitable to make such decision due to severe mental illness or severe physical incapacity which results in such Founding Partner's inability to make decisions, convicted felony, embezzlement, or similar offense, the removal of his/her executive position is no longer subject to approval by such Founding Partner.

          Subject to the foregoing, the DiDi Partnership has the right to nominate candidates for the current executive positions held by the Core Management Members. Any such candidate that has been nominated by the DiDi Partnership shall stand for appointment by the board. In the event that such candidate is not appointed by the board or the candidate is removed by the directors, the DiDi Partnership may nominate a replacement nominee until the board appoints such nominee to such executive position, or until the board fails to appoint more than three such candidates nominated by the DiDi Partnership consecutively, after which time the board may then nominate and appoint any person to serve in such executive position of our company after consultation with the DiDi Partnership. Within the DiDi Partnership, the nomination of candidates for such executive positions requires the affirmative vote of at least 75% of all partners.

Partner Termination, Retirement and Removal

          Partners may elect to retire or withdraw from the DiDi Partnership at any time. All partners except Founding Partners are required to retire upon termination of their employment. Any partner may be removed upon a certain affirmative vote of all partners, in the event that the Partnership Committee determines that such partner fails to meet any of the qualifying standards and so recommend to the partnership.

Amendment of Partnership Agreement

          Amendment of the partnership agreement requires a certain affirmative vote of all partners. The general partner of the DiDi Partnership may administer and modify the terms of the partnership agreement, but only to the extent such modifications are administrative or technical in nature that are not inconsistent with other provisions of the partnership agreement as in effect at the time.

Directors and Executive Officers

          The following table sets forth information regarding our executive officers and directors.

Directors and Executive Officers	Age	Position/Title

Will Wei Cheng	38	Founder, Chairman of the Board and Chief Executive Officer
Jean Qing Liu	43	Co-Founder, Director and President
Stephen Jingshi Zhu	38	Director, Senior Vice President and Chief Executive Officer of International Business Group
Zhiyi Chen*	37	Director
Martin Chi Ping Lau	48	Director
Kentaro Matsui*	48	Director
Adrian Perica	48	Director
Daniel Yong Zhang	49	Director
Bob Bo Zhang	37	Co-Founder and Chief Technology Officer
Alan Yue Zhuo	34	Chief Financial Officer
Rui Wu	35	Co-Founder and Vice President of Risk Control and Compliance
Jinglei Hou	43	Chief Mobility Safety Officer
Min Li	36	Vice President of Public Communications
Shu Sun	34	Chief Executive Officer of China Ride Hailing
David Peng Xu	36	Vice President and Head of Capital Markets

*
Mr. Chen and Mr. Matsui will step down from our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

          Mr. Will Wei Cheng is our founder and has served as chairman of our board of directors since January 2013 and our chief executive officer since February 2015. Mr. Cheng founded Beijing Xiaoju Science and Technology Co., Ltd. in 2012 and, shortly thereafter, launched the DiDi Dache app to provide taxi hailing services. Since then, Mr. Cheng has led us to become the world's largest mobility technology platform, having overseen our acquisition of Kuaidi and Uber China, diversification of our service offerings and expansion around the globe. Prior to founding us, Mr. Cheng worked at Alibaba from 2005 to 2011, most recently as vice president of Alipay, with responsibility for Alipay's business-to-consumer functions, and before that, in a number of sales-related positions, including as regional manager at Alibaba. Mr. Cheng has been featured on Fortune China's 50 Most Influential Business Leaders list for three consecutive years from 2017 to 2019. In 2017, Mr. Cheng was selected as a Global Game Changer by Forbes. In 2016, Mr. Cheng was named Fortune's Businessperson of the Year, Forbes Asia's Businessman of the Year, and recognized as a representative of Asia's "digital disruptors" by CNN. Mr. Cheng received a bachelor's degree in management from the Beijing University of Chemical Technology.

          Ms. Jean Qing Liu is one of our co-founders and has served as our director and president since December 2014. Ms. Liu also leads the Didi Women's Network, the first career development program for women in the Chinese internet sector. Working with Will Wei Cheng, Ms. Liu led our company to become the world's largest mobility technology platform. She champions a more collaborative approach for the new tech sector to work with policymakers, public transport bodies and the automotive industry to address the world's mobility, environmental and employment challenges. Prior to joining us, Ms. Liu was a managing director in the Principal Investment Area in Goldman Sachs in Beijing, primarily responsible for private equity investment, portfolio management, and investor relationships in China. Ms. Liu serves on the board of Kering SA, an international luxury group listed on the Euronext Paris stock exchange. Ms. Liu was featured on Fortune's Most Powerful Women International List from 2016 to 2019. She was named on Time's 100 list of the World's Most Influential People in 2017. Ms. Liu received a bachelor's degree from Peking University and a master's degree from Harvard University, both in computer science, and was awarded an honorary doctorate in commercial science from New York University.

          Mr. Stephen Jingshi Zhu has served as our director since June 2016 and senior vice president, since January 2019, with responsibility for strategy, capital markets and international business. Mr. Zhu also serves as the Chief Executive Officer of our International Business Group. Prior to joining us in 2014, Mr. Zhu served as Executive Director in the Principal Investment Area of Goldman Sachs in Hong Kong. He has also worked at Bain Capital, Morgan Stanley and the Boston Consulting Group. Mr. Zhu received a bachelor's degree in electronic engineering from the Shanghai Jiaotong University.

          Mr. Zhiyi Chen has served as our director since July 2015. Mr. Chen has been managing director of Boyu Capital Advisory Company Limited since 2011. Prior to that Mr. Chen worked at General Atlantic from 2006 to 2011 and before that, he worked at Morgan Stanley. Mr. Chen received a bachelor's degree in management from Fudan University.

          Mr. Martin Chi Ping Lau has served as our director since February 2015. Mr. Lau is president and executive director of Tencent Holdings Limited, an Internet company listed on the Hong Kong Stock Exchange. Prior to joining Tencent, Mr. Lau was an executive director at Goldman Sachs (Asia) L.L.C.'s investment banking division and the chief operating officer of its telecom, media and technology group. Prior to that, he worked at McKinsey & Company, Inc. as a management consultant. Mr. Lau is currently a non-executive director of Kingsoft Corporation Limited and Meituan; both of these companies are publicly listed on Hong Kong Stock Exchange. Mr. Lau is also a director of Vipshop Holdings Limited and Tencent Music Entertainment Group; both of these companies are listed on the New York Stock Exchange. Mr. Lau is also a director of JD.com, Inc. that is listed on NASDAQ and Hong Kong Stock Exchange. Mr. Lau received a bachelor of science degree in electrical engineering from the University of Michigan, a master of science degree in electrical engineering from Stanford University and an MBA degree from Kellogg Graduate School of Management, Northwestern University.

          Mr. Kentaro Matsui has served as our director since October 2019. Mr. Matsui is a Managing Director, Head of Capital Management Department in SoftBank Group Corp. He has also been working at SoftBank Vision Fund (SB Investment Advisers) in the Asian investment sector since 2018. From November 2016 to June 2018, Mr. Matsui also worked at SoftBank Group Corp. as a Corporate officer, Head of Legal Unit & Deputy Head of Finance Unit. Prior to joining SoftBank, Mr. Matsui served as a Joint Head of Strategic Solutions Department at Mizuho Securities Co., Ltd. where he spent 14 years in the structured financing, buyout financing and M&A. He advised SoftBank on acquisitions of Vodafone Japan, Sprint and ARM Holdings. Mr. Matsui received a BA from Keio University and an LL.M from New York University School of Law.

          Mr. Adrian Perica has served as our director since June 2016. Mr. Perica is Apple's vice president of Corporate Development, reporting to CEO Tim Cook. Mr. Perica is responsible for the Apple's mergers, acquisitions and strategic investing efforts. Since joining Apple in 2009, Mr. Perica has overseen the successful integration of vital technologies and new businesses across hardware, software and services. Prior to Apple, Mr. Perica worked at Goldman Sachs for eight years and before that, he worked at Deloitte Consulting and was an officer in the US Army. Mr. Perica received a bachelor's degree in Physics from the United States Military Academy at West Point and an MBA from the Massachusetts Institute of Technology.

          Mr. Daniel Yong Zhang has served as our director since April 2018. Mr. Zhang has been chairman of Alibaba Group since September 2019, its chief executive officer since May 2015 and its director since September 2014. Mr. Zhang is a founding member of the Alibaba Partnership. Prior to these roles, Mr. Zhang served as the chief operating officer of Alibaba Group from September 2013 to May 2015. Mr. Zhang joined Alibaba Group in August 2007 as chief financial officer of Taobao Marketplace and served in this position until June 2011. Mr. Zhang took on the additional role of general manager for Tmall.com in August 2008, which he performed concurrently until his appointment as president of Tmall.com in June 2011 when Tmall.com became an independent platform. Prior to joining Alibaba Group, Mr. Zhang served as the chief financial officer of Shanda Interactive Entertainment Limited, an online game developer and operator then listed on Nasdaq, from September 2005 to August 2007. From 2002 to 2005, he was a senior manager of PricewaterhouseCoopers' Audit and Business Advisory Division in Shanghai. Mr. Zhang serves on the board of Weibo, a company listed on Nasdaq. He is a member of the WEF International Business Council, the vice co-chair of the board of Consumer Goods Forum and the co-chair of the China board of the Consumer Goods Forum. Mr. Zhang received a bachelor's degree in finance from the Shanghai University of Finance and Economics.

          Mr. Bob Bo Zhang is one of our co-founders and our chief technology officer, and has also served as the chief executive officer of our autonomous driving business since August 2019. Mr. Zhang is responsible for the creation and development of our overall product, technology and data analytics framework. Prior to joining us, Mr. Zhang was a senior technology leader at Baidu. Mr. Zhang received a bachelor's degree in software engineering from Wuhan University and a master's degree focusing on human-computer interactions and artificial intelligence from the Chinese National Academy of Sciences.

          Mr. Alan Yue Zhuo has served as our chief financial officer since April 2021 and was our vice president of finance and operation management from December 2018 to April 2021. Mr. Zhuo joined us in February 2017 as the deputy general manager of our ride hailing department, where he was responsible for platform operations. Prior to joining us, Mr. Zhuo worked at Sculptor Capital Management (formerly known as Och-Ziff Capital Management) in Hong Kong, from September 2014 to February 2017, where he focused on technology investments in Asia. Prior to that, Mr. Zhuo worked in the principal investment area of Goldman Sachs and investment banking division of Morgan Stanley. Mr. Zhuo received a bachelor's degree in finance from Peking University.

          Mr. Rui Wu is one of our co-founders and has served as our vice president since September 2015, with responsibility for our risk control and compliance functions. Mr. Wu oversees our internal management system and the prevention, monitoring, discovery and resolution of the risks that we face. He is also responsible for driving the digitalization of our risk control and compliance systems. Prior to co-founding us in 2012, Mr. Wu worked at Alibaba in sales management. Mr. Wu received an EMBA degree in from the Cheung Kong Graduate School of Business.

          Mr. Jinglei Hou has served as our chief mobility safety officer since April 2019. Mr. Hou is responsible for overseeing our commitment to the safety of the drivers and consumers who use our platform. Mr. Hou joined us in August 2015, and previously held a number of safety-related roles, most recently as vice president of safety for ride hailing. Mr. Hou received a bachelor's degree in traffic and transportation and a master's degree in safety technology and engineering from the Beijing Jiaotong University.

          Mr. Min Li has served as our vice president of public communications since May 2018. Mr. Li joined us in February 2015 following our acquisition of Kuaidi, where Mr. Li worked from 2013 to

2015. Prior to Kuaidi, Mr. Li worked at Sina. Mr. Li received a bachelor's degree in automation from the Beijing Jiaotong University.

          Mr. Shu Sun has served as the chief executive officer of our China ride hailing business since December 2020. Mr. Sun joined us in April 2015 and previously held a number of management positions, with responsibility for devising supply and demand strategies for our ride hailing business and overseeing the overall development of our Piggy Express service. Prior to joining us, Mr. Sun was an associate at Tsing Capital from 2014 to 2015 and a Senior Associate at Bloomberg New Energy Finance from 2009 to 2014. Mr. Sun received a bachelor's degree and a master's degree, both in industrial engineering, from the University of Cambridge.

          Mr. David Peng Xu has served as vice president and head of capital markets since March 2018. Prior to joining us, Mr. Xu worked in the finance sector for eleven years, with positions at Apax Partners, UBS Investment Bank and Goldman Sachs Asia. Mr. Xu received bachelor's degrees in mathematics and economics from Carleton College and an MBA from Harvard Business School.

Employment Agreements and Indemnification Agreements

          We have entered into employment agreements with each of our senior executive officers. Under these agreements, each of our senior executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any misdemeanor involving moral turpitude, willful misconduct or gross negligence, dishonest acts to our detriment, continued failure to satisfactorily perform agreed duties, or material breach of any provisions of the employment agreement. We may also terminate an officer's employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a 60-day advance written notice.

          Each of the executive officers has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any confidential information or trade secrets of ours, our customers or prospective customers, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations. Each of the executive officers has also agreed to disclose in confidence to us all inventions, discoveries, concepts and plans which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and to assist us in obtaining and enforcing those patents, copyrights and other legal rights.

          In addition, each executive officer has agreed to be bound by non-competition restrictions during the term of his or her employment and for two years following the termination of employment and non-solicitation restrictions during the term of his or her employment and for one year following the termination of employment. Specifically, each executive officer has agreed not to, among other things, (i) solicit from any customer doing business with us during the employment term business of the same or of a similar nature to our business or (ii) solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us.

          We have also entered into indemnification agreements with our directors and senior executive officers. Under these agreements, we will agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

          Our board of directors will consist of               directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. A director may vote with respect to any contract, transaction, proposed contract or transaction notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered, provided that he or she has declared his interests as described above. Our directors may exercise all the powers of our company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third-party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

          We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee's members and functions are described below.

          Audit Committee.    Our audit committee consists of               ,                and               , and is chaired by               .                ,                and               each satisfy the "independence" requirements of [Rule 5605(c) (2) of the Listing Rules of Nasdaq/Section 303A of the Corporate Governance Rules of the NYSE] and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that               qualifies as an "audit committee financial expert." The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

  •
  selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and the independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with management and the independent registered public accounting firm; and

  •
  reporting regularly to the board.

          Compensation Committee.    Our compensation committee consists of               ,                and               , and is chaired by                .               and                each satisfy the "independence" requirements of [Rule 5605(c)(2) of the Listing Rules of Nasdaq/Section 303A of the Corporate Governance Rules of the NYSE]. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee is responsible for, among other things:

  •
  reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

  •
  reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and

  •
  periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

          Nominating and Corporate Governance Committee.    Our nominating committee consists of               ,                and               , and is chaired by               .               and                each satisfy the "independence" requirements of [Rule 5605(c)(2) of the Listing Rules of Nasdaq/Section 303A of the Corporate Governance Rules of the NYSE]. The nominating committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee is responsible for, among other things:

  •
  recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

  •
  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating committee itself; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

          Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

          Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of the officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

          Our officers are elected by and serve at the discretion of the board of directors or the nominating and corporate governance committee of the board. Our directors shall serve and hold office until expiry of his or her terms or until such time as they are removed from office by ordinary resolutions of the shareholders. Pursuant to our post-offering articles of association, our board of directors shall consist of not less than three but not more than nine directors, and the maximum number of Executive Directors on our board shall be the majority of the directors minus one, provided that the board shall include at least three Executive Directors or such lesser number as determined by the DiDi Partnership. The DiDi Partnership, subject to certain conditions, is also entitled to nominate and recommend the candidates for the current executive positions held by the Core Managment Members of our company, and any such candidate nominated by the DiDi Partnership shall stand for appointment by our board. In the event that the board fails to appoint more than three such candidates nominated by the DiDi Partnership consecutively, then our board of directors may then appoint any person to serve in such executive position of our company after consultation with the DiDi Partnership. For more details, see "Management — DiDi Partnership." Subject to our post-offering articles of association, a director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to us; (iv) without special leave of absence from the board, is absent from meetings of the board for four consecutive meetings and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Compensation of Directors and Executive Officers

          For the year ended December 31, 2020, we paid an aggregate of RMB73.5 million (US$11.2 million) in cash to our directors and executive officers, and granted them options to purchase 700,000 ordinary shares with a nominal exercise price per share. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

          In December 2017, our board of directors approved the Plan, and subsequently amended it in December 2020 in order to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected employees, directors and consultants of the Company and to promote the success of our business. The maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Plan is 312,034,457 shares. As of May 31, 2021, awards to purchase 56,536,498 ordinary shares that were granted under the Plan and remain outstanding.

          The following paragraphs summarize the principal terms of the Plan.

          Type of Awards.    The plan permits the awards of dividend equivalent, option, restricted share, restricted share unit, share appreciation right or other right or benefit.

          Plan Administration.    Our board of directors or a committee appointed by the board of directors will administer the plan. The committee or the full board of directors, as applicable, will determine, among others, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award granted.

          Award Agreement.    Awards granted under the plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

          Eligibility.    We may grant awards to our employees, directors and consultants or those of entities in which we hold a substantial economic interest or can direct management policies.

          Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

          Exercise of Awards.    The plan administrator determines the exercise or purchase price, as applicable, for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant.

          Transfer Restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

          Termination and Amendment.    Unless terminated earlier, the plan has a term of ten years from its effectiveness date. Our board of directors has the authority to amend, alter, or terminate the plan. However, without mutual consent between the participant and the plan administrator, no such action may materially and adversely impair the rights of any participant with respect to an outstanding award.

          As of May 31, 2021, our directors and executive officers as a group hold options to purchase 1,250,000 ordinary shares of our company with a nominal exercise price per share. As of the same date, our other employees and consultants as a group hold options to purchase 48,086,341 ordinary shares with a weighted average exercise price of US$5.461 per share, and 7,200,157 restricted share units. The above-mentioned incentive shares were granted on various dates between March 2015 and April 2021 and will expire on the seventh anniversary dates of the respective grant dates.

 PRINCIPAL SHAREHOLDERS

          The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of all outstanding ordinary shares and all outstanding preferred shares into ordinary shares, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own 5% or more of our ordinary shares.

          The calculations in the table below are based on 1,126,610,369 ordinary shares outstanding on an as-converted basis as of the date of this prospectus, which includes the conversion of Series B-1 preferred shares into ordinary shares on a one-for-three basis and the conversion of all other preferred shares into ordinary shares on a one-for-one basis, and                Class A ordinary shares and               Class B ordinary shares outstanding immediately after the completion of this offering.

          Beneficial ownership is determined in accordance with the rules and regulations of the SEC, except where the footnotes indicate otherwise. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares owned prior to this offering						Ordinary shares beneficially owned after this offering

	Ordinary shares with an economic interest		% of equity ownership†	Ordinary shares beneficially owned in terms of voting power		% of beneficial ownership in terms of voting power††	Class A ordinary shares with an economic interest	Class B ordinary shares with an economic interest	% of beneficial ownership in terms of voting power††	% of aggregate voting power†††

Directors and executive officers**:
Will Wei Cheng	78,384,741	(1)	7.0	173,393,402	(2)	15.4
Jean Qing Liu	19,172,128	(3)	1.7	74,919,775	(4)	6.7
Stephen Jingshi Zhu	*	(5)	*	26,152,107	(6)	2.3
Zhiyi Chen(7)	—		—	—		—
Martin Chi Ping Lau(8)	—		—	—		—
Kentaro Matsui(9)	—		—	—		—
Adrian Perica(10)	—		—	—		—
Daniel Yong Zhang(11)	—		—	—		—
Bob Bo Zhang	*	(12)	*	*	(13)	*
Alan Yue Zhuo	*	(14)	*	—		—
Rui Wu	*	(15)	*	*	(16)	*
Jinglei Hou	*	(17)	*	—		—
Min Li	*	(18)	*	—		—
Shu Sun	*	(19)	*	—		—
David Peng Xu	*	(20)	*	—		—
All directors and executive officers as a group	118,107,531		10.5	226,940,669		20.1
Principal shareholders:
Softbank Vision Fund Entity(21)	242,115,016		21.5	242,115,016		21.5
Uber Entity(22)	143,911,749		12.8	143,911,749		12.8
Tencent Entities(23)	77,067,884		6.8	77,067,884		6.8

  Notes:

*
Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

**
Except as otherwise indicated below, the business address of our directors and executive officers is No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, People's Republic of China.

†
For each person and group included in this column, percentage of equity ownership is calculated by dividing the number of shares held by such person or group and its respective affiliates by the sum of the total number of shares outstanding.

††
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

†††
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to             votes per share, subject to certain conditions, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
Represents (i) 31,156,189 ordinary shares held by Xiaocheng Investment Limited and (ii) 47,228,552 shares held by Steady Prominent Limited, an entity holding ordinary shares for the benefit of certain directors, executive officers and employees of our company in connection with the exercise of options granted under the Plan, in which Mr. Will Wei Cheng has an indirect economic interest. Xiaocheng Investment Limited is beneficially owned by Mr. Will Wei Cheng through a trust, of which Mr. Cheng is the settlor and Mr. Cheng and his family members are the beneficiaries. The registered address of Xiaocheng Investments Limited is Sertus Incorporation (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Island.

(2)
Represents (i) 18,693,713 ordinary shares held by Xiaocheng Investments Limited that Mr. Cheng has voting power over, (ii) 78,673,127 ordinary shares and preferred shares held by certain existing shareholders who have granted voting proxies to Mr. Cheng, which proxies will survive the consummation of this offering, (iii) 49,874,455 ordinary shares held by Steady Prominent Limited that Mr. Cheng has sole voting power over, and (iv) 26,152,107 ordinary shares held by Oriental Holding Investment Limited and New Amigo Holding Limited, entities holding ordinary shares for the benefit of certain directors, executive officers and employees of our company in connection with the exercise of options granted under the Plan. Each of Steady Prominent Limited, Oriental Holding Investment Limited and New Amigo Holding Limited has established an advisory committee, each consisting of Mr. Cheng, Ms. Jean Qing Liu and Mr. Stephen Jingshi Zhu, which has the sole power to make all decisions relating to the voting and disposal of the shares held by Steady Prominent Limited, Oriental Holding Investment Limited and New Amigo Holding Limited, as applicable. The members of the advisory committee of Steady Prominent Limited have agreed to certain proxy and voting arrangements in connection with their respective voting power over the shares held by Steady Prominent Limited and do not share the voting and disposal power over the shares held by Steady Prominent Limited. The members of the advisory committees of Oriental Holding Investment Limited and New Amigo Holding Limited share voting and disposal power over the shares held by such entities with the other members of the applicable advisory committee, and therefore may each be deemed to beneficially own, in terms of voting power, such shares. Mr. Cheng has granted a voting proxy to Ms. Jean Qing Liu in connection with ordinary shares held by Xiaocheng Investments Limited, and Mr. Cheng's beneficial ownership does not take into account the portion of the shares that are subject to such voting proxy.

(3)
Represents (i) 3,055,556 ordinary shares held by Investor Link Investments Limited and (ii) 16,116,572 ordinary shares held by Steady Prominent Limited in which Ms. Jean Qing Liu has an indirect economic interest. Investor Link Investments Limited is beneficially owned by Ms. Jean Qing Liu through a trust, of which Ms. Liu is the settlor and Ms. Liu and her family members are the beneficiaries. The address of Investor Link Investments Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(4)
Represents (i) 3,055,556 ordinary shares held by Investor Link Investments Limited, (ii) 12,462,476 ordinary shares held by Xiaocheng Investments Limited that Mr. Will Wei Cheng has granted voting proxy to Ms. Liu, (iii) 33,249,636 ordinary shares held by Steady Prominent Limited that Ms. Liu has sole voting power over, and (iv) 26,152,107 ordinary shares held by Oriental Holding Investment Limited and New Amigo Holding Limited that Ms. Liu may be deemed to beneficially own, in terms of voting power, by virtue of her membership of the advisory committees of Oriental Holding Investment Limited and New Amigo Holding Limited, which have the sole power to make all decisions relating to the voting and disposal of the shares held by these entities. Ms. Liu shares voting and disposal rights of the shares held by Oriental Holding Investment Limited and New Amigo Holding Limited with other members of the applicable advisory committee.

(5)
Represents ordinary shares held by Steady Prominent Limited in which Mr. Stephen Jingshi Zhu has an indirect economic interest.

(6)
Represents 26,152,107 ordinary shares held by Oriental Holding Investment Limited and New Amigo Holding Limited that Mr. Zhu may be deemed to beneficially own, in terms of voting power, by virtue of his membership of the advisory committees of Oriental Holding Investment Limited and New Amigo Holding Limited, which have the sole power to make all decisions relating to the voting and disposal of the shares held by these entities. Mr. Zhu has voting power over certain ordinary shares held by Steady Prominent Limited and has granted Mr. Will Wei Cheng and Ms. Jean Qing Liu proxies to vote such shares on his behalf. Mr. Zhu's beneficial ownership does not take into account the shares held by Steady Prominent Limited that are subject to such voting proxies. Mr. Zhu shares voting and disposal rights of the shares held by Oriental Holding Investment Limited and New Amigo Holding Limited with other members of the applicable advisory committee.

(7)
The business address of Mr. Zhiyi Chen is Suite 1518, Two Pacific Place, 88 Queensway, Hong Kong SAR.

(8)
The business address of Mr. Martin Chi Ping Lau is 17/F, Malata Building, Kejizhongyi Road, Midwest District of Hi-tech Park, Nanshan District, Shenzhen, China.

(9)
The business address of Mr. Kentaro Matsui is Tokyo Port City Takeshiba Office Tower 1-7-1, Kaigan, Minato-ku, Tokyo, Japan.

(10)
The business address of Mr. Adrian Perica is One Infinite Loop, Cupertino, CA, U.S.A.

(11)
The business address of Mr. Daniel Yong Zhang is 26/F Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong SAR.

(12)
Represents (i) ordinary shares held by Steady Prominent Limited in which Mr. Bob Bo Zhang has an indirect economic interest and (ii) ordinary shares held by Doctorate Investment Limited. Doctorate Investment Limited is beneficially owned by Mr. Zhang through a trust, of which Mr. Zhang and his spouse are the settlors and Mr. Zhang and his family members are the beneficiaries. The address of Doctorate Investment Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(13)
Represents ordinary shares held by Doctorate Investment Limited.

(14)
Represents ordinary shares held by Oriental Holding Investment Limited in which Mr. Alan Yue Zhuo has an indirect economic interest.

(15)
Represents (i) ordinary shares held by Steady Prominent Limited in which Mr. Rui Wu has an indirect economic interest, and (ii) ordinary shares held by Ocean Union Enterprises Limited. Ocean Union Enterprises Limited is beneficially owned by Mr. Wu through a trust, of which Mr. Wu is the settlor and Mr. Wu and his family members are the beneficiaries. The address of Ocean Union Enterprises Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(16)
Represents ordinary shares held by Ocean Union Enterprises Limited.

(17)
Represents ordinary shares held by Oriental Holding Investment Limited in which Mr. Jinglei Hou has an indirect economic interest.

(18)
Represents ordinary shares held by Steady Prominent Limited in which Mr. Min Li has an indirect economic interest.

(19)
Represents ordinary shares held by Oriental Holding Investment Limited in which Mr. Shu Sun has an indirect economic interest.

(20)
Represents ordinary shares held by Oriental Holding Investment Limited in which Mr. David Peng Xu has an indirect economic interest.

(21)
Represents 685,281 ordinary shares and 241,429,735 preferred shares held by SVF XKI Subco (Singapore) Pte Ltd. SVF XKI Subco (Singapore) Pte Ltd. is indirectly wholly owned by SVF Holdings (UK) LLP. SoftBank Vision Fund L.P. is the managing member of SVF Holdings (UK) LLP. The manager of SoftBank Vision Fund L.P. is SB Investment Advisers (UK) Limited, which is ultimately wholly owned by SoftBank Group Corp. The general partner of SoftBank Vision Fund L.P. is SVF GP (Jersey) Limited, which is ultimately wholly owned by SoftBank Group Corp. The registered address of SVF XKI Subco (Singapore) Pte Ltd. is 138 Market Street #27-01A, Capitagreen, Singapore. All the ordinary shares and preferred shares held by SVF XKI Subco (Singapore) Pte Ltd. will be converted on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering.

(22)
Represents 47,970,583 Series B-1 preferred shares, which are convertible into 143,911,749 ordinary shares at a conversion ratio of one-for-three, held by Uber International C.V. Uber International C.V. is wholly owned by Uber Technology, Inc., a company listed on the NYSE. The registered address of Uber International C.V. is Mr. Treublaan 7, 1097 DP, Amsterdam, Netherlands. The Series B-1 preferred shares held by Uber International C.V. will be converted into Class A ordinary shares on a one-for-three basis immediately prior to the completion of this offering.

(23)
Represents 299,949 ordinary shares and 75,477,831 preferred shares held by THL A11 Limited, and 1,290,104 preferred shares held by Tencent Growthfund Limited. Both THL A11 Limited and Tencent Growthfund Limited are wholly owned by Tencent Holdings Limited, a company listed on the Hong Kong Stock Exchange. The registered address of THL A11 Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, and the registered address of Tencent Growthfund Limited is Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. All the ordinary shares and preferred shares held by THL A11 Limited and Tencent Growthfund Limited will be converted into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering.

As of the date of this prospectus, we had 83,267,166 shares held by 90 record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIEs and Their Respective Shareholders

          See "Corporate History and Structure."

Shareholders Agreement

          See "Description of Share Capital — History of Securities Issuances."

Employment Agreements and Indemnification Agreements

          See "Management — Employment Agreements and Indemnification Agreements."

Share Incentive Plan

          See "Management — Share Incentive Plan."

Transactions with Our Shareholders

          We have commercial arrangements with two of our shareholders in the ordinary course of our business, namely Alibaba and its subsidiaries, which we refer to as Alibaba Group, and Tencent and its subsidiaries, which we refer to as Tencent Group.

  Transactions with Alibaba Group

          We have commercial arrangements with Alibaba Group primarily related to ride hailing and enterprise solutions services within our China Mobility segment. After Alibaba Group creates an enterprise account, its employees can request business rides. Trip fares are recognized as our ride hailing revenue in the PRC. In addition, we also charge an enterprise solution service fee for our management services provided to Alibaba Group. The ride hailing and enterprise solution services we provide to Alibaba Group are conducted on an arm's-length basis with similar unrelated parties. All the revenues generated from Alibaba Group within our China Mobility segment accounted for less than 0.2% of our total revenues for each of three years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021.

          We also have commercial arrangement with Alibaba Group related to cloud communication services and information technology platform services. The costs and expenses related to these services that were provided to us accounted for less than 0.3% of our total costs and expenses for each of three years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021.

  Transactions with Tencent Group

          We have commercial arrangements with Tencent Group mainly related to our ride hailing and enterprise solutions services, as well as online advertising services. After Tencent Group creates an enterprise account, its employees can request business rides. Trip fares are recognized as our ride hailing revenue in the PRC. In addition, we also charge an enterprise solution service fee for our management services provided to Tencent Group. We also provide online advertising services to Tencent Group. The services we provide to Tencent Group are conducted on an arm's-length basis with similar unrelated parties. All the revenues generated from Tencent Group within our China Mobility segment and our Other Initiative segment accounted for less than 0.1% of our total revenues for each of three years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021.

          We also have commercial arrangements with Tencent Group mainly related to payment processing services, colocation services and cloud communication services. The costs and expenses related to these services that were provided to us accounted for less than 0.7% of our total costs and expenses for each of three years ended December 31, 2018, 2019 and 2020, and for the three months ended March 31, 2021.

  Transactions with SoftBank Group Corp.

          SoftBank Group Corp. has made certain investments in some of the our subsidiaries' financing transactions as detailed in "Description of Share Capital — History of Securities Issuances — Subsidiary Financings". We and SoftBank Corp. each made an accumulated investment amounting to JPY6,950 million (US$62.8 million) in Didi Mobility Japan Corporation. The agreements for SoftBank's investments in those financing transactions and in Didi Mobility Japan Corporation were negotiated on a fair value basis.

Transactions with Our Directors and Officers

          We have provided loans to certain of our directors and officers. As of December 31, 2018, 2019 and 2020, the aggregate outstanding balance of these loans was RMB10.0 million, RMB18.7 million and RMB65.3 million (US$10.0 million), respectively. As of March 31, 2021, the aggregate outstanding balance of these loans was RMB44.4 million (US$6.8 million), which was fully repaid as of the date of this prospectus.

DESCRIPTION OF SHARE CAPITAL

          We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

          As of the date hereof, our authorized share capital is US$50,000 divided into (i) 1,617,583,821 Ordinary Shares of par value US$0.00002 each, (ii) 12,180,250 Series A-1 preferred shares of par value US$0.00002, (iii) 9,145,501 Series A-2 preferred shares of par value US$0.00002, (iv) 10,668,684 Series A-3 preferred shares of par value US$0.00002 each, (v) 33,711,135 Series A-4 preferred shares of par value US$0.00002 each, (vi) 21,161,516 Series A-5 preferred shares of par value US$0.00002 each, (vii) 41,028,543 Series A-6 preferred shares of par value US$0.00002, (viii) 20,000,000 Series A-7 preferred shares of par value US$0.00002, (ix) 19,472,617 Series A-8 preferred shares of par value US$0.00002 each, (x) 4,868,156 Series A-9 preferred shares of par value US$0.00002 each, (xi) 24,340,774 Series A-10 preferred shares of par value US$0.00002 each, (xii) 27,045,302 Series A-11 preferred shares of par value US$0.00002 each, (xiii) 14,401,625 Series A-12 preferred shares of par value US$0.00002 each, (xiv) 20,915,034 Series A-13 preferred shares of par value US$0.00002 each, (xv) 17,777,778 Series A-14 preferred shares of par value US$0.00002 each, (xvi) 54,592,596 Series A-15 preferred shares of par value US$0.00002 each, (xvii) 12,756,674 Series A-16 preferred shares of par value US$0.00002 each, (xviii) 116,676,790 Series A-17 preferred shares of par value US$0.00002 each, (xix) 117,717,535 Series A-18 preferred shares of par value US$0.00002 each, (xx) 58,530,879 Series B-1 preferred shares of par value US$0.00002 each, and (xxi) 245,424,790 Series B-2 preferred shares of par value US$0.00002 each.

          As of the date of this prospectus, 193,302,859 ordinary shares, 12,180,250 Series A-1 preferred shares, 9,145,501 Series A-2 preferred shares, 10,668,684 Series A-3 preferred shares, 31,230,930 Series A-4 preferred shares, 21,161,516 Series A-5 preferred shares, 37,347,909 Series A-6 preferred shares, 20,000,000 Series A-7 preferred shares, 17,379,861 Series A-8 preferred shares, 4,868,156 Series A-9 preferred shares, 24,340,774 Series A-10 preferred shares, 24,857,612 Series A-11 preferred shares, 12,785,758 Series A-12 preferred shares, 20,915,034 Series A-13 preferred shares, 17,777,778 Series A-14 preferred shares, 50,668,208 Series A-15 preferred shares, 12,756,674 Series A-16 preferred shares, 105,526,193 Series A-17 preferred shares, 111,420,744 Series A-18 preferred shares, 58,530,879 Series B-1 preferred shares, and 212,683,291 Series B-2 preferred shares are issued and outstanding. All of our issued and outstanding shares are duly authorized, validly issued and fully paid.

          Immediately prior to the completion of this offering, our authorized share capital will be changed into US$100,000 divided into 5,000,000,000 shares comprising of (i) 4,000,000,000 Class A ordinary shares of a par value of US$0.00002 each, (ii) 500,000,000 Class B ordinary shares of a par value of US$0.00002, and (iii) 500,000,000 shares of a par value of US$0.00002 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, [(i)              ordinary shares held by             will be converted into, and/or re-designated and re-classified as, Class B ordinary shares on a one-for-one basis, (ii) all of our remaining issued and outstanding ordinary shares and authorized and unissued ordinary shares will be converted into, and/or re-designated and re-classified as, Class A ordinary shares on a one-for-one basis, and (iii) all of our issued and outstanding Series B-1 preferred shares will be converted into, and/or re-designated and re-classified as, Class A ordinary shares on a one-for-three basis and all of our other issued and outstanding preferred shares will be converted into, and/or re-designated and re-classified as, Class A ordinary shares on a one-for-one basis]. Following such conversion and/or re-designation, we will have             Class A ordinary shares issued and outstanding and             Class B ordinary shares issued and outstanding. Following completion of this offering, we

will have             Class A ordinary shares issued and outstanding and             Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

          We will adopt the eleventh amended and restated memorandum and articles of association, which will become effective and replace our current tenth memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

          Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

          Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

          Conversion.    Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than the Core Management Members or a Core Management Member's Affiliate, as defined in our post-offering memorandum and articles of association, or upon a change of control of the ultimate beneficial ownership of any Class B ordinary share to any person who is not a Core Management Member or a Core Management Member's Affiliate, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

          Dividends.    Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

          Voting Rights.    Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to             votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

          An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, sub-divide or consolidate our share capital by ordinary resolution.

          General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

          Shareholders' general meetings may be convened by a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present in person or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at such general meeting.

          The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

          Transfer of Ordinary Shares.    Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

          Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the [NYSE/Nasdaq] may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

          If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

          The registration of transfers may, after compliance with any notice required of the [NYSE/Nasdaq], be suspended and our register of members (shareholders) closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

          Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

          Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

          Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

          Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes of shares, the rights attached to any such class may, subject to any rights or restrictions attached to any class, be materially adversely varied with the consent in writing of the holders of [two-thirds] of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights attached to or otherwise conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

          Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorize our board of directors to issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from our shareholders.

          Our post-offering memorandum and articles of association also authorize our board of directors, without the need for any approval or consent from our shareholders, to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

          Our board of directors may issue preference shares without the need for any approval or consent from, or other action by, our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

          Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, special resolutions of our shareholders, and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

          Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

          However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

          Exempted Company.    We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

          "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

          Exclusive Forum.    Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, shall be deemed to have notice of and consented to this provision of our post-offering memorandum and articles of association. Without prejudice to the foregoing, if the provision in this article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of our articles of association shall not be affected and this article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Differences in Corporate Law

          The Companies Act of the Cayman Islands is modeled after, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments. In addition, the Companies Act of the Cayman Islands differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

          Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

          A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

          The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

          Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

          Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

          The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

          If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

          Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge:

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  an act which is illegal or ultra vires (and is therefore incapable of ratification by the shareholders);

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  an act which, although not ultra vires, could only be effected duly if authorized by a qualified (or special) majority (i.e. more than a simple majority) vote that has not been obtained; and

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  an act where those who control the company are perpetrating a "fraud against the minority."

          Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, wilful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

          In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

          As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and, therefore, it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

          Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

          Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

          Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

          The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders' annual general meetings.

          Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

          Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director's office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for Maples: four consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

          Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

          Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

          Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

          Under the Companies Act, a Cayman Islands company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

          Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the [consent in writing of the holders of [two-thirds] of the issued shares of that class or with the sanction of a special resolution] passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

          Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

          Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

          The following is a summary of our securities issuances and repurchases in the past three years.

  Ordinary Shares

          In February 2018, April 2020, April 2021 and May 2021, we issued an aggregate of 104,606,809 ordinary shares to Steady Prominent Limited, Oriental Holding Investment Limited and New Amigo Holding Limited, which hold ordinary shares as trustees for the benefit of certain directors, executive officers and employees of our company, in connection with the exercise of options granted under the Plan. In February 2018, we issued 72,924 ordinary shares to AME Cloud Services, LLC.

  Series A-11 Preferred Shares

          In December 2018, we issued a total of 4,507,550 Series A-11 preferred shares to CD Mobile Transport Limited for a total consideration of US$10.0 million pursuant to CD Mobile Transport Limited's exercise in full of a warrant we had previously issued to it in connection with our Series C funding round.

  Series B-2 Preferred Shares

          From January 2018 to July 2018 and in August 2019, we issued a total of 94,879,392 Series B-2 preferred shares for a total consideration of US$4.8 billion to certain of our B-2-round investors, namely, SB Investment Holdings (UK) Limited, Toyota Motor Corporation, Booking Holdings Treasury Company, Oppenheimer Developing Markets Fund, LionHead Holdings III L.P., Tekne Private Ventures II Master, PAC Ent Fund Designated Activity Company, Paulson Investment Company I LP, Silver Lake Kraftwerk Fund Cayman, L.P., Silver Lake Technology Investors Kraftwerk Cayman L.P. and Amwal Didi.

  Share Repurchases

          In January and December 2018, April 2020, March 2021, April 2021 and May 2021, we repurchased an aggregate of 18,265,331 shares from our existing shareholders.

  Subsidiary Financings

          Certain of our subsidiaries have issued securities in the past three years in the course of their fundraising activities. Latest valuation information below is calculated by multiplying the per share price in a subsidiary's latest financing activity by the number of shares currently outstanding of such subsidiary. Pursuant to the terms of such securities issuances, we may be obliged to redeem certain of the securities issued by our subsidiaries for cash and/or shares in our company. The following is a summary of our obligations.

  Chengxin Preferred Shares and Convertible Note

          In March 2021, our subsidiary that is engaged in our community group buying business, Chengxin Technology Inc., a Cayman Islands exempted company, or Chengxin, issued, in connection with its Series A-1 and A-2 funding rounds, (i) its Series A-1 preferred shares to SVF II Staples Subco (Singapore) Pte Ltd, an investment entity controlled by Softbank Group Corp., and certain other investors for a total consideration of US$0.9 billion, (ii) Series A-2 preferred shares to an investment entity held by certain members of our senior management, for a total consideration of US$200.0 million, and (iii) a zero-coupon convertible note due 2028 in the aggregate principal amount of US$3.0 billion to us. To finance the purchase of its Chengxin A-2 preferred shares, the management investment entity entered into secured term loans with Chengxin's A-1-round investors for a total of US$160.0 million, which was fully drawn down upon on the same date. In April and May 2021, Chengxin issued additional Series A-1 preferred shares to certain investors for a total consideration of US$0.1 billion. Chengxin's latest valuation is US$1.8 billion. We currently hold 32.8% of the total equity interests in Chengxin, and have the right to convert the Chengxin A-2 convertible note into Chengxin A-2 preferred shares to obtain additional equity interests.

          We may exercise our conversion right on the Chengxin A-2 convertible note at any time during the period between the first anniversary of the closing of the Series A-1 and A-2 funding rounds to the maturity of the Chengxin A-2 convertible note. Further, our conversion right will be automatically exercised in full upon certain events, including a change of control (such as by merger or asset sale under certain conditions) or the consummation of a qualified IPO of Chengxin.

          Additionally, we have entered into a shareholders agreement with Chengxin and Chengxin's A-1-and A-2-round investors, pursuant to which Chengxin's A-1- and A-2-round investors have the right, exercisable under certain limited circumstances, such as if Chengxin does not consummate a qualified IPO within five years of the closing of its Series A funding round, to exchange all or part of their Chengxin preferred shares into shares in our company with the class of any such shares to be fixed at the time of exchange. The ratio at which the Chengxin preferred shares will be exchanged into shares in our company will be determined based on the fair market value of each of our ordinary shares and the Chengxin preferred shares, as determined by an independent third-party valuation firm at the time the exchange right is exercised by the applicable investors. We have a call right to purchase up to all of the Chengxin A-1 preferred shares at any time between the third and fifth anniversary of the closing of the Series A-1 and A-2 funding rounds at a purchase price to be determined according to pre-agreed pricing formula.

          As a result of the A-1 and A-2 funding rounds, we ceased to hold a majority of the outstanding shares of Chengxin and we have accordingly deconsolidated Chengxin from our results of operation after March 30, 2021.

  Soda Series A Preferred Shares

          From February to July 2020, our subsidiary that is engaged in the bike and e-bike sharing business, Soda Technology Inc., a Cayman Islands exempted company, or Soda, issued, in connection with its Series A funding round, (i) Series A-1 preferred shares to Cayman Soda Limited, an investment entity controlled by Softbank Group Corp., and certain other investors for a total consideration of US$134.0 million, and (ii) Series A-2 preferred shares to us for a total consideration of US$750.0 million.

          In connection with the Soda Series A funding round, we granted Cayman Soda Limited a one-off exit right with respect to its Soda A-1 preferred shares, exercisable upon the third anniversary of the closing of Cayman Soda Limited's subscription for its Soda A-1 preferred shares, or upon the earliest occurrence of certain other exit events on or before the fifth anniversary of the closing of Cayman Soda Limited's subscription for its Soda A-1 preferred shares, including a change of control (such as by merger or asset sale under certain conditions) or the registered public offering by Soda of its ordinary shares. If Cayman Soda Limited exercises its exit right, we will be obliged to repurchase the Soda A-1 preferred shares it holds at the time of the applicable exit event (or, if the exit event is an IPO of Soda, pay pursuant to a true-up mechanism), with cash and/or our equity securities (which shall be our ordinary shares if we have consummated this offering at the time the exit right is exercised), with the amount of cash and/or shares to be determined according to pre-agreed pricing formula. In addition, we have also granted certain of Soda's Series A investors (other than Cayman Soda Limited) a one-off exit right, exercisable if we cease to own 50% of the Soda shares we held at the time the closing of the applicable investor's subscription, or if Soda has not consummated a qualified IPO by the fifth anniversary of the closing of the applicable investor's subscription, subject to certain exceptions. If such investors exercise their exit right, we will be obliged to repurchase their Soda A-1 preferred shares in cash at a purchase price to be determined according to pre-agreed pricing formula.

          The amount of cash and/or number of our equity securities (which shall be our ordinary shares if we have consummated this offering at the time the exit right is exercised) that may be paid and/or issued upon the exercise of Soda's Series A investors' exit rights are not determinable at this time and will depend, among others, on the extent to which Cayman Soda Limited elects to exchange its Soda A-1 preferred shares for cash and/or our equity securities (which shall be our ordinary shares if we have consummated this offering at the time the exit right is exercised), as well as the value ascribed to the Soda Series A preferred shares held by Soda's Series A investors at the time of and by the applicable exit event.

  Soda Series B Preferred Shares and Convertible Notes

          In the first quarter of 2021, Soda agreed to issue, in connection with its Series B funding round, (i) Series B-1 preferred shares to certain investors for a total consideration of US$166.0 million, (ii) Series B-2 preferred shares to us for a total consideration of US$300.0 million, and (iii) convertible notes in the aggregate principal amount of US$100.0 million. Soda's latest valuation is US$1.9 billion, and we currently hold 88.3% of its total equity interests.

          We have agreed to grant certain Soda Series B investors a one-off exit right with respect to its Soda B-1 preferred shares and Soda B-1 convertible notes, exercisable upon the earliest occurrence of certain exit events before the fourth or fifth anniversaries of the closing of their respective subscription for its Soda Series B securities, including a change of control (such as by merger or asset sale under certain conditions) or the consummation of an IPO of Soda. If the applicable investor exercises its exit right, we will be obliged to repurchase in cash the Soda B-1 preferred shares and Soda B-1 convertible notes it holds at the time of the exit event at a purchase price to be determined according to pre-agreed pricing formula.

  Voyager Preferred Shares

          In February and October 2020, our subsidiary that is engaged in the development and commercialization of autonomous vehicles, Voyager Group Inc., a Cayman Islands exempted company, or Voyager, issued, in connection with its Series A funding round, Series A preferred shares to SVF II Voyager (Singapore) Pte. Ltd., an entity controlled by Softbank Group Corp., certain other investors and us for a total consideration of US$525.0 million. Voyager's latest valuation is US$3.4 billion and we currently hold 70.4% of its total equity interests.

  DiDi Freight Private Financing

          In the first quarter of 2021, our subsidiary that provides intra-city freight services, City Puzzle Holdings Limited, also raised funds through private financing. Its latest valuation is US$2.8 billion, and we currently hold 57.6% of its total equity interests.

  Investment Portfolio

          In addition to independent financing for our subsidiaries, we also invest in minority interests externally. Our important investment portfolio includes our minority interest investment in Grab and Lyft.

Shareholders Agreement and Right of First Refusal and Co-sale Agreement

          We entered into an amended and restated shareholders agreement on August 9, 2019 and an amended and restated right of first refusal and co-sale agreement on April 28, 2017, with our shareholders, consisting of holders of ordinary shares and holders of our preferred shares. The amended and restated shareholders agreement provides for certain shareholders' rights, including preemptive rights, information and inspection rights, protective provisions, and contains provisions governing our board of directors and other corporate governance matters. Except for the registration rights, all these special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering. The amended and restated right of first refusal and co-sale agreement will automatically terminate upon the completion of this offering.

Registration Rights

          Pursuant to our current shareholders agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

          Demand Registration Rights.    At any time following six months after the closing of our initial public offering, holders of registrable securities may request in writing that we effect the registration of the registrable securities under the Securities Act where the anticipated aggregate offering price is in excess of US$400 million. Upon such a request, we shall promptly give notice of such requested registration to all other holders of registrable securities and thereupon shall use reasonable best efforts to effect, as soon as possible, the registration under the Securities Act of (i) all registrable securities for which the requesting shareholders has requested registration and

(ii) all other registrable securities as those requested to be registered by the other shareholders who requested to us in writing within 15 days after our delivery of written notice of the requested registration. We are not be obligated to effect more than a total of three demand registrations and in no event shall we be required to effect more than one demand registration within any six-month period.

          Piggyback Registration Rights.    If, at any time following our initial public offering, we propose to file a registration statement for a public offering of our securities under the Securities Act, we shall give each holder of the registrable securities a written notice of such registration, and upon the written request of any holder given within 15 days after the delivery of such notice, we shall use commercially reasonable efforts to effect the registration under the Securities Act of all registrable securities that have been so requested to register by all such shareholders. Holders of registrable securities may make unlimited number of requests to register registrable securities under this piggyback registration.

          Form F-3 Registration Rights.    If we are eligible to use a Form F-3 registration statement, holders of at least 30% of our voting power of the then outstanding registrable securities have the right to demand in writing to file a registration on Form F-3. We are not obligated to effect such registration if, among other things, (i) the anticipated aggregate offering price is less than US$2 million, or (ii) we have already effected a registration in the six month period preceding the date of the request.

          Expenses of Registration.    We will bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with any demand, piggyback or F-3 registration.

          Termination of Obligations.    The registration rights set forth above shall terminate on the earlier of (i) three years of the closing this initial public offering and (ii) with respect to the registrable securities, the date when the holder of such registrable securities may sell such registrable securities under Rule 144 of the Securities Act within a 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

          Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of              Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

          The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

          We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See "— Jurisdiction and Arbitration."

          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

          You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

          The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

  •
  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis and can transfer the U.S. dollars to the United States, and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

  •
  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

  •
  Elective Distributions in Cash or Shares.  If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first timely instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

  •
  Rights to Purchase Additional Shares.  If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall, having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper, distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by Class A ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

  •
  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

          The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

          Except for Class A ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus.

How do ADS holders cancel an American Depositary Share?

          You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

          You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

          You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

          If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct.

          We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

          The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

          In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least [30] business days in advance of the meeting date.

Compliance with Regulations

Information Requests

          Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

          Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the [NYSE/Nasdaq] and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

          As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
          As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

  •
  Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

  •
  Any applicable fees and penalties thereon.

          The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

          The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

          In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

          The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

          You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay you any net proceeds, or send you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

          The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

          After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

          The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

          The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

          These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

          The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, of the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

  •
  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

          The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) for the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) for any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

          In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

          The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

          The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

          Before the depositary will issue, deliver or register a transfer of an ADS, split up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

  •
  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

  •
  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

          The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

          You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class A ordinary shares;

  •
  when you owe money to pay fees, taxes and similar charges;

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

  •
  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

          The depositary shall not knowingly accept for deposit under the deposit agreement any Class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class A ordinary shares.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

          In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this offering, we will have             ADSs outstanding,                   representing               Class A ordinary shares, or approximately       % of our outstanding Class A ordinary shares assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs. While we intend to list the ADSs on the [NYSE/Nasdaq], we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop in our Class A ordinary shares not represented by the ADSs.

Lock-Up Agreements

          We, [our directors and executive officers and our existing shareholders] have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters and subject to applicable notice requirements.

          [Other than this offering,] we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

          All of our Class A ordinary shares outstanding prior to this offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which will equal approximately              Class A ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our Class A ordinary shares in the form of ADSs or otherwise, on the [NYSE/Nasdaq], during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

          Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

          In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 TAXATION

          The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to holders of the ADSs or our Class A ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company.

          There are no exchange control regulations or currency restrictions in the Cayman Islands.

          Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of our shares be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

          Although we are incorporated in the Cayman Islands, we may be treated as a PRC resident enterprise for PRC tax purposes under the Enterprise Income Tax Law. Under the Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementing rules of the Enterprise Income Tax Law merely define the "de facto management body" as the "organizational body which effectively manages and controls the production and business operation, personnel, accounting, properties and other aspects of operations of an enterprise." Based on a review of the facts and circumstances, we do not believe that Xiaoju Kuaizhi Inc. or any of our subsidiaries in the Cayman Islands, the British Virgin Islands or Hong Kong should be considered a PRC resident enterprise for PRC tax purposes. However, there is limited guidance and implementation history of the Enterprise Income Tax Law. If Xiaoju Kuaizhi Inc. were to be considered a PRC resident enterprise, then dividends that we pay and gains realized on the sale or other disposition of our ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. See "Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

United States Federal Income Tax Considerations

          The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of

1986, as amended (the "Code"). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service (the "IRS") or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our stock (by vote or value); or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

          Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

          For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

          A non-U.S. corporation, such as our company, will be treated as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income (the "income test") or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, cash and assets readily convertible into cash are generally categorized as passive assets and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

          Although the law in this regard is not entirely clear, we treat our VIEs and their subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

          Assuming that we are the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the expected cash proceeds from this offering, and projections as to the value of our assets, taking into account the projected market value of our ADSs following this offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive determination made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds from, and our anticipated market capitalization following, this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, and because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

          The discussion below under " — Dividends" and " — Sale or Other Disposition" is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC rules discussed below under " — Passive Foreign Investment Company Rules" generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

          Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. Dividends received by individuals and certain other non-corporate U.S. Holders may be subject to tax at the lower capital gain tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) our ADSs or ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we are eligible for the benefits of the United States-PRC income tax treaty (the "Treaty"), (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our ordinary shares), which we intend to apply to list on the [NYSE/Nasdaq], will be considered readily tradable on an established securities market in the United States, although there can be no assurance in this regard.

          In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see " — People's Republic of China Taxation"), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

          Dividends paid on our ADSs or ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

          A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

          If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are a PFIC (each, a "pre-PFIC year") will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

          If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries, our VIEs or any subsidiaries of our VIEs is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIEs or any subsidiaries of our VIEs.

          As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock. For these purposes, stock will be treated as "marketable stock" if it is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury Regulations. For these purposes, we expect that our ADSs, but not our ordinary shares, will be treated as marketable stock upon their listing on the [NYSE/Nasdaq], which is a qualified exchange for these purposes. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss in each such year the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in a year when we are classified as a PFIC and we subsequently cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

          Because a mark-to-market election technically cannot be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

          We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

          If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions set out in the underwriting agreement, each underwriter has severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated in the following table. [Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. LLC], J.P. Morgan Securities LLC and China Renaissance Securities (Hong Kong) Limited are acting as the representatives of the underwriters.

Underwriters	Number of ADSs
[Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. LLC]
J.P. Morgan Securities LLC
China Renaissance Securities (Hong Kong) Limited

Total

          The underwriters are offering the ADSs subject to their receipt and acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

          Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc.

          [The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road, Central, Hong Kong. The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036, United States.] The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179, U.S.A. The address of China Renaissance Securities (Hong Kong) Limited is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

          We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of             additional ADSs from us at the initial public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above and will offer the additional ADSs on the same term as those on which the ADSs are being offered.

          The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$             per ADS from the initial public offering price. After the initial public offering, the offering price and other selling terms may from time to time be varied by the underwriters.

          The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Initial public offering price	$	$	$
Underwriting discounts and commissions paid by: us from ADSs offered to the public	$	$	$
Proceeds, before expenses, to us from ADSs offered to the public	$	$	$

          We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately US$              million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering up to US$             .

          [We have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions, we will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (iv) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.]

          [Our directors, officers, [existing shareholders] and certain holders of our outstanding share incentive awards have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions, they will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise, (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or (iv) make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.]

          The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

          We have applied to list our ADSs on the [NYSE/Nasdaq] under the symbol "DIDI."

          Prior to this offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price will be negotiated among the representatives and us and will not necessarily reflect the market price of the ADSs following this offering. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, future prospects of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. We cannot assure you that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

          In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and if these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the [NYSE/Nasdaq], the over-the-counter market or otherwise.

          A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

          [At our request, the underwriters have reserved up to         % of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale at the offering price to certain of our directors, executive officers, employees, business associates and members of their families. The directed ADS program will be administered by             . We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.]

          The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, lending and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For instance, in April 2021, we entered into a revolving credit facility agreement with certain underwriters, pursuant to which we may borrow up to US$1.6 billion, with an accordion option of up to US$0.4 billion. Loans borrowed under this revolving facility bear applicable interest rates at 1.00% plus LIBOR, subject to certain adjustments. As of the date of this prospectus, we have not drawn down on the revolving credit facility.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

          No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

          The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

          The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

          This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

          The ADSs may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Canada

          The ADSs may be sold only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

          This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs or ordinary shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Dubai International Financial Center

          This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

          In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), an offer to the public of any ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a "qualified investor" as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriters and the Issuer that it is a qualified investor within the meaning of Article 2I of the Prospectus Regulation.

          In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

          The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a "qualified investor" and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

          For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

France

          Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ADSs to the public in France.

          Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

          The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

          This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany ("Germany") or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

          Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

          This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

          The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Indonesia

          This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

          This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

          The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa ("CONSOB") pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

  •
  to "qualified investors," as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the "Decree No. 58") and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended ("Regulation No. 16190") pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended ("Regulation No. 11971"); or

  •
  in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

          Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

  •
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the "Banking Law"), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

  •
  in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

  •
  in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

          Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

          Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly ("sistematicamente") distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

          The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, have not been, directly or indirectly, offered or sold and will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and the other applicable laws and regulations of Japan. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

          The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

          Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

          No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

          This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

          In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

          This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

  •
  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"),

  •
  to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

  •
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  (i)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law;

  (iv)
  as specified in Section 276(7) of the SFA; or

  (v)
  as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

South Africa

          Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

  (a)
  the offer, transfer, sale, renunciation or delivery is to:

  (i)
  persons whose ordinary business is to deal in securities, as principal or agent;

  (ii)
  the South African Public Investment Corporation;

  (iii)
  persons or entities regulated by the Reserve Bank of South Africa;

  (iv)
  authorized financial service providers under South African law;

    (v)
    financial institutions recognized as such under South African law;

    (vi)
    a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

    (vii)
    any combination of the person in (i) to (vi); or

  (b)
  the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

          No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Switzerland

          This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the ADSs. The ADSs may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the ADSs to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ADSs constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

          The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

          The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom

          An offer to the public of any ADSs may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any ADSs may be made at any time under the following exemptions under the UK Prospectus Regulation:

  (a)
  to any legal entity which is a "qualified investor" as defined under the UK Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, "FSMA"),

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

          [In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.]

          The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a "qualified investor" and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

          For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "UK Prospectus Regulation" means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

 LEGAL MATTERS

          We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters with respect to United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Han Kun Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

 EXPENSES RELATED TO THIS OFFERING

          Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (FINRA), filing fee, and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous
Total	US$

 EXPERTS

          The financial statements as of December 31, 2018, 2019 and 2020 and for each of the three years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed a registration statement on Form F-1, including the relevant exhibits, with the SEC under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits for further information with respect to us and our ADSs.

          Immediately upon the effectiveness of the registration statement of which this prospectus is a part we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares.

          All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov.

XIAOJU KUAIZHI INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited Interim Condensed Consolidated Financial Statements
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2020 and March 31, 2021	F-87 - F-91
Unaudited Interim Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2020 and 2021	F-92
Unaudited Interim Condensed Consolidated Statements of Shareholders' Equity (Deficit) for the Three Months Ended March 31, 2020 and 2021	F-93
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2020 and 2021	F-94 - F-95
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-96 - F-128

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Xiaoju Kuaizhi Inc.

Opinion on the Financial Statements

          We have audited the accompanying consolidated balance sheets of Xiaoju Kuaizhi Inc. and its subsidiaries (the "Company") as of December 31, 2020, 2019 and 2018, and the related consolidated statements of comprehensive loss, of changes in shareholders' equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Changes in Accounting Principles

          As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for credit losses on financial instruments in 2020 and the manner in which it accounts for leases and investments in equity securities in 2019.

Basis for Opinion

          These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

          Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

          The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the board of directors and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition and presentation of mobility service transactions

          As described in Note 3.24 to the consolidated financial statements, the Company derives the revenues principally from providing mobility services. The Company's revenues from China Mobility and International were RMB135,978 million for the year ended December 31, 2020. Management applies significant judgment in determining whether the Company is the principal or agent in mobility service transactions that are completed through its mobility platforms. This determination impacts the recognition and presentation of revenue on a gross or net basis.

          The principal considerations for our determination that performing procedures relating to the revenue recognition and presentation of mobility service transactions is a critical audit matter are there was significant judgment by management in assessing the recognition and presentation of revenue on a gross versus net basis, analyzing the role of the Company in the transactions in determining who are the customers, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing our audit procedures to evaluate whether the revenue transactions were appropriately accounted for and presented by management.

          Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the Company's revenue recognition process, including controls over the revenue recognition of mobility service transactions. These procedures also included, among others, (i) assessing management's determination on the Company's role in the transactions as the principal or agent by analyzing the impact of laws and regulations on the Company's mobility service business and reviewing relevant agreement terms with consumers and drivers; and (ii) examining documents related to consumers and drivers statements from third party payment platforms and assessing their impact on revenue recognition and income statement classification.

Impairment assessment of equity investments accounted for under the measurement alternative method

          As described in Notes 3.16, 10 and 26 to the consolidated financial statements, the Company's impairment loss of equity investments accounted for under the measurement alternative method was RMB1,022 million for the year ended December 31, 2020. Management makes a qualitative assessment of whether such equity investments are impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, management estimates the investment's fair value in accordance with ASC 820 — Fair Value Measurement. If the fair value is less than the investment's carrying value, the Company recognizes an impairment loss in net loss equal to the difference between the carrying value and fair value. Management applies significant judgement in estimating the fair value of investees including the selection of valuation methods and significant assumptions used in cash flow forecasts and considering various factors and events including adverse performance of the investees and adverse industry conditions affecting the investees.

          The principal considerations for our determination that performing procedures relating to the impairment assessment of equity investments accounted for using the measurement alternative method is a critical audit matter are there was significant judgment by management in making the qualitative assessment of whether investments in equity investees were impaired, and determining the fair value of these equity investments. This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures to (i) evaluate the reasonableness of significant judgments management applied in determining whether equity investments were impaired, and (ii) evaluate the reasonableness of significant assumptions management used in determining the fair value of these equity investments. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained from these procedures.

          Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management's impairment assessment of equity investments accounted for under the measurement alternative method, including controls over the qualitative assessment of whether investments in equity investees were impaired and determining the fair value of these equity investees. These procedures also included, among others, (i) evaluating the appropriateness of the valuation methodology used in management's fair value estimate, (ii) testing the completeness, accuracy and relevance of key underlying data used in the valuation models, (iii) evaluating the reasonableness of significant assumptions used by management, including discount curve of market interest rate, selection of comparable companies and multiples and estimated discount for lack of marketability, and (iv) using professionals with specialized skill and knowledge to assist in assessing the valuation models including testing the mathematical accuracy of the valuation models, and evaluating the reasonableness of certain significant assumptions, including discount curve of market interest rate.

Recognition of share-based compensation expenses

          As described in Notes 3.31 and 20 to the consolidated financial statements, the Company grants share options, restricted shares and restricted share units (collectively, "share-based awards") under the share incentive plan. The share-based compensation cost amounted to RMB3,413 million for the year ended December 31, 2020. The share-based awards granted are measured at fair value at grant dates and recognized as share-based compensation expenses when service and performance conditions were met. Management applies significant judgment in determining the fair value of share-based awards at grant dates given that the ordinary shares underlying the awards were not publicly traded at the time of grant. Fair value of the ordinary shares was determined and allocated using the income approach, while the fair value of share-based awards was determined using the Binomial option pricing model. This assessment requires complex and subjective judgments regarding the revenue growth rates and discount rates. Management also applies significant judgment in determining the fair value of share-based awards at the grant dates related to the expected volatility, risk-free interest rate, expected dividend yield, and expected terms.

          The principal considerations for our determination that performing procedures relating to the recognition of share-based compensation expenses is a critical audit matter are there was significant judgment by management in (i) selection and application of valuation methods in estimating fair value of share-based awards at grant dates; (ii) evaluation and assessment of valuation techniques and significant assumptions and estimates used in determination of the fair value of share-based awards and the underlying ordinary shares, including revenue growth rate, discount rates, expected volatility, risk-free interest rate, expected dividend yield, and expected terms, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing our audit procedures to evaluate whether transactions were appropriately accounted for by management. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the related audit evidence.

          Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management's assessment of determining the fair value of share-based awards and its underlying ordinary shares. These procedures also included, among others, (i) assessing the appropriateness of the valuation techniques used in determining the fair value of share-based awards at grant dates and the underlying ordinary shares; and (ii) testing the completeness and accuracy of underlying data used in the income approach; (iii) evaluating the reasonableness of the significant assumptions and estimates applied, including revenue growth rate, discount rate, expected volatility, risk-free interest rate, expected dividend yield, and expected terms by considering the external market and industry data of comparable companies; (iv) using professionals with specialized skill and knowledge to assist in the evaluation of the Company's valuation methods and certain significant assumptions, including discount rate, expected volatility, and risk-free interest rate.

/s/PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People's Republic of China
April 9, 2021

We have served as the Company's auditor since 2017.

XIAOJU KUAIZHI INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

		As of December 31

	Note	2018	2019	2020	2020

		RMB	RMB	RMB	US$ (Note 3.6)
ASSETS
Current assets:
Cash and cash equivalents	3.8	14,462,888	12,790,790	19,372,084	2,956,758
Restricted cash		450,170	858,344	2,237,693	341,539
Short-term investments	5	38,269,026	41,360,209	37,397,569	5,707,984
Accounts and notes receivable, net of allowance for credit losses of RMB312,298, RMB437,266 and RMB556,360, respectively	6	1,703,226	2,681,003	2,437,821	372,084
Loans receivable, net of allowance for credit losses of RMB85,459, RMB100,643 and RMB146,432, respectively	7	1,964,895	1,514,431	2,878,229	439,304
Amounts due from related parties	24	55,564	43,431	103,130	15,741
Prepayments, receivables and other current assets, net	8	2,995,025	3,505,403	4,254,953	649,433

Total current assets		59,900,794	62,753,611	68,681,479	10,482,843

Non-current assets:
Investment securities	9	961,830	5,074,239	572,963	87,451
Long-term investments, net	10	15,345,594	8,339,621	7,105,022	1,084,438
Operating lease right-of-use assets	12	—	1,424,107	1,931,308	294,775
Property and equipment, net	11	5,778,091	6,912,399	9,819,440	1,498,739
Intangible assets, net	13	9,537,660	7,426,030	5,297,396	808,541
Goodwill	14	50,255,028	50,163,242	49,124,172	7,497,813
Non-current restricted cash		10,308	30,690	20,962	3,199
Deferred tax assets, net	19	43,956	88,055	190,951	29,145
Other non-current assets, net	8	978,709	2,508,539	4,521,702	690,146

Total non-current assets		82,911,176	81,966,922	78,583,916	11,994,247

Total assets		142,811,970	144,720,533	147,265,395	22,477,090

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities (including amounts of the VIEs and their subsidiaries without recourse to the primary beneficiary of RMB10,033,659, RMB10,532,688 and RMB18,768,179 as of December 31, 2018, 2019 and 2020, respectively):

Short-term borrowings	15	1,750,000	630,866	5,826,562	889,307
Accounts and notes payable	16	4,198,663	4,854,373	7,352,977	1,122,283
Deferred revenue and customer advances	3.24	458,480	719,758	915,430	139,722
Operating lease liabilities, current portion	12	—	428,961	678,863	103,615
Amounts due to related parties	24	33,137	87,375	281,873	43,022
Accrued expenses and other current liabilities	17	5,798,495	7,824,088	11,303,960	1,725,321

Total current liabilities		12,238,775	14,545,421	26,359,665	4,023,270

XIAOJU KUAIZHI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

		As of December 31

	Note	2018	2019	2020	2020

		RMB	RMB	RMB	US$ (Note 3.6)

Non-current liabilities (including amounts of the VIEs and their subsidiaries without recourse to the primary beneficiary of RMB36,778, RMB245,597 and RMB779,517 as of December 31, 2018, 2019 and 2020, respectively):

Long-term borrowings	15	—	765,734	1,453,222	221,805
Operating lease liabilities, non-current portion	12	—	937,379	1,171,642	178,827
Deferred tax liabilities	19	1,663,667	1,214,523	843,715	128,776
Other non-current liabilities		99,068	99,694	287,554	43,891

Total non-current liabilities		1,762,735	3,017,330	3,756,133	573,299

Total liabilities		14,001,510	17,562,751	30,115,798	4,596,569

Commitments and contingencies	25
Mezzanine equity	21
Series A-1 convertible preferred shares (US$0.00002 par value; 12,180,250 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		851,990	851,990	851,990	130,039
Series A-2 convertible preferred shares (US$0.00002 par value; 9,145,501 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		641,634	641,634	641,634	97,932
Series A-3 convertible preferred shares (US$0.00002 par value; 10,668,684 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		748,498	748,498	748,498	114,243
Series A-4 convertible preferred shares (US$0.00002 par value; 33,711,135 shares authorized, and 31,230,930 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		2,237,896	2,237,896	2,237,896	341,570
Series A-5 convertible preferred shares (US$0.00002 par value; 21,161,516 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		1,561,239	1,561,239	1,561,239	238,292
Series A-6 convertible preferred shares (US$0.00002 par value; 41,028,543 shares authorized, and 37,347,909 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		2,912,703	2,912,703	2,912,703	444,565

XIAOJU KUAIZHI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

		As of December 31

	Note	2018	2019	2020	2020

		RMB	RMB	RMB	US$ (Note 3.6)

Series A-7 convertible preferred shares (US$0.00002 par value; 20,000,000 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively.		1,399,356	1,399,356	1,399,356	213,583
Series A-8 convertible preferred shares (US$0.00002 par value; 19,472,617 shares authorized, and 17,379,861 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		1,216,500	1,216,500	1,216,500	185,674
Series A-9 convertible preferred shares (US$0.00002 par value; 4,868,156 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		340,933	340,933	340,933	52,037
Series A-10 convertible preferred shares (US$0.00002 par value; 24,340,774 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		1,710,976	1,710,976	1,710,976	261,146
Series A-11 convertible preferred shares (US$0.00002 par value; 27,045,302 shares authorized, and 24,857,612 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		2,749,110	2,749,110	2,749,110	419,596
Series A-12 convertible preferred shares (US$0.00002 par value; 14,401,625 shares authorized, and 12,785,758 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		907,676	907,676	907,676	138,538
Series A-13 convertible preferred shares (US$0.00002 par value; 20,915,034 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		1,506,907	1,506,907	1,506,907	229,999
Series A-14 convertible preferred shares (US$0.00002 par value; 17,777,778 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		1,316,637	1,316,637	1,316,637	200,958
Series A-15 convertible preferred shares (US$0.00002 par value; 54,592,596 shares authorized, and 50,668,208 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		3,876,873	3,876,873	3,876,873	591,726

XIAOJU KUAIZHI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

		As of December 31

	Note	2018	2019	2020	2020

		RMB	RMB	RMB	US$ (Note 3.6)

Series A-16 convertible preferred shares (US$0.00002 par value; 12,756,674 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		1,476,708	1,476,708	1,476,708	225,390
Series A-17 convertible preferred shares (US$0.00002 par value; 116,676,790 shares authorized, and 105,556,035 shares, 105,556,035 shares and 105,526,193 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		18,059,405	18,059,405	18,054,207	2,755,610
Series A-18 convertible preferred shares (US$0.00002 par value; 117,717,535 shares authorized, and 111,432,959 shares,111,432,959 shares and 111,420,744 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		27,798,348	27,798,348	27,795,281	4,242,389
Series B-1 convertible preferred shares (US$0.00002 par value; 58,530,879 shares authorized, issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		46,190,436	46,190,436	46,190,436	7,050,038
Series B-2 convertible preferred shares (US$0.00002 par value; 206,156,824 shares, 245,424,790, and 245,424,790 shares authorized, and 202,375,450 shares,212,683,291 and 212,683,291 shares issued and outstanding as of December 31, 2018, 2019 and 2020, respectively)		68,774,230	72,343,419	72,343,419	11,041,763
Convertible redeemable non-controlling interests	3.39	—	—	3,345,265	510,587
Convertible non-controlling interests	3.39	—	—	99,851	15,240

Total Mezzanine Equity		186,278,055	189,847,244	193,284,095	29,500,915

XIAOJU KUAIZHI INC.

CONSOLIDATED BALANCE SHEETS (Continued)

As of December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

		As of December 31

	Note	2018	2019	2020	2020

		RMB	RMB	RMB	US$ (Note 3.6)

SHAREHOLDERS' EQUITY (DEFICIT):
Xiaoju Kuaizhi Inc. shareholders' equity (deficit):
Ordinary shares (US$0.00002 par value; 1,656,851,787 shares, 1,617,583,821 shares and 1,617,583,821 shares authorized; 105,796,976 shares, 105,796,976 shares and 124,067,444 shares issued; 97,062,444 shares, 101,837,806 shares, 108,531,508 shares outstanding as of December 31, 2018, 2019 and 2020 respectively)	22	13	13	16	2
Treasury shares		(1)	—	(2)	—
Additional paid-in capital		5,804,571	8,944,586	12,177,849	1,858,703
Statutory reserves		3,415	7,344	16,503	2,519
Accumulated other comprehensive income (loss)		2,503,954	3,924,911	(2,001,200)	(305,443)
Accumulated deficit		(65,815,884)	(75,742,871)	(86,411,179)	(13,188,922)

Total Xiaoju Kuaizhi Inc. shareholders' equity (deficit)		(57,503,932)	(62,866,017)	(76,218,013)	(11,633,141)
Non-controlling interests		36,337	176,555	83,515	12,747

Total shareholders' equity (deficit)		(57,467,595)	(62,689,462)	(76,134,498)	(11,620,394)

Total liabilities, mezzanine equity and shareholders' equity (deficit)		142,811,970	144,720,533	147,265,395	22,477,090

The accompanying notes are an integral part of these consolidated financial statements.

XIAOJU KUAIZHI INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

		For the Year Ended December 31
	Note	2018	2019	2020	2020
		RMB	RMB	RMB	US$ (Note 3.6)
Revenues
China Mobility		133,206,766	147,939,618	133,645,113	20,398,228
International		410,669	1,974,723	2,333,113	356,103
Other Initiatives		1,670,589	4,871,787	5,757,926	878,831

Total revenues		135,288,024	154,786,128	141,736,152	21,633,162

Costs and expenses
Cost of revenues		(127,842,449)	(139,664,754)	(125,824,104)	(19,204,509)
Operations and support		(3,664,947)	(4,077,917)	(4,695,716)	(716,706)
Sales and marketing		(7,603,624)	(7,494,528)	(11,136,486)	(1,699,760)
Research and development		(4,377,452)	(5,347,420)	(6,316,802)	(964,132)
General and administrative		(4,242,081)	(6,214,886)	(7,550,986)	(1,152,506)

Total costs and expenses		(147,730,553)	(162,799,505)	(155,524,094)	(23,737,613)

Loss from operations		(12,442,529)	(8,013,377)	(13,787,942)	(2,104,451)
Interest income		1,457,683	1,361,129	1,228,580	187,518
Interest expenses		(44,101)	(70,317)	(136,347)	(20,811)
Investment income (loss), net		(816,903)	(476,347)	2,833,334	432,451
Impairment loss for equity investments accounted for using cost method/Measurement Alternative		(2,540,880)	(1,450,840)	(1,022,098)	(156,003)
Loss from equity method investments, net		(767,520)	(979,177)	(1,057,427)	(161,395)
Other income (loss), net		(338,175)	(452,120)	1,031,160	157,386

Loss before income taxes		(15,492,425)	(10,081,049)	(10,910,740)	(1,665,305)
Income tax benefits	19	513,915	348,008	303,202	46,278

Net loss		(14,978,510)	(9,733,041)	(10,607,538)	(1,619,027)
Less: Net loss attributable to non-controlling interest shareholders		(728)	(4,582)	(93,040)	(14,201)

Net loss attributable to Xiaoju Kuaizhi Inc.		(14,977,782)	(9,728,459)	(10,514,498)	(1,604,826)
Accretion of convertible redeemable non-controlling interests to redemption value		—	—	(165,047)	(25,191)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares		(664,418)	—	(872)	(133)

Net loss attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.		(15,642,200)	(9,728,459)	(10,680,417)	(1,630,150)

Net loss		(14,978,510)	(9,733,041)	(10,607,538)	(1,619,027)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of nil		3,126,162	1,225,463	(5,926,301)	(904,530)
Changes in unrealized losses from available-for-sale securities, net of tax of nil		(149,865)	—	—	—
Share of other comprehensive income of equity method investees		936	895	190	29

Total other comprehensive income (loss)		2,977,233	1,226,358	(5,926,111)	(904,501)

Total comprehensive loss		(12,001,277)	(8,506,683)	(16,533,649)	(2,523,528)
Less: comprehensive loss attributable to non-controlling interest shareholders		(728)	(4,582)	(93,040)	(14,201)

Comprehensive loss attributable to Xiaoju Kuaizhi Inc.		(12,000,549)	(8,502,101)	(16,440,609)	(2,509,327)
Accretion of convertible redeemable non-controlling interests to redemption value		—	—	(165,047)	(25,191)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares		(664,418)	—	(872)	(133)

Comprehensive loss attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.		(12,664,967)	(8,502,101)	(16,606,528)	(2,534,651)

Weighted average number of ordinary shares used in computing net loss per share
— Basic		95,992,217	100,684,581	106,694,420	106,694,420
— Diluted		95,992,217	100,684,581	106,694,420	106,694,420
Net loss per share attributable to ordinary shareholders
— Basic		(162.95)	(96.62)	(100.10)	(15.28)
— Diluted		(162.95)	(96.62)	(100.10)	(15.28)

The accompanying notes are an integral part of these consolidated financial statements.

XIAOJU KUAIZHI INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

	Ordinary Shares		Treasury Shares		Additional paid-in	Statutory	Accumulated Other Comprehensive	Accumulated	Non- controlling	Total shareholders'

	Shares	Amount	Shares	Amount	capital	reserves	(loss) income	deficit	interests	equity (deficit)
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2018	99,554,102	12	(7,931,411)	(1)	5,358,793	10	(473,279)	(50,834,697)	—	(45,949,162)
Share-based compensation	—	—	—	—	1,678,476	—	—	—	—	1,678,476
Issuance of shares to trusts upon exercise of share options	8,620,350	1	(5,321,635)	(1)	10	—	—	—	—	10
Settlement for net exercise of share options	(613,675)	—	—	—	(90,135)	—	—	—	—	(90,135)
Release of shares from trusts	—	—	4,518,514	1	(1)	—	—	—	—	—
Issuance of vested restricted shares	72,924	—	—	—	—	—	—	—	—	—
Repurchase of ordinary shares	(1,836,725)	—	—	—	(483,108)	—	—	—	—	(483,108)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	—	—	—	—	(664,418)	—	—	—	—	(664,418)
Issuance of replacement awards in conjunction with acquisition of 99 Taxis (Note 4)	—	—	—	—	4,954	—	—	—	—	4,954
Appropriation to statutory reserves	—	—	—	—	—	3,405	—	(3,405)	—	—
Capital injection from a non-controlling interests shareholder	—	—	—	—	—	—	—	—	20,000	20,000
Acquisition of a subsidiary with non-controlling interests	—	—	—	—	—	—	—	—	17,065	17,065
Changes in unrealized loss from listed equity securities	—	—	—	—	—	—	(149,865)	—	—	(149,865)
Share of other comprehensive income of equity method investees	—	—	—	—	—	—	936	—	—	936
Foreign currency translation adjustments	—	—	—	—	—	—	3,126,162	—	—	3,126,162
Net loss	—	—	—	—	—	—	—	(14,977,782)	(728)	(14,978,510)

Balance as of December 31, 2018	105,796,976	13	(8,734,532)	(1)	5,804,571	3,415	2,503,954	(65,815,884)	36,337	(57,467,595)

Share-based compensation	—	—	—	—	3,140,016	—	—	—	—	3,140,016
Impact of adoption of new guidance for investments in equity securities	—	—	—	—	—	—	194,599	(194,599)	—	—
Release of shares from trusts	—	—	4,775,362	1	(1)	—	—	—	—	—
Appropriation to statutory reserves	—	—	—	—	—	3,929	—	(3,929)	—	—
Capital injection from non-controlling interests shareholders	—	—	—	—	—	—	—	—	144,800	144,800
Share of other comprehensive income of equity method investees	—	—	—	—	—	—	895	—	—	895
Foreign currency translation adjustments	—	—	—	—	—	—	1,225,463	—	—	1,225,463
Net loss	—	—	—	—	—	—	—	(9,728,459)	(4,582)	(9,733,041)

Balance as of December 31, 2019	105,796,976	13	(3,959,170)	—	8,944,586	7,344	3,924,911	(75,742,871)	176,555	(62,689,462)

XIAOJU KUAIZHI INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

For the Years Ended December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

	Ordinary Shares		Treasury Shares		Additional paid-in	Statutory	Accumulated Other Comprehensive	Accumulated	Non- controlling	Total shareholders'

	Shares	Amount	Shares	Amount	capital	reserves	(loss) income	deficit	interests	equity (deficit)

		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2019	105,796,976	13	(3,959,170)	—	8,944,586	7,344	3,924,911	(75,742,871)	176,555	(62,689,462)
Share-based compensation	—	—	—	—	3,413,292	—	—	—	—	3,413,292
Impact of adoption of credit losses guidance	—	—	—	—	—	—	—	(144,651)	—	(144,651)
Issuance of shares to trusts upon exercise of share options	25,905,827	3	(13,379,655)	(2)	2,170,238	—	—	—	—	2,170,239
Settlement for net exercise of share options	(7,635,359)	—	—	—	(2,184,348)	—	—	—	—	(2,184,348)
Release of shares from trusts	—	—	1,802,889	—	—	—	—	—	—	—
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	—	—	—	—	(872)	—	—	—	—	(872)
Appropriation to statutory reserves	—	—	—	—	—	9,159	—	(9,159)	—	—
Share of other comprehensive income of equity method investees	—	—	—	—	—	—	190	—	—	190
Foreign currency translation adjustments	—	—	—	—	—	—	(5,926,301)	—	—	(5,926,301)
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	—	—	(165,047)	—	—	—	—	(165,047)
Net loss	—	—	—	—	—	—	—	(10,514,498)	(93,040)	(10,607,538)

Balance as of December 31, 2020	124,067,444	16	(15,535,936)	(2)	12,177,849	16,503	(2,001,200)	(86,411,179)	83,515	(76,134,498)

Balance as of December 31, 2020 (US$)	124,067,444	2	(15,535,936)	—	1,858,703	2,519	(305,443)	(13,188,922)	12,747	(11,620,394)

The accompanying notes are an integral part of these consolidated financial statements.

XIAOJU KUAIZHI INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

	For the Year Ended December 31
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
				(Note 3.6)
Cash flows from operating activities:
Net loss	(14,978,510)	(9,733,041)	(10,607,538)	(1,619,027)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	1,678,476	3,140,016	3,413,292	520,971
Depreciation and amortization	2,784,556	4,011,688	5,269,089	804,220
Allowances for credit losses	413,741	679,097	684,795	104,520
Investment loss (income), net	818,192	484,200	(2,816,069)	(429,816)
Impairment loss for equity investments accounted for using cost method/Measurement Alternative	2,540,880	1,450,840	1,022,098	156,003
Loss from equity method investments, net	767,520	979,177	1,057,427	161,395
Loss on disposal of property and equipment, net and other assets	25,250	43,249	81,780	12,482
Impairment of property and equipment and other assets	102,143	125,013	896,071	136,767
Deferred income taxes, net	(564,862)	(493,243)	(473,704)	(72,300)
Foreign exchange loss (gain)	(248,055)	166,393	(1,055,139)	(161,046)
Accretion on short-term and long-term borrowings and others	—	11,172	52,759	8,053
Changes in operating assets and liabilities:
Accounts and notes receivable	(1,363,288)	(1,182,810)	(477,036)	(72,810)
Amounts due from related parties	(32,042)	12,133	(59,699)	(9,112)
Prepayments, receivables and other current assets	(1,976,974)	(542,334)	(721,397)	(110,107)
Operating lease right-of-use assets	—	(1,424,107)	(507,201)	(77,414)
Other non-current assets	(333,489)	(280,324)	112,286	17,138
Accounts and notes payable	(622,364)	249,902	1,225,952	187,117
Amounts due to related parties	33,137	54,238	194,498	29,686
Deferred revenue and customer advances	200,687	261,278	195,672	29,865
Accrued expenses and other current liabilities	1,776,264	2,065,146	3,141,307	479,457
Operating lease liabilities	—	1,366,340	484,165	73,898
Other non-current liabilities	(249,714)	627	24,214	3,696

Net cash provided by (used in) operating activities	(9,228,452)	1,444,650	1,137,622	173,636

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(5,483,694)	(2,252,488)	(5,799,097)	(885,115)
Proceeds from disposal of property and equipment and intangible assets	12,449	4,470	8,950	1,366
Purchase of long-term investments	(3,454,707)	(2,770,855)	(775,455)	(118,358)
Purchase of investment securities	(320,731)	(229,482)	—	—
Proceeds from disposal of long-term investments and investment securities	348,411	2,379,581	6,786,279	1,035,788
Purchase of short-term investments and long-term time deposits	(53,851,575)	(55,135,523)	(71,443,911)	(10,904,471)
Proceeds from maturities of short-term investments and long-term time deposits	48,270,210	51,623,822	71,021,617	10,840,016
Loans receivable originated	(4,476,578)	(5,972,090)	(6,496,009)	(991,485)
Cash received from loan repayments	2,422,601	6,201,787	4,928,082	752,172

XIAOJU KUAIZHI INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the Years Ended December 31, 2018, 2019 and 2020

(Amounts in thousands, except for share and per share data)

	For the Year Ended December 31
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
				(Note 3.6)
Cash paid for acquisition of subsidiaries, net of cash acquired	(1,915,834)	—	—	—
Other investing activities	—	—	(176,779)	(26,982)

Net cash used in investing activities	(18,449,448)	(6,150,778)	(1,946,323)	(297,069)

Cash flows from financing activities:
Proceeds from short-term borrowings	1,050,000	643,518	5,316,772	811,498
Repayments of short-term borrowings	(1,400,000)	(2,000,000)	(732,385)	(111,781)
Proceeds from long-term borrowings	—	847,053	1,692,505	258,327
Repayments of long-term borrowings	—	(53,143)	(244,501)	(37,318)
Proceeds from issuance of convertible preferred shares, net of issuance cost	26,230,121	3,569,189	—	—
Proceeds from issuance of convertible redeemable non-controlling interest and convertible non-controlling interest, net of issuance cost	—	—	3,280,069	500,636
Repurchase of convertible preferred shares and ordinary shares	(2,533,127)	(199,655)	(12,389)	(1,891)
Taxes paid related to net exercise of share options	(90,125)	—	(14,110)	(2,154)
Capital injection from non-controlling interests shareholders	20,000	144,800	—	—
Other financing activities	—	—	(11,911)	(1,818)

Net cash provided by financing activities	23,276,869	2,951,762	9,274,050	1,415,499

Effect of exchange rate changes on cash and cash equivalents	833,683	510,824	(514,434)	(78,519)

Net increase (decrease) in cash, cash equivalents and restricted cash	(3,567,348)	(1,243,542)	7,950,915	1,213,547

Cash and cash equivalents at the beginning of the year	17,635,769	14,462,888	12,790,790	1,952,256
Restricted cash at the beginning of the year	854,945	460,478	889,034	135,693

Cash, cash equivalents and restricted cash at the beginning of the year	18,490,714	14,923,366	13,679,824	2,087,949

Cash and cash equivalents at the end of the year	14,462,888	12,790,790	19,372,084	2,956,758
Restricted cash at the end of the year	460,478	889,034	2,258,655	344,738

Cash, cash equivalents and restricted cash at the end of the year	14,923,366	13,679,824	21,630,739	3,301,496

Net increase (decrease) in cash, cash equivalents and restricted cash	(3,567,348)	(1,243,542)	7,950,915	1,213,547

Supplemental disclosure of cash flow information
Cash paid for interest expenses	(67,053)	(82,910)	(88,149)	(13,454)
Cash paid for income tax expenses	(22,419)	(118,078)	(158,082)	(24,128)
Supplemental schedule of non-cash investing and financing activities
Changes in payables related to property and equipment and intangible assets	457,723	585,956	1,732,222	264,389

The accompanying notes are an integral part of these consolidated financial statements.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for share and par value)

1 Organization and principal activities

          Xiaoju Kuaizhi Inc. (the "Company"), previously named Xiaoju Science and Technology Limited, was incorporated under the laws of the Cayman Islands on January 11, 2013 and is primarily engaged in operating its global mobility platform that provides a full range of ride hailing services and other services in the People's Republic of China ("PRC" or "China") and overseas countries including Brazil, Mexico, etc. through its consolidated subsidiaries, variable interest entities ("VIE"s) and VIEs' subsidiaries (collectively, the "Group").

          The Company's major subsidiaries and VIEs are described as follows:

Companies	Place of Incorporation	Date of Incorporation/ Acquisition	Percentage of Direct or Indirect Economic Ownership
Major Subsidiaries
Xiaoju Science and Technology (Hong Kong) Limited ("Xiaoju HK")	Hong Kong	January 29, 2013	100%
Beijing DiDi Infinity Technology and Development Co., Ltd. ("Beijing DiDi")	PRC	May 6, 2013	100%
DiDi (HK) Science and Technology Limited ("DiDi Technology")	Hong Kong	August 2, 2013	100%
Major VIEs (Including VIEs' Subsidiaries)
Beijing Xiaoju Science and Technology Co., Ltd. ("Xiaoju Technology")	PRC	July 10, 2012	100%
DiDi Chuxing Science and Technology Co., Ltd. ("DiDi Chuxing")	PRC	July 29, 2015	100%
Beijing DiDi Chuxing Technology Co., Ltd.	PRC	December 5, 2018	100%

2 Variable interest entities

          Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, finance business and certain other business, the Group operates its platforms and other restricted business in the PRC through certain PRC domestic companies, whose equity interests are held by certain management members of the Group ("Nominee Shareholders"). The Company obtained control over these PRC domestic companies by entering into a series of contractual arrangements with these PRC domestic companies and their respective Nominee Shareholders. These contractual agreements include power of attorney, exclusive option agreement, exclusive business cooperation agreements, equity pledge agreements, and other operating agreements. These contractual agreements can be extended at the relevant PRC subsidiaries' options prior to the expiration date. As a result, the Company maintains the ability to control these PRC domestic companies, is entitled to substantially all of the economic benefits from these PRC domestic companies and is obligated to absorb all expected losses of these PRC domestic companies. Management concluded that these PRC domestic companies are VIEs of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated the financial results of these PRC domestic companies

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Variable interest entities (Continued)

and their subsidiaries in the Group's consolidated financial statements. Refer to Note 3.2 to the consolidated financial statements for the basis of consolidation.

          The following is a summary of the major contractual agreements (collectively, "Contractual Agreements") that the Company, through its subsidiaries, entered into with the PRC domestic companies and their nominee shareholders:

a Contractual agreements with VIEs

Power of Attorney

          Pursuant to the power of attorney agreements among the Wholly Foreign Owned Enterprises ("WFOE"s), the VIEs and their respective Nominee Shareholders, each Nominee Shareholder of the VIEs irrevocably undertakes to appoint the WFOE, as the attorney-in-fact to exercise all of the rights as a shareholder of the VIEs, including, but not limited to, the right to convene and attend shareholders' meeting, vote on any resolution that requires a shareholder vote, such as appoint or remove directors and other senior management, and other voting rights pursuant to the articles of association (subject to the amendments) of the VIEs. Each power of attorney agreement is irrevocable and remains in effect as long as the Nominee Shareholder continues to be a shareholder of the VIEs.

Exclusive Option Agreements

          Pursuant to the exclusive option agreements between WFOEs and the PRC Nominee Shareholders, the PRC nominee shareholders granted WFOEs exclusive right to purchase, when and to the extent permitted under PRC law, all or part of the equity interests from shareholders of VIEs. The exercise price for the options to purchase all or part of the equity interests shall be the minimum amount of consideration permissible under then applicable PRC law. The agreement shall be valid until WFOEs or its designated party purchases all the shares from shareholders of VIEs. The terms of the exclusive option agreement are 10 years and can be automatically extended until such time WFOEs delivers a confirmation letter specifying the renewal term of this agreement.

Exclusive Business Corporation Agreement

          Pursuant to the exclusive business cooperation agreements between the WFOEs and the VIEs, respectively, the WFOEs have the exclusive right to provide the VIEs with services related to, among other things, comprehensive technical support, professional training, consulting, marketing and promotional services. Without prior written consent of the WFOEs, the VIEs agree not to directly or indirectly accept the same or any similar services provided by any others regarding the matters ascribed by the exclusive business cooperation agreements. The VIEs agree to pay the WFOEs services fees, which shall be determined by the WFOEs. The WFOEs have the exclusive ownership of intellectual property rights created as a result of the performance of the agreements. The agreements shall remain effective except that the WFOEs are entitled to terminate the agreements in writing.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Variable interest entities (Continued)

Equity Pledge Agreements

          Pursuant to the equity pledge agreements among the WFOEs, the VIEs and their respective Nominee Shareholders, the Nominee Shareholders of the VIEs pledged all of their respective equity interests in the VIEs to the WFOEs as collaterals for performance of the obligations of the VIEs and their Nominee Shareholders under the exclusive business cooperation agreements, the power of attorney agreements and the exclusive option agreements. The Nominee Shareholders of the VIEs also undertake that, during the term of the equity pledge agreements, unless otherwise approved by the WFOEs in writing, they will not transfer the pledged equity interests or create or allow any new pledge or other encumbrance on the pledged equity interests. As of the date of this report, the Group has registered all such equity pledges with the local branch of the State Administration for Market Regulation in accordance with PRC laws to perfect the respective equity pledges. After the completion of the equity pledge registrations, in the event of a breach by the VIEs or its shareholders of the contractual obligations under these agreements, the WFOEs will have the right to dispose of the pledged equity interests in the VIEs.

Spousal Consent Letters

          Pursuant to the spousal consent letters, each of the spouses of the applicable individual Nominee Shareholders of the VIEs unconditionally and irrevocably agrees that the equity interest in the VIEs held by and registered in the name of his or her respective spouse will be disposed of pursuant to the relevant exclusive business cooperation agreements, equity pledge agreements, the exclusive option agreements and the power of attorney agreements, without his or her consent. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by their respective spouses. In addition, in the event that any of them obtains any equity interest in the VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agree to enter into similar contractual arrangements.

b Risks in relation to the VIE structure

          Part of the Group's business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. The Company has concluded that (i) the ownership structure of the VIEs is not in violation of any existing PRC law or regulation in any material respect; and (ii) each of the VIE Contractual Agreements is valid, legally binding and enforceable to each party of such agreements and will not result in any violation of PRC laws or regulations currently in effect. However, uncertainties in the PRC legal system could cause the relevant regulatory authorities to find the current VIE Contractual Agreements and business to be in violation of any existing or future PRC laws or regulations.

          On March 15, 2019, the National People's Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020, together with their implementation rules and ancillary regulations. The Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, but it contains a catch-all provision under the definition of "foreign investment", which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. It is unclear that whether the Group's corporate structure will be seen as violating the

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(In thousands, except for share and par value)

2 Variable interest entities (Continued)

foreign investment rules as the Group are currently leveraging the contractual arrangements to operate certain business in which foreign investors are prohibited from or restricted to investing. If variable interest entities fall within the definition of foreign investment entities, the Group's ability to use the contractual arrangements with its VIEs and the Group's ability to conduct business through the VIEs could be severely limited.

          In addition, if the Group's corporate structure and the contractual arrangements with the VIEs through which the Group conducts its business in the PRC were found to be in violation of any existing or future PRC laws and regulations, the Group's relevant PRC regulatory authorities could:

  •
  revoke or refuse to grant or renew the Group's business and operating licenses;

  •
  restrict or prohibit related party transactions between the wholly owned subsidiary of the Group and the VIEs; impose fines, confiscate income or other requirements which the Group may find difficult or impossible to comply with;

  •
  require the Group to alter, discontinue or restrict its operations;

  •
  restrict or prohibit the Group's ability to finance its operations, and;

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

          The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIEs or the right to receive its economic benefits, the Group would no longer be able to consolidate the VIEs. Management believes that the likelihood for the Group to lose such ability is remote based on current facts and circumstances. However, the interpretation and implementation of the laws and regulations in the PRC and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations or rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the Nominee Shareholders of the VIEs fail to perform their obligations under those arrangements.

c Summary financial information of the Group's VIEs (inclusive of VIEs' subsidiaries)

          In accordance with VIE Contractual Agreements, the Company could (1) exercise all shareholder's rights of the VIEs and has power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered as the ultimate primary beneficiary of the VIEs and has consolidated the VIEs' financial results of operations, assets and liabilities in the Company's consolidated financial statements. Therefore, the Company considers that there are no assets in the VIEs that can be used only to settle obligations of the VIEs, except

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(In thousands, except for share and par value)

2 Variable interest entities (Continued)

for the registered capital of the VIEs amounting to approximately RMB11,494,421, RMB18,719,665 and RMB11,965,369 as of December 31, 2018, 2019 and 2020, as well as certain non-distributable statutory reserves amounting to approximately RMB2,801, RMB5,663 and RMB13,606 as of December 31, 2018, 2019 and 2020. As the VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain business in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

          The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents and restricted cash of the VIEs (inclusive of the VIEs' subsidiaries) taken as a whole, which were included in the Group's consolidated financial statements with intercompany transactions eliminated. The following disclosures present the financial positions of the business that currently constitute the VIE entities as of December 31, 2018, 2019 and 2020 and the operation results for the years ended December 31, 2018, 2019 and 2020:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Cash, cash equivalents and restricted cash	5,308,417	5,926,357	9,781,135
Short-term investments	2,400,000	3,140,080	3,040,000
Accounts and notes receivable, net	1,262,846	1,560,770	1,928,636
Other current assets, net	1,072,281	1,334,687	1,721,167
Amounts due from non-VIE subsidiaries	14,135,660	17,246,727	17,136,259

Total current assets	24,179,204	29,208,621	33,607,197

Investments securities and long-term investments	1,210,364	1,353,402	2,238,474
Other non-current assets, net	1,947,332	2,453,440	3,709,592

Total non-current assets	3,157,696	3,806,842	5,948,066

Total assets	27,336,900	33,015,463	39,555,263

Short-term borrowings	1,100,000	—	4,000,000
Accounts and notes payable	4,162,086	4,438,892	6,353,170
Other current liabilities	4,771,573	6,093,796	8,415,009
Amounts due to non-VIE subsidiaries, current portion	14,540,771	18,617,929	18,174,711

Total current liabilities	24,574,430	29,150,617	36,942,890

Other non-current liabilities	36,778	245,597	779,517
Amounts due to non-VIE subsidiaries, non-current portion	17,981,584	18,277,644	17,095,238

Total non-current liabilities	18,018,362	18,523,241	17,874,755

Total liabilities	42,592,792	47,673,858	54,817,645

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(In thousands, except for share and par value)

2 Variable interest entities (Continued)

	For the Year Ended December 31
	2018	2019	2020
	RMB	RMB	RMB
Total revenues	134,142,882	150,816,969	137,885,322
Net income (loss)	565,647	539,032	(542,864)
Net cash provided by (used in) operating activities	(549,647)	4,497,949	659,450
Net cash provided by (used in) investing activities	2,478,947	(2,780,009)	(842,172)
Net cash provided by (used in) financing activities	100,000	(1,100,000)	4,037,500

3 Summary of significant accounting policies

3.1 Basis of presentation

          The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America ("US GAAP"). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

3.2 Basis of consolidation

          The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and VIEs' subsidiaries for which the Company is the ultimate primary beneficiary.

          A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A VIE is an entity in which the Company's subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company is the primary beneficiary of the entity.

          All transactions and balances among the Company, its subsidiaries and the VIEs and VIEs' subsidiaries have been eliminated upon consolidation. The results of subsidiaries and VIEs acquired or disposed of during the year are recorded in the consolidated statements of comprehensive loss from the effective dates of acquisition or up to the effective dates of disposal, as appropriate.

3.3 Impact of COVID-19

          Due to the COVID-19 pandemic starting in January 2020 and the various governmental regulations adopted to cope with the pandemic, there was an adverse impact on the Group's business and operations such as reduced demand for China Mobility and International business. The adverse economic and market condition resulting from COVID-19 triggered the decrease in revenue during 2020. The global spread of COVID-19 pandemic may also result in global economic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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3 Summary of significant accounting policies (Continued)

distress, and the extent to which it may affect the Group's results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict.

          As part of Chinese government's effort to ease the burden of business affected by COVID-19, the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced or exempted contributions to the government-mandated employee welfare benefit plans since February 2020. In addition, the Ministry of Finance and the State Taxation Administration temporarily reduced VAT rate of 3% to zero since January 2020 on revenues derived from ride hailing services in the PRC and other public transportation services until the end of first quarter of 2021.

          While the adverse impact from COVID-19 is currently expected to be temporary, there is uncertainty around the duration of these disruptions and the possibility of other adverse effects on the Group's business. The Group continues to assess the impact from the COVID-19 outbreak, and the Group is unable to accurately predict the full impact of COVID-19 on the business, results of operations, financial position and cash flows due to numerous uncertainties, including the severity of the disease, the duration of the outbreak, additional actions that may be taken by governmental authorities, the further impact on the business of drivers, riders, and business partners. The Group will continue to monitor for potential credit risk as the impact of the COVID-19 pandemic evolves.

3.4 Use of estimates

          The preparation of these financial statements in conformity with US GAAP requires management to make estimates and judgements that affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported revenues and expenses during the reported periods.

          The Group believes that (i) revenue recognition, (ii) assessment for impairment of goodwill, long-lived assets, intangible assets, (iii) determination of the estimated useful lives of long-lived assets, (iv) fair value of short-term, long-term investments and other financial instruments, (v) provision for credit losses of time deposits, accounts and notes receivable, loans receivable, contract assets, finance lease receivables and other receivables, (vi) determination of the fair value of ordinary shares, (vii) the purchase price allocation with respect to business combination and acquisition of equity method investees, (viii) valuation and recognition of share-based compensation expenses, (ix) provision for income tax and realization of deferred tax assets reflect more significant judgments and estimates used in the preparation of its consolidated financial statements. These estimates are inherently subject to judgment and actual results could differ from those estimates.

          The Group considered the impacts of the COVID-19 pandemic on the assumptions and inputs (including market data) supporting certain of these estimates, assumptions and judgments, in particular, the impairment assessment related to the determination of the fair values of certain investments and goodwill and the recoverability of long-lived assets. The level of uncertainties and volatilities in the global financial markets and economies resulting from the pandemic as well as the uncertainties related to the impact of the pandemic on the Group and the investees' operations and financial performance means that these estimates may change in future periods, as new events occur and additional information is obtained.

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(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

          Based on current assessment of these estimates, although the COVID-19 outbreak adversely affected the Group's business in the first half of 2020, the Group concluded that there would be no material impact on the Group's long-term forecast, and the Group did not identify additional impairments related to its goodwill or other long-lived assets except for the impairment charge mentioned in Note 26 for the year ended December 31, 2020.

3.5 Functional currency and foreign currency translation

          The Group uses Renminbi ("RMB") as its reporting currency. The functional currency of the Company and its subsidiaries incorporated in the Cayman Islands and BVI is United States dollars ("US$") and the functional currency of the PRC entities in the Group is RMB. The Company's subsidiaries with operations in other jurisdictions generally use their respective local currencies as their functional currencies. The determination of the respective functional currency is based on the criteria of Accounting Standards Codification ("ASC") 830, Foreign Currency Matters.

          Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as other income (loss), net in the consolidated statements of comprehensive loss. The foreign exchange loss amounted to RMB297,484 and RMB222,684 for the years ended December 31, 2018 and 2019, respectively; and the foreign exchange gain amounted to RMB1,156,606 for the year ended December 31, 2020.

          The financial statements of the Group are translated from the functional currency into RMB. Assets and liabilities are translated at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in the current period are translated into RMB using the appropriate historical rates. Revenues and expenses, gains and losses are translated into RMB using the periodic average exchange rate for the year. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income (loss) in the consolidated statements of comprehensive loss.

3.6 Convenience translation

          Translations of the consolidated balance sheet, consolidated statement of comprehensive loss and consolidated statement of cash flows from RMB into US$ as of and for the year ended December 31, 2020 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5518, representing the index rates stipulated by the federal reserve board/the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on March 31, 2021. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2021, or at any other rate.

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3 Summary of significant accounting policies (Continued)

3.7 Fair value measurement

          Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

          Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

          A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities;

  •
  Level 2 — Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities;

  •
  Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

          Accounting guidance also describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

          When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based sourced market parameters, such as interest rates and currency exchange rates.

3.8 Cash and cash equivalents

          Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal or use, and which have original maturities less than three months. As of December 31, 2018, 2019 and 2020, cash held in accounts managed by online payment platforms such as Alipay and WeChat Pay amounted to RMB1,246,779, RMB970,847, and RMB1,266,695 respectively, which have been classified as cash and cash equivalents in the consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

3.9 Restricted cash and non-current restricted cash

          Cash and time deposits that are restricted as to withdrawal for use or pledged as security is reported separately as restricted cash. The Group's restricted cash is classified into current and non-current based on the length of restricted period. The Group's restricted cash primarily represents security deposits for the bank acceptance bills.

3.10 Short-term investments

          Short-term investments mainly consist of time deposits, structured deposits and wealth management products. Time deposits are the balances placed with the banks with original maturities over three months, but less than one year, whose carrying amount approximate to fair value due to their short-term nature.

          Structured deposits and wealth management products refer to the financial instruments with variable interests rates indexed to performance of underlying assets. The Group elected the fair value option ("FVO") at the date of initial recognition to measure structured deposits and wealth management products at fair value. Changes in the fair value are reflected in the consolidated statements of comprehensive loss as investment income (loss), net.

3.11 Accounts and notes receivable, net

          Accounts receivable, net represent uncollected fare payments from individual customers and enterprise customers and primarily consist of (i) uncollected fare payments from individual customers for completed transactions, (ii) fare amounts not yet settled with enterprise customers, (iii) uncollected invoiced amounts from enterprise customers for other services completed.

          Notes receivable, net represent short-term notes receivable issued by reputable financial institutions that entitle the Group to receive the full-face amount from the financial institutions at maturity, which generally range from one to twelve months from the date of issuance.

          The Group records an allowance for credit losses for accounts receivable to the amounts that may not be collected. Before January 1, 2020, the Group estimates the allowance based on historical experience, the age of the amount due, the customer payment and the customers' creditworthiness, which are reviewed periodically and as needed, and amounts are written off when determined to be uncollectable.

          From January 1, 2020, the Group determines the expected credit losses provisions based on ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASC 326"), detailed as Note 3.14.

3.12 Loans receivable, net

          Loans receivable, net primarily represent micro loans the Group offers to individual borrowers who are registered as riders, end-users or drivers via the Group's platforms.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

Measurement of loans receivable

          Loans receivable are measured at amortized cost and reported on the consolidated balance sheets at outstanding principal adjusted for allowances for credit losses as the Group undertakes substantially all the risks and rewards for such loans offered.

Accrued interest receivables

          Accrued interest income on loans receivable is calculated based on the contractual interest rate of the loan and recorded as revenue in Other Initiatives as earned in the consolidated statements of comprehensive loss. Loans receivable are placed on non-accrual status upon reaching 90 days past due. When a loan receivable is placed on non-accrual status, the Group stops accruing interest and reverses all accrued but unpaid interest as of such date. The Group assesses the collectability of accrued interest together with the unpaid principal amount. Interest income for non-accrual loans receivable is recognized on a cash basis. Cash receipt of non-accrual loans receivable would be first applied to any unpaid principal and late payment fees, if any, before recognizing interest income. The Group does not resume accrual of interest after a loan has been placed on non-accrual basis.

Allowance for credit losses

          The provision for credit losses reflects the best estimate of the losses inherent in the outstanding portfolio of loans. Before January 1, 2020, the Group provides allowances for credit losses for loan and accrued interest receivables based primarily on historical loss experience using a rolling rate-based model applied to the loans receivable portfolios. The Group considers many factors, including but not limited to, the age of the amounts due, the payment history, the month of origination, the purpose of the loans, customers' creditworthiness, financial conditions of the individual borrowers, terms of the loans, regulatory environment, and the general economic conditions, into the assessment of allowance for credit losses.

          The Group considers loan receivable to be delinquent when a monthly payment is one day past due. The Group writes off the loan receivable against the related allowance when management determines that full repayment of a loan is not probable. Generally, write-off occurs after the 180th day of delinquency. The primary factor in making such determination is the assessment of potential recoverable amounts from the delinquent debtor.

          From January 1, 2020, the Group determines the expected credit losses provisions based on ASC 326, detailed as Note 3.14.

3.13 Short-term and long-term finance lease receivables, net

          The Group provides automobile finance lease services to individual customers and rental companies. The net investment of the lease will be recorded as finance lease receivables upon the inception of the lease. The net investment in a lease consists of the minimum lease payments, net of executory costs plus the unguaranteed residual value, less the unearned interest income plus the unamortized initial direct costs related to the lease. The accrued interest is also included in the finance lease receivables balance. Over the period of a lease, each lease payment received is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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3 Summary of significant accounting policies (Continued)

allocated between the repayment of the net investment in the lease and lease income based on the effective interest method so as to produce a constant rate of return on the net investment in the lease. The lease income is recorded as the Group's revenues in the consolidated statements of comprehensive loss. Initial direct costs of the finance leases are amortized over the lease term by adjusting against the related lease income. The investment in the leases, net of allowance for credit losses, is presented as finance lease receivables and classified as current or non-current assets in the balance sheets based on the duration of the remaining lease terms.

          Before January 1, 2020, the Group estimates the balance of provision for credit losses of its finance lease receivables at each balance sheet date by applying an incurred loss model, mainly based on customer repayment activities, such as the historical loss rate and days past due information. The total balance of finance lease receivable is considered contractually past due if the minimum required payment is not received by the contractual repayment day.

          Accrued lease income on finance lease receivables is calculated based on the effective interest rate of the net investment. Finance lease receivables are placed on non-accrual status upon reaching past due status for more than 90 days. When a finance lease receivable is placed on non-accrual status, the Group stops accruing interest. Lease income is subsequently recognized only upon the receipt of cash payments.

          From January 1, 2020, the Group determines the expected credit losses provisions based on ASC 326, detailed as Note 3.14.

3.14 Expected credit losses

          In 2016, the FASB issued ASC 326, which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses. The Group adopted ASC 326 on January 1, 2020 using a modified retrospective approach which did not have a material impact on the opening balance of accumulated deficit.

          The Group's time deposits, accounts and notes receivable, loans receivable, contract assets, finance lease receivables and other receivables are within the scope of ASC 326. The Group has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit losses experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit losses analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group's receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Group's specific facts and circumstances.

          All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond the Group's control. Primarily as a result of the macroeconomic and market turmoil caused by COVID-19, the Group updated the model based on the continuously monitoring result and took the latest available information into consideration.

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(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

3.15 Investment securities

          Investment securities consist of equity securities with readily determinable fair value and debt securities.

Equity securities with readily determinable fair value

          The Group invests in marketable equity securities, which are publicly traded stock.

          Prior to the adoption of ASU 2016-01, equity securities that have readily determinable fair values and were not accounted for using the equity method were classified as available-for-sale, and were carried at fair value with unrealized gains and losses recorded in accumulated other comprehensive income (loss) as a component of shareholders' equity (deficit).

          Upon the adoption of ASU 2016-01 on January 1, 2019, the Group carries these equity securities at fair value with unrealized gains and losses recorded in the consolidated statements for comprehensive loss. Unrealized losses recorded in accumulated other comprehensive income as of January 1, 2019 related to equity securities previously classified as available-for-sale, in the amount of RMB194,599, net of tax, were reclassified into accumulated deficit on January 1, 2019.

Debt securities

          For investments in convertible bonds with maturities of over one year, the Group elected the fair value option. The fair value option permits the irrevocable election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The investments accounted for under the fair value option are carried at fair value with realized or unrealized gains (losses) recorded as investment income (loss), net in the consolidated statements of comprehensive loss. The Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

3.16 Long-term investments

          The Group's long-term investments consist of equity investments without readily determinable fair value and equity method investments.

Equity securities without readily determinable fair value measured at Measurement Alternative

          Prior to the adoption of ASU 2016-01, the cost method was used to account for certain equity investments in privately held companies over which the Group neither has control nor significant influence through investments in common stock or in-substance common stock.

          Beginning on January 1, 2019, the Group's equity investments without readily determinable fair values, which do not qualify for NAV practical expedient and over which the Group does not have the ability to exercise significant influence through the investments in common stock or in-substance common stock, are accounted for under the measurement alternative upon the adoption of ASU 2016-01 (the "Measurement Alternative"). Under the Measurement Alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same

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3 Summary of significant accounting policies (Continued)

issuer. All realized and unrealized gains (losses) on the investments, are recognized in investment income (loss), net in the consolidated statements of comprehensive loss.

          For investments under the cost method/Measurement Alternative, the Group makes a qualitative assessment of whether the investment is impaired at each reporting date based on performance and financial position of the investee as well as other evidence of market value. Such assessment includes, but is not limited to, reviewing the investee's cash position, recent financing, as well as the financial and business performance, and other significant judgement in considering various factors and events.

          If a qualitative assessment indicates that the investment is impaired, the Group estimates the investment's fair value in accordance with the principles of ASC 820. If the fair value is less than the investment's carrying value, the Group recognizes an impairment loss in net loss equal to the difference between the carrying value and fair value. Significant judgment is applied by the Group in estimating the fair value to determine if an impairment exists, and if so, to measure the impairment losses for these equity security investments. These judgements include the selection of valuation methods in estimating fair value and the determination of key valuation assumptions used in cash flow forecasts.

Equity investments accounted for using the equity method

          The Group applies the equity method to account for equity investments in common stock or in-substance common stock, according to ASC 323 "Investments — Equity Method and Joint Ventures", over which it has significant influence but does not own a majority equity interest or otherwise control. An investment in in-substance common stock is an investment in an entity that has risk and reward characteristics that are substantially similar to that entity's common stock. The Group considers subordination, risks and rewards of ownership and obligation to transfer value when determining whether an investment in an entity is substantially similar to an investment in that entity's common stock.

          Under the equity method, the Group initially records its investment at cost and subsequently records its share of the results of the equity investees on a one quarter in arrears basis. The excess of the carrying amount of the investment over the underlying equity in net assets of the equity investee generally represents goodwill and intangible assets acquired. The Group subsequently adjusts the carrying amount of the investment to recognize the Group's proportionate share of each equity investee's net income or loss into the consolidated statement of comprehensive loss and recognize its share of post-acquisition movements in accumulated other comprehensive income in accumulated other comprehensive income (loss) as a component of shareholders' equity (deficit). When the Group's share of losses in the equity investees equals or exceeds its interest in the equity investee, the Group does not recognize further losses, unless the Group has incurred obligations or made payments or guarantees on behalf of the equity investee, or the Group holds other investments in the equity investee.

          The Group continuously reviews its investments in equity investees to determine whether a decline in fair value below the carrying value is other-than-temporary. The primary factors the Group considers in its determination are the duration and severity of the decline in fair value, the financial

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condition, operating performance and the prospects of the equity investee, and other company specific information such as recent financing rounds. If any impairment is considered other-than-temporary, the Group writes down the investment to its fair value and recognizes the impairment charge to the consolidated statements of comprehensive loss.

3.17 Property and equipment, net

          Property and equipment are stated at cost, net of accumulated depreciation and impairment, if any. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the assets.

Bikes and e-bikes

          Bikes and e-bikes are primarily depreciated over the estimated useful lives on a straight-line basis. The initial estimated useful lives of such bikes and e-bikes are generally from 2 to 3 years.

Vehicles

          Vehicles are depreciated over the estimated useful lives on a straight-line basis. The initial estimated useful lives of such vehicles are 5 years. The Group also estimates the residual value of the vehicles at the expected time of disposal. The estimated residual values for vehicles are based on factors including model, age, and mileage. The Group makes annual assessments to the depreciation rates of vehicles in response to the latest market conditions and their effect on residual values as well as the estimated time of disposal. Changes made to estimates are reflected in vehicle-related depreciation expense on a prospective basis.

Other property and equipment

          Other property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive loss.

          Property and equipment have estimated useful lives as follows:

Categories	Estimated useful lives of the Assets
Bikes and e-bikes	2-3 years
Vehicles	5 years
Computers, equipment and software	3-5 years
Leasehold improvement	Lesser of estimated useful life or remaining lease terms
Others	5-40 years

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Construction in progress

          Direct costs that are related to the construction of property, equipment and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property or equipment, which were primarily relating to vehicles and bikes and e-bikes which are not ready for lease or use, and the depreciation of these assets commences when the assets are ready for their intended use.

3.18 Intangible assets, net

          Intangible assets are primarily acquired through business combinations or purchased from third parties. Intangible assets arising from business combinations are recognized and measured at fair value upon acquisition. Purchased intangible assets are initially recognized and measured at cost upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives based upon the usage of the asset, which is approximated using a straight-line method as follows:

Categories	Estimated Useful Lives of the Assets
Non-compete agreements	6-7 years
Trademark and patents	3-20 years
Driver lists	5 years
Customer lists	5 years
Software	5 years
Online payment license*	Indefinite live
Others	Indefinite live

*
Acquired online payment license is considered to be an indefinite live and is carried at cost less any subsequent impairment loss. The Group is required to apply for the renewal of the license issued from government authorities each five years and the Group considered that there were no practical difficulties in the application of renewal process.

3.19 Impairment of long-lived assets other than goodwill

          Long-lived assets including property and equipment, intangible assets and other non-current assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold, or use is based on the amount by which the carrying value exceeds the fair value of the asset. Judgment is used in estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of the long-live assets' fair value.

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3.20 Goodwill

          Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.

          Goodwill is not depreciated or amortized but is tested for impairment on an annual basis, and between annual tests when an event occurs, or circumstances change that could indicate that the asset might be impaired. The Group adopted ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, and in accordance with the FASB, a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the qualitative assessment, the Group considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If the Group decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Group performs goodwill impairment testing at the reporting unit level on December 31 annually. No impairment of goodwill was recognized for the years ended December 31, 2018, 2019 and 2020.

3.21 Leases

          Before January 1, 2019, the Group applied ASC Topic 840 ("ASC 840"), Leases, and each lease is classified at the inception date as either a capital lease or an operating lease.

          The Group adopted ASC 842, "Leases" ("ASC 842") on January 1, 2019, using the modified retrospective transition method through a cumulative-effect adjustment in the period of adoption rather than retrospectively adjusting prior periods and the package of practical expedient. The Group categorized leases with contractual terms longer than twelve months as either operating or finance lease. The adoption of ASC 842 resulted in recognition of Operating Right-of-use ("ROU") assets of RMB1,579,984, operating lease liabilities of RMB429,604 and non-current operating lease liabilities of RMB1,176,787 as of January 1, 2019. There is no impact to accumulated deficit at adoption.

          ROU assets represent the Group's rights to use underlying assets for the lease terms and lease liabilities represent the Group's obligation to make lease payments arising from the leases. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus

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any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for the Group's operating leases, the Group generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The Group's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Group elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in the lease liability calculation. Variable lease payments mainly include costs related to certain IDC facilities leases which are determined based on actual number of usages. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

          For operating leases, lease expense is recognized on a straight-line basis in operations over the lease term. For finance leases, lease expense is recognized as depreciation and interest; depreciation on a straight-line basis over the lease term and interest using the effective interest method.

          Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

3.22 Short-term and long-term borrowings

          Borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method.

3.23 Statutory reserves

          In accordance with the relevant regulations and their articles of association, subsidiaries of the Group incorporated in the PRC are required to allocate at least 10% of their after-tax profit determined based on the PRC accounting standards and regulations to the general reserve until the reserve has reached 50% of the relevant subsidiary's registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the respective company. These reserves can only be used for specific purposes and are not transferable to the Group in the form of loans, advances or cash dividends. For the years ended December 31, 2018, 2019 and 2020, appropriations to the general reserve amounted to RMB3,405, RMB3,929 and RMB9,159, respectively. No appropriations to the enterprise expansion fund and staff welfare and bonus fund have been made by the Group.

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3.24 Revenue recognition

          The Group adopted ASC 606 — "Revenue from Contracts with Customers" for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group's customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, after considering allowances for refund, price concession, discount and value added tax ("VAT").

China Mobility

          The Group generates revenues from providing a variety of mobility services through its mobility platform in the PRC ("China Mobility Platform"). The Group's revenues from its ride hailing services in the PRC presented on a gross basis accounted for more than 97% of the total revenues from China Mobility for the three years ended December 31, 2018, 2019 and 2020, respectively. The Group also generates revenues from providing other mobility services such as taxi hailing, chauffeur, hitch and other services in the PRC.

  •
  Ride hailing services in the PRC

          The Group provides a variety of ride hailing services on its China Mobility Platform, including Express, Premium, Luxe, Select, Piggy Express and Carpooling service lines in the PRC, and considers itself as the ride service provider according to the relevant regulations in the PRC and the ride service agreements entered into with riders. For all ride hailing services offered, names of the services and the service providers with the corresponding service agreements are displayed on the Group's China Mobility Platform. Riders can choose ride hailing services from the Group's China Mobility Platform based on their mobility needs and preferences. When a rider selects and initiates a ride service request, an estimated service fee is displayed and the rider can further decide whether to place the service request or not. Once the rider places the ride service request and the Group accepts the service request, a ride service agreement is entered into between the rider and the Group. Upon completion of the ride services, the Group recognizes ride hailing services revenues on a gross basis.

  •
  Principal versus agent considerations of ride hailing services in the PRC

          According to the relevant regulations in the PRC, online ride hailing services platforms are required to obtain licenses and take full responsibility of the ride services. The relevant regulations also require the licensed platforms to ensure that the drivers and cars engaged in providing ride services meet the requirements stipulated by the regulations. Accordingly, the Group as an online ride hailing services platform considers itself as the principal for its ride services because it controls the services provided to riders. The control over the services provided to riders is demonstrated through: a) the Group is able to direct registered drivers to deliver ride services on its behalf based on the ride service agreement it entered into with riders. If the assigned driver is not able to deliver the service in limited circumstances, the Group will assign another registered driver to deliver the service; b) in accordance with the agreements entered into between the Group and the drivers, the drivers are obligated to comply with service standards and implementation rules set by the Group when providing the ride services on behalf of the Group; c) the Group evaluates drivers'

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performance regularly in accordance with standards set by the Group. Other indicators of the Group being the principal are demonstrated by: a) the Group is obligated to fulfill the promise to provide the ride hailing services to riders in accordance with the above service agreements and the above regulations in the PRC; b) the Group has the discretion in setting the prices for the services.

  •
  Taxi hailing, chauffeur and hitch services in the PRC

          The Group provides a variety of other services on its China Mobility Platform, mainly including taxi hailing, chauffeur and hitch services. The Group considers itself as the agent for taxi hailing, chauffeur and hitch services and recognizes agency revenue earned from the service providers such as taxi drivers, chauffeur service providers and car owners from the hitch service.

International

          The Group derives the revenues principally from ride hailing services in overseas countries, including Brazil and Mexico. The Group also generates revenues from food delivery services in overseas countries.

  •
  Ride hailing services in overseas countries

          The Group contracts with individual drivers to offer ride services on the Group's mobility platform in overseas countries ("Overseas Mobility Platform"). When a rider raises a ride service request through the Group's Overseas Mobility Platform, an estimated service fee is displayed and the rider can further decide whether to place the service request or not. Once the rider places the ride service request and a driver accepts the service request, a ride service agreement is entered into between the rider and the driver. The Group's performance obligation is to facilitate and arrange the ride services between riders and drivers. The Group recognizes revenues from its service contracts with drivers upon completion of the ride services provided by drivers. In addition, in most overseas countries riders access the Group's Overseas Mobility Platform for free and the Group has no performance obligation to the riders. As a result, in general, drivers are the Group's customers, while riders are not.

  •
  Principal versus agent considerations of ride hailing services in overseas countries

          The Group considers itself as an agent for ride hailing services provided through its Overseas Mobility Platform because the Group does not control the services provided by drivers to riders as 1) the Group does not obtain control of the drivers' services prior to its transfer to the riders; 2) the Group does not have the power to direct drivers to perform the service on its behalf; and 3) the Group does not integrate services provided by drivers with the Group's other services and then provide them to riders. Other indicator of the Group being the agent is demonstrated by the drivers being obligated to fulfill the promise to provide the ride services according to the service agreements entered into between drivers and riders.

  •
  Food delivery services in overseas countries

          The Group derives its food delivery revenue primarily from service fees paid by merchants and delivery persons for use of the platform and related services to successfully complete the services

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on the platform. The Group recognizes revenue when services provided to merchants and delivery persons are complete.

Other Initiatives

  •
  Bike and e-bike sharing

          The Group enters into rental agreements, with the users at the inception of each trip. The Group is responsible for providing access to the bikes and e-bikes over the user's desired period of use. The Group derives a majority of the revenues from rental agreements, which are classified as operating leases as defined within ASC 842, and records the rental payments received as revenues upon the completion of each trip. The revenues derived from bike and e-bike sharing amounted to RMB244,151, RMB1,533,271 and RMB3,172,635 for the years ended December 31, 2018, 2019 and 2020 respectively.

  •
  Auto solutions

          The Group primarily leases vehicles to drivers who use them to provide ride hailing services in the PRC. The Group operates rental vehicles which comprise both vehicles owned by the Group and vehicles leased from third-party leasing companies. The Group either leases or subleases vehicles to drivers and end-users, and as a result, the Group considers itself to be the accounting lessor or sublessor, as applicable, in these arrangements in accordance with ASC 842. The Group provides financial lease services and operating lease services to drivers and end-users through its platform as detailed below.

    •
    Finance lease service in auto solutions

          The Group primarily enters into lease arrangements with drivers, who lease vehicles from the Group to provide ride hailing services on the platform. The lease arrangements normally have three-year lease term and contain lessee bargain purchase options at prices substantially below the subject asset's estimated residual value at the exercise date for the option. Consequently, the Group has classified these leases as finance leases for accounting purposes.

          For such finance leases, the Group reports the discounted present value of (i) future minimum lease payments (including the bargain purchase option) and (ii) any unguaranteed residual value not subject to a bargain purchase option, as finance lease receivables on its balance sheet, and accrues interest on the balance of the finance lease receivables based on the effective interest rate inherent in the applicable lease over the term of the lease.

    •
    Operating lease service in auto solutions

          The Group provides operating lease service to drivers and end-users on its platform. Revenue from these services is recognized on a straight-line basis over the lease period.

  •
  Others

          The Group provides a variety of other initiatives services on its platform, including intra-city freight, community group buying and other services. The Group generally recognizes revenues when services are provided to its customers.

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Contract balances

          The Group classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Group recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. A contract asset is recorded when the Group has transferred services to the customer before payment is received or is due, and the Group's right to consideration is conditional on future performance or other factors in the contract. Contract assets amounting to RMB23,066, RMB250,349 and RMB222,591 are recorded in accounts and notes receivable, net in the consolidated balance sheets as of December 31, 2018, 2019 and 2020, respectively.

          Contract liabilities are recognized if the Group receives consideration prior to satisfying the performance obligations, which typically include advance payments from ride hailing services in the PRC. Contract liabilities as of December 31, 2018, 2019 and 2020 were RMB458,480, RMB719,758 and RMB915,430, respectively, recognized as deferred revenue and customer advances in the consolidated balance sheets. Substantially all of contract liabilities at the beginning of the current year are recognized as revenues during the following year. The differences between the opening and closing balances of the Group's contract liabilities primarily result from the timing difference between the Group's satisfaction of performance obligation and the customer's payment.

Incentive Programs

  •
  Incentives to consumers considered as customers from an accounting perspective

  •
  Customer incentives

          For China Mobility segment, riders using ride haling service, taxi drivers, chauffeur service providers and car owners providing hitch service are considered as the customers of the Group. For International segment, drivers providing ride hailing services, merchants and delivery persons in food delivery service are considered as the customers of the Group. For Other Initiatives segment, users in bike and e-bike sharing, lessees in auto solutions, drivers providing intra-city freight service, and merchants in community group buying are considered as the customers of the Group.

          The Group offers various incentive programs to the Group's customers, including fixed amount discounts, performance-based bonus payment, etc. Incentives provided to customers are recorded as a reduction of revenue if the Group does not receive a distinct good or service or cannot reasonably estimate the fair value of the good or service received. Incentives to customers that are not provided in exchange for a distinct good or service are evaluated as variable consideration, in the most likely amount to be earned by the customers at the time or as they are earned by customers, depending on the type of incentives. Since incentives are earned over a short period of time, there is limited uncertainty when estimating variable consideration.

          Incentives earned by customers for referring new customers are paid in exchange for a distinct service and are accounted for as customer acquisition costs. The Group expenses such

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referral payments as incurred in sales and marketing expenses in the consolidated statements of comprehensive loss. The Group applies the practical expedient under ASC 340-40-25-4 and expenses costs to acquire new customer contracts as incurred because the amortization period would be one year or less. The amount recorded as an expense is the lesser of the amount of the incentive paid or the established fair value of the service received. Fair value of the service is established using amounts paid to vendors for similar services.

    •
    Customer loyalty program

          The Group's riders participate in a reward program, which provides service discount vouchers and other gifts based on accumulated membership points that vary depending on the services received and fees paid, timing, and distances of each trip taken by the riders. The riders may redeem the amount of points in their membership points accounts in vouchers or other physical products via Didi Online Mall. Because the Group has an obligation to provide such vouchers and other gifts, the Group recognizes liabilities and accounts for the estimated cost of future usage of vouchers as contra-revenues when the membership points are awarded. As members redeem their points or their entitlements expire, the accrued liability is reduced correspondingly. The Group estimates the liabilities under customer loyalty program based on accumulated membership points and management's estimate of probability of redemption in accordance with the historical redemption pattern. If actual redemption differs significantly from the estimate, it will result in an adjustment to the liability and the corresponding revenue.

  •
  Incentives to consumers not considered as customers from an accounting prospective

          For the China Mobility segment, the end-users of taxi hailing, chauffeur and hitch service are not considered to be the customers of the Group from an accounting perspective. For International segment, in general, the riders using ride hailing services and end-users in food delivery services are not considered to be the customers of the Group from an accounting perspective. For Other Initiatives, end-users of intra-city freight services and community group buying services are not considered to be the customers of the Group from an accounting perspective.

          The Group at its own discretion offers incentives to such consumers to encourage their uses of its platform. These are offered in various forms that include:

  •
  Customized consumer discounts and promotions

          These discounts and promotions are offered to some consumers in a market to acquire, re-engage or generally increase the uses of the Group's platform by such consumers, and are akin to a coupon. An example is an offer providing a discount on a limited number of rides during a limited time period. The Group records the cost of these discounts and promotions to such consumers as sales and marketing expenses at the time they are redeemed by the consumers.

  •
  Consumer referrals

          These referrals are earned when an existing consumer ("the referring consumer") refers a new consumer ("the referred consumer") to the Group and the referred consumer uses services offered by the Group's platform. These consumer referrals incentives are typically paid in the form of a credit given to the referring consumer. These referrals are offered to attract new consumer to the

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Group. The Group records the liability for these referrals and corresponding expenses as sales and marketing expenses at the time the referral is earned by the referring consumer.

Practical Expedients

          The Group utilizes the practical expedient available under ASC 606-10-50-14 and does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

          The effect of a significant financing component has not been adjusted for contracts when the Group expects, at contract inception, that the period between when the Group transfers a promised good or service to the customer and the collection of the payments from the customers will be one year or less.

3.25 Cost of revenues

          Cost of revenues, which are directly related to revenue generating transactions on the Group's platform, primarily consists of driver earnings and incentives in ride hailing services of China Mobility segment, depreciation and impairment of vehicles, bikes and e-bikes, insurance cost related to service offering, payment processing charges, and bandwidth and server related costs.

3.26 Operations and support

          Operations and support expenses consist primarily of personnel-related compensation expenses, including share-based compensation for the Group's operations and support personnel, third party customer service fees, driver operation fees, other outsourcing fees and expenses related to general operations.

3.27 Sales and marketing expenses

          Sales and marketing expenses consist primarily of advertising and promotion expenses, certain incentives paid to consumers not considered as customers from an accounting perspective, amortization of acquired intangible assets utilized by sales and marketing functions, and personnel-related compensation expenses, including share-based compensation for the Group's sales and marketing staff. Advertising and promotion expenses are recorded as sales and marketing expenses when incurred, and totaled RMB2,593,980, RMB2,541,379 and RMB5,088,880 for the years ended December 31, 2018, 2019 and 2020, respectively. Incentives provided to consumers amounted to RMB1,457,544, RMB1,083,868, and RMB2,100,671 for the years ended December 31, 2018, 2019 and 2020, respectively.

3.28 Research and development expenses

          Research and development expenses consist primarily of personnel-related compensation expenses, including share-based compensation for employees in engineering, design and product development, depreciation of property and equipment utilized by research and development functions, and bandwidth and server related costs incurred by research and development functions. The Group expenses all research and development expenses as incurred.

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3.29 General and administrative expenses

          General and administrative expenses consist primarily of personnel-related compensation expenses, including share-based compensation for the Group's managerial and administrative staff, allowances for doubtful accounts, office rental and property management fees, professional services fees, depreciation and amortization related to assets used for managerial functions, and other administrative office expenses.

3.30 Government grants

          Government grants are recognized as income in other income (loss), net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the consolidated statements of comprehensive loss upon receipt and when all conditions attached to the grants are fulfilled.

3.31 Share-based compensation

          The Group grants share options and restricted share units ("RSUs") of the Company to its employees, directors and consultants of the Group (collectively, "share-based awards"), the substantial majority of the Group's share-based awards have been made to employees. Such compensation is accounted for in accordance with ASC 718 Compensation-Stock compensation ("ASC 718"). On January 1, 2019, the Group adopted ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvement to non-employee Share-based Payment Accounting to amend the accounting for share-based payment awards issued to nonemployees. Under ASU 2018-07, the accounting for awards to non-employees are similar to the model for employee awards.

          Share-based awards with service conditions only are measured at the grant date fair value of the awards and recognized as expenses using the graded-vesting method, net of estimated forfeitures, if any, over the requisite service period. Share-based awards that are subject to both service conditions and the occurrence of an initial public offering ("IPO") as performance condition, are measured at the grant date fair value. Cumulative share-based compensation expenses for the awards that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded-vesting method.

          The Group, with the assistance of an independent third-party valuation firm, determined fair value of share-based awards granted to employees and non-employees, if applicable. The fair value of the RSUs was assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding the Group's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. The fair value of share options is estimated on the grant date using the Binomial option pricing model. The assumptions used in share-based compensation expense recognition represent management's best estimates, but these estimates involve inherent uncertainties and application of management judgment.

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          According to ASC 718, a change in any of the terms or conditions of share-based awards shall be accounted for as a modification of the plan. Therefore, the Group calculates incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the fair value and other pertinent factors at the modification date. For vested options, the Group would recognize incremental compensation cost in the period the modification occurs and for unvested options, the Group would recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

3.32 Segment reporting

          Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group's chief operating decision maker ("CODM") in deciding how to allocate resources and assess performance.

          The Group's internal organizational structure and business segments are more fully described in Note 18.

3.33 Taxation

Income taxes

          Current income tax is recorded in accordance with the laws of the relevant tax jurisdictions.

          The Group applies the liability method of income taxes in accordance of ASC Topic 740, Income Taxes ("ASC 740"), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are provided based on temporary differences arising between the tax bases of assets and liabilities and the financial statements, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.

          Deferred tax assets are recognized to the extent that such assets are more-likely-than-not to be realized. In making such a determination, the Group considers all positive and negative evidences, including results of recent operations and expected reversals of taxable income. Valuation allowances are provided to offset deferred tax assets if it is considered more-likely-than-not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

          The Group applies the provisions of ASC 740, in accounting for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group as elected to classify interest and penalties related to an uncertain tax position (if and when required) as part of "income tax expenses" in the consolidated statements of comprehensive loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

The Group did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended December 31, 2018, 2019 and 2020.

3.34 Employee benefits

          Employees of the Group in the PRC are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund plans through a PRC government-mandated multi-employer defined contribution plan. The Group is required to accrue for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group is required to make contributions to the plans out of the amounts accrued. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees, and the Group's obligations are limited to the amounts contributed with no legal obligation beyond the contributions made. Total amounts for such employee benefits, which were expensed as incurred, were RMB949,971, RMB1,116,105 and RMB1,030,111 for the years ended December 31, 2018, 2019 and 2020, respectively.

3.35 Comprehensive income (loss)

          Comprehensive income (loss) is defined to include all changes in equity deficit of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive income (loss) includes net loss and currency translation adjustments of the Group and, prior to the adoption of ASU 2016-01, unrealized gains and losses to an available-for-sale securities.

3.36 Net loss per share

          Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the loss.

          Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of unvested restricted shares and RSUs, ordinary shares issuable upon the exercise of outstanding share options using the treasury stock method, and ordinary shares issuable upon the conversion of preferred shares using the if-converted method. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

3.37 Treasury shares

          The Group accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account in shareholders' equity (deficit). The ordinary shares issued to trusts upon exercise of options, which are still subject to original conditions, are also accounted for as treasury shares in shareholders' equity (deficit).

3.38 Business combinations and non-controlling interests

          The Group accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 — "Business Combinations". The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers, liabilities incurred by the Group and equity instruments issued by the Group. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive loss. During the measurement period, which can be up to one year from the acquisition date, the Group may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Subsequent to the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any further adjustments are recorded in the consolidated statements of comprehensive loss.

          In a business combination achieved in stages, the Group re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive loss.

          For the Group's majority-owned subsidiaries, non-controlling interests are recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group.

          The Group allocates the acquisition cost to the assets and liabilities of the Group acquired, including separately identifiable intangible assets, based on their estimated fair values. The Group makes estimates and judgments in determining the fair value of acquired assets and liabilities, with the assistance of an independent valuation firm and management's experience with similar assets and liabilities. In performing the purchase price allocation, the Group considers the analyses of historical financial performance and estimates of future performance of these companies acquired.

3.39 Convertible redeemable non-controlling interests and convertible non-controlling interests

          Convertible redeemable non-controlling interests represent preferred share financing by subsidiaries of the Group from preferred shareholders. As the preferred shares could be redeemed by such shareholders upon the occurrence of certain events that are not solely within the control of the Group, these preferred shares are accounted for as redeemable non-controlling interests. The

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

Group accounts for the changes in accretion to the redemption value in accordance with ASC topic 480, Distinguishing Liabilities from Equity. The Group elects to use the effective interest method to account for the changes of redemption value over the period from the date of issuance to the earliest redemption date of the non-controlling interests.

          Convertible non-controlling interests represent preferred share financing by subsidiaries of the Group from preferred shareholders, which are contingently redeemable upon certain deemed liquidation events occurs. Such deemed liquidation events require the redemption of those preferred shares and cause them being classified outside of permanent equity.

	Convertible redeemable non-controlling interests	Convertible non- controlling interests

	RMB	RMB
Balance as of December 31, 2019	—	—
Issuance of convertible redeemable non-controlling interests and convertible non-controlling interests, net of issuance costs	3,180,218	99,851
Accretion of convertible redeemable non-controlling interests to redemption value	165,047	—

Balance as of December 31, 2020	3,345,265	99,851

3.40 Commitments and contingencies

          In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. An accrual for a loss contingency is recognized if it is probable that a liability has been incurred and the amount of liability can be reasonably estimated. If a potential loss is not probable, but reasonably possible, or is probable but the amount of liability cannot be reasonably estimated, then the nature of contingent liability, together with an estimate of the range of the reasonably possible loss, if determinable and material, is disclosed.

          Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of guarantee would be disclosed.

3.41 Significant risks and uncertainties

Concentration of customers and suppliers

          There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group for the years ended December 31, 2018, 2019 and 2020.

Concentration of credit risk

          Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other receivables,

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

short-term investments and long-term investments. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2018, 2019 and 2020, all of the Group's cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the Mainland of China and Hong Kong, which management believes are of high credit quality. On May 1, 2015, China's new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. This Deposit Insurance Regulation would not be effective in providing complete protection for the Group's accounts, as its aggregate deposits are much higher than the compensation limit. However, the Group believes that the risk of failure of any of these PRC banks is remote. The Group expects that there is no significant credit risk associated with cash and cash equivalents or short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality. The Group has no significant concentrations of credit risk with respect to the assets mentioned above.

          The Group relies on a limited number of third parties to provide payment processing services ("payment service providers") to collect amounts due from end-users. Payment service providers are financial institutions, credit card companies and mobile payment platforms such as Alipay and WeChat Pay, which the Company believes are of high credit quality.

          Accounts receivable are typically unsecured and are derived from revenues earned from customers in the PRC. The credit risk with respect to accounts receivable is mitigated by credit control policies the Group carries out on its customers and its ongoing monitoring process of outstanding balances.

Foreign currency exchange rate risks

          In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated by more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The appreciation of the RMB against the US$ was approximately 6% in 2017. The depreciation of the RMB against the US$ was approximately 5% and 2% in 2018 and 2019, respectively. The appreciation of the RMB against the US$ was approximately 6% in 2020. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

Currency convertibility risk

          The PRC government imposes controls on the convertibility of RMB into foreign currencies. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

China (the "PBOC"). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

Operation and compliance risk

          On July 27, 2016, the Ministry of Transport, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of Commerce, the State Administration for Market Regulation and the Cyberspace Administration of China jointly promulgated the Interim Measures for the Management of Online Ride Hailing Operation and Service ("Interim Measures"), which took effect on November 1, 2016 and was last amended on December 28, 2019, to regulate the business activities of online ride hailing services by establishing a regulatory system for the platforms, vehicles and drivers engaged in online ride hailing services. In accordance with the Interim Measures, the platform that conducts the online ride hailing services is subject to obtain the necessary permit. The vehicles used for online ride hailing services must also obtain the transportation permit for vehicles, and the drivers engaged in online ride hailing services are required to meet certain requirements and pass the relevant exams.

          Due to the uncertainties that exist with respect to the applicability of existing requirements to the Group's ride hailing services in the PRC, the Group has not obtained the required permits for certain cities when the Group are required to do so, and not all drivers or vehicles on the platforms have the required licenses or permits. Therefore, the Group has been and may continue to be subject to fines as a result. If the Group fails to remediate the non-compliance with relevant law and regulation requirements, the Group could be subject to penalties and/or an order of correction, and as a result, the Group's business, financial condition, and results of operations could be materially and adversely affected.

          In an effort to ensure compliance with applicable Interim Measures, the Group has continuously conducted the process to obtain the necessary licenses or permits in different jurisdictions. The Group is continuously making efforts to obtain more necessary licenses or permits to mitigate the relevant compliance risk.

3.42 Recently issued accounting pronouncements

          In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 and to simplifies accounting for income taxes. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

          Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. In January 2020, the FASB issued ASU 2020-01, "Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815", which clarifies the interaction of the accounting for equity investments under Topic 321 and

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Summary of significant accounting policies (Continued)

investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The guidance is effective for public entities for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

4 Business combination

Acquisition of Kuaidi

          On February 11, 2015, the Group acquired 100% of the equity of Kuaidi for a total consideration of RMB13,550,534 (US$2,209,987). Kuaidi was mainly engaged in the business of providing taxi hailing services in China. The acquisition was accounted for as a business combination, resulting in the recognition of RMB8,383,084 (US$1,367,216) in goodwill in China Mobility segment and RMB1,770,093 (US$288,688) in intangible assets on the acquisition date.

Acquisition of Uber (China) Ltd. ("Uber China")

          On August 1, 2016, the Group acquired 100% of the equity of Uber (China) Ltd. ("Uber China") for a total consideration of RMB46,531,937 (US$7,020,827). Uber China was mainly engaged in the business of providing ride hailing services in China. The acquisition was accounted for as a business combination, resulting in the recognition of RMB37,900,795 (US$5,718,544) in goodwill in China Mobility segment and RMB11,633,403 (US$1,755,270) in intangible assets on the acquisition date.

Acquisition of 99 Taxis

          99 Taxis is a company engaged in business of providing ride hailing services in Brazil. In 2017, the Group purchased certain number of preferred shares of 99 Taxis for a total cash consideration of RMB496,400 (US$77,406). In addition, the Group received certain warrants to purchase the ordinary shares and Series C-2 preferred shares of 99 Taxis as the consideration for providing technical and operational support services to 99 Taxis. The warrants were considered as freestanding financial instruments and was accounted for at fair value.

          On January 2, 2018, the Group acquired 99 Taxis through purchases of all of the outstanding ordinary shares and preferred shares of 99 Taxis not owned by the Group. The Group re-measured the previously held equity interests in 99 Taxis at fair value at the acquisition date and recognized a gain of RMB540,253 (US$84,244) in investment income (loss), net in the consolidated statements of comprehensive loss. The fair value of the previously held equity interests was estimated based on the purchase price per share of 99 Taxis as of the acquisition date.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

4 Business combination (Continued)

          The acquisition was accounted for as a business combination. The total consideration to acquire 99 Taxis was allocated on the acquisition date based on the fair value of the assets acquired and the liabilities assumed as follows:

(i)
Total purchase price for the acquisition consists of:

	Fair value	Fair Value

	RMB	US$
Cash	2,204,270	343,721
Fair value of the Group's Series B-2 convertible preferred shares issued	1,426,049	222,370
Fair value of the Group's replacement options issued for options of 99 Taxis attributable to precombination services	4,954	772
Fair value of previously held equity interests and warrants	1,768,026	275,697

Total	5,403,299	842,560

(ii)
The Group made estimates and judgments in determining the fair value of the assets acquired and liabilities assumed with the assistance from an independent valuation firm. The purchase price allocation at the date of the acquisition is as follows:

	RMB	US$	Amortization period

Net assets acquired, excluding intangible assets and the related deferred tax liabilities(a):	456,811	71,233
Identifiable intangible assets:
Trademarks	745,962	116,321	10 years
Driver relationships	63,508	9,903	5 years
Customer relationships	121,705	18,978	5 years
Software	52,817	8,236	5 years
Deferred tax liabilities	(334,557)	(52,169)
Goodwill	4,297,053	670,058

Total	5,403,299	842,560

(a)
Net assets acquired primarily include cash and cash equivalents of RMB357,638 (US$ 55,768) as of the date of acquisition.

          The excess of the purchase price over identifiable assets acquired and liabilities assumed was recorded as goodwill. Goodwill arising from this acquisition was recorded in International segment, which is attributable to the synergies expected from the combined operations of 99 Taxis and the Group, the assembled workforce and their knowledge and experience in the online ride hailing business. The goodwill is not expected to be deductible for tax purposes.

          Pro forma results of operations for 99 Taxis acquisition have not been presented as it was not material to the consolidated financial statements.

          Other than acquisition of 99 Taxis mentioned, acquisitions for the years ended December 31, 2018, 2019 and 2020 were not material.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

5 Short-term investments

          The following is a summary of short-term investments:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Time deposits	35,114,778	35,677,851	33,809,399
Structured deposits	2,962,729	5,192,681	3,588,170
Wealth management products	191,519	489,677	—

Total	38,269,026	41,360,209	37,397,569

6 Accounts and notes receivable, net

          Accounts and notes receivable, net consist of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Accounts and notes receivable	2,015,524	3,118,269	2,994,181
Allowance for credit losses	(312,298)	(437,266)	(556,360)

Accounts and notes receivable, net	1,703,226	2,681,003	2,437,821

          On January 1, 2020, the Group adopted ASC 326 using a modified retrospective method for accounts and notes receivable measured at amortized cost.

          The operating lease receivables generated from lease vehicles to drivers and end-users, are recorded as accounts and notes receivable, net in the consolidated balance sheets. The operating lease receivables are subject to ASC 842 mentioned in Note 3.21.

          The movement of the allowances for credit losses is as follows:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Beginning balance prior to ASC 326	(325,073)	(312,298)	(437,266)
Impact of adoption of ASC 326	—	—	(71,498)

Balance at beginning of the year	(325,073)	(312,298)	(508,764)
Provision	(304,343)	(403,033)	(448,720)
Write-offs	317,118	278,065	401,124

Balance at end of the year	(312,298)	(437,266)	(556,360)

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

7 Loans receivable, net

          Loans receivable, net consists of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Loans receivable	2,050,354	1,615,074	3,024,661
Allowance for credit losses	(85,459)	(100,643)	(146,432)

Loans receivable, net	1,964,895	1,514,431	2,878,229

          The movement of the allowances for credit losses is as follows:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Beginning balance prior to ASC 326	(118)	(85,459)	(100,643)
Impact of adoption of ASC 326	—	—	(50,569)

Balance at beginning of the year	(118)	(85,459)	(151,212)
Provision	(99,466)	(221,109)	(153,560)
Write-offs	14,125	205,925	158,340

Balance at beginning of the year	(85,459)	(100,643)	(146,432)

          The aging analysis of loans receivable by due date as of December 31, 2018, 2019 and 2020 is as follows:

	Past Due
	1-30 Days	31-60 Days	61-90 Days	91 Days or Greater	Total Past Due	Current	Total
As of December 31, 2018	49,641	36,157	39,284	67,177	192,259	1,858,095	2,050,354
As of December 31, 2019	28,613	23,201	19,813	67,031	138,658	1,476,416	1,615,074
As of December 31, 2020	22,056	14,537	10,701	33,909	81,203	2,943,458	3,024,661

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

8 Prepayments, receivables and other current assets, net and other non-current assets, net

          Prepayments, receivables and other current assets, net consist of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Deductible VAT-input	966,812	1,253,414	1,871,768
Interest receivables	629,904	551,371	354,930
Rental deposits and other deposits, net	210,376	220,461	346,032
Prepayments for insurance costs	197,792	295,450	288,858
Inventories, net	153,611	201,231	261,550
Advances to employees	93,744	205,056	200,698
Prepayments for promotion and advertising expenses and other operation expenses	133,092	159,751	175,267
Payments to drivers and partners on behalf of end-users	5,611	59,119	157,653
Short-term finance lease receivables, net	71,530	109,292	91,067
Others, net	532,553	450,258	507,130

Total	2,995,025	3,505,403	4,254,953

          Other non-current assets, net consist of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Long-term time deposits	—	1,102,000	3,460,000
Prepayments for purchase of property, and equipment and other non-current assets, net	728,869	440,628	650,771
Prepayment for long-term investments	40,000	689,102	107,283
Long-term finance lease receivables, net	173,822	243,847	94,508
Others	36,018	32,962	209,140

Total	978,709	2,508,539	4,521,702

          The movement of the allowances for credit losses of short-term and long-term finance lease receivables is as follows:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Balance at beginning of the year	—	(1,689)	(3,871)
Impact of adoption of ASC 326	—	—	—

Balance at beginning of the year	—	(1,689)	(3,871)
Provision	(3,657)	(2,894)	(73,004)
Write-offs	1,968	712	4,708

Balance at end of the year	(1,689)	(3,871)	(72,167)

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

9 Investment securities

          Investment securities include i) marketable equity securities, which are publicly traded stocks or funds measured at fair value and ii) debt securities, which the fair value option was selected.

          The following table summarizes the carrying value and fair value of the investment securities:

	As of December 31, 2018
	Original Cost	Gross Unrealized Gains	Gross Unrealized Losses	Foreign currency translation adjustments	Fair Value
	RMB	RMB	RMB	RMB	RMB
Listed equity securities	783,806	—	(194,599)	13,294	602,501
— Investee A(1)	600,000	—	(145,827)	—	454,173
— Others	183,806	—	(48,772)	13,294	148,328
Convertible bonds(2)	334,935	16,169	—	8,225	359,329

Total	1,118,741	16,169	(194,599)	21,519	961,830

	As of December 31, 2019
	Original Cost	Gross Unrealized Gains	Gross Unrealized Losses	Foreign currency translation adjustments	Fair Value
	RMB	RMB	RMB	RMB	RMB
Listed equity securities	6,479,196	30,531	(1,655,388)	156,534	5,010,873
— Investee A(1)	600,000	—	(82,577)	—	517,423
— Investee Uber (Note 10)	5,652,123	—	(1,539,651)	141,434	4,253,906
— Others	227,073	30,531	(33,160)	15,100	239,544
Convertible bonds(2)	60,000	3,366	—	—	63,366

Total	6,539,196	33,897	(1,655,388)	156,534	5,074,239

	As of December 31, 2020
	Original Cost	Gross Unrealized Gains	Gross Unrealized Losses	Foreign currency translation adjustments	Fair Value
	RMB	RMB	RMB	RMB	RMB
Listed equity securities	814,452	37,516	(285,567)	6,562	572,963
— Investee A(1)	600,000	—	(208,199)	—	391,801
— Others	214,452	37,516	(77,368)	6,562	181,162

Total	814,452	37,516	(285,567)	6,562	572,963

(1)
In October 2017, The Group invested in Investee A' s ordinary shares for a cash consideration of RMB600,000. As of December 31, 2018, 2019 and 2020, the gross unrealized loss related to the investment in Investee A was RMB145,827, RMB82,577 and RMB208,199 respectively.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

9 Investment securities (Continued)

(2)
The Group elected the fair value option to account for investment in convertible bonds. For the years ended December 31, 2018 and 2019, the gross unrealized gains recorded on these convertible bonds in the consolidated statements of comprehensive loss were RMB16,169 and RMB3,366, respectively. For the year ended December 31, 2019, due to the unsatisfactory operating performance of one of convertible bonds investees, the fair value of one convertible bond was decreased to zero, with a loss of RMB177,708 recognized in investment income (loss), net in the consolidated statements of comprehensive loss.

10 Long-term investments, net

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Cost method/Mearsurement Alternative method
Investment in Uber (i)	5,652,123	—	—
Investment in Investee B (ii)	4,027,061	4,093,365	3,828,560
Investment in Investee C (iii)	99,213	—	—
Others	3,414,423	1,685,115	523,728

Total	13,192,820	5,778,480	4,352,288
Equity method	2,152,774	2,561,141	2,752,734

Total	15,345,594	8,339,621	7,105,022

a Cost method/Measurement Alternative Method

          The Group invested in multiple private companies which may have operational synergy with the Group's core business. The Group's equity investments without readily determinable fair value were accounted for using cost method before adoption of ASU 2016-01 and the Measurement Alternative method after adoption of ASU 2016-01 on January 1, 2019.

          Impairment charges in connection with the cost method/Measurement Alternative investments of RMB2,540,880, RMB1,450,840 and RMB1,022,098 were recorded in the consolidated statements of comprehensive loss for the years ended December 31, 2018, 2019 and 2020, respectively, resulting from impairment assessments, considering various factors and events including adverse performance of investees, adverse industry conditions affecting investees, etc.

(i)
Investment in Uber

          In February 2017, the Group purchased a small percentage of preferred shares from Uber Technologies, Inc.("Uber") for a total consideration of RMB6,875,000 (US$1,000,000). Concurrent with the investment in preferred shares, the Group was also granted a warrant by Uber to purchase 3,618,260 shares of preferred shares at an exercise price of $0.00001 per share. The vesting of the warrant was subject to certain restrictions on the Group for a period of six years. The warrant was considered as a freestanding financial instrument and the investment consideration was allocated to the warrant based on its fair value.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

10 Long-term investments, net (Continued)

          In January 2018, the Group failed to comply with the warrant restriction and the warrant was forfeited. As a result of the forfeiture, the Group recognized a loss of RMB1,182,070 (US$176,463) in investment income (loss), net in the consolidated statements of comprehensive loss for the year ended December 31, 2018.

          In May 2019, Uber became a listed company on New York Stock Exchange and the preferred shares held by the Group were immediately converted to ordinary shares. The Group transferred the investment in Uber from Measurement Alternative investment to investment securities measured at fair value. During the fourth quarter of 2020, the Group disposed all the shares held in Uber and recognized a disposal gain of RMB2,788,851 (US$427,417).

(ii)
Investment in Investee B

          In May 2015, the Group purchased certain percentage of preferred shares of Investee B, which offers ride hailing services through its mobile applications for a cash consideration of RMB122,392 (US$20,000). The Group accounted for the initial investment under the cost method as the underlying shares the Group invested in were not considered in-substance common stock and had no readily determinable fair value.

          In July 2017, the Group purchased the following from Investee B for a total consideration of RMB6,746,400 (US$1,000,000) consisting of 1) certain percentage of ordinary shares, 2) certain percentage of preferred shares and 3) a warrant to purchase additional shares of Investee B at a pre-determined price during the next eight months. In conjunction with the investment, the Group obtained the right to nominate two board members out of nine.

          The accounting for the investment in Investee B's ordinary shares was changed from cost method to equity method investment in accordance with ASC 323 upon the Group obtained significant influence through its right to nominate two board members out of nine in July 2017. The investment in Investee B's preferred shares is accounted for under the Measurement Alternative in accordance with ASC 321 as the underlying preferred shares were not considered in-substance common stock and had no readily determinable fair value. The warrant is a freestanding financial instrument and was recorded at fair value of RMB130,684 (US$20,000) upon initial recognition. In 2018, the unexercised warrant was expired, and the Group recognized the total loss of RMB123,916 (US$20,000) in investment income (loss), net in the consolidated statements of comprehensive loss.

          The Group's investment in Investee B's ordinary shares was reduced to zero in 2017 due to its pick up of loss from Investee B based on its proportionate share. According to ASC 323-10-35-25, as the Group's total investment in Investee B includes the preferred shares investment, the Group should continue to recognize Investee B's losses up to the Group's carrying value in the preferred shares investment.

          The Group's investment in Investee B's was diluted and could not impose significant influence in Investee B after its new round financing in June 2018. Consequently, the Group's investment in Investee B's ordinary shares were transferred from equity method to the Measurement Alternative and the Group stopped to recognize its proportionate share of loss from Investee B accordingly. The Group recognized a cumulative loss of RMB1,680,832 (US$249,910) against the investment in Investee B's preferred shares based on the ownership level and seniority of preferred shares

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

10 Long-term investments, net (Continued)

investment the Group held in Investee B immediately before this dilution and the remaining balance of investment in Investee B's preferred shares was amounting to RMB3,882,366 (US$586,761) as of dilution date and thenafter was accounted for under Measurement Alternative.

(iii)
Investment in Investee C

          In July 2017, the Group purchased certain percentage of ordinary shares of Investee C for a cash consideration of RMB38,427 (EUR4,952) from its existing shareholders. In addition, the Group purchased certain percentage of newly issued preferred shares of Investee C for a cash consideration of RMB77,599 (EUR10,000). Concurrent with the purchase of newly issued preferred shares, Investee C granted the Group a call option to purchase RMB310,396 (EUR40,000) of Investee C's preferred shares at a predetermined price within the subsequent two years after the initial investment. The call option was a freestanding financial instrument and was recorded at fair value upon initial recognition.

          Investment in Investee C's ordinary shares is accounted for using the equity method in accordance with ASC 323 as the Group obtained significant influence through its right to nominate one out of four board members. The investment in Investee C's preferred shares is accounted for under the Measurement Alternative as the underlying preferred shares were not in-substance common stock and had no readily determinable fair value. In October 2017, the Group exercised a portion of call option to purchase preferred shares from Investee C with a cash consideration of RMB156,636 (EUR20,000) and the preferred shares purchased was accounted for under cost method.

          The Group's investment in Investee C's ordinary shares has been reduced to zero in 2018 due to its pick up of loss based on its proportionate share. According to ASC 323-10-35-25, as the Group's total investment in Investee C includes the preferred shares investment, the Group should continue to recognize Investee C's losses up to the Group's carrying value in the preferred shares investment. For the years ended December 31, 2018, and 2019, the Group recognized losses of RMB135,816 (EUR17,357) and RMB98,008 (EUR12,643), respectively, against the investment in Investee C's preferred shares based on the ownership level and seniority of preferred shares investment the Group held in Investee C. As of December 31, 2019, the carrying amount of preferred shares of Investee C was reduced to zero.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

10 Long-term investments, net (Continued)

b Equity method

          The Group summarizes the condensed financial information of the Group's equity investments under equity method as a group below in accordance with Rule 4-08 of Regulation S-X:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Operating data:
Revenue	4,864,535	4,086,285	9,721,658
Gross profit (loss)	(1,170,114)	913,899	3,819,309
Income (loss) from operations	(5,106,027)	(1,718,998)	2,880,369
Net income (loss), net	(6,638,637)	(1,622,043)	2,881,779
Balance sheet data:
Current assets	8,135,229	9,930,387	14,591,256
Non-current assets	7,825,928	10,596,081	16,999,044
Current liabilities	2,814,401	2,736,257	2,158,751
Non-current liabilities	4,089,115	5,335,743	6,696,509
Convertible redeemable preferred shares and non-controlling interests	952,162	1,536,299	2,703,764

          The condensed financial information of the Group's equity investments under equity method was summarized in the aggregate amount in accordance with Rule 4-08 of Regulation S-X. As the Group's shareholding interests in these investees vary among different equity method investees, which includes 3% to 5% interests in certain funds in the form of partnership, the Group recognized small proportionate share of gain or loss accordingly from these entities. As a result, the loss from equity method investment, net in the consolidated statement of comprehensive loss may not be comparable with the above table.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

11 Property and equipment, net

          Property and equipment, net consist of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Bikes and e-bikes	1,736,290	3,816,079	9,773,868
Vehicles	2,645,397	3,164,044	3,398,623
Computers, equipment and software	1,973,618	2,189,132	2,678,705
Leasehold improvement	286,727	423,537	522,789
Construction in progress	140,487	244,693	386,590
Others	37,189	41,514	42,417

Total	6,819,708	9,878,999	16,802,992
Less: Accumulated depreciation	(951,264)	(2,765,030)	(5,939,741)
Less: Accumulated impairment loss	(90,353)	(201,570)	(1,043,811)

Property and equipment, net	5,778,091	6,912,399	9,819,440

          Depreciation expenses recognized for the years ended December 31, 2018, 2019 and 2020 were RMB667,189, RMB1,902,567 and RMB3,275,144, respectively.

          For the years ended for December 31, 2018, 2019 and 2020, the impairment losses for property and equipment were RMB90,901, RMB125,134 and RMB855,988, respectively. For the year ended Decemeber 31, 2020, the impairment charge of RMB751,065 on the vehicles leased to drivers in the PRC was mainly caused by the adverse impact of COVID-19 pandemic on the Group's China Mobility business.

12 Operating leases

          Operating leases of the Group primarily consist of leases of offices, warehouses and data centers. The recognition of whether a contract arrangement contains a lease is made by evaluating whether the arrangement conveys the right to use an identified asset and whether the Group obtains substantially all the economic benefits from and has the ability to direct the use of the asset.

          Operating lease assets and liabilities are included in the items of operating lease right-of-use assets, net, operating lease liabilities, current portion, and operating lease liabilities, non-current portion on the consolidated balance sheets.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

12 Operating leases (Continued)

          The components of lease expenses for the years ended December 31, 2019 and 2020 are as follows:

	Year ended December 31
	2019	2020
	RMB	RMB
Operating lease cost	580,613	681,841
Short-term lease cost	83,509	128,865
Variable lease cost	89,284	80,015

Total lease cost	753,406	890,721

          Supplemental cash flows information related to leases is as follows:

	Year ended December 31
	2019	2020
	RMB	RMB
Cash payments for operating leases	584,660	707,140
ROU assets obtained in exchange for operating lease liabilities	349,432	1,158,347

          As of December 31, 2020, the Company's operating leases had a weighted average remaining lease term of 3.26 years and a weighted average discount rate of 4.79%.

          Maturities of lease liabilities are as follows:

As of December 31
2020
RMB
2021	750,469
2022	599,795
2023	309,103
2024	181,088
Thereafter	160,291

Total undiscounted lease payments	2,000,746
Less: imputed interest	(150,241)

Total lease liabilities	1,850,505

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

12 Operating leases (Continued)

Supplemental Information for Comparative Periods

          Prior to the adoption of ASC 842, future minimum payments for non-cancelable operating leases as of December 31, 2018 are as follows:

As of December 31
2018
RMB
2019	496,551
2020	416,502
2021	320,155
2022	252,174
2023	118,482
Thereafter	187,574

Total	1,791,438

13 Intangible assets, net

          The Group's intangible assets, net consist of following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Finite-lived intangible assets
Non-compete agreements	7,183,773	7,183,773	7,183,773
Trademarks and patents	5,305,726	5,306,487	5,149,123
Customer lists	1,595,409	1,593,498	1,562,198
Driver lists	322,116	321,118	304,784

Total	14,407,024	14,404,876	14,199,878
Less: accumulated amortization	(5,323,928)	(7,433,410)	(9,357,046)

Net book value	9,083,096	6,971,466	4,842,832

Indefinite-lived intangible assets
Online payment license	398,085	398,085	398,085
Others	56,479	56,479	56,479

Total	454,564	454,564	454,564

Finite and indefinite-lived intangible assets	9,537,660	7,426,030	5,297,396

          For the years ended December 31, 2018, 2019 and 2020, amortization expenses amounted to RMB2,117,367, RMB2,109,121 and RMB1,993,945, respectively.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

13 Intangible assets, net (Continued)

          Estimated amortization expenses of intangible assets with finite lives for future years are expected to be as follows:

Amortization Expenses
RMB
2021	1,821,680
2022	1,656,337
2023	1,009,571
2024	147,474
2025 and thereafter	207,770

Total expected amortization expenses	4,842,832

14 Goodwill

          For the years ended December 31, 2018, 2019 and 2020, the changes in the carrying value of goodwill by segment are as follows:

	China Mobility(i)	International(ii)	Other Initiatives	Total
	RMB	RMB	RMB	RMB
Balance as of January 1, 2018	46,283,879	—	6,869	46,290,748

Additions	—	4,297,053	86,835	4,383,888
Foreign currency translation adjustments	—	(419,608)	—	(419,608)

Balance as of December 31, 2018	46,283,879	3,877,445	93,704	50,255,028
Foreign currency translation adjustments	—	(91,786)	—	(91,786)

Balance as of December 31, 2019	46,283,879	3,785,659	93,704	50,163,242
Foreign currency translation adjustments	—	(1,039,070)	—	(1,039,070)

Balance as of December 31, 2020	46,283,879	2,746,589	93,704	49,124,172

(i)
The Group performed the impairment test for the goodwill arising from the acquisition of Kuaidi and Uber China in China Mobility and concluded that no impairment indicators on its goodwill were noted as of December 31, 2018, 2019 and 2020.

(ii)
The Group performed the impairment test for the goodwill arising from the acquisition of 99 Taxis in International and concluded that no impairment indicators on its goodwill were noted as December 31, 2018 and 2019. Considering global COVID-19 pandemic increase the uncertainty on the ride hailing services in overseas countries, the Group performed a quantitative analysis on the reporting unit as of December 31, 2020. The Group estimated the fair value by using the income approach, which considered a number of factors, including expected future cash flows, growth rates and discount rates. Based on the assessment results, the fair value of the reporting unit was above its carrying amount as of December 31, 2020. Therefore, the Group concluded that quantitative analysis also did not indicate that there was an impairment of goodwill as of December 31, 2020.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

15 Short-term and Long-term borrowings

          Short-term and Long-term borrowings consist of the followings:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Short-term borrowings	1,750,000	630,866	5,826,562
Long-term borrowings	—	765,734	1,453,222

Total	1,750,000	1,396,600	7,279,784

Short-term borrowings

          Short-term borrowings were RMB dominated borrowings by the Group's subsidiaries from financial institutions in the PRC and were pledged by vehicles and short-term investments or guaranteed by the subsidiaries of the Group. The weighted average interest rate for short-term borrowings as of December 31, 2018, 2019 and 2020 were approximately 4%, 4% and 3%, respectively.

Long-term borrowings

          During the year 2020, the Group entered into two three-year credit facility agreements with banks, which allows the Group to draw borrowings up to RMB400,000 from these facilities to purchase long lived assets. The borrowings drawn from these facilities bear annual interest rate of Loan Prime Rate ("LPR") plus 35 to 65 points and were guaranteed by certain subsidiaries of the Group. The unused credit limits under these facilities was RMB31,698 as of December 31, 2020.

          The Group also entered into several borrowing agreements with certain banks and financial institutions pursuant to which the outstanding borrowings balance was RMB765,734 and RMB1,084,920 as of December 31, 2019, and 2020, respectively. These borrowings are guaranteed by certain subsidiaries of the Group or pledged by vehicles owned by the Group's subsidiaries and bear interest at a range of 4%-6.5% per annum.

          As of December 31, 2020, the short-term and long-term borrowings will be due according to the following schedule:

Principal amount
RMB
Within 1 year	5,826,562
Between 1 to 2 years	799,840
Between 2 to 3 years	653,382

Total	7,279,784

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

16 Accounts and notes payable

          Accounts and notes payable consist of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Notes payable	445,748	851,616	2,124,268
Payables related to service fees and incentives to drivers	3,260,143	3,499,247	4,487,439
Payables related to driver management fees	291,198	194,941	185,207
Others	201,574	308,569	556,063

Total	4,198,663	4,854,373	7,352,977

17 Accrued expenses and other current liabilities

          Accrued expenses and other current liabilities consist of the following:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Payables to merchants and other partners	420,314	806,538	2,047,868
Employee compensation and welfare payables	864,972	1,311,040	1,939,364
Payables related to market and promotion expenses	844,944	841,280	1,930,673
Deposits	792,814	1,445,189	1,376,384
Payables related to service fees	702,111	735,549	898,280
Payables related to warehouse rental and delivery cost	4,608	28,974	583,265
Payables related to property and equipment	98,689	278,777	564,758
Tax payables	751,532	1,075,466	496,392
Payables on behalf of end-users	305,627	381,040	369,810
Others	1,012,884	920,235	1,097,166

Total	5,798,495	7,824,088	11,303,960

18 Segment reporting

          Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker ("CODM"). The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as certain members of the Group's management team, including the chief executive officer ("CEO").

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

18 Segment reporting (Continued)

          The Group operates in three operating segments: (i) China Mobility; (ii) International; (iii) Other Initiatives. The following summary describes the operations in each of the Group's reportable segment:

  •
  China Mobility: China Mobility segment mainly includes (i) The Group acts as the principal in providing ride hailing services to riders; (ii) The Group acts as an agent by connecting end-users to service providers who provide taxi hailing, chauffeur, hitch and other services.

  •
  International: International segment includes ride hailing services and food delivery services offered in international markets.

  •
  Other Initiatives: Other Initiatives mainly consist of bike and e-bike sharing, auto solutions, intra-city freight, community group buying, autonomous driving, etc.

          The Group does not include inter-company transactions between segments for management reporting purposes. In general, revenues, cost of revenues and operating expenses are directly attributable, or are allocated, to each segment. The Group allocates costs and expenses that are not directly attributable to a specific segment, such as those that support infrastructure across different segments, to different segments mainly on the basis of usage or headcount, depending on the nature of the relevant costs and expenses. The Group currently does not allocate the assets to its segments, as its CODM does not use such information to allocate resources or evaluate the performance of the operating segments. The Group currently does not allocate other long-lived assets to the geographic operations as substantially all of the Group's long-lived assets are located in the PRC. In addition, substantially all of the Group's revenue is derived from within the PRC, therefore, no geographical information is presented.

          The Group's segment operating performance measure is segment Adjusted EBITA, which represents net income or loss before (a) certain non-cash expenses, consisting of share-based compensation expense and amortization of intangible assets, which are not reflective of the Group's core operating performance, and (b) interest income, interest expenses, investment income (loss), net, impairment loss for equity investments accounted for using cost method/Measurement Alternative, loss from equity method investments, net, other income (loss), net, and income tax benefits. The following table presents information about Adjusted EBITA and a reconciliation from the segment Adjusted EBITA to total consolidated loss from operations for the years ended December 31, 2018, 2019 and 2020:

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

18 Segment reporting (Continued)

	For the Year Ended December 31,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
Revenues:
China Mobility	133,206,766	147,939,618	133,645,113	20,398,228
International	410,669	1,974,723	2,333,113	356,103
Other Initiatives	1,670,589	4,871,787	5,757,926	878,831

Total segment revenues	135,288,024	154,786,128	141,736,152	21,633,162

Adjusted EBITA:
China Mobility	(273,677)	3,844,176	3,959,902	604,399
International	(2,428,135)	(3,152,253)	(3,533,836)	(539,369)
Other Initiatives	(5,944,874)	(3,456,163)	(8,806,771)	(1,344,176)

Total Adjusted EBITA	(8,646,686)	(2,764,240)	(8,380,705)	(1,279,146)
Share-based compensation	(1,678,476)	(3,140,016)	(3,413,292)	(520,970)
Amortization of intangible assets(i)	(2,117,367)	(2,109,121)	(1,993,945)	(304,335)

Total consolidated loss from operations	(12,442,529)	(8,013,377)	(13,787,942)	(2,104,451)

(i)
Amortization expenses in connection with business combinations were RMB2,102,825, RMB2,093,941 and RMB1,977,400 for the years ended December 31 2018, 2019 and 2020, respectively.

          The following table presents the total depreciation expenses of property and equipment by segment for the years ended December 31, 2018, 2019 and 2020:

	For the Year Ended December 31,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
China Mobility	279,291	300,781	260,179	39,711
International	37,022	65,260	63,025	9,619
Other Initiatives	350,876	1,536,526	2,951,940	450,554

Total depreciation of property and equipment	667,189	1,902,567	3,275,144	499,884

19 Income taxes

Cayman Islands ("Cayman")

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance or estate duty. There are no other taxes likely to be material to the Group levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

19 Income taxes (Continued)

British Virgin Islands ("BVI")

          Under the current laws of the British Virgin Islands, entities incorporated in British Virgin Islands are not subject to tax on their income or capital gains. In addition, payment of dividends by the British Virgin Islands subsidiaries to their respective shareholders who are not resident in the British Virgin Islands, if any, is not subject to withholding tax in the British Virgin Islands.

Hong Kong

          Under the current Hong Kong Inland Revenue Ordinance, the Group's subsidiaries in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

PRC

          The Company's subsidiaries and VIEs in the PRC are governed by the Enterprise Income Tax Law ("EIT Law"), which became effective on January 1, 2008. Pursuant to the EIT Law and its implementation rules, enterprises in the PRC are generally subject to tax at a statutory rate of 25%. Certified High and New Technology Enterprises ("HNTE") are entitled to a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. Beijing DiDi obtained the HNTE certificate in December 2019 and thereby enjoys a reduced tax rate of 15% for the three years ending December 31, 2021.

          According to the relevant laws and regulations in the PRC, enterprises engaging in research and development activities were entitled to claim 150% of their research and development expenses incurred as tax deductible expenses when determining their assessable profits for that year (the"R&D Deduction"). The State Taxation Administration of the PRC announced in September 2018 that enterprises engaging in research and development activities would be entitled to claim 175% of their research and development expenses as R&D Deduction from January 1, 2018 to December 31, 2020.

          The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose "place of effective management" is located within the PRC are considered PRC tax resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. The definition of "place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, and other aspects of an enterprise. If the Company is deemed as a PRC tax resident, it would be subject to the PRC tax under the EIT Law. The Company has analyzed the applicability of this law and believes that the chance of being recognized as a tax resident enterprise is remote for the PRC tax purposes.

          The Company's subsidiaries incorporated in other jurisdictions were subject to income tax charges calculated according to the tax laws enacted or substantially enacted in the countries where they operate and generate income.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

19 Income taxes (Continued)

Withholding tax on undistributed dividends

          According to the current EIT Law and its implementation rules, foreign enterprises, which have no establishment or place in China but derive dividends, interest, rents, royalties and other income (including capital gains) from sources in China or which have an establishment or place in China but the aforementioned incomes are not connected with the establishment or place shall be subject to the PRC withholding tax ("WHT") at 10% (a further reduced WHT rate may be available according to the applicable double tax treaty or arrangement provided that the foreign enterprise is the tax resident of the jurisdiction where it is located and it is the beneficial owner of the dividends, interest and royalties income).

          The Group did not record any dividend withholding tax, as there were no taxable outside basis differences noted as of the end of the periods presented.

          Income (loss) before income taxes consists of:

	For the Year Ended December 31
	2018	2019	2020
	RMB	RMB	RMB
Income (loss) from overseas entities	(5,314,602)	(4,172,691)	3,020,403
Loss from PRC entities	(10,177,823)	(5,908,358)	(13,931,143)

Loss before income taxes	(15,492,425)	(10,081,049)	(10,910,740)

          Income tax expenses (benefits) consists of:

	For the Year Ended December 31
	2018	2019	2020
	RMB	RMB	RMB
Current income tax expenses	50,947	145,235	170,502
Deferred tax benefits	(564,862)	(493,243)	(473,704)

Total income tax benefits	(513,915)	(348,008)	(303,202)

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

19 Income taxes (Continued)

          Reconciliation of the differences between the PRC statutory tax rate and the Group's effective tax rate is as below:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
PRC statutory tax rate	25.00%	25.00%	25.00%
Tax effect of preferential tax treatments	0.00%	–1.31%	–2.53%
Tax effect of permanent difference	0.03%	–5.53%	–9.03%
Effect on tax rates in different tax jurisdiction	–5.70%	–7.30%	5.18%
Changes in valuation allowance and others	–16.01%	–7.41%	–15.84%

Effective tax rate	3.32%	3.45%	2.78%

          The permanent differences mainly arised from share-based compensation, R&D Deduction, and non-taxable interest income etc.

          Significant components of the Group's deferred tax balances are as follows:

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Deferred tax assets
Asset impairment and allowances for credit losses	295,033	384,009	749,373
Advertising expenses in excess of deduct limit	863,494	614,374	1,045,473
Accrued expenses and others	562,194	1,173,216	2,176,173
Tax losses carryforwards	9,373,933	7,157,331	4,993,187

Total deferred tax assets	11,094,654	9,328,930	8,964,206
Less: valuation allowance	(9,855,711)	(8,251,912)	(8,019,931)

Deferred tax assets, net	1,238,943	1,077,018	944,275

Deferred tax liabilities
Amortization expense of intangible assets	2,351,379	1,817,084	1,314,213
Depreciation expense of property and equipment, and others	507,275	386,402	282,826

Deferred tax liabilities	2,858,654	2,203,486	1,597,039

          As of December 31, 2020, the accumulated tax losses carryforwards of subsidiaries and VIEs (inclusive of VIEs' subsidiaries) incorporated in the PRC and Brazil of RMB26,052,775 and RMB1,937,324, respectively, are allowed to be carried forward to offset against future taxable profits. The tax losses carryforwards in Brazil generally have no time limit, while the tax losses carryforwards in the PRC will expire from 2021 to 2030, if not utilized. As of December 31, 2020, the deferred tax asset, net recognized from tax losses carryforwards was RMB7,469.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

19 Income taxes (Continued)

          The Group offsets deferred tax assets and liabilities pertaining to a particular tax-paying component of the Group within a particular jurisdiction.

	As of December 31
	2018	2019	2020
	RMB	RMB	RMB
Classification in the consolidated balance sheets:
Deferred tax assets, net	43,956	88,055	190,951
Deferred tax liabilities	1,663,667	1,214,523	843,715

20 Share-based compensation

          The table below presents a summary of the Group's share-based compensation cost for the years ended December 31, 2018, 2019 and 2020:

	For the Year Ended December 31
	2018	2019	2020
	RMB	RMB	RMB
Operations and support	71,040	85,083	80,139
Sales and marketing	133,702	196,042	210,513
Research and development	568,557	678,268	777,888
General and administrative	905,177	2,180,623	2,344,752

Total	1,678,476	3,140,016	3,413,292

(a)
Share Incentive Plan

          In December 2017, the Company adopted the Equity Incentive Plan (the "Plan"), approved by the Board of Directors, which was subsequently amended in December 2020. Share options, restricted shares and restricted share units ("RSUs") may be granted to employees, directors and consultants of the Group under the Plan. As of December 31, 2020, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Plan is 138,896,437 shares.

          Share-based awards granted under the Plan have a contractual term of seven years from the stated grant date and are generally subject to a four-year vesting schedule as determined by the administrator of the plans. Depending on the nature and the purpose of the grant, share-based awards generally vest 15% upon the first anniversary of the vesting commencement date, and 25%, 25% and 35% in following years thereafter.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

20 Share-based compensation (Continued)

(b)
Replacement awards to exchange for unvested options of 99 Taxis

          Immediately prior to the closing of the acquisition of 99 Taxis in January 2018 (Note 4), each unvested option granted by 99 Taxis was exchanged for an option of the Company under the Plan based on a pre-determined ratio with its vesting requirement remained unchanged.

(c)
Modification

          For the years ended December 31, 2018, 2019 and 2020, 9,534,836, 16,279,092, and 20,280,382 existing share options were exchanged for 9,333,239, 11,131,297, and 25,905,827 new options, respectively, with different exercise price, leading to incremental cost of RMB284,739, RMB294,247 and RMB98,153 on the respective modification dates.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

20 Share-based compensation (Continued)

(d)
Share Options

          A summary of activities of the share options for the years ended December 31, 2018, 2019 and 2020 is presented as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		US$	In Years	US$	US$
Outstanding at December 31, 2017	40,095,144	9.87	5.18	1,173,748	14.89
Granted (including grants in exchange for 99 Taxis options)	13,804,178	15.23			27.13
Modification	(201,597)	0.0001823			39.14
Exercise of share options with shares issued to trusts	(5,321,635)	0.0001823		199,433	39.14
Exercise of share options	(3,298,715)	0.0001823		123,622	39.14
Forfeited/canceled	(3,333,519)	13.09			22.87

Outstanding as of December 31, 2018	41,743,856	12.28	4.81	1,052,084	16.95
Granted	27,021,656	2.79			35.69
Modification	(5,147,795)	0.0001823			39.87
Forfeited/canceled	(5,216,527)	13.99			25.36

Outstanding as of December 31, 2019	58,401,190	5.45	4.54	2,010,425	27.59
Granted	12,981,876	0.62			38.30
Modification	5,625,445	11.80			28.45
Exercise of share options with shares issued to trusts	(13,379,655)	11.80		405,191	28.45
Exercise of share options	(12,526,172)	11.80		379,344	28.45
Forfeited/canceled	(4,304,441)	5.86			34.20

Outstanding as of December 31, 2020	46,798,243	6.04	3.74	1,686,640	26.16
Exercisable as of December 31, 2020	28,100,300	7.40	2.43	974,717	19.97
Vested and Expected to Vest at December 31, 2020	42,851,516	6.35	3.51	1,531,377	25.21

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

20 Share-based compensation (Continued)

          The Group uses binomial option pricing model to determine fair value of the share-based awards. The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	2018	2019	2020
Fair value of ordinary shares (US$)	37.48 - 41.04	37.48 - 39.87	37.65 - 42.08
Expected volatility	35.0% - 37.0%	32.8% - 35.0%	31.0% - 34.8%
Risk-free interest rate (per annum)	2.59% - 2.92%	1.60% - 2.40%	1.16% - 1.69%
Expected dividend yield	0%	0%	0%
Expected term (in years)	7	7	7

          Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Group has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

(e) Restricted shares and RSUs

          A summary of activities of restricted shares and RSUs for the years ended December 31, 2018, 2019 and 2020 is presented as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life
		US$	In Years
Unvested at December 31, 2017	8,917,723	23.21	4.70

Granted	2,822,214	39.43
Vested	(4,518,514)	25.21
Exercise of share options with shares issued to trusts	5,321,635	39.14
Forfeited/canceled	(615,942)	37.23

Unvested at December 31, 2018	11,927,116	32.63	4.79
Granted	1,886,042	38.10
Vested	(4,775,362)	26.67
Forfeited/canceled	(1,311,125)	38.41

Unvested at December 31, 2019	7,726,671	36.64	4.82
Granted	1,249,178	38.74
Vested	(1,802,889)	39.14
Exercise of share options with shares issued to trusts	13,379,655	39.87
Forfeited/canceled	(1,790,178)	39.05

Unvested at December 31, 2020	18,762,437	38.60	4.60

Expected to vest at December 31, 2020	16,507,579	38.45	4.53

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

20 Share-based compensation (Continued)

          The share-based awards granted have 1) only service condition; 2) both service and performance condition, where awards granted are only exercisable upon the occurrence of an IPO by the Group.

          The Group recognized share-based compensation, net of estimated forfeitures, using the graded vesting attribution method over the vesting term of the awards for the service condition awards.

          The Group considers it is not probable that the IPO performance conditions will be satisfied until the event occurs. As a result, the share-based compensation expenses for these awards will be recognized upon the occurrence of the Group's IPO.

          As of December 31, 2020, there was RMB3,055,395 of unrecognized compensation expenses related to the share options, which is expected to be recognized over a weighted average period of 3.06 years. Unrecognized compensation expenses of RMB13,694 related to share options for which the service condition had been met are expected to be recognized when the performance target of an IPO is achieved.

          As of December 31, 2020, there was RMB3,011,969 of unrecognized compensation expenses related to restricted shares and RSUs, which is expected to be recognized over a weighted average period of 1.67 years. Unrecognized compensation expenses of RMB885,420 related to restricted shares and RSUs for which the service condition had been met are expected to be recognized when the performance target of an IPO is achieved.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

21 Convertible preferred shares

          The following table summarizes the issuances of convertible preferred shares up to December 31, 2020.

Series	Issuance date	Issuance price per share	Total number of shares issued
		US$
Series A-1 convertible preferred shares	February 2015	11.3970	12,180,250
Series A-2 convertible preferred shares	February 2015	11.4423	9,145,501
Series A-3 convertible preferred shares	February 2015	11.4423	10,668,684
Series A-4 convertible preferred shares	February 2015	11.6866	33,711,135
Series A-5 convertible preferred shares	February 2015	12.0325	21,161,516
Series A-6 convertible preferred shares	February 2015	12.7193	41,028,543
Series A-7 convertible preferred shares	March 2013	0.0080	20,000,000
Series A-8 convertible preferred shares	April 2013	0.1600	12,500,000
Series A-9 convertible preferred shares	May 2013	0.9600	3,125,000
Series A-10 convertible preferred shares	May 2013	0.9600	15,625,000
Series A-11 convertible preferred shares	January 2014	2.9160	21,654,327	(i)
Series A-12 convertible preferred shares	January 2014	3.2400	10,956,791
Series A-13 convertible preferred shares	April 2014	3.8250	20,915,034
Series A-14 convertible preferred shares	July 2014	7.3125	17,777,778
Series A-15 convertible preferred shares	December 2014 to January 2015	12.2727	54,592,596
Series A-16 convertible preferred shares	May 2015	18.9705	12,756,674
Series A-17 convertible preferred shares	July 2015 to March 2016	27.4262	116,312,175
Series A-18 convertible preferred shares	April 2016 to August 2017	38.2271	111,432,959
Series B-1 convertible preferred shares	August 2016 to October 2017	119.0705	58,530,879
Series B-2 convertible preferred shares	April 2017 to August 2019	50.9321	212,683,291

(i)
Including 4,507,550 Series A-11 preferred shares legally issued in 2018 upon the exercise of the warrant.

          The major rights, preferences and privileges of the preferred shares are as follows:

Conversion rights

All series except for Series B-1 preferred shares

          Each of the preferred shares is convertible, at the option of the holder, into the Company's ordinary shares at an initial conversion ratio of 1:1 at any time after the date of issuance of such preferred shares.

          The preferred shares shall be automatically converted into ordinary shares (i) immediately prior to the consummation of an Qualified IPO or (ii) specified by written consent of Series A-1 to A-15 preferred shares holders, and at least 75% of voting power of the outstanding Series A-16 preferred shares holders, at least 75% of voting power of the outstanding Series A-17 preferred shares holders, at least 75% of voting power of the outstanding Series A-18 preferred shares holders, and at least 75% of voting power of the outstanding Series B-2 preferred shares holders.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

21 Convertible preferred shares (Continued)

Series B-1 preferred shares

          Each of the preferred shares is convertible, at the option of the holder, into the 3 ordinary shares at the option of the Series B-1 preferred shares holders upon: 1) the consummation of an Qualified IPO, 2) the transfer of Such Series B-1 preferred shares pursuant to the certain agreement; 3) liquidation, dissolution or winding up of Company; 4) other extraordinary corporate transaction that Series B-1 preferred shareholders receive different treatment relative to the treatment applicable to Series A-18 preferred shareholders as if each Series B-1 Preferred Share shall have been converted into three Series A-18 Preferred Shares.

Dividend rights

          The holders of preferred shares are entitled to receive non-cumulative dividends, at a simple rate of 8% of original issuance price of preferred shares per annum as and when declared by the Board of Directors.

          No dividends on preferred shares and ordinary shares have been declared for the years ended December 31, 2018, 2019 and 2020.

Liquidation preferences

          In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of preferred shares have preference over holders of ordinary shares with respect to payment dividends and distribution of assets. Upon liquidation, each preferred share holder is entitled to be on parity with each other, and prior and in preference to any distribution of any of assets or funds of the Company to the ordinary shareholders.

          The holders of Series A-4 to A-18 and B-1 to B-2 preferred shares shall be entitled to choose from receiving an amount equal to 100% of original issuance price with respect to Series A-4 to A-18 and B-1 to B-2 preferred shares on an as-converted basis, plus all dividends declared and unpaid with respect thereto per share, then held by holders. The holders of Series A-1 to A-3 preferred shares shall be entitled to choose from receiving an amount equal to 140% of original issuance price with respect to Series A-1 to A-3 preferred shares on an as-converted basis, plus all dividends declared and unpaid with respect thereto per share, then held by holders.

Voting rights

          The holder of each ordinary share issued and outstanding has one vote for each ordinary share held and the holder of each preferred shares (except for Series B-1 preferred shares) has the number of votes as equals to the number of ordinary shares then issuable upon their conversion into ordinary shares. The holder of each Series B-1 preferred shares has the number of votes as equal to one-third of the whole number of ordinary shares then issuable upon their conversion into ordinary shares except some specific matters.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

21 Convertible preferred shares (Continued)

Accounting for preferred shares

          The Group has classified the preferred shares in the mezzanine equity of the consolidated balance sheets as they are considered as contingently redeemable upon a deemed liquidation events occurs in accordance with ASC 480-10-S99-3A (f).

          The Group has determined that there was no beneficial conversion feature attributable to the preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Company's ordinary shares determined by the Company taking into account independent valuations.

          The movement of preferred shares for the years ended December 31, 2018, 2019 and 2020 is as follows:

	Total number of shares	Total amount
		RMB
Balance as of January 1, 2018	724,193,165	158,607,281
Issuance of Series B-2 convertible preferred shares, net of issuance costs	84,571,551	27,587,106
Exercise of warrant to Series A-11 convertible preferred shares	4,507,550	1,307,188
Repurchase of Series A-17 convertible preferred shares	(7,292,298)	(1,223,520)

Balance as of December 31, 2018	805,979,968	186,278,055
Issuance of Series B-2 convertible preferred shares, net of issuance costs	10,307,841	3,569,189

Balance as of December 31, 2019	816,287,809	189,847,244
Repurchase of Series A-17 convertible preferred shares	(29,842)	(5,198)
Repurchase of Series A-18 convertible preferred shares	(12,215)	(3,067)

Balance as of December 31, 2020	816,245,752	189,838,979

          The Group accounted for repurchases of preferred shares as retirements of treasury shares whereby the difference between the repurchase price and the carrying value of the repurchased preferred shares is accounted for as deemed dividend to the holders of preferred shares which were recorded against additional paid-in capital. The deemed dividend resulting from repurchases of preferred shares was RMB664,418, and RMB872 for the years ended December 31, 2018, and 2020, respectively.

22 Ordinary shares

          The Company was incorporated on January 11, 2013 with an authorized share capital of US$50,000 with par value of US$0.0001 per share. On August 29, 2013, the Company resolved that each share was divided into 5 shares, with each share's par value being reduced to US$0.00002 per share. After several issuances and repurchases of certain shares held by investors, the Company had 124,067,444 of ordinary shares issued and 108,531,508 of ordinary shares outstanding as of December 31, 2020.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

23 Loss per share

          Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 for the years ended December 31, 2018, 2019 and 2020 as follows:

	For the Year Ended December 31

	2018	2019	2020

	RMB	RMB	RMB
Numerator:
Net loss attributable to Xiaoju Kuaizhi Inc.	(14,977,782)	(9,728,459)	(10,514,498)
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	(165,047)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664,418)	—	(872)
Net loss attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(15,642,200)	(9,728,459)	(10,680,417)
Denominator:
Weighted average number of ordinary shares outstanding*	95,992,217	100,684,581	106,694,420
Net loss per share attributable to ordinary shareholders
— Basic	(162.95)	(96.62)	(100.10)
— Diluted	(162.95)	(96.62)	(100.10)

*
Vested restricted shares and restricted shares units are considered outstanding in the computation of basic loss per share.

          For the years ended December 31, 2018, 2019 and 2020, the Company had ordinary equivalent shares, including preferred shares, options, restricted shares and RSUs granted. As the Group incurred loss for the years ended December 31, 2018, 2019 and 2020, these ordinary equivalent shares were anti-dilutive and excluded from the calculation of diluted loss per share of the Company. The weighted-average numbers of preferred shares using the if-converted method excluded from the calculation of diluted loss per share of the Company were 915,673,609, 927,108,381 and 933,318,197 for the years ended December 31, 2018, 2019 and 2020, respectively. The weighted-average numbers of share options, restricted shares and RSUs granted using the treasury stock method excluded from the calculation of diluted loss per share of the Company were 25,118,681, 22,825,892 and 34,318,101 for the years ended December 31, 2018, 2019 and 2020, respectively.

24 Related party transactions

          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

24 Related party transactions (Continued)

Transactions with certain shareholders

          The Group has commercial arrangements with two of the Group's shareholders in the ordinary course of business, namely Alibaba and its subsidiaries ("Alibaba Group"), and Tencent and its subsidiaries ("Tencent Group").

  •
  Transactions with Alibaba Group

            The Group has commercial arrangements with Alibaba Group primarily related to ride hailing and enterprise solutions service within the China Mobility segment. The ride hailing and enterprise solutions services provided to Alibaba Group are conducted on an arm's-length basis compared with similar unrelated parties. All the revenues generated from Alibaba Group accounted for less than 0.2% of the Group's total revenues for the years ended December 31, 2018, 2019 and 2020, respectively.

            The Group also has commercial arrangement with Alibaba Group primarily related to cloud communication services and information technology platform services. The costs and expenses related to these services that were provided by Alibaba Group accounted for less than 0.3% of the Group's total costs and expenses for the years ended December 31, 2018, 2019 and 2020, respectively.

  •
  Transactions with Tencent Group

            The Group has commercial arrangements with Tencent Group primarily related to ride hailing and enterprise solutions services, as well as online advertising services. The services provided to Tencent Group are conducted on an arm's-length basis compared with similar unrelated parties. All the revenues generated from Tencent Group accounted for less than 0.1% of the Group's total revenues for the years ended December 31, 2018, 2019 and 2020, respectively.

            The Group also has commercial arrangements with Tencent Group primarily related to payment processing services, colocation services and cloud communication services. The costs and expenses related to these services that were provided by Tencent Group accounted for less than 0.7% of the Group's total costs and expenses for the years ended December 31, 2018, 2019 and 2020, respectively.

          Amounts due from Alibaba Group and Tencent Group related to the above services were RMB30,273, RMB21,299 and RMB26,857 as of December 31, 2018, 2019 and 2020, respectively.

          Amounts due to the Alibaba Group and Tencent Group related to the above services were RMB33,137, RMB86,172 and RMB278,178 as of December 31, 2018, 2019 and 2020, respectively.

Transactions with directors and executive officers

          The Group provided certain loans to directors and executive officers of the Group. As of December 31, 2018, 2019 and 2020, the aggregate outstanding balance of these loans was RMB10,000, RMB18,682 and RMB65,306, respectively.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

24 Related party transactions (Continued)

Transactions with other investees

          Other than the transactions disclosed above or elsewhere in the consolidated financial statements, the Group has commercial arrangements with certain of its investees to provide or receive technical support and other services. The amounts relating to these services provided or received represented less than 0.1% of the Group's revenues or total costs and expenses, for the years ended December 31, 2018, 2019 and 2020, respectively.

25 Commitments and contingencies

a    Operating lease commitments

          The Group had outstanding commitments on non-cancelable operating lease agreements which is expected to commence in 2021. Operating lease commitments contracted but not yet reflected in the consolidated financial statement as of December 31, 2020 are as follows:

	Total	Less than 1 year	1-3 Years	3-5 Years	Over 5 Years

Operating lease commitments	117,287	76,018	40,419	850	—

          These operating leases will commence in 2021 with lease terms from 0.25 years to 5 years.

b    Investment commitments

          The Group's investment commitments primarily relate to capital contribution obligations under certain arrangements which do not have contractual maturity date. Total investment commitments contracted but not yet reflected in the consolidated financial statement amounted to RMB96,277 as of December 31, 2020.

c    Litigation

          From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, the Group does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group's financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liabilities on a regular basis.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

26 Fair value measurement

          The following table sets forth the financial instruments, measured at fair value, by level within the fair value hierarchy as of December 31, 2018, 2019 and 2020, respectively.

		Fair value measurement at reporting date using

Items	December 31 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	RMB	RMB	RMB	RMB
Structured deposits*	2,962,729	—	2,962,729	—
Wealth management products*	191,519	—	191,519	—
Investment securities	961,830	602,501	359,329	—
Warrant issued from an investee**	53,790	—	—	53,790

Total	4,169,868	602,501	3,513,577	53,790

		Fair value measurement at reporting date using

Items	December 31 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	RMB	RMB	RMB	RMB
Structured deposits*	5,192,681	—	5,192,681	—
Wealth management products*	489,677	—	489,677	—
Investment securities	5,074,239	5,010,873	63,366	—

Total	10,756,597	5,010,873	5,745,724	—

		Fair value measurement at reporting date using

Items	December 31 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	RMB	RMB	RMB	RMB
Structured deposits*	3,588,170	—	3,588,170	—
Investment securities	572,963	572,963	—	—

Total	4,161,133	572,963	3,588,170	—

*
Included in short-term investments on the Group's consolidated balance sheets.

**
Included in the prepayments, receivables and other current assets, net on the Group's consolidated balance sheets.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

26 Fair value measurement (Continued)

Recurring

          When available, the Group uses quoted market prices to determine the fair value of assets or liabilities. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Company uses to measure the fair value of assets that the Group reports in its consolidated balance sheets at fair value on a recurring basis.

Short-term investments

          To estimate the fair value of investments in short-term investments with variable interest rates indexed to the performance of underlying assets, since there are no quoted prices in active markets for the investment at the reporting date, the Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurement.

Investment securities

          The Group values its listed equity securities using quoted prices for the underlying securities in active markets, the Group classifies the valuation techniques that use these inputs as Level 1. The fair value of the Group's investments in convertible bonds is measured based on quoted market interest rates of similar instruments and other significant inputs derived from or corroborated by observable market data. The Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurement.

Cash equivalent, restricted cash, time deposits, short-term receivables and payables

          Cash equivalent, restricted cash, time deposits, accounts and notes receivable, prepayments, receivables and other current assets are financial assets with carrying values that approximate fair value due to their short-term nature. Accounts and notes payables, customer advances and deferred revenue, accrued expenses and other current liabilities are financial liabilities with carrying values that approximate fair value due to their short-term nature.

Non-recurring

          The Group measures equity investments without readily determinable fair values at fair value on a non-recurring basis when an impairment charge is to be recognized. As of December 31, 2018, 2019 and 2020, certain investments were measured using significant unobservable inputs (Level 3) and written down from their respective carrying values to fair values, considering the stage of development, the business plan, the financial condition, the sufficiency of funding and the operating performance of the investee companies, with impairment charges incurred and recorded in earnings for the years then ended. The Group recognized impairment charges of RMB2,540,880, RMB1,450,840 and RMB1,022,098 for those investments without readily determinable fair values for the years ended December 31, 2018, 2019 and 2020, respectively, as well as impairment loss of nil, RMB293, 274 and RMB79,875 for equity method investments, for the years ended December 31, 2018, 2019 and 2020, respectively. The fair value of the privately held investments is valued based on the discounted cash flow model with unobservable inputs including the discount curve of market interest rate of 20%, or valued based on market approach with unobservable inputs including selection of comparable companies and multiples and estimated discount for lack of marketability.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

26 Fair value measurement (Continued)

          The Group purchased a warrant from an investee which was not traded in an active market with readily observable quoted prices and measured at the fair value at the inception date by using significant unobservable inputs (Level 3). Subsequently, the warrant was expired for the year ended December 31, 2019, and the carrying value of warrant was reduced to nil.

          The Group's non-financial assets, such as intangible assets, goodwill and property and equipment, would be measured at fair value only if they were determined to be impaired. The Group reviews the long-lived assets and identifiable intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. For the years ended December 31, 2018, 2019 and 2020, the Group recognized RMB90,901, RMB125,134, and RMB891,180 of impairment loss on the long-lived assets based on management's assessment (Level 3).

          In accordance with the Group policy to perform an impairment assessment of its goodwill on an annual basis as of the balance sheet date or when facts and circumstances warrant a review, the Group performs an impairment assessment on its goodwill of reporting units annually. The Group concluded that no write down was warranted for the years ended December 31, 2018, 2019 and 2020, respectively.

27 Restricted net assets

          PRC laws and regulations permit payments of dividends by the Group's subsidiaries incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group's subsidiaries incorporated in the PRC are required to annually appropriate 10% of their net income to the statutory reserve prior to payment of any dividends, unless the reserve has reached 50% of their respective registered capital. Furthermore, registered share capital and capital reserve accounts are also restricted from distribution. As a result of the restrictions described above and elsewhere under PRC laws and regulations, the Group's subsidiaries incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Group in the form of dividends. The restriction amounted to RMB15,669,610 as of December 31, 2020. Except for the above or disclosed elsewhere, there is no other restriction on the use of proceeds generated by the Group's subsidiaries to satisfy any obligations of the Group.

28 Parent company condensed financial information

          The Group performed a test on the restricted net assets of its consolidated subsidiaries and VIEs in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), "General Notes to Financial Statements" and concluded that it was applicable for the Group to disclose the condensed parent company financial information.

          The subsidiaries did not pay any dividend to the parent company for the years presented. The parent company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2018, 2019, and 2020.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

28 Parent company condensed financial information (Continued)

          Certain information and footnote disclosures generally included in financial statements prepared in accordance with US GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the parent company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Group.

	As of December 31

	2018	2019	2020	2020

	RMB	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	177,949	93,275	664,458	101,416
Amounts due from subsidiaries and VIEs of the Group	142,580,751	143,995,483	142,912,576	21,812,720
Prepayments, receivables and other current assets, net	7,541	189,966	4,081	623
Total current assets	142,766,241	144,278,724	143,581,115	21,914,759

Total non-current assets	—	—	—	—

Total assets	142,766,241	144,278,724	143,581,115	21,914,759

LIABILITIES
Current liabilities:
Accounts and notes payable	—	100	2,279	348
Accrued expenses and other current liabilities	222,623	46,080	44,088	6,729
Amounts due to subsidiaries and VIEs	13,769,495	17,251,317	29,913,782	4,565,735
Total current liabilities	13,992,118	17,297,497	29,960,149	4,572,812

Total non-current liabilities	—	—	—	—

Total liabilities	13,992,118	17,297,497	29,960,149	4,572,812

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

28 Parent company condensed financial information (Continued)

	As of December 31

	2018	2019	2020	2020

	RMB	RMB	RMB	US$
MEZZANINE EQUITY
Series A-1 convertible preferred shares	851,990	851,990	851,990	130,039
Series A-2 convertible preferred shares	641,634	641,634	641,634	97,932
Series A-3 convertible preferred shares	748,498	748,498	748,498	114,243
Series A-4 convertible preferred shares	2,237,896	2,237,896	2,237,896	341,570
Series A-5 convertible preferred shares	1,561,239	1,561,239	1,561,239	238,292
Series A-6 convertible preferred shares	2,912,703	2,912,703	2,912,703	444,565
Series A-7 convertible preferred shares	1,399,356	1,399,356	1,399,356	213,583
Series A-8 convertible preferred shares	1,216,500	1,216,500	1,216,500	185,674
Series A-9 convertible preferred shares	340,933	340,933	340,933	52,037
Series A-10 convertible preferred shares	1,710,976	1,710,976	1,710,976	261,146
Series A-11 convertible preferred shares	2,749,110	2,749,110	2,749,110	419,596
Series A-12 convertible preferred shares	907,676	907,676	907,676	138,538
Series A-13 convertible preferred shares	1,506,907	1,506,907	1,506,907	229,999
Series A-14 convertible preferred shares	1,316,637	1,316,637	1,316,637	200,958
Series A-15 convertible preferred shares	3,876,873	3,876,873	3,876,873	591,726
Series A-16 convertible preferred shares	1,476,708	1,476,708	1,476,708	225,390
Series A-17 convertible preferred shares	18,059,405	18,059,405	18,054,207	2,755,610
Series A-18 convertible preferred shares	27,798,348	27,798,348	27,795,281	4,242,389
Series B-1 convertible preferred shares	46,190,436	46,190,436	46,190,436	7,050,038
Series B-2 convertible preferred shares	68,774,230	72,343,419	72,343,419	11,041,763

Total mezzanine equity	186,278,055	189,847,244	189,838,979	28,975,088

SHAREHOLDER'S EQUITY (DEFICIT)
Ordinary shares	13	13	16	2
Treasury shares	(1)	—	(2)	—
Additional paid-in capital	5,804,571	8,944,586	12,177,849	1,858,703
Accumulated deficit	(65,812,469)	(75,735,527)	(86,394,676)	(13,186,403)
Accumulated other comprehensive income (loss)	2,503,954	3,924,911	(2,001,200)	(305,443)

Total shareholder's equity (deficit)	(57,503,932)	(62,866,017)	(76,218,013)	(11,633,141)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDER'S EQUITY (DEFICIT)	142,766,241	144,278,724	143,581,115	21,914,759

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

28 Parent company condensed financial information (Continued)

	For the Year Ended December 31

	2018	2019	2020	2020

	RMB	RMB	RMB	US$
Costs and expenses
Sales and marketing	(5,366)	(6,177)	(8,258)	(1,260)
General and administrative	(19,482)	(32,181)	(10,850)	(1,656)
Loss from operations	(24,848)	(38,358)	(19,108)	(2,916)
Interest and investment income (loss)	(59,509)	39,099	53,759	8,205
Share of loss of subsidiaries and VIEs	(14,891,455)	(9,730,218)	(10,549,298)	(1,610,138)
Other (loss) income, net	(1,970)	1,018	149	23

Loss before income tax expenses	(14,977,782)	(9,728,459)	(10,514,498)	(1,604,826)
Income tax expense	—	—	—	—

Net loss attributable to Xiaoju Kuaizhi Inc.	(14,977,782)	(9,728,459)	(10,514,498)	(1,604,826)
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	(165,047)	(25,191)
Deemed dividends to preferred shareholders upon repurchases of convertible preferred shares	(664,418)	—	(872)	(133)

Net loss attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(15,642,200)	(9,728,459)	(10,680,417)	(1,630,150)

Net loss	(14,977,782)	(9,728,459)	(10,514,498)	(1,604,826)
Other comprehensive income (loss)
Foreign currency translation adjustments, net of nil tax	3,126,162	1,225,463	(5,926,301)	(904,530)
Changes in unrealized losses from available-for-sale securities, net of tax of nil	(149,865)	—	—	—
Share of other comprehensive income of equity method investees	936	895	190	29

Total comprehensive loss	(12,000,549)	(8,502,101)	(16,440,609)	(2,509,327)

Net cash provided by (used in) operating activities	257,217	(160,795)	224,126	34,207
Net cash provided by (used in) investing activities	(23,722,505)	(3,294,443)	373,406	56,993
Net cash provided by (used in) financing activities	23,606,870	3,369,534	(26,498)	(4,044)
Effect of exchange rate changes on cash and cash equivalents	(1,970)	1,030	149	23

Net increase (decrease) in cash, cash equivalents and restricted cash	139,612	(84,674)	571,183	87,179

Basis of presentation

          The parent company's accounting policies are the same as the Group's accounting policies with the exception of the accounting for the investments in subsidiaries, VIEs and VIEs' subsidiaries.

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

28 Parent company condensed financial information (Continued)

          For the parent company condensed financial information, the parent company records its investments in subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures.

          The subsidiaries, VIEs and VIEs' subsidiaries losses are reported as "Share of losses of subsidiaries, VIEs and VIEs' subsidiaries" on the condensed statements of comprehensive loss. Under the equity method of accounting, the Company's carrying amount of its investment in subsidiaries for its share of the subsidiaries, VIEs and VIEs' subsidiaries cumulative losses was reduced to nil as of December 31, 2018, 2019 and 2020, respectively and the carrying amount of "Amounts due from subsidiaries and VIEs of the Group" was further adjusted.

29 Subsequent events

          The Group evaluated subsequent events from December 31, 2020 through April 9, 2021, which is the date the consolidated financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements other than as discussed below.

          In March 2021, Chengxin Technology Inc. ("Chengxin") as the Group's subsidiary engaged in community group buying business, entered into a series of agreements ("Agreements") to issue: a) Series A-1 Preferred Shares for a total consideration of US$923,675 to certain external investors; b) Series A-2 Preferred Shares to certain Group's senior management, for a total consideration of US$200,000; and c) a zero-coupon seven-year convertible note ("Convertible Note") for an aggregate principal amount of US$3,000,000 to the Group, with the amount of US$2,100,000 paid on March 30, 2021, the amount of US$450,000 to be paid on June 30, 2021 and the amount of US$450,000 to be paid on September 30, 2021. After the first anniversary of the closing date, the Group will have the right to convert the outstanding principal amount under the Convertible Note to the number of Series A-2 Preferred Shares at a conversion price of US$10.00 per share. Furthermore, the Convertible Note will be automatically converted to the number of Series A-2 Preferred Shares at a conversion price of US$10.00 per share upon the occurrence of certain events of change of control or the consummation of a qualified IPO of Chengxin.

          Pursuant to the Agreements and upon the completion of the above transaction on March 30, 2021 ("closing date"), the Group no longer holds controlling financial interest in Chengxin. Accordingly, Chengxin was deconsolidated from the Group after March 30, 2021. The disposal of Chengxin does not meet the discontinued operation criteria as it does not represent a strategic shift. The Group will recognize a disposal gain or loss in its consolidated statement of comprehensive income (loss) in the first quarter of 2021, with the amount measured as the difference between the fair value of its retained non-controlling equity investment in the form of ordinary shares in Chengxin, and the carrying amount of assets and liabilities of Chengxin as of March 30, 2021.

          In the first quarter of 2021, the Group entered into a series of agreements with external investors to raise funding of US$266,000, US$300,000 and US$1,040,000 by issuing preferred shares and convertible note of bike and e-bike sharing, preferred shares of autonomous driving and intra-city freight business, respectively. As of the date of the issuance of the consolidated financial

XIAOJU KUAIZHI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

29 Subsequent events (Continued)

statements, the subscription price had not been fully paid by the investors and the above transactions are not completed yet. Upon completion of the above transactions, the Group will remain as the majority shareholder of its bike and e-bike sharing, autonomous driving and intra-city freight business.

          Also in the first quarter of 2021, the Group entered into a series of agreements with Bank of Hangzhou Consumer Finance Co. Ltd ("Hangzhou Consumer Finance"), pursuant to which the Group will purchase 33.34% equity interests in Hangzhou Consumer Finance for a total consideration of RMB1,366,240. Upon completion of the transaction, the Group will account for the investment using the equity method as the Group has the ability to exercise significant influence over Hangzhou Consumer Finance. As of the date of issuance of the consolidated financial statements, the transaction had not been completed.

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except for share and per share data)

		As of

		December 31,	March 31,

	Note	2020	2021	2021

		RMB	RMB	US$ (Note 2.5)
ASSETS
Current assets:
Cash and cash equivalents		19,372,084	23,467,917	3,581,904
Restricted cash		2,237,693	505,724	77,189
Short-term investments	5	37,397,569	23,965,513	3,657,852
Accounts and notes receivable, net of allowance for credit losses of RMB556,360 and RMB569,646, respectively	6	2,437,821	2,605,964	397,748
Loans receivable, net of allowance for credit losses of RMB146,432 and RMB187,011, respectively	7	2,878,229	3,598,592	549,252
Amounts due from related parties	18	103,130	5,209,260	795,088
Prepayments, receivables and other current assets, net	8	4,254,953	4,256,951	649,738

Total current assets		68,681,479	63,609,921	9,708,771

Non-current assets:
Investment securities	9	572,963	14,400,557	2,197,954
Long-term investments, net	10	7,105,022	10,034,394	1,531,548
Operating lease right-of-use assets		1,931,308	1,304,127	199,049
Property and equipment, net		9,819,440	9,619,113	1,468,163
Intangible assets, net		5,297,396	4,776,185	728,988
Goodwill		49,124,172	48,918,816	7,466,470
Non-current restricted cash		20,962	17,256	2,634
Deferred tax assets, net		190,951	190,951	29,145
Other non-current assets, net	8	4,521,702	5,239,671	799,730

Total non-current assets		78,583,916	94,501,070	14,423,681

Total assets		147,265,395	158,110,991	24,132,452

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	11	5,826,562	7,827,770	1,194,751
Accounts and notes payable	12	7,352,977	4,489,209	685,187
Deferred revenue and customer advances		915,430	885,386	135,136
Operating lease liabilities, current portion		678,863	446,595	68,164
Amounts due to related parties	18	281,873	154,262	23,545
Accrued expenses and other current liabilities	13	11,303,960	9,216,503	1,406,713

Total current liabilities		26,359,665	23,019,725	3,513,496

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands, except for share and per share data)

		As of

		December 31,	March 31,

	Note	2020	2021	2021

		RMB	RMB	US$ (Note 2.5)
Non-current liabilities:
Long-term borrowings	11	1,453,222	1,903,091	290,468
Operating lease liabilities, non-current portion		1,171,642	812,416	123,999
Deferred tax liabilities		843,715	735,222	112,217
Other non-current liabilities		287,554	203,297	31,031

Total non-current liabilities		3,756,133	3,654,026	557,715

Total liabilities		30,115,798	26,673,751	4,071,211

Commitments and contingencies
Mezzanine equity
Series A-1 convertible preferred shares (US$0.00002 par value; 12,180,250 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		851,990	851,990	130,039
Series A-2 convertible preferred shares (US$0.00002 par value; 9,145,501 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		641,634	641,634	97,932
Series A-3 convertible preferred shares (US$0.00002 par value; 10,668,684 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		748,498	748,498	114,243
Series A-4 convertible preferred shares (US$0.00002 par value; 33,711,135 shares authorized, and 31,230,930 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		2,237,896	2,237,896	341,570
Series A-5 convertible preferred shares (US$0.00002 par value; 21,161,516 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,561,239	1,561,239	238,292
Series A-6 convertible preferred shares (US$0.00002 par value; 41,028,543 shares authorized, and 37,347,909 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		2,912,703	2,912,703	444,565

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands, except for share and per share data)

		As of

		December 31,	March 31,

	Note	2020	2021	2021

		RMB	RMB	US$ (Note 2.5)
Series A-7 convertible preferred shares (US$0.00002 par value; 20,000,000 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,399,356	1,399,356	213,583
Series A-8 convertible preferred shares (US$0.00002 par value; 19,472,617 shares authorized, and 17,379,861 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,216,500	1,216,500	185,674
Series A-9 convertible preferred shares (US$0.00002 par value; 4,868,156 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		340,933	340,933	52,037
Series A-10 convertible preferred shares (US$0.00002 par value; 24,340,774 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,710,976	1,710,976	261,146
Series A-11 convertible preferred shares (US$0.00002 par value; 27,045,302 shares authorized, and 24,857,612 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		2,749,110	2,749,110	419,596
Series A-12 convertible preferred shares (US$0.00002 par value; 14,401,625 shares authorized, and 12,785,758 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		907,676	907,676	138,538
Series A-13 convertible preferred shares (US$0.00002 par value; 20,915,034 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,506,907	1,506,907	229,999
Series A-14 convertible preferred shares (US$0.00002 par value; 17,777,778 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,316,637	1,316,637	200,958

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands, except for share and per share data)

		As of

		December 31,	March 31,

	Note	2020	2021	2021

		RMB	RMB	US$ (Note 2.5)
Series A-15 convertible preferred shares (US$0.00002 par value; 54,592,596 shares authorized, and 50,668,208 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		3,876,873	3,876,873	591,726
Series A-16 convertible preferred shares (US$0.00002 par value; 12,756,674 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1,476,708	1,476,708	225,390
Series A-17 convertible preferred shares (US$0.00002 par value; 116,676,790 shares authorized, 105,526,193 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		18,054,207	18,054,207	2,755,610
Series A-18 convertible preferred shares (US$0.00002 par value; 117,717,535 shares authorized, 111,420,744 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		27,795,281	27,795,281	4,242,389
Series B-1 convertible preferred shares (US$0.00002 par value; 58,530,879 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		46,190,436	46,190,436	7,050,038
Series B-2 convertible preferred shares (US$0.00002 par value; 245,424,790 shares authorized, 212,683,291 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		72,343,419	72,343,419	11,041,763

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands, except for share and per share data)

		As of

		December 31,	March 31,

	Note	2020	2021	2021

		RMB	RMB	US$ (Note 2.5)
Convertible redeemable non-controlling interests	16	3,345,265	10,369,043	1,582,625
Convertible non-controlling interests	16	99,851	1,069,357	163,216

Total Mezzanine Equity		193,284,095	201,277,379	30,720,929

SHAREHOLDERS' EQUITY (DEFICIT):
Xiaoju Kuaizhi Inc. shareholders' equity (deficit):
Ordinary shares (US$0.00002 par value; 1,617,583,821 shares and 1,617,583,821 shares authorized; 124,067,444 shares and 123,369,974 shares issued; 108,531,508 shares, 108,313,130 shares outstanding as of December 31, 2020 and March 31, 2021, respectively)		16	16	2
Treasury shares		(2)	(2)	—
Additional paid-in capital		12,177,849	12,565,856	1,917,924
Statutory reserves		16,503	16,503	2,519
Accumulated other comprehensive loss		(2,001,200)	(1,577,699)	(240,804)
Accumulated deficit		(86,411,179)	(80,926,430)	(12,351,786)

Total Xiaoju Kuaizhi Inc. shareholders' equity (deficit)		(76,218,013)	(69,921,756)	(10,672,145)
Non-controlling interests		83,515	81,617	12,457

Total shareholders' equity (deficit)		(76,134,498)	(69,840,139)	(10,659,688)

Total liabilities, mezzanine equity and shareholders' equity (deficit)		147,265,395	158,110,991	24,132,452

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2020	2021	2021
	RMB	RMB	US$
			(Note 2.5)
Revenues
China Mobility	18,945,410	39,234,824	5,988,404
International	766,775	803,678	122,665
Other Initiatives	759,806	2,124,496	324,261

Total revenues	20,471,991	42,162,998	6,435,330

Costs and expenses
Cost of revenues	(17,353,764)	(37,596,734)	(5,738,382)
Operations and support	(896,856)	(2,148,645)	(327,947)
Sales and marketing	(1,768,713)	(5,107,048)	(779,488)
Research and development	(1,478,465)	(1,861,896)	(284,181)
General and administrative	(2,296,420)	(2,102,477)	(320,901)

Total costs and expenses	(23,794,218)	(48,816,800)	(7,450,899)

Loss from operations	(3,322,227)	(6,653,802)	(1,015,569)
Interest income	337,128	187,045	28,549
Interest expenses	(18,552)	(60,746)	(9,272)
Investment income (loss), net	(461,773)	12,360,506	1,886,582
Loss from equity method investments, net	(195,412)	(44,826)	(6,842)
Other loss, net	(490,550)	(384,104)	(58,626)

Income (loss) before income taxes	(4,151,386)	5,404,073	824,822
Income tax benefits	179,147	78,778	12,024

Net income (loss)	(3,972,239)	5,482,851	836,846
Less: Net loss attributable to non-controlling interest shareholders	(9,970)	(1,898)	(290)

Net income (loss) attributable to Xiaoju Kuaizhi Inc.	(3,962,269)	5,484,749	837,136
Accretion of convertible redeemable non-controlling interests to redemption value	(19,500)	(89,972)	(13,732)
Income allocation to participating preferred shares	—	(5,199,184)	(793,550)

Net income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(3,981,769)	195,593	29,854

Net income (loss)	(3,972,239)	5,482,851	836,846
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of nil	(162,818)	426,139	65,041
Share of other comprehensive loss of equity method investees	(611)	(2,638)	(403)
Total other comprehensive income (loss)	(163,429)	423,501	64,638

Total comprehensive income (loss)	(4,135,668)	5,906,352	901,484
Less: comprehensive loss attributable to non-controlling interest shareholders	(9,970)	(1,898)	(290)

Comprehensive income (loss) attributable to Xiaoju Kuaizhi Inc.	(4,125,698)	5,908,250	901,774
Accretion of convertible redeemable non-controlling interests to redemption value	(19,500)	(89,972)	(13,732)
Income allocation to participating preferred shares	—	(5,199,184)	(793,550)

Comprehensive income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(4,145,198)	619,094	94,492

Weighted average number of ordinary shares used in computing net income (loss) per share
—Basic	102,817,039	108,897,917	108,897,917
—Diluted	102,817,039	149,520,237	149,520,237
Net income (loss) per share attributable to ordinary shareholders
—Basic	(38.73)	1.80	0.27
—Diluted	(38.73)	1.31	0.20

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

XIAOJU KUAIZHI INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Amounts in thousands, except for share and per share data)

	Ordinary Shares		Treasury Shares		Additional paid-in	Statutory	Accumulated Other Comprehensive	Accumulated	Non- controlling	Total stockholders'

	Shares	Amount	Shares	Amount	capital	reserves	(loss) income	deficit	interests	equity (deficit)
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2020	105,796,976	13	(3,959,170)	—	8,944,586	7,344	3,924,911	(75,742,871)	176,555	(62,689,462)
Share-based compensation	—	—	—	—	1,663,319	—	—	—	—	1,663,319
Impact of adoption of credit losses guidance	—	—	—	—	—	—	—	(144,651)	—	(144,651)
Release of shares from trusts	—	—	112,576	—	—	—	—	—	—	—
Share of other comprehensive loss of equity method investees	—	—	—	—	—	—	(611)	—	—	(611)
Foreign currency translation adjustments	—	—	—	—	—	—	(162,818)	—	—	(162,818)
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	—	—	(19,500)	—	—	—	—	(19,500)
Net loss	—	—	—	—	—	—	—	(3,962,269)	(9,970)	(3,972,239)

Balance as of March 31, 2020	105,796,976	13	(3,846,594)	—	10,588,405	7,344	3,761,482	(79,849,791)	166,585	(65,325,962)

Balance as of January 1, 2021	124,067,444	16	(15,535,936)	(2)	12,177,849	16,503	(2,001,200)	(86,411,179)	83,515	(76,134,498)
Share-based compensation	—	—	—	—	696,982	—	—	—	—	696,982
Release of shares from trusts	—	—	479,092	—	—	—	—	—	—	—
Repurchase of ordinary shares	(697,470)	—	—	—	(219,003)	—	—	—	—	(219,003)
Share of other comprehensive loss of equity method investees	—	—	—	—	—	—	(2,638)	—	—	(2,638)
Foreign currency translation adjustments	—	—	—	—	—	—	426,139	—	—	426,139
Accretion of convertible redeemable non-controlling interests to redemption value	—	—	—	—	(89,972)	—	—	—	—	(89,972)
Net income (loss)	—	—	—	—	—	—	—	5,484,749	(1,898)	5,482,851

Balance as of March 31, 2021	123,369,974	16	(15,056,844)	(2)	12,565,856	16,503	(1,577,699)	(80,926,430)	81,617	(69,840,139)

Balance as of March 31, 2021 (US$)	123,369,974	2	(15,056,844)	—	1,917,924	2,519	(240,804)	(12,351,786)	12,457	(10,659,688)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2020	2021	2021
	RMB	RMB	US$
			(Note 2.5)
Cash flows from operating activities:
Net income (loss)	(3,972,239)	5,482,851	836,846
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Share-based compensation	1,663,319	696,982	106,380
Depreciation and amortization	1,123,161	1,559,813	238,074
Allowances for credit losses	181,169	163,349	24,932
Investment loss (income), net	461,773	(12,360,506)	(1,886,582)
Loss from equity method investments, net	195,412	44,826	6,842
Loss on disposal of property and equipment, net and other assets	9,441	131,126	20,014
Impairment of property and equipment and other assets	27,668	27,744	4,235
Deferred income taxes, net	(184,291)	(108,493)	(16,558)
Foreign exchange loss	558,379	245,205	37,426
Accretion on short-term and long-term borrowings and others	3,280	26,931	4,110
Changes in operating assets and liabilities:
Accounts and notes receivable	312,143	(281,530)	(42,970)
Amounts due from related parties	738	662,827	101,168
Prepayments, receivables and other current assets	138,370	(574,921)	(87,750)
Operating lease right-of-use assets	122,162	79,740	12,171
Other non-current assets	41,365	(36,679)	(5,598)
Accounts and notes payable	(1,229,801)	(1,081,261)	(165,033)
Amounts due to related parties	164,147	(127,611)	(19,478)
Deferred revenue and customer advances	3,570	(26,758)	(4,084)
Accrued expenses and other current liabilities	(2,459,980)	(534,176)	(81,532)
Operating lease liabilities	(129,673)	(52,255)	(7,976)
Other non-current liabilities	(13,438)	(75,414)	(11,510)

Net cash used in operating activities	(2,983,325)	(6,138,210)	(936,873)

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(610,000)	(2,723,225)	(415,645)
Proceeds from disposal of property and equipment and intangible assets	379	2,883	440
Purchase of long-term investments	(472,047)	(364,815)	(55,682)
Purchase of Convertible Note of Chengxin	—	(13,784,610)	(2,103,942)
Proceeds from disposal of long-term investments and investment securities	5,231	3,249,682	495,998
Purchase of short-term investments and long-term time deposits	(8,152,493)	(2,493,475)	(380,579)
Proceeds from maturities of short-term investments and long-term time deposits	13,326,093	15,590,817	2,379,623
Loans receivable originated	(1,129,698)	(3,500,951)	(534,349)
Cash received from loan repayments	1,261,814	2,724,174	415,790
Other investing activities	—	(121,500)	(18,545)

XIAOJU KUAIZHI INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Amounts in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2020	2021	2021
	RMB	RMB	US$
			(Note 2.5)
Deconsolidation of Chengxin	—	(593,334)	(90,560)

Net cash provided by (used in) investing activities	4,229,279	(2,014,354)	(307,451)

Cash flows from financing activities:
Proceeds from short-term borrowings	296,430	2,248,758	343,228
Repayments of short-term borrowings	—	(388,000)	(59,220)
Proceeds from long-term borrowings	700,000	761,765	116,268
Repayments of long-term borrowings	(71,334)	(196,480)	(29,989)
Proceeds from issuance of convertible redeemable non-controlling interest and convertible non-controlling interest, net of issuance cost	2,084,283	8,067,414	1,231,328
Repurchase of convertible preferred shares and ordinary shares	—	(201,161)	(30,703)
Other financing activities	—	(10,740)	(1,639)

Net cash provided by financing activities	3,009,379	10,281,556	1,569,273

Effect of exchange rate changes on cash and cash equivalents	(473,451)	231,166	35,282

Net increase in cash, cash equivalents and restricted cash	3,781,882	2,360,158	360,231

Cash and cash equivalents at the beginning of the period	12,790,790	19,372,084	2,956,758
Restricted cash at the beginning of the period	889,034	2,258,655	344,738

Cash, cash equivalents and restricted cash at the beginning of the period	13,679,824	21,630,739	3,301,496

Cash and cash equivalents at the end of the period	16,584,207	23,467,917	3,581,904
Restricted cash at the end of the period	877,499	522,980	79,823

Cash, cash equivalents and restricted cash at the end of the period	17,461,706	23,990,897	3,661,727

Net increase in cash, cash equivalents and restricted cash	3,781,882	2,360,158	360,231

Supplemental disclosure of cash flow information
Cash paid for interest expenses	(15,103)	(39,639)	(6,050)
Cash paid for income tax expenses	(14,838)	(44,292)	(6,760)
Supplemental schedule of non-cash investing and financing activities
Changes in payables related to property and equipment and intangible assets	382,074	165,415	25,247

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for share and par value)

1 Organization and principal activities

          Xiaoju Kuaizhi Inc. (the "Company"), previously named Xiaoju Science and Technology Limited, was incorporated under the laws of the Cayman Islands on January 11, 2013 and is primarily engaged in operating its global mobility platform that provides a full range of ride hailing services and other services in the People's Republic of China ("PRC" or "China") and overseas countries including Brazil, Mexico, etc. through its consolidated subsidiaries, variable interest entities ("VIEs") and VIEs' subsidiaries (collectively, the "Group").

          The Company's major subsidiaries and VIEs are described as follows:

Companies	Place of Incorporation	Date of Incorporation/ Acquisition	Percentage of Direct or Indirect Economic Ownership
Major Subsidiaries
Xiaoju Science and Technology (Hong Kong) Limited ("Xiaoju HK")	Hong Kong	January 29, 2013	100%
Beijing DiDi Infinity Technology and Development Co., Ltd. ("Beijing DiDi")	PRC	May 6, 2013	100%
DiDi (HK) Science and Technology Limited ("DiDi Technology")	Hong Kong	August 2, 2013	100%
Major VIEs (Including VIEs' Subsidiaries)
Beijing Xiaoju Science and Technology Co., Ltd. ("Xiaoju Technology")	PRC	July 10, 2012	100%
DiDi Chuxing Science and Technology Co., Ltd. ("DiDi Chuxing")	PRC	July 29, 2015	100%
Beijing DiDi Chuxing Technology Co., Ltd.	PRC	December 5, 2018	100%

          Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, finance business and certain other business, the Group operates its platforms and other restricted business in the PRC through the VIEs, whose equity interests are held by certain management members of the Group ("Nominee Shareholders"). The Company obtained control over the VIEs by entering into a series of contractual arrangements with the VIEs and their respective Nominee Shareholders through its subsidiaries in the PRC. Through the contractual arrangements, the Company is effectively entitled to substantially all of the economic benefits from the VIEs and is obligated to absorb all expected losses of the VIEs. Therefore, the Company is considered the ultimate primary beneficiary of the VIEs and consolidates the VIEs and their subsidiaries required by SEC Accounting Standards Codification ("ASC") topic 810 ("ASC 810"), Consolidation.

          In the Group's opinion, the current ownership structure and the contractual arrangements with the VIEs and their respective Nominee Shareholders as well as the operations of the VIEs are in substantial compliance with all existing PRC laws, rules and regulations. However, there may be changes and other developments in PRC laws, rules and regulations. Accordingly, the Group gives no assurance that PRC government authorities will not take a view in the future that is contrary to the opinion of the Group. If the current ownership structure of the Company and its contractual

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

1 Organization and principal activities (Continued)

arrangements with the VIEs and their Nominee Shareholders through its subsidiaries were found to be in violation of any existing or future PRC laws or regulations, the Group's ability to conduct its business could be impacted and the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changes in the PRC laws which may result in deconsolidation of the VIEs.

2 Summary of significant accounting policies

2.1 Basis of presentation

          The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments as necessary for the fair statement of the Group's financial position as of March 31, 2021, and results of operations and cash flows for the three months ended March 31, 2020 and 2021. The unaudited interim condensed consolidated balance sheet as of December 31, 2020 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by the U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020, and related notes included in the Company's audited consolidated financial statements.

2.2 Basis of consolidation

          The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the PRC-registered entities directly or indirectly wholly owned by the Company ("WFOEs") and VIEs over which the Company is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The results of subsidiaries and VIEs and VIEs' subsidiaries acquired or disposed of are recorded in the unaudited interim condensed consolidated statements of comprehensive income (loss) from the effective date of acquisition or up to the effective date of disposal, as appropriate. The nature of the businesses and activities of the consolidated VIEs have not changed materially from the preceding fiscal year.

2.3 Updates on the impact of COVID-19

          Following the temporary adverse impact on the Group's business and operations that triggered the decrease in revenue during the first quarter of 2020 due to the novel Coronavirus ("COVID-19") pandemic, the majority of the Group's domestic business and operation started to

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Summary of significant accounting policies (Continued)

resume for continuous growth since the second quarter of 2020. The global spread of COVID-19 pandemic still resulted in global economic distress and the extent to which it may affect the Group's results of operations will depend on future developments of the COVID-19 pandemic.

          Given the uncertainty in the rapidly changing market and economic conditions related to the COVID-19 pandemic globally, the Group will continue to evaluate the nature and extent of the impact to its financial condition and performance.

2.4 Use of estimates

          The preparation of unaudited interim condensed consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and judgements that affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported revenues and expenses during the reported periods.

          The Group believes that (i) revenue recognition, (ii) assessment for impairment of goodwill, long-lived assets, intangible assets, (iii) determination of the estimated useful lives of long-lived assets, (iv) fair value of short-term, long-term investments and other financial instruments, (v) provision for credit losses of time deposits, accounts and notes receivable, loans receivable, contract assets, finance lease receivables and other receivables, (vi) determination of the fair value of ordinary shares, (vii) valuation and recognition of share-based compensation expenses, (viii) provision for income tax and realization of deferred tax assets reflect more significant judgments and estimates used in the preparation of its unaudited interim condensed consolidated financial statements. These estimates are inherently subject to judgment and actual results could differ from those estimates.

          Beginning in January 2020, the outbreak of COVID-19 has severely impacted China and the rest of the world. The level of uncertainties and volatilities in the global financial markets and economies resulting from the pandemic as well as the uncertainties related to the impact of the pandemic on the Group and the investees' operations and financial performance means that these estimates may change in future periods, as new events occur and additional information is obtained. Based on current assessment, although the COVID-19 outbreak adversely affected the Group's business in the first half of 2020, the Group concluded that there would be no material impact on the Group's long-term forecast.

2.5 Convenience translation

          Translations of the unaudited interim condensed consolidated balance sheet, the unaudited interim condensed consolidated statement of comprehensive income and the unaudited interim condensed consolidated statement of cash flows from RMB into US$ as of and for the three months ended March 31, 2021 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5518, representing the index rates stipulated by the federal reserve board/the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on March 31, 2021. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2021, or at any other rate.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Summary of significant accounting policies (Continued)

2.6 Long-term investments

          The Group's long-term investments consist of equity investments without readily determinable fair value and equity method investments.

Equity securities without readily determinable fair value measured at Measurement Alternative

          The Group's equity investments without readily determinable fair values, which do not qualify for NAV practical expedient and over which the Group does not have the ability to exercise significant influence through the investments in common stock or in-substance common stock, are accounted for under the measurement alternative upon the adoption of ASU 2016-01 (the "Measurement Alternative"). Under the Measurement Alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. All realized and unrealized gains (losses) on the investments, are recognized in investment income (loss), net in the unaudited interim condensed consolidated statements of comprehensive income (loss).

Equity investments accounted for using the equity method

          Investments in common stock or in-substance common stock of entities that provide the Group with ability to exercise significant influence, but does not own a majority equity interest or otherwise control, over the investee are accounted for under the equity method of accounting, unless the fair value option is elected. As of March 31, 2021, investment in common stock of Chengxin Technology Inc. ("Chengxin") was the equity method investment for which the fair value option was elected. Refer to Note 4- Financing transaction of Chengxin for further information.

2.7 Net income (loss) per share

          Income (loss) per share is calculated in accordance with ASC 260, Earnings Per Share. Basic income (loss) per share is computed by dividing net income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between common shares and other participating securities base on their participating rights. All preferred shares are considered as participating securities as they all have right to participate in subsequent distribution among ordinary shares on pro rata basis as if they were converted to ordinary shares, after receiving the same simple rate of preferred shares dividends.

          Diluted income (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of unvested restricted shares and RSUs, ordinary shares issuable upon the exercise of outstanding share options using the treasury stock method, and ordinary shares issuable upon the conversion of preferred shares using the if-converted method. Ordinary equivalent shares are not included in the denominator of the diluted income (loss) per share calculation when inclusion of such shares would be anti-dilutive.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Summary of significant accounting policies (Continued)

2.8 Significant risks and uncertainties

Concentration of customers and suppliers

          There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group for the three months ended March 31, 2020 and 2021.

Concentration of credit risk

          Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other receivables, short-term investments and long-term investments. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2020 and March 31, 2021, almost all of the Group's cash and cash equivalents, restricted cash and short-term investments were held by major financial institutions located in the Mainland of China and Hong Kong, which management believes are of high credit quality. On May 1, 2015, China's new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. This Deposit Insurance Regulation would not be effective in providing complete protection for the Group's accounts, as its aggregate deposits are much higher than the compensation limit. However, the Group believes that the risk of failure of any of these PRC banks is remote. The Group expects that there is no significant credit risk associated with cash and cash equivalents or short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality. The Group has no significant concentrations of credit risk with respect to the assets mentioned above.

          The Group relies on a limited number of third parties to provide payment processing services ("payment service providers") to collect amounts due from end-users. Payment service providers are financial institutions, credit card companies and mobile payment platforms such as Alipay and WeChat Pay, which the Group believes are of high credit quality.

          Accounts receivable is typically unsecured and are derived from revenues earned from customers in the PRC. The credit risk with respect to accounts receivable is mitigated by credit control policies the Group carries out on its customers and its ongoing monitoring process of outstanding balances.

Currency convertibility risk

          The PRC government imposes controls on the convertibility of RMB into foreign currencies. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Summary of significant accounting policies (Continued)

China (the "PBOC"). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

Operation and compliance risk

          On July 27, 2016, the Ministry of Transport, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of Commerce, the State Administration for Market Regulation and the Cyberspace Administration of China jointly promulgated the Interim Measures for the Management of Online Ride Hailing Operation and Service ("Interim Measures"), which took effect on November 1, 2016 and was last amended on December 28, 2019, to regulate the business activities of online ride hailing services by establishing a regulatory system for the platforms, vehicles and drivers engaged in online ride hailing services. In accordance with the Interim Measures, the platform that conducts the online ride hailing services is subject to obtain the necessary permit. The vehicles used for online ride hailing services must also obtain the transportation permit for vehicles, and the drivers engaged in online ride hailing services are required to meet certain requirements and pass the relevant exams.

          Due to the uncertainties that exist with respect to the applicability of existing requirements to the Group's ride hailing services in the PRC, the Group has not obtained the required permits for certain cities when the Group are required to do so, and not all drivers or vehicles on the platforms have the required licenses or permits. Therefore, the Group has been and may continue to be subject to fines as a result. If the Group fails to remediate the non-compliance with relevant law and regulation requirements, the Group could be subject to penalties and/or an order of correction, and as a result, the Group's business, financial condition, and results of operations could be materially and adversely affected.

          In an effort to ensure compliance with applicable Interim Measures, the Group has continuously conducted the process to obtain the necessary licenses or permits in different jurisdictions. The Group is continuously making efforts to obtain more necessary licenses or permits to mitigate the relevant compliance risk.

          For further information of other significant accounting policies, see Note 2 in the annual consolidated financial statements thereto also included herein.

2.9 Recently adopted accounting pronouncements

          On January 1, 2021, the Group adopted Accounting Standards Update No. 2019-12, Income Taxes (Topic 740) (ASU 2019-12), which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The adoption of this new standard did not have a material impact on the Group's unaudited interim condensed consolidated financial statements.

          On January 1, 2021, the Group adopted Accounting Standards Update No. 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (ASU 2020-01), which clarifies the interaction

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

2 Summary of significant accounting policies (Continued)

of the accounting for equity securities under Topic 321, the accounting for equity method investments in Topic 323, and the accounting for certain forward contracts and purchased options in Topic 815. The adoption of this new standard did not have a material impact on the Group's unaudited interim condensed consolidated financial statements.

3 Revenue

          Revenue by segment is as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Revenues:
China Mobility	18,945,410	39,234,824
International	766,775	803,678
Other Initiatives	759,806	2,124,496

Total revenues	20,471,991	42,162,998

China Mobility

          The Group generates revenues from providing a variety of mobility services through its mobility platform in the PRC ("China Mobility Platform"). The Group's revenues from its ride hailing services in the PRC presented on a gross basis accounted for more than 97% of the total revenues from China Mobility for the three months ended March 31, 2020 and 2021, respectively. The Group also generates revenues from providing other mobility services such as taxi hailing, chauffeur, hitch and other services in the PRC.

International

          The Group derives the revenues principally from ride hailing services in overseas countries, including Brazil and Mexico. The Group also generates revenues from food delivery services in overseas countries.

Other Initiatives

          The Group provides a variety of other initiatives services on its platform, including bike and e-bike sharing, auto solutions, intra-city freight and other services. The revenues derived from bike and e-bike sharing service amounted to RMB288,288 and RMB898,899 for the three months ended March 31, 2020 and 2021, respectively. After March 30, 2021, the date when Chengxin was deconsolidated (Note 4), revenue from community group buying was no longer included in the Group's revenue from Other Initiatives. Revenue from community group buying was nil for the three months ended March 31, 2020 and was not significant for the three months ended March 31, 2021.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

3 Revenue (Continued)

Contract balances

          The Group's contract assets for performance obligations satisfied prior to payment were RMB222,591 and RMB239,206 and recorded in accounts and notes receivable, net in the unaudited interim condensed consolidated balance sheets as of December 31, 2020 and March 31, 2021, respectively. The Group's contract liabilities for consideration collected prior to satisfying the performance obligations were RMB915,430 and RMB885,386 and recognized as deferred revenue and customer advances in the unaudited interim condensed consolidated balance sheets as of December 31, 2020 and March 31, 2021, respectively. Revenue recognized from the contract liabilities at the beginning of the reporting periods were RMB257,255 and RMB442,672 for the three months ended March 31, 2020 and 2021, respectively.

4 Financing transaction of Chengxin

          In March 2021, Chengxin, the Group's subsidiary engaged in community group buying business, entered into a series of agreements ("Agreements") with external investors and the Group, pursuant to which,

          a)      Chengxin issued 92,367,521 number of Series A-1 preferred shares for a total consideration of US$923,675 to certain external investors, including an entity controlled by Softbank Group Corp., ("Softbank") (Note 18).

          b)      Chengxin issued 20,000,000 number of Series A-2 preferred shares to certain Group's senior management, for a total consideration of US$200,000. To finance the purchase of Chengxin A-2 preferred shares, the senior management investment entity entered into secured term loans with Chengxin's A-1-round investors for an aggregate amount of US$160,000.

          c)      Chengxin issued a zero-coupon seven-year convertible note due 2028 ("Convertible Note") for an aggregate principal amount of US$3,000,000 to the Group, with the amount of US$2,100,000 paid by the Group on March 30, 2021, and the amounts of US$450,000 and US$450,000 to be paid by the Group on June 30, 2021 and September 30, 2021, respectively.

          The rights, preferences and privileges of the Chengxin's holders of ordinary shares, preferred shares and Convertible Note are as follows:

Conversion right

          All of the preferred shares are convertible, at the option of the holders at any time after the original issue date of the relevant series of preferred shares into such number of ordinary shares of Chengxin. Each preferred share shall automatically be converted into ordinary shares at the then effective conversion price upon the closing of a qualified IPO. The initial conversion ratio of preferred shares to ordinary shares shall be 1:1 and shall be subject to certain adjustments.

          The Group, as the holder of the Convertible Note, has the right to convert the outstanding principal amount under the Convertible Note to Series A-2 preferred shares at a conversion price of US$10.00 per share during the period commencing on the first anniversary of closing of issuance of Series A-1 and A-2 preferred shares to the maturity date of the Convertible Note. Furthermore, the

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

4 Financing transaction of Chengxin (Continued)

Convertible Note will be automatically converted to the number of Series A-2 Preferred Shares at a conversion price of US$10.00 per share upon the occurrence of certain events including change of control, liquidation or the consummation of a qualified IPO of Chengxin.

Liquidation rights

          Upon the occurrence of any liquidation event, whether voluntary or involuntary, all assets and funds of Chengxin legally available for distribution shall be distributed to the shareholders in the following order and manner:

          Holders of preferred shares have preference over holder of ordinary shares on the distribution of assets or funds in the following sequence: Series A-1 preferred shares, Series A-2 preferred shares. The amount of preference will be equal to 100% of the deemed or original issuance price, plus any and all declared but unpaid dividends. After distribution of the preferred shares, all remaining assets and funds of Chengxin available for distribution to the shareholders shall be distributed ratably among all the shareholders on a fully diluted basis.

Exchange rights

          The Series A preferred shareholders have the options to exchange part or all of outstanding preferred shares of Chengxin into the shares of the Group provided that these preferred shareholders do not breach its non-competing undertakings, at any time after the fifth anniversary date of closing date of Series A preferred shares and as long as no qualified IPO of Chengxin has been consummated. The exchange ratio will be determined according to the respective fair market value of the Group's ordinary shares and Chengxin preferred shares as of the date that the preferred shareholders exercise the exchange right, which shall be determined by an independent third-party valuation firm mutually agreed upon by all parties.

Call option

          The Group was granted a call option to purchase part or all of the outstanding Series A-1 and A-2 preferred shares held by preferred shareholders. At any time between the third anniversary and fifth anniversary of the closing of the Series A-1 and A-2 preferred shares, the Group may exercise the call option to purchase up to all of the outstanding preferred shares based on the greater of (i) the price determined according to pre-agreed pricing formula, and (ii) the fair market value of such preferred shares.

Accounting for the financing transaction of Chengxin

          Pursuant to the Agreements and upon the completion of the above transaction on March 30, 2021 ("closing date"), the Group no longer holds controlling financial interest in Chengxin. Accordingly, Chengxin was deconsolidated from the Group after March 30, 2021.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

4 Financing transaction of Chengxin (Continued)

          The financing transaction for Chengxin did not meet the discontinued operation criteria as it did not represent a strategic shift that has a major effect on the Group's financial results. The Group recognized an unrealized gain of deconsolidation of Chengxin in the investment income (loss), net on the unaudited interim condensed consolidated statement of comprehensive income (loss) for the three months ended March 31, 2021, with the amount of RMB9,058,144 measured as the difference between the fair value of its retained non-controlling equity investment in the form of ordinary shares in Chengxin with the amount of RMB2,628,520, and the carrying amount of net liabilities of Chengxin of RMB6,429,624 as of March 30, 2021.

          Given the Group's investment in Chengxin's ordinary shares and right to nominate three board members out of six, the Group has the ability to exercise significant influence over Chengxin. The Group elected to apply the fair value option to the Group's investment in ordinary shares (Note 10). The Group also applies fair value accounting to the Group's investment in the Convertible Note (Note 9), thereby providing consistency of accounting treatment. The investments in ordinary shares and in Convertible Note (collectively, the "Investments in Chengxin") are measured at fair value on a recurring basis with changes in fair value reflected in earnings. The fair value of the Investments in Chengxin as of March 31, 2021 of RMB16,428,250 was determined by the Group with the assistance of a third-party independent appraiser, using option-pricing model ("OPM") and back-solve method. Refer to Note 20 — Fair value measurement for the valuation approach and key inputs for the determination of the fair value of the Group's Investments in Chengxin.

          The Group determined that the fair value of exchange feature and call option aforementioned respectively were not significant to the unaudited interim condensed consolidated financial statements.

5 Short-term investments

          The following is a summary of short-term investments:

	As of December 31,	As of March 31,
	2020	2021
	RMB	RMB
Time deposits	33,809,399	21,582,855
Structured deposits	3,588,170	2,382,658

Total	37,397,569	23,965,513

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

6 Accounts and notes receivable, net

          Accounts and notes receivable, net consist of the following:

	As of December 31,	As of March 31,
	2020	2021
	RMB	RMB
Accounts and notes receivable	2,994,181	3,175,610
Allowance for credit losses	(556,360)	(569,646)

Accounts and notes receivable, net	2,437,821	2,605,964

          On January 1, 2020, the Group adopted ASC 326 using a modified retrospective method for accounts and notes receivable measured at amortized cost.

          The operating lease receivables generated from leasing vehicles to drivers and end-users are recorded as accounts and notes receivable, net in the unaudited interim condensed consolidated balance sheets and subject to ASC 842.

          The movement of the allowances for credit losses is as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Beginning balance prior to ASC 326	(437,266)	(556,360)
Impact of adoption of ASC 326	(71,498)	—

Balance at beginning of the period	(508,764)	(556,360)
Provision	(136,316)	(113,387)
Write-offs	117,790	100,101

Balance at end of the period	(527,290)	(569,646)

7 Loans receivable, net

          Loans receivable, net consists of the following:

	As of December 31,	As of March 31,
	2020	2021
	RMB	RMB
Loans receivable	3,024,661	3,785,603
Allowance for credit losses	(146,432)	(187,011)

Loans receivable, net	2,878,229	3,598,592

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

7 Loans receivable, net (Continued)

          The movement of the allowances for credit losses is as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Beginning balance prior to ASC 326	(100,643)	(146,432)
Impact of adoption of ASC 326	(50,569)	—

Balance at beginning of the period	(151,212)	(146,432)
Provision	(42,640)	(48,025)
Write-offs	54,932	7,446

Balance at end of the period	(138,920)	(187,011)

          The aging analysis of loans receivable by due date as of December 31, 2020 and March 31, 2021 is as follows:

	Past Due
	1-30 Days	31-60 Days	61-90 Days	91 Days or Greater	Total Past Due	Current	Total
As of December 31, 2020	22,056	14,537	10,701	33,909	81,203	2,943,458	3,024,661
As of March 31, 2021	28,013	17,679	15,881	60,381	121,954	3,663,649	3,785,603

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

8 Prepayments, receivables and other current assets, net and other non-current assets, net

          Prepayments, receivables and other current assets, net consist of the following:

	As of December 31,	As of March 31,
	2020	2021
	RMB	RMB
Deductible VAT-input	1,871,768	1,935,271
Interest receivables	354,930	300,192
Rental deposits and other deposits, net	346,032	302,412
Prepayments for insurance costs	288,858	262,885
Inventories, net	261,550	247,157
Advances to employees	200,698	261,464
Prepayments for promotion and advertising expenses and other operation expenses	175,267	200,835
Payments to drivers and partners on behalf of end-users	157,653	159,029
Short-term finance lease receivables, net	91,067	95,325
Others, net	507,130	492,381

Total	4,254,953	4,256,951

          Other non-current assets, net consist of the following:

	As of December 31,	As of March 31,
	2020	2021
	RMB	RMB
Long-term time deposits	3,460,000	3,984,300
Prepayments for purchase of property and equipment and other non-current assets, net	650,771	624,785
Prepayment for long-term investments	107,283	144,291
Long-term finance lease receivables, net	94,508	70,239
Others	209,140	416,056

Total	4,521,702	5,239,671

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

8 Prepayments, receivables and other current assets, net and other non-current assets, net (Continued)

          The movement of the allowances for credit losses of short-term and long-term finance lease receivables is as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Balance at beginning of the period	(3,871)	(72,167)
Impact of adoption of ASC 326	—	—
Balance at beginning of the period	(3,871)	(72,167)
Provision	(310)	(1,702)
Write-offs	—	2,742

Balance at end of the period	(4,181)	(71,127)

9 Investment securities

          The following table summarizes the carrying value and fair value of the investment securities:

	As of December 31, 2020
	Original Cost	Gross Unrealized Gains	Gross Unrealized Losses	Foreign Currency Translation Adjustments	Fair Value
	RMB	RMB	RMB	RMB	RMB
Listed equity securities	814,452	37,516	(285,567)	6,562	572,963
— Investee A	600,000	—	(208,199)	—	391,801
— Others	214,452	37,516	(77,368)	6,562	181,162

Total	814,452	37,516	(285,567)	6,562	572,963

	As of March 31, 2021
	Original Cost	Gross Unrealized Gains	Gross Unrealized Losses	Foreign Currency Translation Adjustments	Fair Value
	RMB	RMB	RMB	RMB	RMB
Listed equity securities	814,452	56,542	(278,431)	8,264	600,827
— Investee A	600,000	—	(224,012)	—	375,988
— Others	214,452	56,542	(54,419)	8,264	224,839
Convertible Note of Chengxin (Note 4)	13,784,610	—	—	15,120	13,799,730

Total	14,599,062	56,542	(278,431)	23,384	14,400,557

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

10 Long-term investments, net

	As of December 31,	As of March 31,
	2020	2021
	RMB	RMB
Measurement Alternative method
Investment in Investee B	3,828,560	3,855,785
Others	523,728	650,930

Subtotal	4,352,288	4,506,715

Equity investments accounted for using equity method	2,752,734	2,899,159
Equity investment in Chengxin under fair value option (Note 4)	—	2,628,520

Total	7,105,022	10,034,394

Measurement Alternative method

          The Group invested in multiple private companies which may have operational synergy with the Group's core business. The Group's equity investments without readily determinable fair value were accounted for the Measurement Alternative method after adoption of ASU 2016-01 on January 1, 2019.

          Impairment charges in connection with the Measurement Alternative investments of nil and nil were recorded in the unaudited interim condensed consolidated statements of comprehensive income (loss) for the three months ended March 31, 2020 and 2021, respectively. The Group recognized disposal gains of nil and RMB2,493,381 for the three months ended March 31, 2020 and 2021, respectively.

Equity investments accounted for using equity method

          The Group recorded losses of RMB119,429 and RMB44,826 from equity investments accounted for using equity method for the three months ended March 31, 2020 and 2021, respectively. The Group also recognized impairment losses of RMB75,983 and nil for the three months ended March 31, 2020 and 2021, respectively. In addition, the Group also recognized disposal gains of nil and RMB756,301 for the three months ended March 31, 2020 and 2021, respectively.

          During the three months ended March 31, 2021, the Group and SoftBank Corp. each made an additional investment amounted to RMB161,720 (JPY2,600,000) in Didi Mobility Japan Corporation ("Didi Japan"), an equity method investee of the Group established in 2018. Upon the closing of this transaction, the Group's accumulated investment in Didi Japan increased to RMB433,950 (JPY6,950,000) (Note 18).

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

11 Short-term and Long-term borrowings

          Short-term and Long-term borrowings consist of the followings:

	As of December 31, 2020	As of March 31, 2021

	RMB	RMB
Short-term borrowings	5,826,562	7,827,770
Long-term borrowings	1,453,222	1,903,091

Total	7,279,784	9,730,861

Short-term borrowings

          In January 2021, the Group, through one of its subsidiaries, issued one-year asset-backed securitized debts amounted to RMB425,000 via a securitization vehicle in the forms of asset-backed security arrangements (the "ABSs") established by the Group. The ABSs vehicle is considered as a variable interest entity under ASC 810. As the Group has power to direct the activities that most significantly impact economic performance of the ABSs vehicle by providing the loan servicing and default loan collection services, and the Group has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE as the Group purchased all subordinated tranche securities, and the Group is obligated to bear the risk arising from any loans that are delinquent for more than certain days, accordingly, the Group is considered as the primary beneficiary of the ABSs vehicle and has consolidated the ABSs' vehicle assets, liabilities, results of operations, and cash flows in the Group's unaudited interim condensed consolidated financial statements in accordance with ASC 810. Therefore, loans transferred to the asset-backed securitized vehicle remain at the Group and are recorded as "loans receivable, net" on the unaudited interim condensed consolidated balance sheets.

          Short-term borrowings were RMB dominated borrowings by the Group's subsidiaries from financial institutions in the PRC and were pledged by vehicles and short-term investments or guaranteed by the subsidiaries of the Group. The weighted average interest rate for short-term borrowings as of December 31, 2020 and March 31, 2021 were approximately 3% and 3%, respectively.

Long-term borrowings

          The Group entered into several credit facility agreements with certain banks and financial institutions, which allow the Group to draw borrowings up to RMB400,000 and RMB1,360,000 from these facilities as of December 31, 2020 and March 31, 2021, respectively. The borrowings drawn from these facilities bear annual interest rate of Loan Prime Rate ("LPR") plus 35 to 121 points and were guaranteed by certain subsidiaries of the Group. The unused credit limits under these facilities were RMB31,698 and RMB330,328 as of December 31, 2020 and March 31, 2021, respectively.

          The Group also entered into several borrowing agreements with certain banks and financial institutions pursuant to which the outstanding borrowings balance was RMB1,084,920 and

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

11 Short-term and Long-term borrowings (Continued)

RMB873,419 as of December 31, 2020 and March 31, 2021, respectively. These borrowings are guaranteed by certain subsidiaries of the Group or pledged by vehicles owned by the Group's subsidiaries and bear interest at a range of 4%-7% per annum.

          As of March 31, 2021, the short-term and long-term borrowings will be due according to the following schedule:

Principal amount

RMB
Within 1 year	7,827,770
Between 1 to 2 years	1,242,865
Between 2 to 3 years	660,226

Total	9,730,861

12 Accounts and notes payable

          Accounts and notes payable consist of the following:

	As of December 31, 2020	As of March 31, 2021

	RMB	RMB
Notes payable	2,124,268	386,710
Payables related to service fees and incentives to drivers	4,487,439	3,636,814
Payables related to driver management fees	185,207	159,722
Others	556,063	305,963

Total	7,352,977	4,489,209

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

13 Accrued expenses and other current liabilities

          Accrued expenses and other current liabilities consist of the following:

	As of December 31, 2020	As of March 31, 2021

	RMB	RMB
Payables to merchants and other partners	2,047,868	1,733,039
Employee compensation and welfare payables	1,939,364	941,040
Payables related to market and promotion expenses	1,930,673	1,508,586
Deposits	1,376,384	1,275,650
Payables related to service fees	898,280	974,860
Payables related to warehouse rental and delivery cost	583,265	130,419
Payables related to property and equipment	564,758	730,173
Tax payables	496,392	339,110
Payables on behalf of end-users	369,810	436,679
Others	1,097,166	1,146,947

Total	11,303,960	9,216,503

14 Segment reporting

          Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision makers ("CODMs"). The chief operating decision makers, who are responsible for allocating resources and assessing performance of the operating segments, have been identified as certain members of the Group's management team, including the chief executive officer ("CEO").

          The Group operates in three operating segments: (i) China Mobility; (ii) International; (iii) Other Initiatives. The following summary describes the operations in each of the Group's reportable segment:

  •
  China Mobility: China Mobility segment mainly includes ride hailing services, taxi hailing, chauffeur, hitch and other services.

  •
  International: International segment includes ride hailing services and food delivery services offered in international markets.

  •
  Other Initiatives: Other Initiatives mainly consist of bike and e-bike sharing, auto solutions, intra-city freight, autonomous driving, etc.

          The Group does not include inter-company transactions between segments for management reporting purposes. In general, revenues, cost of revenues and operating expenses are directly attributable, or are allocated, to each segment. The Group allocates costs and expenses that are not directly attributable to a specific segment, such as those that support infrastructure across different segments, to different segments mainly on the basis of usage or headcount, depending on

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

14 Segment reporting (Continued)

the nature of the relevant costs and expenses. The Group currently does not allocate the assets to its segments, as its CODM does not use such information to allocate resources or evaluate the performance of the operating segments. The Group currently does not allocate other long-lived assets to the geographic operations as substantially all of the Group's long-lived assets are located in the PRC. In addition, substantially all of the Group's revenue is derived from within the PRC. Therefore, no geographical information is presented.

          The Group's segment operating performance measure is segment Adjusted EBITA, which represents net income or loss before (a) certain non-cash expenses, consisting of share-based compensation expense and amortization of intangible assets, which are not reflective of the Group's core operating performance, and (b) interest income, interest expenses, investment income (loss), net, loss from equity method investments, net, other loss, net, and income tax benefits. The following table presents information about Adjusted EBITA and a reconciliation from the segment Adjusted EBITA to total consolidated loss from operations for the three months ended March 31, 2020 and 2021:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Adjusted EBITA:
China Mobility	616,396	3,618,463
International	(670,988)	(1,004,910)
Other Initiatives	(1,096,399)	(8,078,959)

Total Adjusted EBITA	(1,150,991)	(5,465,406)
Share-based compensation	(1,663,319)	(696,982)
Amortization of intangible assets(i)	(507,917)	(491,414)

Total consolidated loss from operations	(3,322,227)	(6,653,802)

(i)
Amortization expenses in connection with business combinations were RMB503,816 and RMB486,011 for the three months ended March 31, 2020 and 2021, respectively.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

14 Segment reporting (Continued)

          The following table presents the total depreciation expenses of property and equipment by segment for the three months ended March 31, 2020 and 2021, respectively:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
China Mobility	67,054	79,117
International	14,184	24,446
Other Initiatives	534,006	964,836

Total depreciation of property and equipment	615,244	1,068,399

15 Share-based compensation

          The table below presents a summary of the Group's share-based compensation cost for the three months ended March 31, 2020 and 2021:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Operations and support	31,618	44,147
Sales and marketing	69,541	50,011
Research and development	306,682	196,097
General and administrative	1,255,478	406,727

Total	1,663,319	696,982

(a)    Share Incentive Plan

          In December 2017, the Company adopted the Equity Incentive Plan (the "Plan"), approved by the Board of Directors, which was subsequently amended in December 2020. Share options, restricted shares and restricted share units ("RSUs") may be granted to employees, directors and consultants of the Group under the Plan. As of March 31, 2021, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Plan is 138,896,437 shares.

          Share-based awards granted under the Plan have a contractual term of seven years from the stated grant date and are generally subject to a four-year vesting schedule as determined by the administrator of the plans. Depending on the nature and the purpose of the grant, share-based awards generally vest 15% upon the first anniversary of the vesting commencement date, and 25%, 25% and 35% in following years thereafter.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

15 Share-based compensation (Continued)

(b)    Modification

          For the three months ended March 31, 2020 and 2021, 20,280,382 and 36,000 existing share options were exchanged for 25,905,827 and 23,992 new options with different exercise price. The incremental cost on the modification dates was RMB98,153 and RMB33 for the three months ended March 31, 2020 and 2021, respectively.

(c)    Share Options

          A summary of activities of the share options for the three months ended March 31, 2020 and 2021 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		US$	In Years	US$	US$
Outstanding as of December 31, 2019	58,401,190	5.45	4.54	2,010,425	27.59
Granted	2,447,925	0.04			39.84
Modification	5,625,445	11.80			28.45
Forfeited/canceled	(655,387)	6.31			32.58

Outstanding as of March 31, 2020	65,819,173	9.26	4.44	2,014,889	25.52
Exercisable as of March 31, 2020	34,020,917	8.60	3.49	1,064,164	21.09
Vested and Expected to Vest at March 31, 2020	59,733,679	9.20	4.30	1,832,049	25.01

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		US$	In Years	US$	US$
Outstanding as of December 31, 2020	46,798,243	6.04	3.74	1,686,640	26.16
Granted	2,621,430	0.0001823			47.71
Modification	(12,008)	0.0001823			47.71
Forfeited/canceled	(520,365)	4.21			34.48

Outstanding as of March 31, 2021	48,887,300	5.73	3.64	2,052,402	27.23
Exercisable as of March 31, 2021	28,712,426	7.40	2.23	1,157,409	20.27
Vested and Expected to Vest at March 31, 2021	44,799,070	6.07	3.41	1,865,514	26.17

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

15 Share-based compensation (Continued)

          The Group uses the binomial option pricing model to determine fair value of the share-based awards. The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	For the Three Months Ended March 31,

	2020	2021

Fair value of ordinary shares (US$)	39.87	47.71
Expected volatility	31.0% - 34.8%	37.8%
Risk-free interest rate (per annum)	1.16% - 1.69%	0.94%
Expected dividend yield	0%	0%
Expected term (in years)	7	7

          Risk-free interest rate is estimated based on the yield curve of US Sovereign Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. The Group has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

(d)    Restricted shares and RSUs

          A summary of activities of restricted shares and RSUs for the three months ended March 31, 2020 and 2021 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life
		US$	In Years
Unvested at December 31, 2019	7,726,671	36.64	4.82

Granted	249,674	39.87
Vested	(112,576)	34.53
Forfeited/canceled	(133,383)	38.69

Unvested at March 31, 2020	7,730,386	36.73	4.65
Expected to vest at March 31, 2020	7,139,602	36.54	4.58

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

15 Share-based compensation (Continued)

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life
		US$	In Years
Unvested at December 31, 2020	18,762,437	38.60	4.60

Granted	305,686	47.71
Vested	(479,092)	39.79
Forfeited/canceled	(181,936)	40.02

Unvested at March 31, 2021	18,407,095	38.71	4.39
Expected to vest at March 31, 2021	16,568,388	38.57	4.32

          The share-based awards granted have either a service condition or both a service and a performance condition, where awards granted are only exercisable upon the occurrence of an IPO by the Group.

          The Group recognized share-based compensation, net of estimated forfeitures, using the graded vesting attribution method over the vesting term of the awards for the service condition awards.

          The Group considers it is not probable that the IPO performance conditions will be satisfied until the event occurs. As a result, the share-based compensation expenses for these awards will be recognized upon the occurrence of the Group's IPO.

          As of March 31, 2021, there was RMB3,137,849 of unrecognized compensation expenses related to the share options, which is expected to be recognized over a weighted average period of 3.07 years. Unrecognized compensation expenses of RMB12,960 related to share options for which the service condition had been met are expected to be recognized when the performance target of an IPO is achieved.

          As of March 31, 2021, there was RMB2,543,802 of unrecognized compensation expenses related to restricted shares and RSUs, which is expected to be recognized over a weighted average period of 1.52 years. Unrecognized compensation expenses of RMB880,829 related to restricted shares and RSUs for which the service condition had been met are expected to be recognized when the performance target of an IPO is achieved.

16 Convertible redeemable non-controlling interest and convertible non-controlling interests

•
Financing transaction of Soda Technology Inc.

          During the year of 2020, Soda Technology Inc. ("Soda"), the Group's subsidiary, issued Series A-1 preferred shares to external investors, including an entity controlled by Softbank (Note 18) and Series A-2 preferred shares to the Group with an aggregate amount of US$134,000 and US$750,000, respectively.

          Soda, through its subsidiaries and VIE, primarily engages in bike and e-bike sharing business. As of March 31, 2021, the Group held the majority of total equity interests on a fully diluted basis

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

16 Convertible redeemable non-controlling interest and convertible non-controlling interests (Continued)

made up of a combination of ordinary and preferred shares and the majority of board seats in Soda.

          The rights, preferences and privileges of the Soda's holders of preferred shares are as follows:

Redemption right

          A Soda Series A-1 preferred shareholder has a redemption right over those shares under certain exit events within certain periods or upon the third anniversary of the closing of Soda A-1 preferred shares, subject to certain exceptions. The Company is obligated to repurchase the preferred shares of Soda at the time of applicable exit events with cash consideration and/or the shares of the Company for the Series A-1 preferred shareholder, with the amount of cash and/or shares to be determined according to pre-agreed pricing formula.

          Other Soda Series A-1 preferred shareholders have a redemption right over those Series A-1 preferred shares in cash at a purchase price to be determined according to pre-agreed pricing formula under certain exit events within certain periods, subject to certain exceptions.

Liquidation rights

          In the event of any liquidation, the holders of Soda Preferred Shares have preference over holders of ordinary shares. Upon liquidation, Soda's assets available for distribution among the investors shall first be paid to Soda preferred shareholders at the amount equal to the original issue price plus all declared but unpaid dividends up to the date of liquidation. The remaining assets of Soda shall all be distributed to all of its shareholders ratably; provided that, if the liquidation proceeds exceeds the then Post-Closing Valuation, the holders of Soda Preferred shares shall waive their preference rights and Soda's assets available for distribution shall be distributed ratably among all of the shareholders of Soda on an as-converted basis.

•
Financing transaction of Voyager Group Inc.

          During the year of 2020, Voyager Group Inc. ("Voyager"), the Group's subsidiary, issued Series A preferred shares with an aggregate amount of US$525,000, of which US$340,000 was from external investors, including an entity controlled by Softbank (Note 18). During the three months ended March 31, 2021, Voyager issued Series B preferred shares with an aggregate amount of US$300,000 to external investors. Voyager, through its subsidiaries and VIE, primarily engages in the development and commercialization of autonomous vehicles. As of March 31, 2021, the Group held the majority of total equity interests on a fully diluted basis made up of a combination of ordinary and preferred shares and the majority of board seats in Voyager.

Redemption right

          Certain Voyager preferred shareholders entered into certain share repurchase arrangements over those shares under applicable exit events. The Company may need to use its best efforts to procure Voyager to repurchase Voyager preferred shares held by the aforementioned preferred

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

16 Convertible redeemable non-controlling interest and convertible non-controlling interests (Continued)

shareholders subject to Voyager's shareholders' approval or shall repurchase Voyager preferred shares held by the aforementioned preferred shareholders by itself upon the occurrence of an applicable exit event.

Liquidation rights

          In the event of any liquidation, the holders of Voyager preferred shares have preference over holders of ordinary shares. Upon liquidation, Voyager's assets available for distribution among the investors shall first be paid to Voyager preferred shareholders at the amount equal to the greater of (a) original issue price plus all declared but unpaid dividends; and (b) the amount as would have been payable if the preferred shares were converted into ordinary shares immediately prior to the date of liquidation. The remaining assets of Voyager shall all be distributed to its ordinary shareholders.

•
Financing transaction of City Puzzle Holding Limited

          For the three months ended March 31, 2021, City Puzzle Holding Limited ("City Puzzle"), the Group's subsidiary, issued Series A and Series A+ preferred shares with an aggregate amount of US$1,219,500, of which US$919,500 was from external investors. City Puzzle primarily engaged in providing intra-city freight services. As of March 31, 2021, the Group held the majority of total equity interests on a fully diluted basis made up of a combination of ordinary and preferred shares and the majority of board seats in City Puzzle.

Redemption right

          The holders of City Puzzle preferred shares have redemption rights over those shares if City Puzzle has not consummated an IPO by the fifth anniversary of the date of the first Series A closing, subject to certain exceptions. The redemption price would be the amount of cash determined according to pre-agreed pricing formula.

Liquidation rights

          In the event of any liquidation, the holders of City Puzzle preferred shares have preference over holders of ordinary shares. Upon liquidation, City Puzzle's assets available for distribution among the investors shall first be paid to City Puzzle preferred shareholders at the amount equal to the greater of (a) original issue price plus all declared but unpaid dividends; (b) the amount as would have been payable if the preferred shares were converted into ordinary shares immediately prior to the date of liquidation. The remaining assets of City Puzzle shall all be distributed to its ordinary shareholders.

•
Accounting for convertible redeemable non-controlling interests and convertible non-controlling interests

          Convertible redeemable non-controlling interests represent preferred shares financing by subsidiaries of the Group from preferred shareholders. As the preferred shares could be redeemed

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

16 Convertible redeemable non-controlling interest and convertible non-controlling interests (Continued)

by such shareholders upon the occurrence of certain events that are not solely within the control of the Group, these preferred shares are accounted for as redeemable non-controlling interests. The Group accounts for the changes in accretion to the redemption value in accordance with ASC topic 480, Distinguishing Liabilities from Equity. The Group elects to use the effective interest method to account for the changes of redemption value over the period from the date of issuance to the earliest redemption date of the non-controlling interests. The Group determined that the redemption features embedded in the convertible redeemable non-controlling interests do not meet the definition of a derivative as they cannot be net settled. Therefore, such feature was not bifurcated from the mezzanine classified as non-controlling interests.

          Convertible non-controlling interests represent preferred share financing by subsidiaries of the Group from preferred shareholders, which are contingently redeemable upon certain deemed liquidation events occurs. Such deemed liquidation events require the redemption of those preferred shares and cause them being classified outside of permanent equity.

          Convertible redeemable non-controlling interest and convertible non-controlling interests consist of the following:

	Convertible redeemable non-controlling interests	Convertible non- controlling interests
	RMB	RMB
Balance as of December 31, 2019	—	—
Issuance of convertible redeemable non-controlling interests and convertible non-controlling interests, net of issuance costs	2,084,283	—
Accretion of convertible redeemable non-controlling interests to redemption value	19,500	—

Balance as of March 31, 2020	2,103,783	—

Balance as of December 31, 2020	3,345,265	99,851
Issuance of convertible redeemable non-controlling interests and convertible non-controlling interests, net of issuance costs	6,933,806	969,506
Accretion of convertible redeemable non-controlling interests to redemption value	89,972	—

Balance as of March 31, 2021	10,369,043	1,069,357

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

17 Income (loss) per share

          Basic income (loss) per share is computed using the weighted average number of the ordinary shares outstanding during the period. Diluted income (loss) per share is computed using the weighted average number of ordinary shares and potential dilutive ordinary shares outstanding during the period. The effects of all outstanding convertible preferred shares amounting to 933,349,567 shares, and share options, restricted shares and RSUs amounting to 25,785,704 shares were anti-dilutive and excluded from the computation of diluted loss per share for the three months ended March 31, 2020, on the weighted average basis, respectively.

          Basic and diluted income (loss) per share for each of the periods presented are calculated as below:

	For the Three Months Ended March 31
	2020	2021
	RMB	RMB
Income (loss) per share-Basic
Numerator:
Net income (loss) attributable to Xiaoju Kuaizhi Inc.	(3,962,269)	5,484,749
Accretion of convertible redeemable non-controlling interests to redemption value	(19,500)	(89,972)
Income allocation to participating preferred shares	—	(5,199,184)

Net income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(3,981,769)	195,593
Denominator:
Weighted average number of ordinary shares used in calculating net income per share — Basic	102,817,039	108,897,917
Net income (loss) per share attributable to ordinary shareholders — Basic	(38.73)	1.80
Income (loss) per share-Diluted
Numerator:
Net income (loss) attributable to ordinary shareholders of Xiaoju Kuaizhi Inc.	(3,981,769)	195,593
Denominator:
Weighted average number of ordinary shares used in calculating net income per share — Basic	102,817,039	108,897,917
Adjustments for dilutive share options, restricted shares and RSUs	—	40,622,320

Weighted average number of ordinary shares used in calculating net income per share — Diluted	102,817,039	149,520,237
Net income (loss) per share attributable to ordinary shareholders — Diluted	(38.73)	1.31

*
Vested restricted shares and RSUs are considered outstanding in the computation of basic and diluted income (loss) per share.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

18 Related party transactions

          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities.

Transactions with certain shareholders

          The Group has commercial arrangements with two of the Group's shareholders in the ordinary course of business, namely Alibaba and its subsidiaries ("Alibaba Group"), and Tencent and its subsidiaries ("Tencent Group").

  •
  Transactions with Alibaba Group

            The Group has commercial arrangements with Alibaba Group primarily related to ride hailing and enterprise solutions service within the China Mobility segment. The ride hailing and enterprise solutions services provided to Alibaba Group are conducted on an arm's-length basis compared with similar unrelated parties. All the revenues generated from Alibaba Group accounted for less than 0.2% of total revenues for the three months ended March 31, 2020 and 2021, respectively.

            The Group also has commercial arrangement with Alibaba Group primarily related to cloud communication services and information technology platform services. The costs and expenses related to these services that were provided by Alibaba Group accounted for less than 0.3% of the Group's total costs and expenses for the three months ended March 31, 2020 and 2021, respectively.

  •
  Transactions with Tencent Group

            The Group has commercial arrangements with Tencent Group primarily related to ride hailing and enterprise solutions services, as well as online advertising services. The services provided to Tencent Group are conducted on an arm's-length basis compared with similar unrelated parties. All the revenues generated from Tencent Group accounted for less than 0.1% of the Group's total revenues for the three months ended March 31, 2020 and 2021, respectively.

            The Group also has commercial arrangements with Tencent Group primarily related to payment processing services, colocation services and cloud communication services. The costs and expenses related to these services that were provided by Tencent Group accounted for less than 0.7% of the Group's total costs and expenses for the three months ended March 31, 2020 and 2021, respectively.

          Amounts due from Alibaba Group and Tencent Group related to the above services were RMB26,857 and RMB36,254 as of December 31, 2020 and March 31, 2021, respectively.

          Amounts due to the Alibaba Group and Tencent Group related to the above services were RMB278,178 and RMB144,094 as of December 31, 2020 and March 31, 2021, respectively.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

18 Related party transactions (Continued)

          In addition, the Group has made certain financing transactions and an equity investment together with Softbank. The agreements for Softbank's investments in those financing transactions and the equity investment were conducted on fair value basis and are disclosed in Note 4, Note 10 and Note 16.

Transactions with directors and executive officers

          The Group provided certain loans to directors and executive officers of the Group. As of December 31, 2020, and March 31, 2021, the aggregate outstanding balance of these loans was RMB65,306 and RMB44,385, respectively. The outstanding balance was fully repaid on May 7, 2021.

Transactions with Chengxin

          The Group provided an interest-free non-trade short-term loan to Chengxin and the outstanding balance of the loan was RMB5,059,240 as of March 31, 2021, of which RMB3,000,000 was repaid in April 2021. The remaining outstanding balance is to be repaid by Chengxin shortly after the completion of Chengxin's financing transaction. The Group also has a commercial framework arrangement with Chengxin under which the Group agrees to provide a series of services including services for middle and back offices on actual cost basis. The amount of service fees earned from Chengxin was insignificant to the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2021.

Transactions with other investees

          Other than the transactions disclosed above or elsewhere in the unaudited interim condensed consolidated financial statements, the Group has commercial arrangements with certain of its investees to provide or receive technical support and other services. The amounts relating to these services provided or received represented less than 0.1% of the Group's revenues or total costs and expenses for the three months ended March 31, 2020 and 2021, respectively.

19 Commitments and contingencies

Contractual commitments

          The Group has non-cancelable operating lease contractual commitments which are expected to commence in 2021. The operating lease commitments primarily consist of leases of offices, warehouses and data centers and are due within five years. The Group also has non-cancelable contractual commitments, which are related to capital contribution obligations and do not have contractual maturity dates. As of March 31, 2021, there were no material changes to its contractual commitments disclosed in the Group's audited consolidated financial statements for the year ended December 31, 2020.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

19 Commitments and contingencies (Continued)

Litigation

          From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, the Group does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group's financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liabilities on a regular basis.

20 Fair value measurement

Recurring

          The following table sets forth the financial instruments, measured at fair value, by level within the fair value hierarchy as of December 31, 2020 and March 31, 2021, respectively.

		Fair value measurement at reporting date using
Items	December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Structured deposits*	3,588,170	—	3,588,170	—
Listed equity securities	572,963	572,963	—	—

Total	4,161,133	572,963	3,588,170	—

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

20 Fair value measurement (Continued)

		Fair value measurement at reporting date using
Items	March 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Structured deposits*	2,382,658	—	2,382,658	—
Listed equity securities	600,827	600,827	—	—
Convertible Note of Chengxin	13,799,730	—	—	13,799,730
Equity investment in Chengxin	2,628,520	—	—	2,628,520

Total	19,411,735	600,827	2,382,658	16,428,250

*
Included in short-term investments on the Group's unaudited interim condensed consolidated balance sheets.

          When available, the Group uses quoted market prices to determine the fair value of assets and liabilities. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Group uses to measure the fair value of assets that the Group reports in its unaudited interim condensed consolidated balance sheets at fair value on a recurring basis.

Short-term investments

          To estimate the fair value of investments in short-term investments with variable interest rates indexed to the performance of underlying assets, since there are no quoted prices in active markets for the investment at the reporting date, the Group classifies the valuation techniques that use these inputs as Level 2 of fair value measurement.

Listed equity securities

          The Group values its listed equity securities using quoted prices for the underlying securities in active markets, the Group classifies the valuation techniques that use these inputs as Level 1.

Investments in Chengxin

          The Group applies fair value accounting to both equity investment and investment in Convertible Note (Level 3). The fair value of the Investments in Chengxin was determined by referencing the most recent financing transaction in preferred shares aforementioned in Note 4 and used as an input to an OPM. Other key inputs to the OPM were discount rates of 12% and 25%, volatility of 55% and time to liquidity of 5.0 years.

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

20 Fair value measurement (Continued)

Non-recurring

          The Group measures equity investments without readily determinable fair values at fair value on a non-recurring basis when an impairment charge is to be recognized. As of December 31, 2020 and March 31, 2021, certain investments were measured using significant unobservable inputs (Level 3) and written down from their respective carrying values to fair values, considering the stage of development, the business plan, the financial condition, the sufficiency of funding and the operating performance of the investee companies, with impairment charges incurred and recorded in earnings for the periods then ended. The Group recognized impairment charges of RMB75,983 and nil for equity method investments, for the three months ended March 31, 2020 and 2021, respectively. The fair value of the privately held investments is valued based on the discounted cash flow model with unobservable inputs including the discount curve of market interest rate of 20%, or valued based on market approach with unobservable inputs including selection of comparable companies and multiples and estimated discount for lack of marketability.

          The Group's non-financial assets, such as intangible assets, goodwill and property and equipment, would be measured at fair value only if they were determined to be impaired. The Group reviews the long-lived assets and identifiable intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. For the three months ended March 31, 2020 and 2021, the Group recognized RMB27,668 and RMB31,512 of impairment loss on the long-lived assets based on management's assessment (Level 3).

          In accordance with the Group policy to perform an impairment assessment of its goodwill on an annual basis as of the balance sheet date or when facts and circumstances warrant a review, the Group performs an impairment assessment on its goodwill of reporting units annually. The Group concluded that no write down was warranted for the three months ended March 31, 2020 and 2021, respectively.

21 Subsequent events

          The Group evaluated subsequent events from March 31, 2021 through May 21, 2021, which is the date the unaudited interim condensed consolidated financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the unaudited interim condensed consolidated financial statements other than as discussed below.

          On April 27, 2021, the Group completed its investment of 33.34% equity interests in Bank of Hangzhou Consumer Finance Co. Ltd ("Hangzhou Consumer Finance") for a total consideration of RMB1,366,240. The Group will account for the investment using the equity method as the Group has the ability to exercise significant influence over Hangzhou Consumer Finance.

          In April 2021, the Company approved to reserve the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Plan to 312,034,457 shares, of which

XIAOJU KUAIZHI INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and par value)

21 Subsequent events (Continued)

66,711,066 share options were granted to certain directors and executive officers with a nominal exercise price per share. The share options granted are subject to four-year or six-year graded vesting schedules.

          In April 2021, the Company entered into a revolving credit facility agreement with certain banks, pursuant to which the Group may borrow up to US$1,600,000, with an accordion of up to a further US$400,000. The borrowings under this revolving facility will bear applicable interest rates at 1.00% plus LIBOR, subject to certain adjustments. The Company has not drawn down on the revolving credit facility as of the date of this report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.

          The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that each officer or director of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

          Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

          The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification for us and our officers and directors for certain liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

          During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Class of Securities	Consideration

Tekne Private Ventures II Master	January 11, 2018	137,438	Series B-2 preferred shares	US$7,000,006
SB Investment Holdings (UK) Limited	January 11, 2018	72,195,932	Series B-2 preferred shares	US$3,677,090,449
Oppenheimer Developing Markets Fund	January 12, 2018	981,699	Series B-2 preferred shares	US$49,999,992
PAC Ent Fund Designated Activity Company	January 22, 2018	174,743	Series B-2 preferred shares	US$8,900,028
Paulson Investment Company I LP	January 22, 2018	122,909	Series B-2 preferred shares	US$6,260,013
Amwal-Didi	February 2, 2018	137,438	Series B-2 preferred shares	US$7,000,006
AME Cloud Services, LLC	February 3, 2018	72,924	Ordinary shares	Nominal price
Oriental Holding Investment Limited	February 14, 2018	8,006,675	Ordinary shares	Nominal price
LionHead Holdings III L.P.	February 15, 2018	590,001	Series B-2 preferred shares	US$30,049,990
LionHead Holdings III L.P.	March 8, 2018	137,438	Series B-2 preferred shares	US$7,000,006
Silver Lake Kraftwerk Fund Cayman, L.P.	March 14, 2018	143,809	Series B-2 preferred shares	US$7,324,494
Silver Lake Technology Investors Kraftwerk Cayman, L.P.	March 14, 2018	3,446	Series B-2 preferred shares	US$175,512
Paulson Investment Company I LP	April 8, 2018	51,170	Series B-2 preferred shares	US$2,606,233
Tekne Private Ventures II Master	June 21, 2018	78,536	Series B-2 preferred shares	US$4,000,003
Booking Holdings Treasury Company	July 17, 2018	9,816,992	Series B-2 preferred shares	US$500,000,018

CD Mobile Transport Limited	December 12, 2018	4,507,550	Series A-11 preferred shares	US$10,000,000 upon exercise of warrant
Toyota Motor Corporation	August 9, 2019	10,307,841	Series B-2 preferred shares	US$524,999,989
Oriental Holding Investment Limited	April 2, 2020	6,849,461	Ordinary shares	Nominal price
Steady Prominent Limited	April 2, 2020	11,493,089	Ordinary shares	Nominal price
New Amigo Holding Limited	April 28, 2021	5,096,350	Ordinary shares	Nominal price
Oriental Holding Investment Limited	April 28, 2021	7,643,846	Ordinary shares	Nominal price
Steady Prominent Limited	April 28, 2021	65,467,729	Ordinary shares	Nominal price
New Amigo Holding Limited	May 17, 2021	49,659	Ordinary shares	Nominal price
Certain employees and consultants	Various dates	137,691,344	Options to purchase ordinary shares	Past and future services provided by these individuals to us
Certain employees and consultants	Various dates	7,221,140	Restricted share units	Past and future services provided by these individuals to us

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

          See Exhibit Index beginning on page II-6 of this registration statement.

          The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

          We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)     For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (4)     For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                 (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Xiaoju Kuaizhi Inc.
EXHIBIT INDEX

Exhibit Number		Description of Document

1.1	*	Form of Underwriting Agreement
3.1		Tenth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	*	Form of Eleventh Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the completion of this offering
4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Registrant's Specimen Certificate for Class A ordinary shares
4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and holders and beneficial owners of the American Depositary Receipts issued thereunder
4.4		Amended and Restated Shareholders Agreement of Xiaoju Kuaizhi Inc., dated as of August 9, 2019, between the Registrant and the holders of the Registrant's ordinary and preferred shares named therein
5.1	*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered
8.1	*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2		Opinion of Fangda Partners regarding certain PRC tax matters (included in Exhibit 99.2)
10.1		2017 Equity Incentive Plan, as amended
10.2		Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.3		Form of Employment Agreement between the Registrant and its executive officers
10.4		Exclusive Business Cooperation Agreement between Beijing Didi and Xiaoju Technology, effective from May 6, 2013
10.5		Executed form of Exclusive Option Agreement among Beijing Didi, Xiaoju Technology and each of the shareholders of Xiaoju Technology, respectively, effective from March 11, 2016
10.6
Executed form of Share Pledge Agreement among Beijing Didi, Xiaoju Technology and certain of the shareholders of Xiaoju Technology, effective from May 6, 2013 and, with respect to certain other shareholders of Xiaoju Technology, effective from May 26, 2015
10.7		Executed form of Power of Attorney by each of the shareholders of Xiaoju Technology, as currently in effect
10.8		Executed form of Spousal Consent between Beijing Didi and each of the shareholders of Xiaoju Technology, respectively, as currently in effect
10.9		Revolving Facility Agreement, dated April 12, 2021, by and among the Registrant, the Arrangers party thereto, the Original Lenders party thereto and the Agent party thereto

10.10		Shareholders Agreement, dated March 29, 2021, by and among Chengxin Technology Inc., Holly Universal Limited, Double Winner Enterprises Corporation, the Investors Party thereto, and the Registrant
10.11		Series A-2 Convertible Note Purchase Agreement, dated March 1, 2021, by and among Chengxin Technology Inc., the Warrantors party thereto and Holly Universal Limited
21.1		Principal subsidiaries and variable interest entities of the Registrant
23.1		Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3		Consent of Fangda Partners (included in Exhibit 99.2)
24.1		Powers of Attorney (included on signature page)
99.1		Code of Business Conduct and Ethics of the Registrant
99.2		Opinion of Fangda Partners regarding certain PRC law matters
99.3		Consent of China Insights Industry Consultancy Limited
99.4		Consent of iResearch Consulting Group

*
To be filed by amendment.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 10, 2021.

Xiaoju Kuaizhi Inc.
By:	/s/ WILL WEI CHENG
	Name:	Will Wei Cheng
	Title:	Chairman of the Board of Directors and Chief Executive Officer

 POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Will Wei Cheng, Jean Qing Liu and Stephen Jingshi Zhu as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILL WEI CHENG Name: Will Wei Cheng	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 10, 2021
/s/ JEAN QING LIU Name: Jean Qing Liu	Director and President	June 10, 2021
/s/ STEPHEN JINGSHI ZHU Name: Stephen Jingshi Zhu	Director, Senior Vice President and Chief Executive Officer of International Business Group	June 10, 2021
/s/ ZHIYI CHEN Name: Zhiyi Chen	Director	June 10, 2021
/s/ MARTIN CHI PING LAU Name: Martin Chi Ping Lau	Director	June 10, 2021
/s/ KENTARO MATSUI Name: Kentaro Matsui	Director	June 10, 2021
/s/ ADRIAN PERICA Name: Adrian Perica	Director	June 10, 2021
/s/ DANIEL YONG ZHANG Name: Daniel Yong Zhang	Director	June 10, 2021
/s/ ALAN YUE ZHUO Name: Alan Yue Zhuo	Chief Financial Officer (principal financial and accounting officer)	June 10, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Xiaoju Kuaizhi Inc., has signed this registration statement or amendment thereto in New York on June 10, 2021.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President